Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	Chapter 11

ENDO INTERNATIONAL plc, et al.,	Case No. 22-22549 (JLG)

Debtors.[1]	(Jointly Administered)

FOURTH AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF ENDO INTERNATIONAL PLC AND ITS AFFILIATED DEBTORS

Paul D. Leake

Lisa Laukitis

Shana A. Elberg

Evan A. Hill

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Counsel for Debtors and Debtors-in-Possession

Dated: March 18, 2024

[1]

The last four digits of Debtor Endo International plc’s tax identification number are 3755. Due to the large number of debtors in these chapter 11 cases, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/Endo. The location of the Debtors’ service address for purposes of these chapter 11 cases is: 1400 Atwater Drive, Malvern, PA 19355.

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v

INTRODUCTION

The above-captioned Debtors respectfully propose the following joint chapter 11 plan of reorganization for the treatment and resolution of all outstanding Claims against and Interests in the Debtors.

Although proposed jointly for administrative purposes, this Plan constitutes a separate chapter 11 plan for each Debtor for the treatment and resolution of outstanding Claims against and Interests in such Debtor pursuant to the Bankruptcy Code, and unless otherwise set forth herein, the classifications and treatment of Claims against and Interests in the Debtors set forth in Article III and Article IV of this Plan apply separately with respect to each Debtor. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. This Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including Distributions to be made under this Plan. There also are other agreements and documents, which will be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein.

Subject to section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan prior to substantial consummation.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

Section 1.1 Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1.1.1 “Ad Hoc Committee of NAS Children” means that certain ad hoc group of parents and guardians advocating on behalf of children born with NAS as set forth on the Verified Statement of the Ad Hoc Committee of NAS Children Pursuant to Bankruptcy Rule 2019 [Docket No. 134], as such group may be reconstituted from time to time.

1.1.2 “Ad Hoc Cross-Holder Group” means that certain ad hoc group of Prepetition Secured Parties and holders of Unsecured Notes as set forth on the Fourth Amended Verified Statement of the Ad Hoc Cross–Holder Group Pursuant to Bankruptcy Rule 2019 [Docket No. 1811], as such group may be reconstituted from time to time.

1.1.3 “Ad Hoc First Lien Group” means that certain ad hoc group of First Lien Creditors (together with their respective successors and permitted assigns) as set forth on the Amended Verified Statement of the Ad Hoc First Lien Group Pursuant to Bankruptcy Rule 2019 [Docket No. 2038], as such group may be reconstituted from time to time.

1.1.4 “Ad Hoc Group of Hospitals” means that certain ad hoc group of hospitals as set forth in the Second Amended Verified Statement of the Ad Hoc Group of Hospitals Pursuant to Bankruptcy Rule 2019 filed in In re Purdue Pharma L.P., Case No. 19-23649 (SHL) [Docket No. 1536], as such group may be reconstituted from time to time.

1.1.5 “Ad Hoc Group of Personal Injury Victims” means that certain ad hoc group of Persons as set forth on the Verified Statement of the Ad Hoc Group of Personal Injury Victims Pursuant to Bankruptcy Rule 2019 [Docket No. 285], as such group may be reconstituted from time to time.

1.1.6 “Ad Hoc Group of Public Schools” means that certain ad hoc group of public school districts as set forth on Exhibit A to the Amended Verified Statement of Binder & Schwartz LLP Under Federal Rule of Bankruptcy Procedures 2019 [Docket No. 2417], as such group may be reconstituted from time to time.

1.1.7 “Ad Hoc Group of Unsecured Noteholders” means that certain ad hoc group of holders of Unsecured Notes as set forth on the Amended Verified Statement of the Ad Hoc Group of Unsecured Noteholders Pursuant to Bankruptcy Rule 2019 [Docket No. 1810], as such group may be reconstituted from time to time.

1.1.8 “Additional Advisor Excluded Parties” means the list of advisors, agents, and consultants, if any, that shall be deemed GUC Excluded Parties, in each case, solely to the extent necessary to realize the benefit of certain of the GUC Trust Litigation Consideration and to be agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee. The list of Additional Advisor Excluded Parties, if any, shall be filed prior to the Voting Deadline.

1.1.9 “Additional Opioid Excluded Parties” means (a) the Co-Defendants; and (b) any distributor, manufacturer, or pharmacy engaged in the distribution, manufacture, or dispensing/sale of Opioids, Opioid Products, or, solely with respect to the Canadian Provinces, Canadian First Nations, and Canadian Municipalities, Canadian Opioid Products. The Additional Opioid Excluded Parties shall be deemed Excluded Parties solely with respect to the Releases granted or deemed to be granted, as applicable, by the Specified Opioid Claimant Releasing Parties; provided, that, for the avoidance of doubt, the Additional Opioid Excluded Parties shall not be Excluded Parties with respect to the Releases granted or deemed to be granted by any Non-GUC Releasing Party other than the Specified Opioid Claimant Releasing Parties or any GUC Releasing Party.

1.1.10 “Additional Third-Party Excluded Parties” means the list of third-parties, if any, that shall be deemed GUC Excluded Parties, in each case, solely to the extent necessary to realize the benefit of certain of the GUC Trust Litigation Consideration and to be agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee. The list of Additional Third-Party Excluded Parties, if any, shall be filed prior to the Voting Deadline.

1.1.11 “Adequate Assurance Objection” means a timely filed objection by a counterparty to an Executory Contract or Unexpired Lease objecting to the Purchaser Entities’ or a proposed assignee’s, as applicable, ability to provide adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, in accordance with the Disclosure Statement Order.

1.1.12 “Administrative Claims Bar Date” means the deadline for filing Proofs of Claim for payment of Administrative Expense Claims, which deadline shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

1.1.13 “Administrative Expense Claims” means any and all Claims, other than Claims of the U.S. Government (including U.S. Government Claims (which include, without limitation, IRS Administrative Expense Claims)), for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses, incurred on or after the Petition Date through and including the Effective Date, of preserving the Estates and operating the business of the Debtors; (b) Allowed Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; (d) fees and charges assessed against the Estates pursuant to 28 U.S.C. 123 § 1930; and (e) all other Claims entitled to administrative claim status pursuant to a Final Order of the Bankruptcy Court.

1.1.14 “Affiliate” means, with respect to any specified Person or Entity, any (a) Person or Entity that directly or indirectly owns, controls, or holds with power to vote, 20% or more of the outstanding voting securities (as defined in section 101(49) of the Bankruptcy Code) of the specified Person or Entity, other than a Person or Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt (as defined in section 101(12) of the Bankruptcy Code), if such entity has not in fact exercised such power to vote; (b) corporation (as defined in section 101(9) of the Bankruptcy Code), 20% or more of whose outstanding voting securities (as defined in section 101(49) of the Bankruptcy Code) are directly or indirectly owned, controlled, or held with power to vote, by a Person or Entity, or by a Person or Entity that directly or indirectly owns, controls, or holds with power to vote, 20% or more of the outstanding voting securities (as defined in section 101(49) of the Bankruptcy Code) of the specified Person or Entity, other than a Person or Entity that holds such securities (as defined in section 101(49) of the Bankruptcy Code), (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities (as defined in section 101(49) of the Bankruptcy Code); or (ii) solely to secure a debt (as defined in section 101(12) of the Bankruptcy Code), if such Person or Entity has not in fact exercised such power to vote; (c) Person or Entity whose business is operated under a lease or operating agreement by the specified Person or Entity, or Person or Entity, substantially all of whose property is operated under an operating agreement with the specified Person or Entity; or (d) Person or Entity that operates the business or substantially all of the property of the specified Person or Entity under a lease or operating agreement.

1.1.15 “Allowed” means (a) with respect to a Trust Channeled Claim, such Trust Channeled Claim has been allowed in accordance with the applicable Trust Documents; and (b) with respect to any Claim (other than a Trust Channeled Claim) against a Debtor, such Claim (i) is allowed pursuant to this Plan or a Final Order; (ii) is evidenced by a Proof of Claim timely filed by the applicable Bar Date and as to which no objection has been timely filed (or is intended to be filed) by the Debtors or the applicable Post-Emergence Entities within the periods of limitation fixed by this Plan, or that is not required to be evidenced by a filed Proof of Claim under this Plan, the Bankruptcy Code, or a Final Order; or (iii) has been agreed, compromised, settled, or otherwise resolved pursuant to the authority of the Debtors. Except as otherwise specified in this Plan or any Final Order, the amount of any Allowed Claim shall not include interest or other charges on such Claim on or after the Petition Date. No Claim of any Person subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Person pays in full the amount for which it is liable to the applicable Debtor as provided in section 502(d). Correlative terms such as “Allow” and “Allowance” shall have correlated meanings.

1.1.16 “API” means active pharmaceutical ingredients.

1.1.17 “Arnold & Porter Parties” means Arnold & Porter Kaye Scholer LLP and any applicable Affiliates, subsidiaries, partners, employees, or other related Entities or Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.18 “Assets” means all of the rights, title, and interests of the Debtors, of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

1.1.19 “Assumption and Assignment Procedures” means the Assumption and Assignment Procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, as incorporated by reference in, and amended by, the Disclosure Statement Order.

1.1.20 “ATOP” means DTC’s Automated Tender Offer Program.

1.1.21 “Automatic Transfer Employees” means each individual, as of immediately prior to the Effective Date, (a) who is “employed” (as defined under any applicable Canadian Labor Law), or has an outstanding offer of employment to be employed in Canada, by any of the Debtors or their Non-Debtor Affiliates; and (b) whose employment by such Debtor or Non-Debtor Affiliate would transfer automatically by operation of law to the applicable Purchaser Entity as a result of the consummation of the Plan Transaction.

1.1.22 “Avoidance Action” means any Claim, Cause of Action, or right arising under section 542, 544, 545, 547, 548, 549, 550, 551, 552, or 553 of the Bankruptcy Code.

1.1.23 “Backstop Commitment Agreements” means, collectively, (a) the First Lien Backstop Commitment Agreement; and (b) the GUC Backstop Commitment Agreement.

1.1.24 “Backstop Premiums” means any premiums payable under the Backstop Commitment Agreements, including the First Lien Backstop Commitment Premium and the GUC Backstop Commitment Premium.

1.1.25 “Ballots” means the ballots upon which holders of Claims and Interests entitled to vote on this Plan shall cast their votes to accept or reject this Plan and make any other elections as may be made thereon, if applicable.

1.1.26 “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time.

1.1.27 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over these Chapter 11 Cases.

1.1.28 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any corresponding local rules of the Bankruptcy Court.

1.1.29 “Bar Date” means, as applicable, the General Bar Date, the Governmental Bar Date, the Administrative Claims Bar Date, the Extended Foreign Bar Date, or any other date established by the Bankruptcy Court as the deadline by which Proofs of Claim or requests for payment of Administrative Expense Claims must be filed in these Chapter 11 Cases.

1.1.30 “Bar Date Order” means the Further Amended Order (I) Establishing Deadlines for Filing Proofs of Claim; (II) Approving Procedures for Filing Proofs of Claim; (III) Approving the Proof of Claim Forms; (IV) Approving the Form and Manner of Notice Thereof; and (V) Approving the Confidentiality Protocol [Docket No. 2442] and any amendments or supplements thereto that have the effect of fixing, amending, or extending the deadline to file Proofs of Claim, in each case, as entered by the Bankruptcy Court.

1.1.31 “Bidding Procedures Order” means the Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, and (III) Granting Related Relief [Docket No. 1765], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.32 “Business Day” means any day other than a Saturday, Sunday, or “Legal Holiday” as defined in Bankruptcy Rule 9006(a).

1.1.33 “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

1.1.34 “Canadian Debtors” means Debtor Paladin Labs Canadian Holding Inc. and Debtor Paladin Labs Inc.

1.1.35 “Canadian First Nations” means any and all Indigenous, Metis, First Nation, or Inuit communities and governments in Canada, including Peter Ballantyne Cree Nation and Lac La Ronge Indian Band.

1.1.36 “Canadian Labor Laws” means all laws of a federal, provincial, territorial, or other Governmental Authority in Canada in connection with the transfer of employment by operation of law as applicable to individuals employed by any Debtor or Non-Debtor Affiliate as of the time of consummation of the Plan Transaction, including, without limitation, section 2097 of the Civil Code of Quebec, S.Q. 1991, c. 64, and section 97 of the Act respecting labour standards, CQLR, c. N-1.1 (Que.).

1.1.37 “Canadian Municipalities” means any political subdivision located in Canada (other than, for the avoidance of doubt, (a) the Canadian Provinces; (b) the Canadian First Nations; or (c) the Canadian federal government), including (i) the city of Grand Prairie; (ii) the Corp. City of Brantford; (iii) the city of Wetaskiwin; and (iv) the city of Lethbridge.

1.1.38 “Canadian Opioid Products” means all current and future medications containing opioids approved by Health Canada and listed on a schedule to the Canadian federal Controlled Drugs and Substances Act and regulations thereunder (including but not limited to ABSTRAL® (fentanyl citrate), DARVON-N® (propoxyphene napsylate), METADOL® (methadone hydrochloride), METADOL-D® (methadone hydrochloride), NUCYNTA® CR (tapentadol), NUCYNTA® Extended-Release (tapentadol), TRIDURAL® (tramadol hydrochloride), STATEX® (morphine sulfate), buprenorphine, codeine, fentanyl, hydrocodone, hydromorphene, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, and tramodol); provided, however, that, “Canadian Opioid Products” shall not include the following items, notwithstanding that such items would otherwise satisfy this definition of Canadian Opioid Products: (a) methadone products, buprenorphine products, or other products with a Health Canada-approved product monograph that lists the treatment of opioid or other substance use disorder, abuse, addiction, dependence or overdose in the “INDICATIONS” or “INDICATIONS AND CLINICAL USE” section, insofar as the product is being used to treat opioid abuse, addiction, dependence or overdose (except that the term “Canadian Opioid Products” shall include METADOL-D® (methadone hydrochloride)); or (b) raw materials, immediate precursors, and/or APIs used in the manufacture or study of opioids or Canadian Opioid Products, but only when such materials, immediate precursors, and/or APIs are sold or marketed exclusively to manufacturers or researchers licensed by the Canadian Office of the Controlled Substances.

1.1.39 “Canadian Plan Recognition Order” means an order of the Canadian Court in recognition proceedings in respect of the Chapter 11 Cases under Part IV of the Companies’ Creditors Arrangement Act (Canada) recognizing and giving full force and effect in Canada to the Confirmation Order and this Plan.

1.1.40 “Canadian Provinces” means (a) His Majesty the King in Right of the Province of British Columbia; (b) His Majesty the King in Right of Alberta; (c) the Government of Saskatchewan; (d) His Majesty the King in Right of the Province of Manitoba; (e) His Majesty the King in Right of the Province of Ontario; (f) the Attorney General of Quebec; (g) His Majesty the King in Right of the Province of New Brunswick; (h) His Majesty the King in Right of the Province of Nova Scotia; (i) His Majesty the King in Right of the Province of Newfoundland & Labrador; (j) the Government of Prince Edward Island; (k) the Government of Nunavut; (l) the Government of the Northwest Territories; and (m) the Government of Yukon.

1.1.41 “Canadian Provinces Claims” means any and all Claims and Causes of Action held by Canadian Provinces or the Canadian federal government, whether existing as of the Petition Date or arising thereafter, against any of the Debtors, in any way arising out of or relating to the Canadian Opioid Products manufactured or sold by any of the Debtors, any Non-Debtor Affiliate, any of their respective predecessors, or any other Released Party, in each case, prior to the Effective Date, including, for the avoidance of doubt, and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against any of the Debtors on account of payments or losses in any way arising out of or relating to the Canadian Opioid Products manufactured or sold by any the Debtors, any Non-Debtor Affiliate, any of their respective predecessors, or any other Non-GUC Released Party prior to the Effective Date, including any Claims and Causes of Action alleging deceptive marketing and/or sale of the Canadian Opioid Products.

1.1.42 “Canadian Provinces Class Action” means that certain action commenced by the Canadian Provinces in the Supreme Court of British Columbia (Court File No. S819395).

1.1.43 “Canadian Provinces Consideration” means a minimum aggregate amount of $725,000 in Cash, which amount may be increased up to a maximum aggregate amount of $7.25 million in Cash depending on the number of Canadian Provinces that grant or are deemed to grant, as applicable, the Non-GUC Releases, to be distributed in accordance with the Canadian Provinces Distribution Documents as set forth in the Canadian Provinces Term Sheet, except as otherwise agreed by the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Provinces.

1.1.44 “Canadian Provinces Distribution Documents” means either (a) the Canadian Provinces Trust Agreement; or (b) any allowance and distribution agreement that may be agreed to in lieu of either or both of the foregoing documents in the foregoing clause (a), each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be (i) otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Provinces; (ii) drafted in accordance with this Plan, the Confirmation Order, and the Canadian Provinces Term Sheet (except as otherwise agreed by the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Provinces); and (iii) filed with the Plan Supplement. The Canadian Provinces Distribution Documents shall include provisions (1) governing the submission and resolution procedures with respect to all Canadian Provinces Claims; (2) governing the determination of any Distributions to be made on account of Allowed Canadian Provinces Claims; and (3) providing for the discontinuance or withdrawal of any lawsuits relating to any such Canadian Provinces Claims and the filing of any proceedings necessary to effect such discontinuance or withdrawal.

1.1.45 “Canadian Provinces McKinsey Action” means that certain action commenced by the Canadian Provinces in the Supreme Court of British Columbia (Court File No. VLC-S-S-2111367).

1.1.46 “Canadian Provinces Objection” means the Objection of His Majesty the King in Right of the Province of British Columbia and Other Canadian Governments to the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially All of the Debtors’ Assets and (IV) Granting Related Relief and Approval of the Sale of Substantially All of the Assets of the Debtors to the Stalking Horse Bidder as Set Forth Therein [Docket No. 2418].

1.1.47 “Canadian Provinces Term Sheet” means the Voluntary Canadian Governments Resolution Term Sheet filed with the Bankruptcy Court on September 29, 2023 [Docket No. 2988], as may be amended from time to time.

1.1.48 “Canadian Provinces Trust” means the trust to be established pursuant to the Canadian Provinces Distribution Documents in accordance with the Canadian Provinces Term Sheet.

1.1.49 “Canadian Provinces Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Canadian Provinces Trust. The Canadian Provinces Trust Agreement shall include a schedule setting forth the allocation of the Canadian Provinces Consideration as among the Canadian Provinces that are beneficiaries of the Canadian Provinces Trust.

1.1.50 “Canadian Provinces Trustee” means the Person serving in such capacity as identified in the Plan Supplement and any successors or replacements duly appointed in accordance with the Canadian Provinces Distribution Documents.

1.1.51 “Cash” means legal tender of the United States of America.

1.1.52 “Cash Collateral Order” means the Amended Final Order (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 535], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.53 “Cause of Action” means any Claim, action, class action, cross-claim, counterclaim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, rights of subrogation, reimbursement, guaranty, suit, obligation, liability, debt, damage, judgment, loss, cost, attorneys’ fees and expenses, account, defense, remedy, offset, power, privilege, license, or franchise, in each case, of any kind, character, or nature whatsoever, asserted or unasserted, accrued or unaccrued, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, Allowed or Disallowed, assertible directly or derivatively (including, without limitation, under alter-ego theories), in rem, quasi in rem, in personam, or otherwise, whether arising before, on, or after the Petition Date, whether arising under federal statutory law, state statutory law, common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, in contract or in tort, at law, in equity, or pursuant to any other theory or principle of law, including fraud, negligence, gross negligence, recklessness, reckless disregard, deliberate ignorance, public or private nuisance, breach of fiduciary duty, avoidance, willful misconduct, veil piercing, unjust enrichment, disgorgement, restitution, contribution, indemnification, rights of subrogation, and joint liability, regardless of where in the world accrued or arising. For the avoidance of doubt, “Cause of Action” expressly includes (a) any Cause of Action held by a natural person who is not yet born or who has not yet attained majority as of the Petition Date or as of the Effective Date, as applicable; (b) any right of setoff, counterclaim, or recoupment, and any Cause of Action for breach of contract or for breach of duty imposed by law or in equity; (c) the right to object to or otherwise contest Claims or Interests; (d) any Cause of Action pursuant to section 362 of the Bankruptcy Code or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress and usury, and any other defense set forth in section 558 of the Bankruptcy Code; and (f) any claim under any federal, state, or foreign law, including for the recovery of any fraudulent transfer or similar theory.

1.1.54 “CBA” means the collective bargaining agreement between the Debtors and United Steelworkers Local Union 176 covering employees at the Debtors’ manufacturing facility in Rochester, Michigan that are members of United Steelworkers Local Union 176.

1.1.55 “Change of Control” has the meaning set forth in the First Lien Notes Indentures.

1.1.56 “Channeling Injunction” means the injunction set forth in Section 10.9 of this Plan.

1.1.57 “Chapter 11 Cases” means the Debtors’ chapter 11 cases pending under chapter 11 of the Bankruptcy Code.

1.1.58 “Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code.

1.1.59 “Claims Objection Deadline” means, for each Claim that is not a Trust Channeled Claim, the later of (a) the first Business Day that is at least 180 days after the Effective Date; and (b) such other date for objecting to Claims as may be specifically fixed by a Final Order of the Bankruptcy Court upon the request of the applicable Post-Emergence Entities (or the Plan Administrator on behalf of the applicable Remaining Debtors).

1.1.60 “Class” means a category of Claims or Interests as set forth in Article III of this Plan and classified as set forth in Article III and Article IV of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.1.61 “CMS” means the Centers for Medicare & Medicaid Services.

1.1.62 “Co-Defendant” means any Person or Entity that is named as a defendant in any Cause of Action in any way related to any of the Debtors’ Products in which any of the Debtors is also named as a party defendant.

1.1.63 “Co-Defendant Claims” means any and all Claims against the Debtors held by a Co-Defendant based upon indemnity, contribution, or similar theory with respect to any Cause of Action involving such Co-Defendant, which Cause of Action is in any way related to any of the Debtors’ Products and in which any of the Debtors is also named as a party defendant.

1.1.64 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any rules or regulations promulgated thereunder.

1.1.65 “Committees” means the Creditors’ Committee and the Opioid Claimants’ Committee.

1.1.66 “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

1.1.67 “Confirmation Date” means the date of entry of the Confirmation Order.

1.1.68 “Confirmation Hearing” means the hearing held before the Bankruptcy Court on Confirmation of this Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be continued from time to time.

1.1.69 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and approving the transactions contemplated hereby.

1.1.70 “Consenting First Lien Creditors” has the meaning set forth in the RSA.

1.1.71 “Consenting Other First Lien Creditors” has the meaning set forth in the RSA.

1.1.72 “Continuing Employee Plans” means any and all compensation and benefit plans, programs, agreements and arrangements, whether written or unwritten, contractual or non-contractual, that are, in each case, adopted, sponsored, entered into, maintained, contributed to, or required to be contributed to by the Debtors and their Non-Debtor Affiliates and are applicable to any Continuing Employee or any other current or former employee, director, or consultant of the Debtors or their Non-Debtor Affiliates, including any long-term Cash awards, but excluding any equity-based incentive awards.

1.1.73 “Continuing Employees” means all of the individuals who are employed by the Debtors and their Non-Debtor Affiliates as of immediately prior to the Effective Date who are or become, as of the Effective Date, employees of the applicable Purchaser Entities.

1.1.74 “Corporate Governance Documents” means the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws, constitutions, memoranda and articles of association, and/or other formation documents or forms of such documents of the Purchaser Entities, as such documents may be amended or restated and which shall be in form and substance acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors and, with respect to any provisions materially, adversely, and disproportionately impacting the rights or entitlements of the constituencies or members of the Creditors’ Committee, reasonably acceptable to the Creditors’ Committee; provided, however, that, notwithstanding the foregoing, until the Purchaser Equity is listed on a national securities exchange, an over-the-counter market (OTCQX or OTCQB) or otherwise registered under the Securities Exchange Act of 1934, as amended, the Corporate Governance Documents shall (a) provide that there shall not be any equity securities of any class or series ranking senior in priority to the Purchaser Equity in respect of dividends or distributions, including liquidation distributions, or have any pay-in-kind or other accreting feature, nor shall there be outstanding any rights to acquire such securities; (b) not contain provisions to squeeze out or compel the disposition of Purchaser Equity acquired by the GUC Trust or the beneficiaries thereof unless such squeeze out or disposition is part of a sale of at least a majority of Purchaser Equity then outstanding and is on the same terms; and (c) otherwise contain customary minority protections reasonably acceptable to the Creditors’ Committee.

1.1.75 “Covenant Not To Collect” has the meaning set forth in Section 10.4 of this Plan.

1.1.76 “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases.

1.1.77 “CSA” means the federal Controlled Substances Act, 21 U.S.C. § 801 et seq.

1.1.78 “Cure” means the Debtors’ Cash payment, or the distribution of other property pursuant to an agreement of the applicable parties or a Final Order of the Bankruptcy Court, in each case, as necessary to cure applicable defaults under, and permit the assumption or assumption and assignment under sections 365(a) and 1123 of the Bankruptcy Code of, any Executory Contract or Unexpired Lease of one or more Debtors.

1.1.79 “Cure Amount” means the amount of any Cure payment made in connection with the Debtors’ assumption or assumption and assignment of an Executory Contract or Unexpired Lease.

1.1.80 “Cure Notice” means, collectively, (a) the initial notice of potential assumption and assignment that was served upon the counterparties to the Debtors’ Executory Contracts and Unexpired Leases (to the extent such Executory Contracts and Unexpired Leases were not (i) expired according to their own terms; (ii) terminated; or (iii) rejected prior to the service of such notice), which notice included, among other things, the proposed Cure Amounts, the form of which notice was attached as Exhibit B to Victor Wong’s Affidavit of Service [Docket No. 1872]; and (b) any subsequent notices amending the initially proposed Cure Amounts on the notice referenced in the foregoing clause (a), including but not limited to, the Notice of Amended Cure Cost Schedule [Docket No. 2392] and the Notice of the Second Amended Cure Cost Schedule [Docket No. 2522], as may be amended or supplemented from time to time.

1.1.81 “Cure Objection” means an objection by a counterparty to an Executory Contract or Unexpired Lease that was timely filed by the Cure Objection Deadline and in accordance with the Assumption and Assignment Procedures.

1.1.82 “Cure Objection Deadline” means (a) May 16, 2023; or (b) solely with respect to the counterparties whose Cure Amounts were modified pursuant to the Notice of Amended Cure Cost Schedule [Docket No. 2392], July 24, 2023.

1.1.83 “Customer Programs Order” means the Final Order (I) Authorizing Debtors to Honor Prepetition Obligations to Customers and Related Third Parties and to Otherwise Continue Customer Programs; (II) Granting Relief from Stay to Permit Setoff in Connection with the Customer Programs; (III) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers; and (IV) Granting Related Relief [Docket No. 316], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.84 “D&O Insured Person” means any current or former director, officer, employee, or other natural person, in each case, serving in such role with any Debtor, their Estates, or any Non-Debtor Affiliate, which natural person is covered by any Non-GUC Trust D&O Insurance Policy or any GUC Trust D&O Insurance Policy.

1.1.85 “DEA” means the United States Drug Enforcement Administration.

1.1.86 “Debtor Insurance Policies” means, collectively, all of the Debtors’ insurance policies as of immediately prior to the Effective Date, including the GUC Trust Insurance Policies, as applicable, the GUC Trust D&O Insurance Policies, and the Non-GUC Trust Insurance Policies.

1.1.87 “Debtor Released Parties” means the GUC Released Parties.

1.1.88 “Debtor Releases” means the releases by the Debtors, their Estates, and the Post-Emergence Entities as set forth in Section 10.2 of this Plan; provided, that, notwithstanding anything to the contrary herein or in any other document, the Debtors, their Estates, and the Post-Emergence Entities shall not release or be deemed to release any (a) GUC Trust Litigation Claim which, for the avoidance of doubt, shall be preserved and transferred to the GUC Trust pursuant to this Plan and in accordance with the UCC Resolution Term Sheet and the GUC Trust Documents; or (b) Specified Avoidance Action.

1.1.89 “Debtors” means Endo International plc and its affiliated debtors in the Chapter 11 Cases.

1.1.90 “Defensive Rights” has the meaning of “DMP Defensive Rights” set forth in the DMP Stipulation.

1.1.91 “DHHS Secretary” means the Secretary of the Department of Health and Human Services.

1.1.92 “Disallowed” means (a) with respect to a Trust Channeled Claim, such Trust Channeled Claim, or any portion thereof, has been Disallowed in accordance with the applicable Trust Documents; and (b) with respect to any Claim against a Debtor (other than a Trust Channeled Claim), such Claim, or any portion thereof, (i) has been Disallowed under this Plan, by a Final Order, or pursuant to a settlement or stipulation pursuant to the authority of the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator (on behalf of the applicable Remaining Debtors); (ii) is listed on the Schedules as $0.00 or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar Date Order, or otherwise deemed timely filed under applicable law; or (iii) is not listed on the Schedules and as to which a Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law. Correlative terms such as “Disallow” and “Disallowance” have correlative meanings.

1.1.93 “Disbursing Agent” means the Purchaser Entities or the Person or Persons chosen by the Purchaser Entities (which may, for the avoidance of doubt, be the Plan Administrator) to make or facilitate Distributions pursuant to this Plan other than in respect of Trust Channeled Claims (other than Notes Claims); provided, that, all Distributions on account of Notes Claims shall be made to, or at the direction of, the applicable Indenture Trustee in accordance with this Plan and following the procedures specified in the applicable Indenture and, to the extent any Distribution is made by the First Lien Agent or an Indenture Trustee under this Plan, such Person shall be deemed a “Disbursing Agent” under this Plan for purposes of such Distribution. For the avoidance of doubt, “Disbursing Agents” shall not include any Trustees.

1.1.94 “Disclosure Statement” means the disclosure statement for this Plan, including all exhibits and schedules thereto, as each may be amended, supplemented, or modified from time to time.

1.1.95 “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement.

1.1.96 “Disputed” means, with respect to a Claim or Interest (other than a Trust Channeled Claim), a Claim or Interest (other than a Trust Channeled Claim) (a) that is neither Allowed nor Disallowed under this Plan or a Final Order, nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code; or (b) as to which an objection or request for estimation has been timely filed (or is intended to be filed) by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator (on behalf of the Remaining Debtors) and such objection or request for estimation has not yet been withdrawn or determined by a Final Order. If only a portion of a Claim is disputed, such Claim shall be deemed Allowed or Disallowed, as applicable, in any amount not disputed, and shall be Disputed as to the balance of such Claim. For the avoidance of doubt, no Trust Channeled Claims shall be deemed Disputed Claims, and any disputes with respect to the Allowance or Disallowance or otherwise with respect to Trust Channeled Claims shall be governed by the procedures set forth in the applicable Trust Documents.

1.1.97 “Distribution” means any payment or transfer of consideration in respect of Allowed Claims under this Plan pursuant to any Plan Documents.

1.1.98 “Distribution Date” means the date, occurring on or as soon as reasonably practicable after the Effective Date, on which Distributions under this Plan are made to holders of Allowed Claims that are not Trust Channeled Claims and any date thereafter on which Distributions under this Plan are made to holders of Allowed Claims that are not Trust Channeled Claims. Any Distributions on account of Allowed Trust Channeled Claims shall be made on the dates and terms set forth in the applicable Trust Documents.

1.1.99 “Distribution Licenses” means all licenses, permits, authorizations, and registrations issued by Health Canada or any other Governmental Authority, including drug establishment licenses, natural health product site licenses, medical device establishment licenses, if any, narcotics licenses, dealer’s licenses, precursor licenses, and cannabis drug licenses.

1.1.100 “Distribution Record Date” means the date for determining which holders of Allowed Interests and Allowed Claims that are not Trust Channeled Claims (other than Notes Claims) are eligible to receive Distributions, which Distribution Record Date shall be (a) with respect to Claims other than Notes Claims and First Lien Credit Agreement Claims, five Business Days before the Effective Date; (b) with respect to First Lien Credit Agreement Claims, such date as designated by the First Lien Agent; (c) with respect to First Lien Notes Claims, such date as designated by the First Lien Notes Indenture Trustee; (d) with respect to Second Lien Deficiency Claims and Unsecured Notes Claims, such date as designated by the applicable Indenture Trustee or the GUC Trust, as applicable; or (e) such other date as designated by a Final Order of the Bankruptcy Court. For the avoidance of doubt, (i) the Distribution Record Date shall not apply with respect to holders of Trust Channeled Claims other than Notes Claims, and the date for determining which holders of Allowed Trust Channeled Claims other than Notes Claims are eligible to receive Distributions from a Trust shall be set forth in and governed by the applicable Trust Documents; and (ii) the Distribution Record Date does not apply with respect to the Debtors’ public securities, the holders of which will receive any Distributions pursuant to the standard and customary procedures of the DTC and any other applicable securities depositories.

1.1.101 “Distribution Sub-Trust Claims” means Generics Price Fixing Claims, Mesh Claims, Ranitidine Claims, and Reverse Payment Claims.

1.1.102 “Distribution Sub-Trust Documents” means the Generics Price Fixing Claims Trust Documents, the Mesh Claims Trust Documents, the Ranitidine Claims Trust Documents, and the Reverse Payment Claims Trust Documents.

1.1.103 “Distribution Sub-Trust Documents Approval Process” means the process for Bankruptcy Court approval of the Distribution Sub-Trust Documents as set forth in Section 5.20(b)(vi) of this Plan.

1.1.104 “Distribution Sub-Trusts” means the Generics Price Fixing Claims Trust, the Mesh Claims Trust, the Ranitidine Claims Trust, and the Reverse Payment Claims Trust.

1.1.105 “DMP Stipulation” means the Amended Stipulation Among the Debtors and the DMPs Resolving the DMPs’ Objection to the Bidding Procedures and Sale Motion as approved by the Bankruptcy Court attached as Exhibit 1 to the DMP Stipulation Order.

1.1.106 “DMP Stipulation Order” means the Order Granting Debtors’ Motion for an Order Approving the Amended Stipulation Among the Debtors and the DMPs Resolving the DMPs’ Objection to the Bidding Procedures and Sale Motion [Docket No. 2574].

1.1.107 “DOJ” means the United States Department of Justice.

1.1.108 “DOJ Civil Claim” means Claim No. 3157, filed by the DOJ against certain Debtors on behalf of (a) HHS and its component agency CMS, which administers the Medicare program (“Medicare”) and is responsible for overseeing the Medicaid Program, (b) the U.S. Office of Personnel Management, which administers the Federal Employees Health Benefits program, (c) the Defense Health Agency, which administers TRICARE, and (d) the VA, in connection with the DOJ’s investigation into certain of the Debtors’ marketing, promotion, sale, and manufacturing of Opana ER, as such Claim may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.109 “DOJ Criminal Claim” means Claim No. 3056, filed by the DOJ against certain of the Debtors in connection with its criminal investigation of certain of the Debtors in connection with their marketing, promotion, sale, and manufacturing of Opana ER as such Claim may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.110 “DST Act” means the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. or any successor statute, in each case, as may be amended from time to time.

1.1.111 “DTC” means the Depository Trust Company and its successors and assigns.

1.1.112 “EFBD” means the Extended Foreign Bar Date.

1.1.113 “EFBD Claims” means Exclusively Foreign Claims held by Foreign Claimants and filed after the General Bar Date but before the Extended Foreign Bar Date, if any.

1.1.114 “EFBD Claims Trust” means, in the event there are EFBD Claims, the trust to be established in accordance with the EFBD Claims Trust Documents, whose beneficiaries are the holders of EFBD Claims.

1.1.115 “EFBD Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the EFBD Claims Trust in the event the EFBD Claims Trust is to be established.

1.1.116 “EFBD Claims Trust Consideration” means up to $200,000 in Cash to be used as set forth in the EFBD Claims Trust Agreement, including for Distributions to holders of Allowed EFBD Claims, if any, pursuant to the EFBD Claims Trust Documents.

1.1.117 “EFBD Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of EFBD Claims, if any; and (b) the determination and payment of Distributions, if any, in each case, by the EFBD Claims Trust. For the avoidance of doubt, the EFBD Claims Trust Distribution Procedures may be contained in or included as part of the EFBD Claims Trust Agreement.

1.1.118 “EFBD Claims Trust Documents” means the EFBD Claims Trust Agreement and/or the EFBD Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the Opioid Claimants’ Committee and the Creditors’ Committee. The EFBD Claims Trust Documents shall be drafted in accordance with this Plan and the Confirmation Order, and shall be filed with the Plan Supplement.

1.1.119 “EFBD Claims Trustee” means the Plan Administrator and any successors or replacements duly appointed in accordance with the EFBD Claims Trust Documents.

1.1.120 “Effective Date” means the first date upon which all provisions, terms, and conditions specified in Article XI of this Plan have been satisfied or waived pursuant to the terms set forth therein.

1.1.121 “Endo EC” means the Multi-State Endo Executive Committee, comprised of the seven States identified as such in the Third Amended Verified Statement of the Multi-State Endo Executive Committee Pursuant to Bankruptcy Rule 2019 [Docket No. 2511], as may be reconstituted from time to time.

1.1.122 “Endo EC Professional Fees” means (a) the reasonable and documented expenses of, and the professional fees at the prevailing hourly rate incurred by, Pillsbury Winthrop Shaw & Pittman LLP on behalf of the Endo EC; (b) the fees owed to Houlihan Lokey Capital, Inc. pursuant to its prepetition agreement with the Debtors relating to its representation of the Endo EC, including the “Deferred Fee” (as defined therein), which Deferred Fee will be earned upon consummation of this Plan; and (c) the reasonable and documented expenses of, and the professional fees at the prevailing hourly rate incurred by, Brown Rudnick LLP, as special trust counsel to the Endo EC.

1.1.123 “Entity” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit, or other entity.

1.1.124 “Escrowed Equity” means 0.32% of the Purchaser Equity (subject to dilution only by any issuances under the Management Incentive Plan) to be deposited by the Purchaser Parent on the Effective Date in escrow with a third-party escrow agent acceptable to the Required Consenting Global First Lien Creditors and the Creditors’ Committee, subject to an escrow agreement acceptable to the Required Consenting Global First Lien Creditors and the Creditors’ Committee.

1.1.125 “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

1.1.126 “Estate Surviving Pre-Closing Date Ordinary Course And/Or Contract Claims” has the meaning provided in the DMP Stipulation.

1.1.127 “ETA” means the Excise Tax Act, R.S.C., 1985, c. E-15 (Canada), as amended, and the regulations promulgated thereunder.

1.1.128 “European Economic Area” means: (a) the 27 countries of the European Union, consisting of Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden; and (b) Iceland, Liechtenstein, and Norway.

1.1.129 “Excluded D&O Parties” means Non-Continuing Directors and Excluded Former Officers.

1.1.130 “Excluded Former Officers” means individuals who, as of the Petition Date, were former officers (or officer equivalents, e.g., managers of an LLC) of Endo International plc or a UCC Specified Subsidiary, and, as of the Petition Date, were no longer an officer of any of the Debtors;2 provided, however, that, if any such individual is, immediately following the Effective Date, (a) a director or officer of any of the Purchaser Entities or any of their Affiliates; or (b) a senior-level employee that continues serving in a senior-level employment position post-Effective Date and performing services commensurate with such position(s), then such individual shall not be an Excluded Former Officer.

[2]

For the avoidance of doubt, if an officer does not continue in any senior-level position post-Effective Date, such individual shall be an Excluded Former Officer; provided, that, such individual, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, was offered employment by any of the Purchaser Entities.

1.1.131 “Excluded Parties” means (a) the McKinsey Parties; (b) the Arnold & Porter Parties; (c) any of the Debtors’ current or former third-party agents, partners, representatives, or consultants involved in the production, distribution, marketing, promotion, or sale of Opioids, Opioid Products, or, solely with respect to the Canadian Provinces, the Canadian First Nations, and the Canadian Municipalities, Canadian Opioid Products (in each case of clauses (a), (b), and (c), excluding the Debtors’ (i) current and former officers, directors, and employees (in each case, solely in their respective capacities as such); and (ii) Professionals retained by the Debtors in the Chapter 11 Cases (which, for the avoidance of doubt, shall (1) include any ordinary course professionals; but (2) exclude any Additional Advisor Excluded Parties)); (d) Practice Fusion, Inc.; (e) the Publicis Health Parties; (f) the ZS Associates Parties; and (g) solely with respect to the Specified Opioid Claimant Releasing Parties, the Additional Opioid Excluded Parties, solely in their respective capacities as such. Notwithstanding anything to the contrary herein, none of the following shall be an “Excluded Party”: the Debtors’ (1) current and former directors (including any Persons in analogous roles under applicable law), officers, and employees, in each case, solely in their respective capacities as such; and (2) Professionals retained by the Debtors in the Chapter 11 Cases (which, for the avoidance of doubt, shall (A) include any ordinary course professionals; but (B) exclude any Additional Advisor Excluded Parties) and, for the avoidance of doubt, each Person identified in the foregoing clauses (1) and (2) shall be a Non-GUC Released Party.

1.1.132 “Exclusively Foreign Claims” means any and all Claims against a Foreign Debtor which are (a) governed by the law of a jurisdiction other than the United States (including any States or Territories) or Canada (including any of its provinces or territories); and (b) held by a Foreign Claimant. For the avoidance of doubt, any Claim against a Debtor that is not a Foreign Debtor shall not be an Exclusively Foreign Claim.

1.1.133 “Exculpated Claim” means, in each case, solely to the extent related to an act or omission, or arising, prior to the Effective Date, any Claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in- or out-of-court restructuring efforts leading up to the Chapter 11 Cases, the Chapter 11 Cases, or the administration of the Chapter 11 Cases; any foreign recognition proceedings or the administration of such foreign recognition proceedings; the Sale Process, including the negotiation and pursuit thereof, any documents related thereto, and any transactions contemplated thereby or in connection therewith; the negotiation and pursuit of this Plan and the Plan Documents, the Disclosure Statement, the RSA, the Exit Financing, the Rights Offerings, the Scheme, and the Scheme Circular; this Plan, the Plan Transaction, the

Restructuring Transactions, the Plan Settlements, and any other transactions contemplated in connection with the foregoing; the negotiation and establishment of the PPOC Trust, any of the PPOC Sub-Trusts, the GUC Trust, any of the Distribution Sub-Trusts, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, the Canadian Provinces Trust, the EFBD Claims Trust, the Other Opioid Claims Trust, the Trust Documents, the Opioid School District Recovery Trust Governing Documents, the U.S. Government Resolution, and the U.S. Government Resolution Documents; the solicitation of votes for, and Confirmation of, this Plan, the Plan Transaction, and any other transactions or documents contemplated hereby or thereby or in connection herewith or therewith; the funding of this Plan; the pursuit of Confirmation; the occurrence of the Effective Date; the closing of the Plan Transaction; the implementation and administration of this Plan; or any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that, “Exculpated Claims” shall not include (a) any Claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, or liability for any Claim for, or relating to, any act or omission, in each case, determined by a Final Order to be intentional fraud, gross negligence, or willful misconduct; or (b) any GUC Trust Litigation Claim.

1.1.134 “Exculpated Parties” means (a)(i) the Debtors, solely in their respective capacities as such; (ii) the Post-Emergence Entities, solely in their respective capacities as such; (iii) the Creditors’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (iv) the Opioid Claimants’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (v) the FCR, solely in his capacity as such, and each of the advisors thereto, solely in their respective capacities as such; and (vi) the Plan Administrator and any advisors thereto, in each case, solely in their respective capacities as such; (b) solely to the extent consistent with section 1125(e) of the Bankruptcy Code: (i) the Prepetition Secured Parties, solely in their respective capacities as such; (ii) the Ad Hoc First Lien Group and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (iii) the Ad Hoc Cross-Holder Group and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (iv) the PPOC Trust, each PPOC Sub-Trust, the GUC Trust, each Distribution Sub-Trust, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, and the Trustees, administrators, boards or governing bodies of, any advisors to, and any other Persons with similar administrative or supervisory roles in connection with any of the foregoing, in each case, solely in their respective capacities as such; (v) the GUC Backstop Commitment Parties, solely in their respective capacities as such; (vi) the First Lien Backstop Commitment Parties, solely in their respective capacities as such; (vii) the Unsecured Notes Indenture Trustees, solely in their respective capacities as such; (viii) the Endo EC and each of the States that are members thereof and their respective officers and Representatives, in each case, solely in their respective capacities as such; and (c)(i) with respect to the Persons listed in the foregoing clauses (a) and (b), such Persons’ predecessors, successors, permitted assigns, current and former subsidiaries and Affiliates, respective heirs, executors, estates, and nominees, in each case, solely in their respective capacities as such; and (ii) current and former directors (including any Persons in analogous roles under applicable law), officers, employees, and Representatives of each of the Persons listed in the foregoing clauses (a) through (c)(i), in each case, solely in their respective capacities as such. For the avoidance of doubt, and notwithstanding anything to the contrary herein, (1) no Excluded Party or GUC Excluded Party (other than the Excluded D&O Parties) shall be an Exculpated Party; (2) with respect to the Excluded D&O Parties, no Excluded D&O Party shall be exculpated from any GUC Trust Litigation Claim; and (3) if a Person is covered by clause (c) solely by virtue of their relationship with a Person in clause (b), such Person covered by clause (c) shall be exculpated solely to the extent consistent with section 1125(e) of the Bankruptcy Code.

1.1.135 “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 and 1123 of the Bankruptcy Code.

1.1.136 “Existing Equity Interests” means equity Interests in Endo International plc that existed as of immediately before the Effective Date.

1.1.137 “Exit Cash” means, as of the applicable date of measurement, (a) unrestricted Cash held by all of the Debtors; and (b) any restricted Cash that is released and becomes unrestricted Cash held by any of the Debtors on or prior to the Effective Date.

1.1.138 “Exit Financing” means indebtedness in an amount up to $2.5 billion that will be incurred or deemed to be incurred, as applicable, by the Purchaser Obligors on the Effective Date, which may be in the form of the Syndicated Exit Financing, the New Takeback Debt, or a combination of both Syndicated Exit Financing and New Takeback Debt. The terms of any Exit Financing shall be acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors; provided, however, that, the advisors to Debtors and the Required Consent Global First Lien Creditors shall consult with the advisors to the Creditors’ Committee with respect to the terms of any Exit Financing, and the Debtors and the Required Consent Global First Lien Creditors shall consider in good faith any comments to the terms of any Exit Financing and Exit Financing Documents reasonably requested by the Creditors’ Committee.

1.1.139 “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities, including the Syndicated Exit Financing and/or the New Takeback Debt, as applicable, to be entered into by the Purchaser Obligors or the Debtors as of or before the Effective Date.

1.1.140 “Exit Minimum Cash Sweep” means, in the event the Exit Minimum Cash Sweep Trigger occurs, the transfer, on the Effective Date, of any Exit Cash held by the Debtors, on a collective basis and after giving effect to the transactions occurring on the Effective Date, in excess of $200 million to the First Lien Creditors, which transfer shall be on a pro rata basis until the Debtors or the Purchaser Entities, as applicable, in each case, on a collective basis, hold no more than $200 million of Exit Cash (excluding, for the avoidance of doubt, any amounts allocated to the Plan Administrator or otherwise under the Plan Administrator Agreement).

1.1.141 “Exit Minimum Cash Sweep Trigger” means more than $200 million of Exit Cash held by all of the Debtors, on a collective basis, as of immediately before the Effective Date.

1.1.142 “Extended Foreign Bar Date” means the date, which is 14 days after the Confirmation Date, that is the deadline by which any Foreign Claimant that has not previously filed a Proof of Claim in respect of an Exclusively Foreign Claim must file a Proof of Claim in respect of such Exclusively Foreign Claim; provided, that, for the avoidance of doubt, nothing in this Plan or any Plan Document shall provide or afford any Foreign Claimant that has previously filed a Proof of Claim with any right to file any additional Proof of Claim or to amend such previously filed Proof of Claim.

1.1.143 “Fallback Date” means 210 days after the Effective Date.

1.1.144 “Fallback Listing Determination Date” means, in the event a Listing Event occurs prior to the Fallback Date, the date that is 30 days after such Listing Event.

1.1.145 “FCR” means the future claimants’ representative appointed by the Bankruptcy Court pursuant to the FCR Order, and any successor thereto.

1.1.146 “FCR Order” means the Order (I) Appointing Roger Frankel as Future Claimants’ Representative; and (II) Granting Related Relief [Docket No. 318], as amended by the Amended Order (I) Appointing Roger Frankel as Future Claimants’ Representative; and (II) Granting Related Relief [Docket No. 2582], as may be further amended from time to time and as entered by the Bankruptcy Court.

1.1.147 “FCR Resolution” means the resolution reached as a result of the Mediation with the FCR resolving certain disputes, the terms of which are set forth in the Future Trust Term Sheet.

1.1.148 “FDA” means the United States Food and Drug Administration.

1.1.149 “Fee Claim” means a Claim for accrued, contingent, and/or unpaid fees (including success fees) for legal, financial advisory, accounting, and other services, and all obligations for reimbursement of expenses rendered or incurred by any retained Professional in the Chapter 11 Cases, in each case, before the Effective Date and subject to any applicable fee caps, that (a) are Allowable under sections 328, 330(a), 331, 363, and/or 503 of the Bankruptcy Code; and (b) have been or, in the future are, approved by the Bankruptcy Court, in each case, to the extent not previously paid.

1.1.150 “FFDCA” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C § 301, et seq.

1.1.151 “Final Order” means an order or judgment of a court of competent jurisdiction with respect to the relevant subject matter, which order or judgment has not been reversed, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, or move for reargument, reconsideration, or rehearing has expired or has been waived and no appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing has been timely taken or filed, or as to which any appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing that has been taken or any petition for certiorari that has been, or may be, filed has been resolved by the highest court to which such order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order or judgment, or has otherwise been dismissed with prejudice; provided, however, that, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any comparable rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

1.1.152 “Firm” has the meaning set forth in the Disclosure Statement Order.

1.1.153 “First A&R RSA” means the Amended and Restated Restructuring Support Agreement filed with the Bankruptcy Court on March 24, 2023 [Docket No. 1502].

1.1.154 “First Lien Accrued and Unpaid Adequate Protection Payments” means the accrued and unpaid First Lien Adequate Protection Payments through and including the Effective Date payable in respect of the applicable Allowed First Lien Claim pursuant to the Cash Collateral Order.

1.1.155 “First Lien Adequate Protection Payments” has the meaning set forth in the Cash Collateral Order.

1.1.156 “First Lien Agent” means JP Morgan Chase Bank, N.A., in its capacity as administrative agent under the First Lien Credit Agreement.

1.1.157 “First Lien Backstop Commitment Agreement” means the Amended and Restated Backstop Commitment Agreement with Respect to the First Lien Creditor Offering, dated as of December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms. For the avoidance of doubt, no Debtor or Non-Debtor Affiliate was a party to the Backstop Commitment Agreement with Respect to the First Lien Creditor Offering, dated as of May 9, 2023, and, notwithstanding anything herein to the contrary, no Debtor or Non-Debtor Affiliate has any obligation to any Person under such agreement and no such obligations are created or implied thereby.

1.1.158 “First Lien Backstop Commitment Parties” means the Consenting First Lien Creditors party to the First Lien Backstop Commitment Agreement.

1.1.159 “First Lien Backstop Commitment Premium” means, collectively, the “Commitment Premium” and the “Additional Premium,” each as defined in the First Lien Backstop Commitment Agreement.

1.1.160 “First Lien Claims” means any and all Claims on account of Prepetition First Lien Indebtedness, including, without limitation, any Make-Whole Claims.

1.1.161 “First Lien Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee under that certain Collateral Trust Agreement, dated as of April 27, 2017, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.162 “First Lien Credit Agreement” means that that certain amended and restated credit agreement, dated as of March 25, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Endo International, plc, Endo Luxembourg Finance Company I S.à r.l, and Endo LLC, the First Lien Agent, JP Morgan Chase Bank, N.A., in its capacity as swingline lender and issuing bank, and certain Prepetition First Lien Lenders, together with all other documentation executed in connection therewith, including, without limitation, the Collateral Documents (as defined in the First Lien Credit Agreement) and each other Loan Document (as defined in the First Lien Credit Agreement) executed in connection therewith.

1.1.163 “First Lien Credit Agreement Claims” means the First Lien Claims arising under the First Lien Credit Agreement.

1.1.164 “First Lien Creditors” means holders of Allowed First Lien Claims.

1.1.165 “First Lien ERO Amount” means $340 million.

1.1.166 “First Lien ERO Enterprise Value” means $3.275 billion.

1.1.167 “First Lien Notes” means any notes issued pursuant to the First Lien Notes Indentures.

1.1.168 “First Lien Notes Claims” means the First Lien Claims arising under the First Lien Notes Indentures.

1.1.169 “First Lien Notes Indenture Trustee” means Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association), as indenture trustee under each of the First Lien Notes Indentures.

1.1.170 “First Lien Notes Indentures” mean (a) that certain Indenture, dated as of April 27, 2017, for the 5.875% Senior Secured Notes due 2024, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee; (b) that certain Indenture, dated as of March 28, 2019, for the 7.500% Senior Secured Notes due 2027, by and among Par Pharmaceutical, Inc., as issuer, each of the guarantors party thereto, and the First Lien Notes

Indenture Trustee; and (c) that certain Indenture, dated as of March 25, 2021, for the 6.125% Senior Secured Notes due 2029, by and among Endo Luxembourg Finance Company I S.à r.l. and Endo U.S. Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee, in each case, together with all other related documents, instruments, and agreements, and as each may be supplemented, amended, restated, or otherwise modified from time to time.

1.1.171 “First Lien Rights Offering” means a new money rights offering to be consummated by Purchaser Parent and backstopped in accordance with the First Lien Backstop Commitment Agreement, pursuant to which holders of Allowed First Lien Claims shall have the opportunity to exercise their respective First Lien Subscription Rights in accordance with the First Lien Rights Offering Procedures, the Rights Offering Order, and this Plan.

1.1.172 “First Lien Rights Offering Documents” means the First Lien Rights Offering Procedures, the First Lien Backstop Commitment Agreement, the Rights Offering Order, and any other definitive documents governing the First Lien Rights Offering.

1.1.173 “First Lien Rights Offering Procedures” means the procedures governing the First Lien Rights Offering as set forth in the Rights Offering Order, as may be amended, modified, or supplemented in accordance with the terms of the Rights Offering Order, which procedures shall be in form and substance acceptable to the Debtors and the Required First Lien Backstop Commitment Parties.

1.1.174 “First Lien Subscription Rights” means the right of holders of Allowed First Lien Claims to acquire Purchaser Equity pursuant to the First Lien Rights Offering.

1.1.175 “Foreign Claimants” means holders of Claims against the Debtors that are (a) individuals that are not domiciled in the United States or Canada; or (b) corporate Entities that are incorporated pursuant to the law of a jurisdiction other than the United States (including any States or Territories) or Canada (including any of its provinces or territories).

1.1.176 “Foreign Debtors” means any Debtors which are incorporated pursuant to the laws of a jurisdiction other than (a) the United States or (b) Canada.

1.1.177 “FSMA” means the UK Financial Services and Markets Act 2000, as amended.

1.1.178 “Future Mesh Claims” means any and all Claims against the Debtors held by individuals (a) who have had a transvaginal mesh Product manufactured by any of the Debtors, the Non-Debtor Affiliates, any of their respective current and former Affiliates, or any of their respective predecessors implanted in such individual before the Petition Date; and (b) whose first injury from such implantation manifested after the General Bar Date or, solely with respect to Foreign Claimants, the Extended Foreign Bar Date. For the avoidance of doubt, any Claim of any individual (1) who filed a Proof of Claim (or who had a Proof of Claim filed on their behalf) in the Chapter 11 Cases; (2) who has had a transvaginal mesh product sold, manufactured, or marketed by any of the Debtors, the Non-Debtor Affiliates, or any of their respective predecessors implanted into such individual before the Petition Date; and (3) whose first injury from such implantation manifested before the General Bar Date or, solely with respect to Foreign Claimants, the Extended Foreign Bar Date, is not a Future Mesh Claim.

1.1.179 “Future Mesh Trust Balance” means, at the applicable time of measurement, the amount of funds held by the Future PI Trust for Trust Operating Expenses and Distributions to holders of Allowed Future Mesh Claims.

1.1.180 “Future Mesh Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Future Mesh Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Future PI Trust.

1.1.181 “Future Mesh Trust Share” means the funding provided to the Future PI Trust for Distributions to holders of Allowed Future Mesh Claims, which shall be funded by the Debtors and/or the Purchaser Entities, as applicable, in an aggregate amount of up to $495,000 in Cash.

1.1.182 “Future NAS PI Claims” means any and all Claims held by natural persons who (a) were diagnosed by a licensed medical provider with a medical, physical, cognitive, or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication; and (b) are born after the General Bar Date or, solely with respect to Foreign Claimants, the Extended Foreign Bar Date, but before the date that is the later of (i) 10 months after the General Bar Date or, solely with respect to Foreign Claimants, the Extended Foreign Bar Date; and (ii) the Effective Date.

1.1.183 “Future NAS PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Future NAS PI Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Future PI Trust.

1.1.184 “Future Opioid PI Claims” means any and all Claims held by a natural person (a) resulting from an injury to such natural person identified on the claim form attached as Exhibit A to the Future Opioid PI Trust Distribution Procedures, which injury resulted from such natural person’s exposure to Opioids or opioid replacement or treatment medication; (b) arising from (i) such natural person’s own use of a Qualifying Opioid; or (ii) the use by a decedent of a Qualifying Opioid, in each case, prior to January 1, 2019; and (c) whose first injury resulting from such use manifested after the General Bar Date or, solely with respect to Foreign Claimants, the Extended Foreign Bar Date. For the avoidance of doubt, any Claims involving opioid use where the first use of a Qualifying Opioid was on January 1, 2019, or later are not Future Opioid PI Claims.

1.1.185 “Future Opioid PI/NAS PI Trust Balance” means, at the applicable time of measurement, the amount of funds held by the Future PI Trust for Trust Operating Expenses and Distributions to holders of Allowed Future NAS PI Claims and Allowed Future Opioid PI Claims.

1.1.186 “Future Opioid PI/NAS PI Trust Share” means the funding provided to the Future PI Trust for Distributions to holders of Allowed Future Opioid PI Claims and Allowed Future NAS PI Claims, as applicable, which shall be funded by the Debtors and/or the Purchaser Entities, as applicable, in an aggregate amount of up to $11.385 million in Cash.

1.1.187 “Future Opioid PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Future Opioid PI Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Future PI Trust.

1.1.188 “Future PI Claimants” means holders of Future PI Claims.

1.1.189 “Future PI Claims” means Future Mesh Claims, Future NAS PI Claims, and Future Opioid PI Claims.

1.1.190 “Future PI Trust” means the future personal injury trust to be established to, among other things, (a) assume all liability for Future PI Claims; (b) receive the Future PI Trust Consideration; (c) administer Future PI Claims; and (d) make Distributions to holders of Allowed Future PI Claims, in each case, in accordance with the Future PI Trust Documents.

1.1.191 “Future PI Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Future PI Trust.

1.1.192 “Future PI Trust Consideration” means (a) the Future Opioid PI/NAS PI Trust Share, plus (b) the Future Mesh Trust Share.

1.1.193 “Future PI Trust Distribution Procedures” means, collectively, the Future Mesh Trust Distribution Procedures, the Future NAS PI Trust Distribution Procedures, and the Future Opioid PI Trust Distribution Procedures.

1.1.194 “Future PI Trust Documents” means the Future PI Trust Agreement and the Future PI Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the FCR. The Future PI Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the Future Trust Term Sheet, and shall be filed with the Plan Supplement.

1.1.195 “Future PI Trust Indemnified Parties” means the Future PI Trustee, the Delaware Trustee (as defined in the Future PI Trust Agreement), the FCR, and the respective professionals of the Future PI Trust (including the claims administrator thereof and its staff and agents).

1.1.196 “Future PI Trustee” means Edgar C. Gentle, III, Esq. and any successors or replacements duly appointed by the FCR.

1.1.197 “Future Trust Term Sheet” means the Stalking Horse Bidder-FCR Resolution Term Sheet filed with the Bankruptcy Court on July 13, 2023 [Docket No. 2415], as may be amended from time to time.

1.1.198 “General Bar Date” means July 7, 2023, at 5:00 p.m. (prevailing Eastern Time).

1.1.199 “Generics Price Fixing Claims” means any and all Claims or Causes of Action against the Debtors (a) arising out of, relating to, or in connection with alleged price fixing of generics products, specifically (i) all Claims and Causes of Action against the Debtors in the Generics Price Fixing MDL, including any opt-outs from the Generics Price Fixing MDL; and (ii) any other similar Claims and Causes of Action against the Debtors arising from the same nucleus of operative allegations at issue in the Generics Price Fixing MDL; and (b) for which a Proof of Claim was filed by the General Bar Date (including, for the avoidance of doubt, any consolidated, “class,” or similar Proof of Claim submitted in accordance with the Bar Date Order).

1.1.200 “Generics Price Fixing Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Generics Price Fixing Claims Trust Documents, whose beneficiaries are the holders of Generics Price Fixing Claims.

1.1.201 “Generics Price Fixing Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Generics Price Fixing Claims Trust.

1.1.202 “Generics Price Fixing Claims Trust Consideration” means $16 million in Cash from the GUC Trust Consideration to be distributed by the GUC Trust to the Generics Price Fixing Claims Trust and used as set forth in the Generics Price Fixing Claims Trust Agreement, including for Distributions to holders of Allowed Generics Price Fixing Claims.

1.1.203 “Generics Price Fixing Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Generics Price Fixing Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Generics Price Fixing Claims Trust. The Generics Price Fixing Claims Trustee shall determine the allocation of funds among holders of Allowed Generics Price Fixing Claims in accordance with the Generics Price Fixing Claims Trust Documents, which allocation shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and acceptable to the Creditors’ Committee. For the avoidance of doubt, the Generics Price Fixing Claims Trust Distribution Procedures may be contained in or included as part of the Generics Price Fixing Claims Trust Agreement.

1.1.204 “Generics Price Fixing Claims Trust Documents” means the GUC Trust Documents, the Generics Price Fixing Claims Trust Agreement, and/or the Generics Price Fixing Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Generics Price Fixing Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Generics Price Fixing Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Generics Price Fixing Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Generics Price Fixing Claim in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Generics Price Fixing Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Generics Price Fixing Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed pursuant to the Distribution Sub-Trust Documents Approval Process.

1.1.205 “Generics Price Fixing Claims Trustee” means the Person identified as serving in such capacity in the Generics Price Fixing Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Generics Price Fixing Claims Trust Documents.

1.1.206 “Generics Price Fixing MDL” means the case of In re Generics Pharmaceuticals Pricing Antitrust Litigation, 16-MD2724 (E.D. Pa.) (MDL 2724).

1.1.207 “GoldenTree” means GoldenTree Asset Management LP or its Affiliates.

1.1.208 “Governmental Authority” means any United States or non-United States national, federal, provincial, territorial, state, municipal, or local governmental, regulatory or administrative authority, agency, court or commission, or any other judicial or arbitral body (including, without limitation, the Bankruptcy Court), and including any “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

1.1.209 “Governmental Bar Date” means May 31, 2023, at 5:00 p.m. (prevailing Eastern time).

1.1.210 “GST/HST” means any goods and services tax and harmonized sales tax payable under Part IX of the ETA (including, for greater certainty, the provincial component of any harmonized sales tax).

1.1.211 “GUC Backstop Commitment Agreement” means the Amended and Restated Backstop Commitment Agreement with Respect to the Unsecured Creditor Offering, dated as of December 28, 2023, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms. For the avoidance of doubt, no Debtor or Non-Debtor Affiliate was a party to the Backstop Commitment Agreement with Respect to the Unsecured Creditor Offering, dated as of April 24, 2023, and, notwithstanding anything herein to the contrary, no Debtor or Non-Debtor Affiliate has any obligation to any Person under such agreement and no such obligations are created or implied thereby.

1.1.212 “GUC Backstop Commitment Parties” means the Consenting First Lien Creditors party to the GUC Backstop Commitment Agreement.

1.1.213 “GUC Backstop Commitment Premium” means the “Commitment Premium” as defined in the GUC Backstop Commitment Agreement.

1.1.214 “GUC Excluded Parties” means (a) the Excluded Parties; and (b)(i) the TPG Parties; (ii) the Insurance Advisor Parties; (iii) the Additional Advisor Excluded Parties; (iv) the Additional Third-Party Excluded Parties and (v) the Excluded D&O Parties (subject to the Covenant Not To Collect).

1.1.215 “GUC Released Parties” means (a) the Debtors and their Estates; (b) the Non-Debtor Affiliates; (c) the Post-Emergence Entities; (d) each Consenting First Lien Creditor and each Prepetition Secured Party, in each case, solely in their respective capacities as such; (e) the Ad Hoc Cross-Holder Group, the Ad Hoc First Lien Group, and each of the members of the foregoing, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (f) the Opioid Claimants’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (g) the Creditors’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the members thereof, in each case, solely in their respective capacities as such; (h) the FCR, solely in his capacity as such, and the advisors to the FCR, solely in their respective capacities as such; (i) the Endo EC and each of the States that are members thereof and their respective officers and Representatives, in each case, solely in their respective capacities as such; (j) the Trusts and the Trustees, administrators, boards or governing bodies of, any advisors to, and any other Persons with similar administrative or supervisory roles in connection with any of the foregoing, in each case, solely in their respective capacities as such; (k) the First Lien Backstop Commitment Parties and the GUC Backstop Commitment Parties, in each case, solely in their respective capacities as such; (l) the Unsecured Notes Indenture Trustees, solely in their respective capacities as such; (m) the Debtors’ current officers (as of or after the Petition Date); (n) the Debtors’ directors (including any Persons in any analogous roles under applicable law) that continue serving in their capacity as directors with, or become directors of, any of the Purchaser Entities after the Effective Date or continue or begin serving in any other prior senior-level employment position3 after the Effective Date and performing services commensurate with such prior position;4 (o) current and former officers and directors (including any Persons in any analogous roles under applicable law) of subsidiaries of Endo International plc that are not UCC Specified Subsidiaries; (p) with respect to each of the foregoing Persons listed in clauses (a) through (c), such Persons’ predecessors, successors, assigns, current and former subsidiaries and Affiliates, heirs, executors, estates, nominees, current and former employees, advisors, agents, and consultants (including any professional retained by the Debtors in the Chapter 11 Cases except, with respect to ordinary course professionals, as may be agreed on a case-by-case basis, and excluding the Arnold & Porter Parties, the McKinsey Parties, the Insurance Advisor Parties, the Additional Advisor Excluded Parties, and any other GUC Excluded Party), in each case, solely in their respective capacities as such; and (q) with respect to each of the foregoing Persons listed in clauses (d) through (l), such Persons’ predecessors, successors, permitted assigns, current and former subsidiaries and Affiliates, respective heirs, executors, estates, nominees, current and former officers, directors (including any Persons in any analogous roles under applicable law), employees, and Representatives, in each case, solely in their respective capacities as such. For the avoidance of doubt, no GUC Excluded Party shall be a GUC Released Party.

1.1.216 “GUC Releases” means the releases by the GUC Releasing Parties set forth in Section 10.4 of this Plan.

1.1.217 “GUC Releasing Parties” means (a) the GUC Trust; (b) each Distribution Sub-Trust; (c) each holder of (i) an Other General Unsecured Claim; (ii) a Mesh Claim; or (iii) a Ranitidine Claim, in each case, that (1) votes to accept this Plan; (2) was solicited to vote to accept or reject this Plan but who does not vote either to accept or reject this Plan and, further, opts in to grant the GUC Releases; or (3) votes to reject this Plan and opts in to grant the GUC Releases; (d) each holder of (i) a Second Lien Deficiency Claim; (ii) an Unsecured Notes Claim; (iii) a Generics Price Fixing Claim; or (iv) a Reverse Payment Claim, in each case, that (1) votes to accept this Plan; (2) was solicited to vote to accept or reject this Plan but who does not vote either to accept or reject this Plan and, further, does not opt out of granting the GUC Releases; or (3) votes to reject this Plan and opts in to grant the GUC Releases; and (e) Representatives of each Person in the foregoing clauses (a) through (d), in each case, solely in their respective capacities as such.

1.1.218 “GUC Rights Offering” means the new money rights offering to be consummated by Purchaser Parent and backstopped pursuant to the GUC Backstop Commitment Agreement, the subscription for which was commenced on June 21, 2023, permitting holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims to exercise their respective GUC Subscription Rights in accordance with the GUC Rights Offering Documents.

[3]	For the avoidance of doubt, any individual serving in a position of Band D or higher shall be deemed to be serving in a senior-level employment position.
[4]

For the avoidance of doubt, if a director does not continue in the same position or one or more position(s) of similar seniority post-Effective Date, such individual shall not be a GUC Released Party or a Non-GUC Released Party under this clause (n); provided, that, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, such individual was offered employment by any of the Purchaser Entities.

1.1.219 “GUC Rights Offering Documents” means the GUC Rights Offering Procedures, the GUC Backstop Commitment Agreement, the letter from the UCC describing the GUC Rights Offering included in the materials distributed by the Debtors in connection with the Bar Date Order, the Rights Offering Order, and any other definitive documents governing the GUC Rights Offering.

1.1.220 “GUC Rights Offering Procedures” means the procedures governing the GUC Rights Offering, including the GUC Rights Offering Supplement, as set forth in the Rights Offering Order, as may be amended, modified, or supplemented in accordance with the Rights Offering Order, which shall be in form and substance acceptable to the Debtors, the Required GUC Backstop Commitment Parties, and the Creditors’ Committee.

1.1.221 “GUC Rights Offering Supplement” means the supplement to the initial GUC Rights Offering Procedures, effective June 21, 2023, extending withdrawal rights for holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims that exercised their GUC Subscription Rights in the GUC Rights Offering prior to the GUC Subscription Deadline.

1.1.222 “GUC Subscription Deadline” means July 18, 2023, at 5:00 p.m. (prevailing Eastern Time).

1.1.223 “GUC Subscription Rights” means the rights of holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims to acquire Purchaser Equity pursuant to the GUC Rights Offering.

1.1.224 “GUC Trust” means the Voluntary GUC Creditor Trust to be established pursuant to the UCC Resolution Term Sheet and in accordance with the GUC Trust Documents.

1.1.225 “GUC Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the GUC Trust, filed with the Plan Supplement, as may be amended from time to time.

1.1.226 “GUC Trust Cash Consideration” means $60 million in Cash, subject to adjustment as set forth in the UCC Resolution Term Sheet, including to the extent that the professional fees of the Creditors’ Committee incurred on and from April 1, 2023, through and including October 31, 2023, were less than the fee cap provided in the UCC Resolution Term Sheet, in which case, the GUC Trust Cash Consideration shall be increased by an amount equal to 50% of difference between (a) the fee cap set forth in the UCC Resolution Term Sheet; and (b) the fees actually incurred by the Creditors’ Committee during the aforementioned period, in each case, in accordance with the UCC Resolution Term Sheet.

1.1.227 “GUC Trust Channeled Claims” means (a) Second Lien Deficiency Claims; (b) Unsecured Notes Claims; (c) Other General Unsecured Claims; and (d) Distribution Sub-Trust Claims.

1.1.228 “GUC Trust Class A Units” means the units to be issued by the GUC Trust to holders of Allowed Second Lien Deficiency Claims or Allowed Unsecured Notes Claims on account of such Claims, which represent the right to receive Distributions from the GUC Trust in accordance with the GUC Trust Documents.

1.1.229 “GUC Trust Class B Units” means the units to be issued by the GUC Trust to holders of Allowed Other General Unsecured Claims on account of such Claims, which shall represent the right to receive Distributions from the GUC Trust in accordance with the GUC Trust Documents.

1.1.230 “GUC Trust Consideration” means (a) the GUC Trust Cash Consideration; (b) the GUC Trust Purchaser Equity; provided, that, notwithstanding anything to the contrary herein or in any other Plan Document, the GUC Trust Purchaser Equity shall be distributed directly to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims pursuant to Section 5.20(b)(i)(3) of this Plan; (c) the GUC Subscription Rights; and (d) the GUC Trust Litigation Consideration.

1.1.231 “GUC Trust Cooperation Agreement” means an agreement between the Purchaser Entities and the GUC Trust, to be operative as of and after the Effective Date, (a) transferring to the GUC Trust, inter alia, documents, information, and privileges necessary for the pursuit and administration by the GUC Trust of the GUC Trust Litigation Claims and GUC Trust Channeled Claims; and (b) providing for reasonable terms for cooperation between the Purchaser Entities and the GUC Trust regarding the same.

1.1.232 “GUC Trust D&O Insurance Claims” means any Estate Claims or Causes of Action against any insurers that issued GUC Trust D&O Insurance Policies; provided, that, “GUC Trust D&O Insurance Claims” shall be limited to those Claims related to (a) breach of contract; and (b) recovery of past costs, in each case, under the GUC Trust D&O Insurance Policies.

1.1.233 “GUC Trust D&O Insurance Policies” means the Debtors’ 2018-19 director and officer insurance policies and all director and officer insurance policies issued in years preceding 2018-19, including any associated tail endorsements (including commercial side A coverage in such policy years but, for the avoidance of doubt, not including the Non-GUC Trust D&O Insurance Policies).

1.1.234 “GUC Trust Disputed Claims Reserve” means the amount of any Distributions reserved on account of any Other General Unsecured Claims deemed disputed by the GUC Trust pursuant to the GUC Trust Documents.

1.1.235 “GUC Trust Documents” means the UCC Resolution Term Sheet, the GUC Trust Agreement, the GUC Trust Cooperation Agreement, and the UCC Allocation, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, that, once the GUC Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the GUC Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to any provisions in any of the GUC Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed GUC Trust Channeled Claim in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee. The GUC Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.236 “GUC Trust Insurance Policies” means any known or unknown insurance policies that do or may provide coverage to the Debtors for (a) GUC Trust Channeled Claims; and/or (b) Opioid Claims, in each case, including but not limited to known or unknown products liability insurance policies, commercial general liability insurance policies, and life sciences policies, including but not limited to those known policies set forth on Schedule 2 of the UCC Resolution Term Sheet but, in each case, excluding (i) the GUC Trust D&O Insurance Policies; (ii) Non-GUC Trust Insurance Policies; and (iii) workers’ compensation policies, auto liability policies, first-party property policies, fiduciary liability, crime, cyber, and any other policies identified either specifically or categorically in the Schedule of Excluded Insurance Policies.

1.1.237 “GUC Trust Insurance Rights” means (a) all of the Debtors’ rights, including rights to Claims and/or proceeds, titles, privileges, interests, demands, or entitlements to any proceeds, payments, benefits, Causes of Action, choses in action, defense, or indemnity arising under, or attributable to the GUC Trust Insurance Policies, in each case, whether now existing or hereafter arising, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent; and (b) the sole and exclusive right to the GUC Trust D&O Insurance Claims. For the avoidance of doubt, the transfer of the GUC Trust Insurance Rights and the pursuit of the GUC Trust D&O Insurance Claims pursuant to the foregoing clauses (a) and (b) shall not impair the rights, if any, of any D&O Insured Person under any GUC Trust Insurance Policy, GUC Trust D&O Insurance Policy, or Non-GUC Trust Insurance Policy.

1.1.238 “GUC Trust Litigation Claims” means any Claims and Causes of Action included in the GUC Trust Litigation Consideration.

1.1.239 “GUC Trust Litigation Consideration” means (a)(i) all Claims and Causes of Action held by the Debtors and their Estates against the GUC Excluded Parties (and any privileges attendant to such Claims and Causes of Action), including, for the avoidance of doubt, Claims and Causes of Action against (1) the McKinsey Parties; (2) the Arnold & Porter Parties5; (3) the TPG Parties; (4) the Insurance Advisor Parties; (5) any insurers that issued director and officer insurance policies to the Debtors prior to 2020, provided, that, such Claims are limited to those related to breach of contract and recovery of past costs under insurance policies issued to the Debtors prior to 2020; (6) the Excluded D&O Parties, solely with respect to actions taken prior to August 1, 2019, and provided, that, the GUC Trust and all other GUC Releasing Parties shall be subject to the Covenant Not To Collect; and (7) the Additional Third-Party Excluded Parties and Additional Advisor Excluded Parties; and (ii) other rights, Claims, or Causes of Action related to those in the foregoing clause (i) to be agreed upon and specifically enumerated by the Debtors, the Creditors’ Committee, and the Required Consenting Global First Lien Creditors, in each case, to the extent necessary to realize the benefit of certain of the GUC Trust Consideration, a list of which, if any, shall be filed by the Voting Deadline; provided, that, no such rights, Claims, or Causes of Action shall modify the limitations on Claims against Excluded D&O Parties set forth in the foregoing clause (i) or in the Plan Documents, the GUC Trust Documents, or the UCC Resolution Term Sheet; and (b) the GUC Trust Insurance Rights, including any Claims related thereto against (i) the Additional Third-Party Excluded Parties; and (ii) the Additional Advisor Excluded Parties. For the avoidance of doubt, and notwithstanding anything to the contrary herein or in any Plan Document to the contrary, the GUC Trust Litigation Consideration shall be preserved and transferred to the GUC Trust pursuant to the UCC Resolution Term Sheet and in accordance with the GUC Trust Documents.

1.1.240 “GUC Trust Oversight Board” means the board appointed to oversee the affairs of the GUC Trust, as provided in the GUC Trust Agreement, which members shall be identified in the Plan Supplement.

1.1.241 “GUC Trust Purchaser Equity” means (a) 3.70% of Purchaser Equity (subject to dilution only by any issuances under the Management Incentive Plan) to be distributed to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims on the Effective Date in accordance with this Plan; and (b) the amount, if any, of Escrowed Equity as determined by the Net Debt Equity Split Adjustment as set forth herein.

1.1.242 “GUC Trust Units” means the GUC Trust Class A Units and the GUC Trust Class B Units.

1.1.243 “GUC Trustee” means the Person serving in such capacity as identified in the Plan Supplement and any successors or replacements duly appointed in accordance with the GUC Trust Documents.

1.1.244 “Health Canada” means the Department of Health of the federal government of Canada for which the Canadian federal Minister of Health is responsible.

[5]

The Debtors’ pre-Effective Date obligations with respect to any Claim against the Arnold & Porter Parties shall be governed by Rule 2004 of the Federal Rules of Bankruptcy Procedure and the applicable orders of the Bankruptcy Court.

1.1.245 “HHS” means the United States Department of Health and Human Services.

1.1.246 “HHS CMS Mesh/Ranitidine Claim” means Claim No. 2211, filed by HHS on behalf of CMS under the Medicare Secondary Payer (“MSP”) statute, 42 U.S.C. 1395y(b) et seq., against certain of the Debtors, for items and services provided to Medicare beneficiaries related to transvaginal mesh and ranitidine products manufactured and/or sold by such Debtors, their predecessors or their affiliates, as such Claim may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.247 “HHS CMS Opioid Claim” means Claim No. 2350, filed by HHS on behalf of CMS against the Debtors for claims related to opioid-related items and services provided to Medicare beneficiaries for which certain Debtors are alleged to be responsible under the MSP statute, as such Claim may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.248 “HHS IHS Opioid Claim” means Claim No. 3636, filed by HHS on behalf of IHS against the Debtors pursuant to the Federal Medical Care Recovery Act (“MCRA”), 42 U.S.C. § 2351 et seq., to recover charges associated with treating IHS beneficiaries whose medical care is alleged to be a direct result of conduct of certain Debtors, as such Claim may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.249 “HHS Protective Claims” means Claim Nos. 2026, 2029, 2045, and 2073 representing (a) potential overpayments under agreements between certain Debtors and CMS to make certain quarterly payments based on rebates for the Medicare Coverage Gap Discount Program and (b) potential group health plan and workers’ compensation plan overpayments under the MSP statute.

1.1.250 “HIPAA” means Health Insurance Portability and Accountability Act of 1996.

1.1.251 “Hospital Opioid Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) held by non-federal acute care hospitals (as defined by CMS) and non-federal hospitals and hospital districts that are required by law to provide inpatient acute care and/or fund the provision of inpatient acute care; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “Hospital Opioid Claims” includes Claims set forth in the Proofs of Claims filed by non-federal acute care hospitals in the Chapter 11 Cases.

1.1.252 “Hospital TAC” means the advisory committee tasked with overseeing the administration of the Hospital Trust in consultation with the Hospital Trustee.

1.1.253 “Hospital Trust” means the abatement trust to be established to (a) assume all liability for Hospital Opioid Claims; (b) administer Hospital Opioid Claims; (c) collect Distributions from the PPOC Trust made on account of such Claims; and (d) make Distributions to holders of Allowed Hospital Opioid Claims, in each case, in accordance with the Hospital Trust Documents.

1.1.254 “Hospital Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Hospital Trust.

1.1.255 “Hospital Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of Hospital Opioid Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Hospital Trust.

1.1.256 “Hospital Trust Documents” means the PPOC Trust Documents, the Hospital Trust Agreement, and the Hospital Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the Hospital Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Hospital Opioid Claim in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The Hospital Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.257 “Hospital Trust Share” means a maximum aggregate amount of Cash equal to 17.3%6 of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the Hospital Trust Documents) to be distributed by the PPOC Trust to the Hospital Trust for Distributions to holders of Allowed Hospital Opioid Claims.

1.1.258 “Hospital Trustee” means Thomas L. Hogan and any successors or replacements duly appointed in accordance with the Hospital Trust Documents.

1.1.259 “IERP II Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) held by Independent Emergency Room Physicians; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “IERP II Claims” shall not include Hospital Opioid Claims.

1.1.260 “IERP II Trustee” means Dr. Michael Masiowski and any successors or replacements duly appointed in accordance with the IERP Trust II Documents.

1.1.261 “IERP Trust II” means an abatement trust established to (a) assume all liability for IERP II Claims; (b) administer IERP II Claims; (c) collect Distributions from the PPOC Trust made on account of such Claims; and (d) make Distributions to holders of Allowed IERP II Claims, in each case, in accordance with the IERP Trust II Documents.

[6]	The Hospital Trust Share was initially 17.8%; however, in order to reach an accommodation during Mediation, the percentage above was agreed to.

1.1.262 “IERP Trust II Advisory Committee” means the advisory committee tasked with overseeing the administration of the IERP Trust II in consultation with the IERP II Trustee.

1.1.263 “IERP Trust II Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the IERP Trust II.

1.1.264 “IERP Trust II Distribution Procedures” means the trust distribution procedures governing (a) the processing of IERP II Claims; and (b) the determination and payment of Distributions, if any, in each case, by the IERP Trust II.

1.1.265 “IERP Trust II Documents” means the PPOC Trust Documents, the IERP Trust II Agreement, and the IERP Trust II Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the IERP Trust II Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed IERP II Claim in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The IERP Trust II Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.266 “IERP Trust II Share” means a maximum aggregate amount of Cash equal to 2.2% of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the IERP Trust II Documents) to be distributed by the PPOC Trust to the IERP Trust II for Distributions to holders of Allowed IERP II Claims.

1.1.267 “IHS” means the Indian Health Service.

1.1.268 “Impaired” means any Claim or Interest that is “impaired” as defined in section 1124 of the Bankruptcy Code.

1.1.269 “Impaired Class” means a Class of Claims or Interests that are Impaired.

1.1.270 “IND” means an “Investigational New Drug Application,” as defined in the FFDCA and the applicable regulations promulgated thereunder by the FDA.

1.1.271 “Indemnification Obligations” means any indemnification and/or reimbursement provisions, agreements, or obligations of any of the Debtors, their Estates, or any Non-Debtor Affiliates in place as of and/or following the Petition Date for the benefit of any Indemnified Persons, in each case, as set forth in any certificates or articles of incorporation, certificates of formation, memoranda and articles of association, constitutions, or other formation documents, board resolutions, employment contracts, codes of regulation, bylaws, limited liability company agreements, partnership agreements, applicable state, corporate, or non-bankruptcy law, specific agreements, contracts, or any combination of the foregoing, in each case, of any of the Debtors, their Estates, or any Non-Debtor Affiliate.

1.1.272 “Indemnified Person” means any director (including any Person in an analogous role under applicable law), officer, employee, manager, member, attorney, agent, professional, or other natural person, in each case, who served in such role with, for, or on behalf of any Debtor, their Estates, or any Non-Debtor Affiliate as of and/or following the Petition Date, to whom the Debtors owe any Indemnification Obligation pursuant to any Indemnification Obligations. For the avoidance of doubt, none of (a) the Excluded Parties; (b) the TPG Parties; (c) the Insurance Advisor Parties; (d) the Additional Advisor Excluded Parties; and (e) the Additional Third-Party Excluded Parties shall be an Indemnified Person.

1.1.273 “Indemnity or Reimbursement Cause of Action” means any and all obligations, liabilities, Claims, Causes of Action, controversies, demands, rights, Liens, indemnity, contribution, reimbursement, guaranty, suits, obligations, debts, damages, judgments, accounts, defenses, remedies, offset, powers, privileges, licenses, or franchises, and any other rights of recovery, arising under or relating to indemnification and reimbursement rights.

1.1.274 “Indenture Trustee Charging Lien” means (a) with respect to the First Lien Notes Indenture Trustee, any Lien that secures payment, or other priority right to payment, of the reasonable and documented fees and expenses of the First Lien Notes Indenture Trustee that are payable under the applicable First Lien Notes Indentures and have not otherwise been paid; (b) with respect to the Second Lien Notes Indenture Trustee, any Lien that secures payment, or other priority right to payment, of the reasonable and documented fees and expenses of the Second Lien Notes Indenture Trustee that are payable under the Second Lien Notes Indenture and have not otherwise been paid; and (c) with respect to the Unsecured Notes Indenture Trustees, any Lien that secures payment, or other priority right to payment, of the reasonable and documented fees and expense of the Unsecured Notes Indenture Trustees (including the reasonable and documented fees and expenses of counsel retained by the Unsecured Notes Indenture Trustees) and that (i) are payable under the applicable Unsecured Notes Indenture and in accordance with the GUC Trust Documents; and (ii) have not otherwise been paid, including pursuant to the UCC Resolution Term Sheet, in each case, as provided for in the applicable Unsecured Notes Indenture.

1.1.275 “Indenture Trustees” means the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, and the Unsecured Notes Indenture Trustees.

1.1.276 “Indentures” means the First Lien Notes Indentures, the Second Lien Notes Indenture, and the Unsecured Notes Indentures.

1.1.277 “Independent Emergency Room Physician” means an emergency room physician whose billing and revenue collection are entirely separate from the billing practices of the medical facility/-ies where such emergency room physician practiced or is practicing and who was not employed by such medical facility/-ies at any time between 1997 and 2022.

1.1.278 “India Internal Reorganization” means the transactions described as “Step 4” of Exhibit 1 to the Order Authorizing the Internal Reorganization Transaction [Docket No. 2559, Ex. 1, ECF p. 6], which result in the structure depicted in the summary graphic on the following page of the same presentation (ECF p. 7).

1.1.279 “Indian Subsidiaries” means, collectively, Par Formulations Private Limited, Par Active Technologies Private Limited, and Par Biosciences Private Limited.

1.1.280 “Initial Directors” means the seven directors comprising the Purchaser Parent Board immediately following the Effective Date, who shall be chosen in accordance with the terms of the RSA and the Corporate Governance Documents. The identities of the Initial Directors, if known, shall be filed with the Plan Supplement.

1.1.281 “Insider” means an “insider” as defined in section 101(31) of the Bankruptcy Code.

1.1.282 “Insurance Advisor Parties” means the Debtors’ primary insurance advisor and any applicable Affiliates, subsidiaries, or other related Entities or Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.283 “Intercompany Claims” means any and all Claims held by a Debtor against another Debtor or Non-Debtor Affiliate.

1.1.284 “Intercompany Interests” means Interests in any Debtor held by a Debtor or a Non-Debtor Affiliate.

1.1.285 “Intercreditor Agreements” has the meaning set forth in the Cash Collateral Order.

1.1.286 “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including all shares, common stock, preferred stock, and other instruments, in each case, evidencing any fixed or contingent ownership interest, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest, whether fully vested or vesting in the future, including equity and equity-based incentives, grants, and other instruments issued, granted, or promised to be granted to current or former employees, directors, officers, or contractors. “Interest” also includes any Claim that is determined to be subordinated to the status of an equity security (as defined in section 101(16) of the Bankruptcy Code) by Final Order of the Bankruptcy Court, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, including any applicable Subordinated, Recharacterized, or Disallowed Claims.

1.1.287 “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 326].

1.1.288 “Irish Companies Act” means the Companies Act 2014 of Ireland (as amended from time to time).

1.1.289 “Irish High Court” means the High Court of Ireland.

1.1.290 “IRS” means the Internal Revenue Service.

1.1.291 “IRS Administrative Expense Claims” means any and all Claims asserted, or that could be asserted, by or on behalf of the IRS, that would arise from any federal income taxes that become due between the Petition Date and the Effective Date (including, for the avoidance of doubt, any federal income taxes arising out of or attributable to the consummation of the Plan). For the avoidance of doubt, the IRS may, but is not required to, file a Proof of Claim with respect to any IRS Administrative Expense Claim.

1.1.292 “IRS Claims” means the IRS Administrative Expense Claims and the IRS Prepetition Claims.

1.1.293 “IRS Non-Priority Tax Claims” means the portion of the IRS Prepetition Claims which the IRS has asserted are general unsecured claims, as such Claims may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, but excluding the IRS Priority Tax Claims.

1.1.294 “IRS Prepetition Claims” means all Claims listed on the schedule attached as Exhibit C to the U.S. Government Resolution Documents, including Claim No. 3289, which were filed by the IRS with respect to certain tax returns and federal income taxes related to or allegedly payable in respect of the period before the Petition Date, which Claims relate to ongoing IRS audits of certain Debtors, as such Claims may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.295 “IRS Priority Tax Claims” means the portion of the IRS Prepetition Claims which the IRS has asserted are entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code, as such Claims may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, but excluding the IRS Non-Priority Tax Claims.

1.1.296 “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.1.297 “Listing Determination Date” means, if a Listing Event occurs within 150 days of the Effective Date, the date that is 45 days after such Listing Event.

1.1.298 “Listing Event” means the listing of the Purchaser Equity on the New York Stock Exchange or Nasdaq (whether as a result of an initial public offering, a direct listing, or otherwise).

1.1.299 “Local Government Opioid Claims” means any and all Opioid Claims held by any Local Government; provided, that, for the avoidance of doubt, “Local Government Opioid Claims” shall not include Public School District Claims.

1.1.300 “Local Governments” means non-federal domestic “governmental units” (as defined in section 101(27) of the Bankruptcy Code) that are not (a) States; (b) Territories; or (c) Tribes. For the avoidance of doubt, “Local Governments” shall not include any governmental unit in any non-U.S. jurisdiction.

1.1.301 “LRP” means lien resolution program.

1.1.302 “Make-Whole Claims” means any and all Claims, if any, whether secured or unsecured, derived from or based upon any make-whole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon acceleration as provided for in the First Lien Notes Indentures which, for all purposes under this Plan, shall be Allowed in the amount of $0.00.

1.1.303 “Management Incentive Plan” means the management incentive plan to be adopted by the Purchaser Parent Board.

1.1.304 “Master Proxy” means a form or instrument of proxy appointing the chairperson of the PLC EGM as the proxy of Cede & Co. to attend, speak, and vote at the PLC EGM and authorizing and directing such person to vote in favor of the PLC Liquidation Resolution.

1.1.305 “MCGDP Agreement” means the Medicare Coverage Gap Discount Program Agreement.

1.1.306 “McKinsey Parties” means McKinsey & Company, Inc., McKinsey & Company, Inc. United States, and any applicable Affiliates, subsidiaries, employees, or other related Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.307 “Mediation” means the mediation between the Debtors and certain key parties in interest in the Chapter 11 Cases pursuant to the Stipulation and Order (A) Granting Mediation and (B) Referring Matters to Mediation [Docket No. 1257], as amended, modified, and extended, and as may be further amended, modified, and extended from time to time.

1.1.308 “Medicaid Program” means Title 19 of the Social Security Act, 42 U.S.C. § 1396-1, et seq.

1.1.309 “Mesh Claims” means any and all Claims (a) relating to any personal injury resulting from the use of transvaginal surgical mesh Products designed to treat pelvic organ prolapse or stress urinary incontinence against American Medical Systems Holdings, Inc. and any successor or predecessor thereof, or any other Debtor, and any successor or predecessor thereof; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “Mesh Claims” shall not include Future Mesh Claims.

1.1.310 “Mesh Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Mesh Claims Trust Documents whose beneficiaries are the holders of Mesh Claims.

1.1.311 “Mesh Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Mesh Claims Trust.

1.1.312 “Mesh Claims Trust Consideration” means (a) $2 million in Cash from the GUC Trust Consideration; (b) 50% of certain products liability insurance proceeds allocable to liability for Mesh Claims pursuant to the GUC Trust Agreement; and (c) the right to receive 1.75% of the proceeds of the GUC Trust Litigation Consideration in accordance with the GUC Trust Agreement, in each case, to be distributed by the GUC Trust to the Mesh Claims Trust to be used as set forth in the Mesh Claims Trust Agreement, including for Distributions to holders of Allowed Mesh Claims in accordance with the Mesh Claims Trust Documents.

1.1.313 “Mesh Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Mesh Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Mesh Claims Trust. For the avoidance of doubt, the Mesh Claims Trust Distribution Procedures may be contained in or included as part of the Mesh Claims Trust Agreement.

1.1.314 “Mesh Claims Trust Documents” means the GUC Trust Documents, the Mesh Claims Trust Agreement, and the Mesh Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Mesh Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Mesh Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Mesh Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Mesh Claim in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and

the Creditors’ Committee; and (b) the allocation of the Mesh Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Mesh Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Documents Approval Process.

1.1.315 “Mesh Claims Trustee” means the Person identified as serving in such capacity in the Mesh Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Mesh Claims Trust Documents.

1.1.316 “MIFID II” means the EU Markets in Financial Instruments Directive 2014 (Directive 2014/65/EU), as amended.

1.1.317 “Minimum Trading Liquidity Threshold” means either (a) the average daily trading volume of Purchaser Equity (expressed as dollar value of shares traded) over the Trading Liquidity Testing Period in an amount that is at least $3 million; or (b) the average daily trading volume of Purchaser Equity (expressed as number of shares traded) over the Trading Liquidity Testing Period in an amount equal to 0.35% of outstanding shares of Purchaser Equity.

1.1.318 “MIP Reserve” means 4.5% of fully diluted Purchaser Equity to be issued to management and other key employees of the Purchaser Entities in the form of equity-based awards pursuant to the Management Incentive Plan.

1.1.319 “Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Operating Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [Docket No. 1262], or any successor thereto appointed by the Bankruptcy Court prior to the Effective Date.

1.1.320 “Monitor Term” means the term beginning on the Petition Date and ending on (a) the Effective Date; or (b) such other earlier date as may be agreed by the Endo EC and, in consultation with the FCR, the Opioid Claimants’ Committee.

1.1.321 “NAS” means (a) Neonatal Abstinence Syndrome; or (b) Neonatal Opioid Withdrawal Syndrome, the medical conditions identified by the International Classification of Diseases (ICD-10 or ICD-9) for the withdrawal from drugs at birth due to fetal opioid exposure, which can result in long-term medical, physical, cognitive, or emotional conditions.

1.1.322 “NAS Additional Amount” means $500,000 in Cash, to serve as part of the NAS PI Trust Share, which amount will be contributed by certain third parties.

1.1.323 “NAS Committee” means the advisory committee tasked with overseeing the administration of the NAS PI Trust in consultation with the NAS PI Trustee.

1.1.324 “NAS Monitoring Opioid Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) held by, on account of, or on behalf of any natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive, or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome, and relates to medical monitoring support, educational support, vocational support, familial support, or similar related relief, but is not a NAS PI Claim; and (b) for which a Proof of Claim was filed by the General Bar Date.

1.1.325 “NAS PI Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) of any natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive, or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, “NAS PI Claims” shall not include Future NAS PI Claims but shall include NAS Monitoring Opioid Claims.

1.1.326 “NAS PI Trust” means the victim compensation trust to be established to (a) assume all liability for NAS PI Claims; (b) administer NAS PI Claims; (c) collect Distributions from the PPOC Trust made on account of NAS PI Claims; and (d) make Distributions to holders of Allowed NAS PI Claims, in each case, in accordance with the NAS PI Trust Documents.

1.1.327 “NAS PI Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the NAS PI Trust.

1.1.328 “NAS PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of NAS PI Claims; and (b) the determination and payment of Distributions, if any, in each case, by the NAS PI Trust.

1.1.329 “NAS PI Trust Documents” means the PPOC Trust Documents, the NAS PI Trust Agreement, and the NAS PI Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the NAS PI Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed NAS PI Claim in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The NAS PI Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.330 “NAS PI Trust Share” means a maximum aggregate amount of Cash equal to (a) 7.2%7 of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the NAS PI Trust Documents), plus (b) the NAS Additional Amount to be distributed by the PPOC Trust to the NAS PI Trust for Distributions to holders of Allowed NAS PI Claims.

1.1.331 “NAS PI Trustee” means Edgar C. Gentle, III, Esq. and any successors or replacements duly appointed in accordance with the NAS PI Trust Documents.

1.1.332 “Nasdaq” means the Nasdaq Stock Market.

1.1.333 “NDA” means (a) a “new drug application” as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA; or (b) a supplemental new drug application, and any amendments thereto, submitted to the FDA.

1.1.334 “NDRAs” means National Drug Rebate Agreements.

1.1.335 “Net Debt Equity Split Adjustment” means the determination of the amount (if any) of the Escrowed Equity that is released (a) to the GUC Trustee for distribution to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims; or (b) to the Purchaser Parent and cancelled in accordance with the following procedure: (i) first, the Purchaser TEV shall be measured in accordance with the Purchaser TEV Formula on the following basis: (1) if a Listing Event occurs within 150 days of the Effective Date, the Purchaser TEV shall be calculated as of the Listing Determination Date based on the volume-weighted average price of Purchaser Equity during the 30-day period ending on the trading day prior to the Listing Determination Date; (2)(A) if a Listing Event does not occur within 150 days of the Effective Date and (B) a Minimum Trading Liquidity Threshold is achieved, the Purchaser TEV shall be based on the volume-weighted average of the over-the-counter trading price for the Purchaser Equity during the 30-day period ending on the trading day prior to the last day of the OTC Period; or (3) if (A) a Listing Event does not occur within 150 days of the Effective Date and (B) a Minimum Trading Liquidity Threshold is not achieved, then the Purchaser TEV shall be determined as of the Fallback Date based on the volume-weighted average of the over-the-counter trading price for Purchaser Equity during the 30-day period ending on the trading day prior to the Fallback Date; provided, that, if a Listing Event occurs prior to the Fallback Date, the Purchaser TEV shall be calculated on the Fallback Listing Determination Date, in which event the Purchaser TEV shall be measured based on the volume-weighted average price of the Purchaser Equity during the 30-day period ending on the trading day prior to the Fallback Listing Determination Date; and (ii) second, following the entry of the Purchaser TEV as determined pursuant to clause (i) above into the “TEV” row in the Net Debt Equity Split Adjustment Form, (1) if the resulting value in the cell “Adjusted Equity Split to Unsecured” in Net Debt Equity Split Adjustment Form exceeds 3.70%, then the amount of Escrowed Equity equal to (A) such value, minus (B) 3.70% shall be released from escrow and

[7]

The NAS PI Trust Share was initially 5.2%; however, to reach an accommodation during mediation, other parties agreed (a) to waive for the benefit of the NAS PI Claimants certain amounts to which they would otherwise be entitled such that the NAS PI Trust Share is the percentage reflected above and (b) to the NAS Additional Amount.

issued to the GUC Trust for distribution to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims (or, if practicable, in the joint determination of the GUC Trustee and Purchaser, issued directly to such holders as of the Effective Date through DTC), and the remaining Escrowed Equity shall be returned to the Purchaser Parent and cancelled; or (2) if the resulting value in the cell “Adjusted Equity Split to Unsecured” in the Net Debt Equity Split Adjustment Form is 3.70% or less, then all of the Escrowed Equity shall be returned to the Purchaser Parent and cancelled.8

1.1.336 “Net Debt Equity Split Adjustment Form” means the following form:

Equity Split Adjustment Form
	Equity Value	$	[	•]
	(+) Total Debt		[	•]
	(+) Total Preferred Stock		[	•]
	(-) Unrestricted Cash		[	•]
A	TEV	$	[	•]
	(-) Initial Exit Net Debt		(2,500)
	Initial Equity Value	$	[	•]
	(x) Initial Equity Split to Unsecured		4.25%
B	Initial Equity Value to Unsecured	$	[	•]
Adjustment:
A	TEV	$	[	•]
	(-) Revised Exit Net Debt		(2,300)
C	Revised Equity Value	$	[	•]
B	Initial Equity Value to Unsecured	$	[	•]
C	(/) Revised Equity Value		[	•]
	Adjusted Equity Split to Unsecured		[	•]%

1.1.337 “New Takeback Debt” means, to the extent applicable, new first lien secured takeback debt deemed to be incurred by the Purchaser Obligors as of the Effective Date.

1.1.338 “Nominated Directors” means (a) one Initial Director nominated by GoldenTree; and (b) one Initial Director nominated by GoldenTree that is independent and not an employee of GoldenTree.

1.1.339 “Nominating and Selection Committee” means a nominating and selection committee related to selection of the initial Purchaser Parent Board to be comprised of (a) Consenting Other First Lien Creditors holding over $225 million of Prepetition First Lien Indebtedness throughout the selection process; and (b) members of the existing steering committee of the Ad Hoc First Lien Group as of March 24, 2023, holding over $100 million of Prepetition First Lien Indebtedness throughout the selection process.

[8]	For the avoidance of doubt, the Net Debt Equity Split Adjustment is premised on, and applicable only if, the net debt of the Purchaser Entities on the Effective Date is no more than $2.3 billion.

1.1.340 “Non-Continuing Directors” means (a) individuals who were, prior to the Petition Date, directors of Endo International plc or any of the UCC Specified Subsidiaries, and who, as of the Petition Date, no longer held that role and were no longer as of the Petition Date a director of any Debtor; and (b) individuals who were, as of the date of the UCC Resolution Term Sheet, directors of Endo International plc or the UCC Specified Subsidiaries;9 provided, that, if an individual described in the foregoing clauses (a) and (b) is, immediately following the Effective Date, (i) a director or officer of any of the Purchaser Entities or any of their Affiliates; or (ii) a senior-level employee that continues serving in a senior-level position post-Effective Date and performing services commensurate with such position(s), such individual shall not be a Non-Continuing Director.

1.1.341 “Non-Debtor Affiliates” means the Affiliates and subsidiaries of Endo International plc that did not file voluntary petitions for relief in the Chapter 11 Cases.

1.1.342 “Non-GUC Released Parties” means (a) the Debtors and their Estates; (b) the Non-Debtor Affiliates; (c) the Post-Emergence Entities; (d) each Consenting First Lien Creditor and each Prepetition Secured Party, solely in their respective capacities as such; (e) the Ad Hoc Cross-Holder Group, the Ad Hoc First Lien Group, and each of the members of the foregoing, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (f) the Opioid Claimants’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the individual members thereof, in each case, solely in their respective capacities as such; (g) the Creditors’ Committee and each of the members thereof, in each case, solely in their respective capacities as such, and each of the advisors thereto or of the members thereof, in each case, solely in their respective capacities as such; (h) the FCR, solely in his capacity as such, and the advisors to the FCR, solely in their respective capacities as such; (i) the Endo EC and each of the States that are members thereof and their respective officers and Representatives, in each case, solely in their respective capacities as such; (j) the Trusts and the Trustees, administrators, boards or governing bodies of, any advisors to, and any other Persons with similar administrative or supervisory roles in connection with, any of the foregoing, in each case, solely in their respective capacities as such; (k) the First Lien Backstop Commitment Parties and the GUC Backstop Commitment Parties, in each case, solely in their respective capacities as such; (l) the Unsecured Notes Indenture Trustees, solely in their respective capacities as such; (m) with respect to each of the foregoing Persons listed in clauses (a) through (l), such Persons’ predecessors, successors, permitted assigns, current and former subsidiaries and Affiliates (except, in the case of Goldman Sachs & Co. LLC and Goldman Sachs Lending Partners LLC, to the extent that Goldman Sachs & Co. LLC and Goldman Sachs Lending Partners LLC do not have the authority to bind an Affiliate), respective heirs, executors, estates, and nominees, in each case, solely in their respective capacities as such; and (n) with respect to each of the foregoing Persons listed in clauses (a) through (m), such Persons’ current and former officers, directors (including any Persons in any analogous roles under applicable law), employees, and Representatives, in each case, solely in their respective capacities as such. Notwithstanding the foregoing or anything to the contrary herein or in any other Plan Document, “Non-GUC Released Parties” shall not include any Excluded Party and all Claims and Causes of Action against such Persons shall be preserved and not released in accordance with this Plan.

[9]

For the avoidance of doubt, if a director does not continue in any director or senior-level non-director position immediately post-Effective Date, such individual shall be a Non-Continuing Director; provided, that, such individual, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, was offered employment by any of the Purchaser Entities.

1.1.343 “Non-GUC Releases” means the releases by the Non-GUC Releasing Parties set forth in Section 10.3 of this Plan.

1.1.344 “Non-GUC Releasing Parties” means each (a) Non-GUC Released Party, other than (i) the Debtors; and (ii) the Post-Emergence Entities; (b) holder of a State Opioid Claim; (c) holder of (i) a PI Opioid Claim; (ii) a NAS PI Claim; (iii) an IERP II Claim; (iv) an Other Opioid Claim; or (v) an EFBD Claim, in each case, that (1) votes to accept the Plan; (2) was solicited to vote to accept or reject this Plan but that does not vote to either accept or reject this plan and, further, opts in to grant the Non-GUC Releases; or (3) votes to reject this Plan and opts in to grant the Non-GUC Releases; (d) holder of (i) a Priority Non-Tax Claim; (ii) an Other Secured Claim; (iii) a First Lien Claim; (iv) a Local Government Opioid Claim; (v) a Tribal Opioid Claim; (vi) a Hospital Opioid Claim; (vii) a TPP Claim; (viii) a Public School District Claim; (ix) a Canadian Provinces Claim; (x) a Settling Co-Defendant Claim; (xi) a Subordinated, Recharacterized, or Disallowed Claim; or (xii) an Existing Equity Interest, in each case, that (1) votes to accept this Plan; (2) is presumed to accept this Plan and does not opt out of granting the Non-GUC Releases; (3) is deemed to reject this Plan and does not opt out of granting the Non-GUC Releases; (4) was solicited to vote to accept or reject this Plan but who does not vote either to accept or reject this Plan and, further, does not opt out of granting the Non-GUC Releases; or (5) votes to reject this Plan and opts in to grant the Non-GUC Releases; and (e) Representatives of each Person in the foregoing clauses (a), (b), (c), and (d), in each case, solely in their respective capacities as such.

1.1.345 “Non-GUC Trust D&O Insurance Policies” means any PCC and the Debtors’ 2022-24 commercial director and officer insurance policies, including any tail policies relating to or associated with the foregoing. For the avoidance of doubt, “Non-GUC Trust D&O Insurance Policies” shall not include the GUC Trust D&O Insurance Policies.

1.1.346 “Non-GUC Trust Insurance Policies” means, collectively, (a) any insurance policy that is issued or becomes effective on or after the Effective Date; (b) the Non-GUC Trust D&O Insurance Policies; (c) any insurance policy identified either specifically or categorically in the Schedule of Excluded Insurance Policies; and (d) all of the Debtor Insurance Policies, other than (i) the GUC Trust Insurance Policies; and (ii) the GUC Trust D&O Insurance Policies.

1.1.347 “Non-IRS Priority Tax Claims” means any and all Claims held by any Governmental Authority, other than the IRS, entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code or other applicable law in the jurisdiction in which the applicable Debtor carries on business.

1.1.348 “Non-U.S. Payor” means an Irish or other Entity that is created, organized, or resides in a jurisdiction other than the United States.

1.1.349 “Notes” means the First Lien Notes, the Second Lien Notes and the Unsecured Notes.

1.1.350 “Notes Claims” means any and all Claims on account of any of the Notes.

1.1.351 “OCC Resolution” means the resolution reached with the Opioid Claimants’ Committee resolving certain disputes set forth in the Resolution Stipulation, the terms of which are set forth in the OCC Resolution Term Sheet and the PPOC Trust Documents.

1.1.352 “OCC Resolution Term Sheet” means the Amended Voluntary Present Private Opioid Claimant Trust Term Sheet filed with the Bankruptcy Court on July 13, 2023 [Docket No. 2415], as may be amended from time to time.

1.1.353 “Offer Employee” means, as of immediately prior to the Effective Date, any employee of the Debtors or Non-Debtor Affiliates that is not (a) a Specified Subsidiary Employee; or (b) an Automatic Transfer Employee.

1.1.354 “Opana ER” means the long-acting opioid analgesic Opana ER and Opana ER with INTAC.

1.1.355 “Opioid Claimants’ Committee” means the Official Committee of Opioid Claimants appointed in these Chapter 11 Cases.

1.1.356 “Opioid Claims” means any and all Claims and Causes of Action, existing as of the Petition Date, against any of the Debtors in any way arising out of or relating to Opioids or Opioid Products manufactured or sold by any of the Debtors, any Non-Debtor Affiliate, any of their respective predecessors, or any other Released Party, in each case, prior to the Effective Date; provided, that, “Opioid Claims” shall not include Claims for indemnification (contractual or otherwise), contribution, or reimbursement arising out of or relating to Opioids or Opioid Products manufactured or sold by any Debtor, any Non-Debtor Affiliate, or any of their respective predecessors, in each case, prior to the Effective Date. For the avoidance of doubt, “Opioid Claims” shall not include Future Opioid PI Claims.

1.1.357 “Opioid MDL” means In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio).

1.1.358 “Opioid Products” means all current and future medications containing Opioids approved by the FDA and listed by the DEA as Schedule II, III, or IV pursuant to the federal CSA (including, but not limited to, buprenorphine, codeine, fentanyl, hydrocodone, hydromorphone, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, and tramadol); provided, however, that, “Opioid Products” shall not include the following items, notwithstanding that such items would otherwise satisfy this definition of Opioid Products: (a) methadone, buprenorphine, or other products with an FDA-approved label that lists the treatment of OUD or opioid or other substance use disorder, abuse, addiction, dependence, or overdose as their “indications or usage,” insofar as the product is being used to treat OUD or opioid or other substance abuse, addiction, dependence, or overdose; or (b) raw materials, immediate precursors, and/or APIs used in the manufacture or study of Opioids or Opioid Products, but only when such materials, immediate precursors, and/or APIs are sold or marketed exclusively to DEA-licensed manufacturers or DEA-licensed researchers.

1.1.359 “Opioid School District Recovery Trust” means the Public Schools’ Special Education Initiative, as such term is defined in the Modified Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, In re: Mallinckrodt plc, et al., Case No. 20-12522 (JTD) (Bankr. D. Del. Jun. 21, 2022) [Docket No. 7670], which is now known as the Opioid School District Recovery Trust.

1.1.360 “Opioid School District Recovery Trust Consideration” means a maximum aggregate amount of $3 million in Cash, which amount may be reduced to an amount no lower than $1.5 million in Cash based on the procedure and calculation set forth in Section 5.20(g)(i) of this Plan. The Opioid School District Recovery Trust Consideration shall be distributed to the Opioid School District Recovery Trust for the benefit of public school districts nationwide in accordance with the Opioid School District Recovery Trust Governing Documents.

1.1.361 “Opioid School District Recovery Trust Governing Documents” means the Public School Districts’ Opioid Recovery Trust filed as Exhibit 1 to the Supplement to Further Status Update Regarding the Public School District Creditors’ Special Education Initiative, In re: Mallinckrodt plc, et al., Case No. 20-12522 (JTD) (Bankr. D. Del. Feb. 15, 2024) [Docket No. 9035], as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and Ad Hoc Group of Public Schools.

1.1.362 “Opioid-Related Activities” means the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution, or sale of Opioids or Opioid Products, or the use or receipt of any proceeds therefrom, or the use of Opioids, including Opioids that are not Opioid Products, or any other activities that form the basis of an Opioid Claim.

1.1.363 “Opioids” means all FDA- or Health Canada-approved pain reducing medications consisting of natural, synthetic, or semisynthetic chemicals that bind to opioid receptors in a patient’s brain or body to produce an analgesic effect. The term “Opioid” shall not include: (a) medications and other substances used to treat OUD or opioid or other substance use disorders, abuse, addiction, or overdose, other than METADOL-D® (methadone hydrochloride); (b) raw materials and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials and/or immediate precursors are sold or marketed exclusively to DEA-licensed manufacturers or DEA-licensed researchers; (c) opioids listed by the DEA as Schedule IV drugs pursuant to the CSA; or (d) chemicals used in products with an FDA-approved label that lists the treatment of OUD or opioid or other substance use disorder, abuse, addiction, dependence, or overdose as their “indications or usage.” For the avoidance of doubt, the term “Opioid” shall not include the opioid antagonists buprenorphine, methadone (other than METADOL-D® (methadone hydrochloride)), naloxone, or naltrexone.

1.1.364 “OTC Period” means the period commencing on the Effective Date and ending 150 days thereafter.

1.1.365 “Other General Unsecured Claims” means any and all unsecured Claims against any of the Debtors other than (a) First Lien Claims; (b) Notes Claims (including, for the avoidance of doubt, Second Lien Deficiency Claims and Unsecured Notes Claims); (c) Claims that are Secured by collateral (including Other Secured Claims); (d) Opioid Claims (including, for the avoidance of doubt, Present Private Opioid Claims, State Opioid Claims, Local Government Opioid Claims, Tribal Opioid Claims, and Public School District Claims); (e) Canadian Provinces Claims; (f) Other Opioid Claims; (g) Subordinated, Recharacterized, or Disallowed Claims; (h) Settling Co-Defendant Claims; (i) Distribution Sub-Trust Claims; (j) EFBD Claims; (k) Administrative Expense Claims; (l) Intercompany Claims; (m) Claims entitled to priority under the Bankruptcy Code (including the IRS Priority Tax Claims, Non-IRS Priority Tax Claims, and Priority Non-Tax Claims); (n) U.S. Government Claims (including, for the avoidance of doubt, any Claims of any political subdivisions or agencies of the U.S. Government); (o) Claims that are otherwise eligible to be paid pursuant to the Customer Programs Order or the Specified Trade Claims Order; (p) Claims for Cure Amounts; and (q) Claims by an employee of a Debtor or Non-Debtor Affiliate relating to prepetition compensation programs, an equity Interest in any of the Debtors, or a Claim related to any equity Interest in the Debtors. For the avoidance of doubt, “Other General Unsecured Claims” shall include Co-Defendant Claims that (i) are not Opioid Claims; (ii) do not relate to the Debtors’ Opioid-Related Activities; and (iii) have been Allowed under section 502(j) of the Bankruptcy Code; provided, that, for the avoidance of doubt, any Co-Defendant Claim that satisfies this definition of “Other General Unsecured Claims” shall be deemed to be an “Other General Unsecured Claim” notwithstanding that such Claim may satisfy the definition of another type of Claim provided herein.

1.1.366 “Other Opioid Claims” means any and all Opioid Claims, if any, that are not (a) Present Private Opioid Claims; (b) Future PI Claims; (c) State Opioid Claims; (d) Tribal Opioid Claims; (e) Settling Co-Defendant Claims; (f) Canadian Provinces Claims; (g) Public School District Claims; or (h) Local Government Opioid Claims. For the avoidance of doubt, “Other Opioid Claims” includes any Claim that is Allowed after the Effective Date under sections 502(h) (or any Claim asserted as a consequence of the recovery of property under chapter 5 of the Bankruptcy Code) and 502(j) of the Bankruptcy Code, which Allowed Claim otherwise satisfies this definition of “Other Opioid Claims.”10

[10]	“Other Opioid Claims” includes, without limitation, Opioid Claims held by the Canadian First Nations and Canadian Municipalities.

1.1.367 “Other Opioid Claims Trust” means the trust to be established in accordance with the Other Opioid Claims Trust Documents in the event there are any Other Opioid Claims, whose beneficiaries are the holders of Other Opioid Claims, if any.

1.1.368 “Other Opioid Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Other Opioid Claims Trust in the event the Other Opioid Claims Trust is to be established.

1.1.369 “Other Opioid Claims Trust Consideration” means, with respect to any Allowed Other Opioid Claim, an amount to be determined in accordance with the Other Opioid Claims Trust Documents, subject to a maximum aggregate payment with respect to all Allowed Other Opioid Claims, if any, of $200,000; provided, that, the Purchaser Entities shall have a reversionary interest in any excess funds not distributed to holders of Allowed Other Opioid Claims.

1.1.370 “Other Opioid Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Other Opioid Claims, if any; and (b) the determination and payment of Distributions, if any, in each case, by the Other Opioid Claims Trust. For the avoidance of doubt, the Other Opioid Claims Trust Distribution Procedures may be contained in or included as part of the Other Opioid Claims Trust Agreement.

1.1.371 “Other Opioid Claims Trust Documents” means the Other Opioid Claims Trust Agreement and/or the Other Opioid Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the Opioid Claimants’ Committee. The Other Opioid Claims Trust Documents shall be drafted in accordance with this Plan and the Confirmation Order, and shall be filed with the Plan Supplement.

1.1.372 “Other Opioid Claims Trustee” means the Plan Administrator and any successors or replacements duly appointed in accordance with the Other Opioid Claims Trust Documents.

1.1.373 “Other Secured Claims” means any and all Secured Claims against any Debtor that are not First Lien Claims. For the avoidance of doubt, “Other Secured Claims” shall not include any Second Lien Notes Claims.

1.1.374 “OUD” means opioid-use disorder.

1.1.375 “PCC” means any insurance policies or coverage offered under a protective captive cell arrangement (including, without limitation, Isosceles Insurance Ltd. Policy Nos. EN-01-2021 and EN-01-22 issued to Endo International plc and those insurance policies’ participation agreements, cash collateral agreements, and any other related agreements), in each case, for the benefit of any D&O Insured Person. All PCCs shall be Non-GUC Trust D&O Insurance Policies.

1.1.376 “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.1.377 “Petition Date” means August 16, 2022, May 25, 2023, or May 31, 2023, as applicable.

1.1.378 “PI Committee” means the advisory committee tasked with overseeing the administration of the PI Trust in consultation with the PI Trustee.

1.1.379 “PI Opioid Claims” means any and all Present Private Opioid Claims against any of the Debtors (a) held by any natural person (i) resulting from an injury to such natural person identified on the claim form attached as Exhibit A to the PI Trust Distribution Procedures, which injury resulted from such natural person’s exposure to Opioids or opioid replacement or treatment medication; and (ii) arising from (1) such natural person’s use of a Qualifying Opioid; or (2) the use by a decedent of a Qualifying Opioid, in each case, prior to January 1, 2019; and (b) for which a Proof of Claim was filed by the General Bar Date. For the avoidance of doubt, NAS PI Claims are not PI Opioid Claims.

1.1.380 “PI Trust” means the victim compensation trust to be established to (a) assume all liability for PI Opioid Claims; (b) administer PI Opioid Claims; (c) collect the PI Trust Share; and (d) make Distributions to holders of Allowed PI Opioid Claims, in each case, in accordance with the PI Trust Documents.

1.1.381 “PI Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the PI Trust.

1.1.382 “PI Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of PI Opioid Claims; and (b) the determination and payment of Distributions, if any, in each case, by the PI Trust.

1.1.383 “PI Trust Documents” means the PPOC Trust Documents, the PI Trust Agreement, and the PI Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the PI Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed PI Opioid Claim in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The PI Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.384 “PI Trust Share” means a maximum aggregate amount of Cash equal to 44.5%11 of the PPOC Trust Consideration (to be calculated in accordance with the terms of the PI Trust Documents) to be distributed by the PPOC Trust to the PI Trust for Distributions to holders of Allowed PI Opioid Claims.

1.1.385 “PI Trustee” means Edgar C. Gentle, III, Esq. and any successors or replacements duly appointed in accordance with the PI Trust Documents.

1.1.386 “Plan” means this joint chapter 11 plan of reorganization, including and incorporating by reference all attachments, exhibits, appendices, and schedules hereto (including any appendices, schedules, and supplements to this Plan, including any documents contained in the Plan Supplement), in present form or as may be subsequently amended, restated, supplemented, or otherwise modified in accordance with the Bankruptcy Code, Bankruptcy Rules, and this Plan.

1.1.387 “Plan Administration Estimate” means the estimate attached to the RSA as Exhibit D, as the same may be updated from time to time in accordance with the terms of this Plan, the RSA, and the Plan Administrator Agreement, as applicable. For the avoidance of doubt, the version of the Plan Administration Estimate attached to the RSA as Exhibit D is a preliminary version of the Plan Administration Estimate. The Purchaser Entities shall fund an initial amount under the Plan Administrator Agreement, which initial amount (a) may be adjusted as agreed between the Plan Administrator and the Purchaser Entities as reasonably necessary for the Plan Administrator to implement the terms of the Plan Administrator Agreement; and (b) is not, and shall not be deemed to be, a cap on any amounts to be funded by the Purchaser Entities based upon subsequent requests of the Plan Administrator. In accordance with the Plan Administrator Agreement, amounts beyond the initial amount will be funded by the Purchaser Entities.

1.1.388 “Plan Administrator” means an Entity appointed by the Debtors and the Required Consenting Global First Lien Creditors, in consultation with the Committees and the FCR, to effectuate the terms of this Plan after the Effective Date on behalf of the Remaining Debtors and to wind down, dissolve or liquidate the Remaining Debtors.

1.1.389 “Plan Administrator Agreement” means an agreement by and between the Plan Administrator and the Remaining Debtors setting forth the terms of the Plan Administrator’s engagement consistent with Section 5.7 of this Plan, which shall be acceptable to the Debtors and the Required Consenting Global First Lien Creditors.

1.1.390 “Plan Documents” means (a) this Plan; (b) the Plan Supplement; (c) the PSA; (d) the Plan Administrator Agreement; and (e) the Confirmation Order, each as may be amended from time to time and, in each case, including any and all of the schedules, documents, instruments, and exhibits contained herein and therein or executed pursuant hereto or thereto, and all other schedules, documents, supplements, and exhibits hereto and thereto.

[11]	The PI Trust Share was initially 45.3%; however, to reach an accommodation during mediation, the percentage above was agreed to.

1.1.391 “Plan Injunction” means the injunction set forth in Section 10.8 of this Plan.

1.1.392 “Plan Objection Deadline” means the date set by the Bankruptcy Court as the deadline to file an objection to this Plan with the Bankruptcy Court.

1.1.393 “Plan Settlements” means the settlements of certain Claims and controversies described in Section 5.20 and Article VI of this Plan.

1.1.394 “Plan Supplement” means one or more compilations of documents and/or forms of documents, schedules, and exhibits to this Plan, as may be amended, supplemented, or otherwise modified from time to time, which shall be (a) in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors (subject to any consent rights of any other parties otherwise provided herein with respect to the documents comprising the Plan Supplement, including, for the avoidance of doubt, the consent rights set forth in the definitions of the applicable Trust Documents); provided, that, with respect to any Plan Supplement documents not separately defined herein and other than the Trust Documents, any provisions in such documents that materially and adversely affect the rights or entitlements of the constituencies or members of the Committees or the FCR under this Plan shall be reasonably acceptable to the Creditors’ Committee, the Opioid Claimants’ Committee, or the FCR, as applicable; and (b) filed by the Debtors no later than the date of the Plan Supplement Filing Deadline. The Plan Supplement shall include, without limitation: (i) the Trust Documents (provided, however, that, the Distribution Sub-Trust Documents shall be filed in accordance with Section 5.20(b)(vi) of this Plan); (ii) the Opioid School District Recovery Trust Governing Documents; (iii) the Voluntary Opioid Operating Injunction, including the VOI Side Letter; (iv) the Corporate Governance Documents of Purchaser Parent; (v) the Management Incentive Plan; (vi) the Rejection Schedule; (vii) the Schedule of Retained Causes of Action; (viii) the Exit Financing Documents; (ix) the Schedule of Excluded Insurance Policies; and (x) the schedule of Qualifying Opioids (which may be filed as an exhibit to one or more of the Trust Documents).

1.1.395 “Plan Supplement Filing Deadline” means the date that is seven days before the Plan Objection Deadline.

1.1.396 “Plan Transaction” means the transactions among the Debtors and the Purchaser Entities contemplated by, as set forth in, and in accordance with the PSA and this Plan.

1.1.397 “PLC EGM” means the extraordinary general meeting of Endo International plc to be convened and held following the Effective Date to consider the PLC Liquidation Resolution.

1.1.398 “PLC Liquidation Resolution” means a resolution of the shareholders of Endo International plc authorizing the commencement of liquidation proceedings.

1.1.399 “Post-Emergence Entities” means, as of and following the Effective Date, the (a) Purchaser Entities; (b) Remaining Debtors; and (c) any Non-Debtor Affiliates that are not owned, directly or indirectly, by Purchaser Parent, as applicable.

1.1.400 “PPAs” means Pharmaceutical Pricing Agreements.

1.1.401 “PPOC” means a Present Private Opioid Claimant.

1.1.402 “PPOC Change of Control Payment” means a payment to be made pursuant to the PPOC Trust Documents upon any Change of Control of Purchaser Parent, at which time Purchaser Parent must immediately make a payment to the PPOC Trust in an amount equal to either (a) with respect to any Change of Control that occurs on or before the first anniversary of the Effective Date, the applicable PPOC Prepayment Amount otherwise payable on the date of such Change of Control; or (b) with respect to any Change of Control that occurs after the first anniversary of the Effective Date, the amount equal to the third PPOC Trust Installment Payment and any other outstanding remaining PPOC Trust Installment Payments that come into existence due to any adjustment of the amounts and/or timing of the PPOC Trust Installment Payments pursuant to the PPOC Trust Documents, which amount in this clause (b), if made before the second anniversary of the Effective Date, shall be equal to the present value of such amount, discounted at a discount rate of 12% per annum. Any PPOC Change of Control Payment required to be made and not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the due date until paid in full.

1.1.403 “PPOC Prepayment Amount” means any amount paid or required to be paid as a result of Purchaser Parent’s exercise of the PPOC Prepayment Option.

1.1.404 “PPOC Prepayment Option” means the option of Purchaser Parent to, during the 12-month period commencing on the Effective Date, prepay in full the then-outstanding amount of the PPOC Trust Installment Payments in accordance with the PPOC Trust Documents.

1.1.405 “PPOC Sub-Trust Documents” means the Hospital Trust Documents, the IERP Trust II Documents, the NAS PI Trust Documents, the PI Trust Documents, and the TPP Trust Documents.

1.1.406 “PPOC Sub-Trusts” means the Hospital Trust, the IERP Trust II, the NAS PI Trust, the PI Trust, and the TPP Trust.

1.1.407 “PPOC Trust” means the trust to be established and funded with the PPOC Trust Consideration and the NAS Additional Amount in accordance with the PPOC Trust Documents, this Plan, and the Confirmation Order.

1.1.408 “PPOC Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the PPOC Trust.

1.1.409 “PPOC Trust Claim Shares” means (a) the Hospital Trust Share; (b) the IERP Trust II Share; (c) the NAS PI Trust Share; (d) the PI Trust Share; and (e) the TPP Trust Share.

1.1.410 “PPOC Trust Consideration” means a maximum aggregate amount of $119.2 million in Cash (subject to adjustment in accordance with the PPOC Trust Documents, including as a result of the prepayment or non-prepayment of the PPOC Trust Consideration) to be distributed to the PPOC Trust and distributed by the PPOC Trust to the PPOC Sub-Trusts for Distributions to holders of Allowed Present Private Opioid Claims and otherwise used in accordance with the PPOC Trust Documents.

1.1.411 “PPOC Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of Present Private Opioid Claims; and (b) the Distribution of the PPOC Trust Consideration and the NAS Additional Amount, including with respect to the PPOC Trust Claim Shares, in each case, by the PPOC Trust and in accordance with the PPOC Trust Documents.

1.1.412 “PPOC Trust Documents” means the PPOC Trust Agreement and the PPOC Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the PPOC Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Present Private Opioid Claim in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The PPOC Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.413 “PPOC Trust Indemnified Parties” means the PPOC Trustee(s) and certain other professionals and Persons engaged by the PPOC Trust as set forth in the PPOC Trust Agreement, in each case, solely in such Person’s capacity as such.

1.1.414 “PPOC Trust Installment Payments” means the installment payments to be made pursuant to the PPOC Trust Documents by the Debtors and/or Purchaser Parent, as applicable, to the PPOC Trust, which installment payments, in the aggregate, comprise the PPOC Trust Consideration and the NAS Additional Amount. The timing and amount of each PPOC Trust Installment Payment shall be calculated in accordance with the PPOC Trust Documents.

1.1.415 “PPOC Trust Operating Reserve” means an operating reserve to be established by the PPOC Trust (and funded solely from the PPOC Trust Consideration and the NAS Additional Amount) to pay the Trust Operating Expenses of the PPOC Trust.

1.1.416 “PPOC Trustee(s)” means the trustee or group of trustees serving in such capacities pursuant to the PPOC Trust Agreement, which trustee or group of trustees shall be identified in the Plan Supplement.

1.1.417 “Preliminary Operating Injunction” means that certain voluntary operating injunction appended to the Preliminary Operating Injunction Order as Appendix 1.

1.1.418 “Preliminary Operating Injunction Order” means the Order Granting Debtors’ Motion for a Preliminary Injunction Pursuant to Section 105 of the Bankruptcy Code [Adv. Pro. 22-07039, Docket No. 63], as extended by the Order Granting Debtors’ Motion to Extend the Preliminary Injunction Pursuant to Section 105 of the Bankruptcy Code [Adv. Pro. 22-07039, Docket No. 87], and as may be further extended by the Bankruptcy Court.

1.1.419 “Prepetition Documents” has the meaning set forth in the Cash Collateral Order.

1.1.420 “Prepetition First Lien Indebtedness” has the meaning set forth in the Cash Collateral Order.

1.1.421 “Prepetition First Lien Lenders” means JPMorgan Chase Bank, N.A., as issuing bank and swingline lender, and the other lenders from time to time party to the First Lien Credit Agreement.

1.1.422 “Prepetition Second Lien Secured Notes Parties” has the meaning set forth in the Cash Collateral Order.

1.1.423 “Prepetition Secured Parties” has the meaning set forth in the Cash Collateral Order.

1.1.424 “Present Private Opioid Claimants” means holders of Present Private Opioid Claims.

1.1.425 “Present Private Opioid Claims” means any and all Opioid Claims that are not (a) State Opioid Claims; (b) Local Government Opioid Claims; (c) Tribal Opioid Claims; (d) Public School District Claims; (e) Canadian Provinces Claims; (f) Settling Co-Defendant Claims; (g) Other Opioid Claims; or (h) held by a Governmental Authority. For the avoidance of doubt, no (i) Future PI Claim; (ii) Co-Defendant Claim; nor (iii) any Claim held by a holder which is a distributor, manufacturer, or pharmacy engaged in the distribution, manufacture, or dispensing/sale of Opioids or Opioid Products is a Present Private Opioid Claim; provided, however, that, an Opioid Claim held by a non-governmental hospital shall be a Present Private Opioid Claim notwithstanding the fact that such hospital operated or operates a pharmacy that distributed, dispensed, or sold Opioids or Opioid Products.

1.1.426 “Prior Settling State” means any State or Territory that has entered into a settlement, compromise, or similar agreement with the Debtors in relation to such State’s or Territory’s Opioid Claims and which State or Territory has been paid by the Debtors before the Effective Date in respect of such settlement, compromise, or similar agreement. For the avoidance of doubt, “Prior Settling State” shall not include any State or Territory that executed a settlement, compromise, or similar agreement with the Debtors prior to the Petition Date but was not paid with respect to such settlement, compromise, or similar agreement.

1.1.427 “Priority Non-Tax Claims” means any and all Claims entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claims have not already been paid during the Chapter 11 Cases, other than: (a) Administrative Expense Claims; (b) the IRS Administrative Expense Claims; (c) Non-IRS Priority Tax Claims; and (d) the IRS Priority Tax Claims.

1.1.428 “Products” means all products (including any ingredient or component thereof) manufactured, distributed, marketed, sold, imported, exported, or under development by any of the Debtors or Non-Debtor Affiliates.

1.1.429 “Professional” means a Person (a) retained pursuant to a Final Order of the Bankruptcy Court in accordance with section 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 330, 331, and/or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

1.1.430 “Professional Fee Escrow Account” means a segregated escrow account containing the Professional Fee Reserve Amounts.

1.1.431 “Professional Fee Reserve Amounts” means the amounts equal to the good faith estimates of each Professional of such Professional’s Fee Claims as of the Effective Date, and, for the avoidance of doubt, which Fee Claims (a) are not yet Allowed by the Bankruptcy Court as of the Effective Date; or (b) have been Allowed but not yet paid as of the Effective Date.

1.1.432 “Proof of Claim” means any proof of claim filed against any Debtor in the Chapter 11 Cases.

1.1.433 “PSA” means the Purchase and Sale Agreement by and among Purchaser Parent, the applicable Purchaser Entities, the Debtors, and certain Non-Debtor Affiliates, in substantially the form to be attached to this Plan as Exhibit A12 and as ultimately executed by the parties thereto, together with all schedules and exhibits thereto and as may be amended from time to time in accordance with the terms thereof.

[12]	The PSA shall be filed with the Bankruptcy Court prior to the Voting Deadline.

1.1.434 “Public Disclosure Documents” means the original or duplicate writings, recordings, or photographs as defined in Federal Rule of Evidence 1001 to be placed in the Public Disclosure Document Repository in accordance with the terms of the Voluntary Opioid Operating Injunction.

1.1.435 “Public Disclosure Document Repository” means a public repository of all Public Disclosure Documents maintained by a governmental, non-profit, or academic institution or Entity in accordance with section VI of the Voluntary Opioid Operating Injunction.

1.1.436 “Public Opioid Consideration” means $460,048,000 in Cash (unless prepaid, in which case the prepayment amount shall be calculated in accordance with the Public Opioid Distribution Documents) to be distributed to the Public Opioid Trust in accordance with the Public Opioid Distribution Documents for Distributions to holders of Allowed State Opioid Claims and otherwise used in accordance with the Public Opioid Distribution Documents, including any required payments to be made with respect to the Public Disclosure Document Repository.

1.1.437 “Public Opioid Distribution Documents” means the Public Opioid Trust Agreement, including all schedules, exhibits, supplements, and any other attachments thereto, in each case, as may be amended from time to time pursuant to the terms thereof, and which shall each be otherwise acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Endo EC. The Public Opioid Distribution Documents shall provide for, among other things, (a) Distributions to be made to holders of Allowed State Opioid Claims that are not Prior Settling States; and (b) any distributions and/or grants to be made to Local Governments by States in accordance with applicable State agreements and laws, which distributions and grants shall, in each case, be funded solely with the Public Opioid Consideration. For the avoidance of doubt, a Prior Settling State cannot receive a Distribution from or otherwise share in the Public Opioid Consideration. The Public Opioid Distribution Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the Public/Tribal Term Sheet, and shall be filed with the Plan Supplement.

1.1.438 “Public Opioid Installment Payments” means the installment payments to be made pursuant to the Public Opioid Distribution Documents by the Debtors and/or Purchaser Parent, as applicable, to the Public Opioid Trust which, in the aggregate, constitute the Public Opioid Consideration. The timing and amount of each Public Opioid Installment Payment shall be calculated in accordance with the Public Opioid Distribution Documents.

1.1.439 “Public Opioid Trust” means the trust to be established for the benefit of holders of State Opioid Claims in accordance with the Public/Tribal Term Sheet, which trust may satisfy the requirements of Section 468B of the Tax Code and the QSF Regulation (as such may be modified or supplemented from time to time); provided, however, that, nothing contained in the Public/Tribal Term Sheet or this Plan shall be deemed to preclude the establishment of one or more trusts as determined to be reasonably necessary or appropriate to provide tax efficiency to the Public Opioid Trust (and all such trusts shall be included in this definition of Public Opioid Trust), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for the Debtors or the Post-Emergence Entities or any of their respective present or future Affiliates.

1.1.440 “Public Opioid Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Public Opioid Trust. The Public Opioid Trust Agreement shall include a schedule setting forth the allocation of the Public Opioid Consideration as among the States and Territories that are beneficiaries of the Public Opioid Trust.

1.1.441 “Public Opioid Trustee” means the Person identified as serving in such capacity in the Plan Supplement and any successors or replacements duly appointed in accordance with the Public Opioid Distribution Documents.

1.1.442 “Public School District Claims” means any and all Opioid Claims held by Public School District Creditors.

1.1.443 “Public School District Creditors” means all U.S. public schools that hold any Opioid Claims, including the public school districts identified on Exhibit A to the Amended Verified Statement of Binder & Schwartz LLP Under Federal Rule of Bankruptcy Procedure 2019 [Docket No. 2417], as such group may be reconstituted from time to time, and any other U.S. public school district which has filed a Proof of Claim.

1.1.444 “Public/Tribal Term Sheet” means the Amended Voluntary Public/Tribal Opioid Trust Term Sheet filed as Exhibit C to the RSA, as may be amended from time to time.

1.1.445 “Publicis Health Parties” means Publicis Groupe S.A. and all its Affiliates and subsidiaries, including but not limited to Publicis Health, LLC, Razorfish Health, Publicis Health Media, LLC, Publicis Touchpoint Solutions, Inc., and Verilogue, Inc. (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.446 “Purchaser Entity” means, as of and following the Effective Date, any of (a) Purchaser Parent; and (b) Purchaser Parent’s direct and indirect subsidiaries, including any (i) newly-formed Entities under this Plan; (ii) Transferred Debtors; and (iii) Non-Debtor Affiliates that are owned, directly or indirectly, by Purchaser Parent.

1.1.447 “Purchaser Equity” means the common stock or ordinary shares of Purchaser Parent to be issued (a) on the Effective Date pursuant to this Plan, including pursuant to the Rights Offerings and the Backstop Commitment Agreements; (b) upon the implementation of the Management Incentive Plan; and (c) as otherwise permitted pursuant to this Plan, the PSA, the Confirmation Order, and the Corporate Governance Documents.

1.1.448 “Purchaser Obligors” means, collectively, the Purchaser Entities that are obligors with respect to the Exit Financing.

1.1.449 “Purchaser Parent” means a newly formed Entity which shall be, as of and following the Effective Date, the parent company in the corporate structure of the Purchaser Entities.

1.1.450 “Purchaser Parent Board” means the board of directors of Purchaser Parent as of and following the Effective Date, as may be reconstituted from time to time.

1.1.451 “Purchaser TEV” means the total enterprise value of the Purchaser Entities as calculated in accordance with the Purchaser TEV Formula.

1.1.452 “Purchaser TEV Formula” means (a)(i) the product of (1) the fully diluted outstanding shares of Purchaser Equity (calculated in accordance with the treasury stock method) and (2) the price of Purchaser Equity determined in accordance with the Net Debt Equity Split Adjustment, plus (ii) the face value of all funded indebtedness of the Purchaser Entities, plus (iii) the accreted liquidation preference (i.e., taking into account all accrued dividends) of all preferred stock of the Purchaser Parent outstanding, less (b) all unrestricted Cash of the Purchaser Entities, as reported on the consolidated balance sheet of Purchaser Parent.

1.1.453 “QSF” means a “qualified settlement fund” within the meaning of Section 1.468B-1, et seq. of the QSF Regulations.

1.1.454 “QSF Regulations” means the Treasury Regulations promulgated under Section 468B of the Tax Code.

1.1.455 “Qualified Successor” means, upon a Change of Control of Purchaser Parent, a successor Entity to Purchaser Parent that has net leverage less than the greater of (a) the 5.0x maximum allowed net leverage of Purchaser Parent pursuant to the OCC Resolution Term Sheet and the Public/Tribal Term Sheet; and (b) Purchaser Parent’s net leverage at the time of the applicable Change of Control.

1.1.456 “Qualifying Opioids” means the schedule of specific Opioid Products manufactured, marketed, or sold by the Debtors (including, for the avoidance of doubt, Debtor Paladin Labs Inc.) and the Non-Debtor Affiliates, which schedule will be filed with the Plan Supplement.

1.1.457 “Ranitidine Claims” means any and all Claims against the Debtors (a) arising or relating to the allegation that, under certain conditions, the active ingredient in ranitidine medications can break down to form an alleged carcinogen (including Claims based on theories of product liability, breach of warranty, fraud, negligence, and unjust enrichment); and (b) for which a Proof of Claim was filed by the General Bar Date.

1.1.458 “Ranitidine Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Ranitidine Claims Trust Documents, whose beneficiaries are the holders of Ranitidine Claims.

1.1.459 “Ranitidine Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Ranitidine Claims Trust.

1.1.460 “Ranitidine Claims Trust Consideration” means (a) $200,000 in Cash from the GUC Trust Consideration; and (b) 20% of insurance proceeds allocable to liability for Ranitidine Claims in accordance with the GUC Trust Agreement, in each case, to be used as set forth in the Ranitidine Claims Trust Documents, including for Distributions to holders of Allowed Ranitidine Claims.

1.1.461 “Ranitidine Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Ranitidine Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Ranitidine Claims Trust. For the avoidance of doubt, the Ranitidine Claims Trust Distribution Procedures may be contained in or included as part of the Ranitidine Claims Trust Agreement.

1.1.462 “Ranitidine Claims Trust Documents” means the GUC Trust Documents, the Ranitidine Claims Trust Agreement, and/or the Ranitidine Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Ranitidine Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Ranitidine Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Ranitidine Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Ranitidine Claim in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Ranitidine Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Ranitidine Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Documents Approval Process.

1.1.463 “Ranitidine Claims Trustee” means the Person identified as serving in such capacity in the Ranitidine Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Ranitidine Claims Trust Documents.

1.1.464 “Reconstruction Steps” has the meaning set forth in the Bidding Procedures Order.

1.1.465 “Regulatory Approvals” means any approvals (including pricing and reimbursement approvals), permits, licenses, registrations, consents, clearances, waivers, exemptions, orders, notices, certifications, or other authorizations of any Governmental Authority, in each case, necessary to operate and/or for the possession, holding, research, development, testing, manufacture, marketing, distribution, sale, procurement, supply, import, or export of a Product (including any component or ingredient thereof), approvals for other regulated activity in relation to a Product, including but not limited to NDAs, INDs, FDA establishment registrations, FDA drug listings, drug identification numbers, medical device licenses, if any, natural product numbers, clinical trial approvals, and all Distribution Licenses, or any approvals, licenses, permits, registrations, consents, certifications, or authorizations required from any Governmental Authority in relation to the actions, steps, or transactions taken pursuant to this Plan or the PSA.

1.1.466 “Rejection Damages Claims” means any and all Claims for damages under section 502(g) of the Bankruptcy Code resulting from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

1.1.467 “Rejection Schedule” means the schedule of Executory Contracts and/or Unexpired Leases to be rejected under this Plan, which schedule shall be filed with the Plan Supplement.

1.1.468 “Released Claims” means any and all Claims and Causes of Action arising at any time prior to or on the Effective Date and relating in any way to the Debtors (whether as the Debtors existed prior to the Petition Date or as debtors-in-possession), the Estates, the Debtors’ business, or the Chapter 11 Cases or related foreign recognition proceedings, including, without limitation, any and every Cause of Action, including any and every Claim and action, class action, cross-claim, counterclaim, third-party Claim, controversy, dispute, demand, right, lien, indemnity, contribution, right of subrogation, reimbursement, guaranty, suit, obligation, liability, debt, damage, judgment, loss, cost, attorneys’ fees and expenses, account, defense, remedy, offset, power, privilege, license, or franchise, in each case, of any kind, character, or nature whatsoever, asserted or unasserted, accrued or unaccrued, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, Secured or unsecured, Allowed, Disallowed, or Disputed, assertible directly or derivatively (including, without limitation, under alter-ego theories), in rem, quasi in rem, in personam, or otherwise, whether arising before, on, or after the Petition Date, whether arising under federal statutory law, state statutory law, common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, in contract or in tort, at law, in equity, or pursuant to any other theory or principle of law, including fraud, negligence, gross negligence, recklessness, reckless disregard, deliberate ignorance, public or private nuisance, breach of fiduciary duty, avoidance (other than any Specified Avoidance Action), willful misconduct, veil piercing, unjust enrichment, disgorgement, restitution, contribution, indemnification, rights of subrogation, and joint liability, regardless of where in the world accrued or arising, including, for the avoidance of doubt, (a) any Cause of Action held by a natural person who is not yet born or who has not yet attained majority as of the Petition Date or as of the Effective Date, as applicable; (b) any right of setoff, counterclaim, or recoupment, and any Cause of Action for breach of contract or for breach of duty imposed by law or in equity; (c) the right to object to or otherwise contest Claims or Interests; (d) any Cause of Action pursuant to section 362 of the Bankruptcy Code or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress and usury, and any other defense set forth in section 558 of the Bankruptcy Code; and (f) any claim under any federal, state, or foreign law, including for the recovery of any fraudulent transfer or similar theory (other than any Specified Avoidance Action) arising at any time prior to or on the Effective Date and relating in any way to the Debtors (whether as the Debtors existed prior to the Petition Date or as debtors-in-possession), the Estates, the Debtors’ business, the Chapter 11 Cases, or foreign recognition proceedings relating to the Chapter 11 Cases, including, without limitation, any and all Claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part: (i) Opioids, Opioid Products, Canadian Opioid Products, and Opioid-Related Activities; (ii) the Debtors’ use of Cash in accordance with the Cash Collateral Order; (iii) any Avoidance Actions that are not Specified Avoidance Actions (for the avoidance of doubt, Specified Avoidance Actions shall not be Released Claims); (iv) the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Sale Process, the Bidding Procedures Order, this Plan, the Plan Transaction, the Plan Documents, the Transaction Steps Order, the Plan Settlements, the Trusts, the Trust Documents, the Opioid School District Recovery Trust Governing Documents, the U.S. Government Resolution Documents, the Exit Financing Documents, the Rights Offering Documents, the RSA, the Restructuring Transactions, the India Internal Reorganization, the Scheme, the Scheme Circular, and any contract, instrument, release, or any other similar document or agreement entered into in connection with the foregoing or any transactions or other actions or omissions contemplated thereby; (v) the administration and implementation of this Plan, including the Restructuring Transactions, the Exit Financing, the Rights Offerings and the Backstop Commitment Agreements, the Plan Transaction, and the Plan Settlements, the issuance or Distribution of equity and/or debt securities and/or indebtedness in connection herewith or therewith, and any other transactions, actions, omissions, or documents contemplated hereby or thereby; (vi) the establishment and funding of the Trusts, the implementation of the Plan Settlements, and any other actions taken in connection therewith or contemplated thereby; and (vii) any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing. For the avoidance of doubt, “Released Claims” shall not include any (1) Claims or Causes of Action against any Excluded Party or, solely with respect to the GUC Releasing Parties, any GUC Excluded Party; or (2) GUC Trust Litigation Claims.

1.1.469 “Released Parties” means, (a) with respect to the Debtor Releases, the Debtor Released Parties; (b) with respect to the GUC Releases, the GUC Released Parties; and (c) with respect to the Non-GUC Releases, the Non-GUC Released Parties. For the avoidance of doubt, each of the following shall be a Released Party: (i) the Debtors’ current officers (as of or after the Petition Date); (ii) the Debtors’ directors (including any Persons in any analogous roles under applicable law) that continue serving in their capacity as directors with, or become directors of, any of the Purchaser Entities after the Effective Date or continue or begin serving in any other prior senior-level employment position13 after the Effective Date and performing services commensurate with such prior position;14 and (iii) current and former officers and directors (including any Persons in any analogous roles under applicable law) of subsidiaries of Endo International plc that are not UCC Specified Subsidiaries.

1.1.470 “Releases” means the Debtor Releases, the GUC Releases, and the Non-GUC Releases, as applicable.

1.1.471 “Remaining Debtors” means, as of and following the Effective Date, the Debtors that, upon emergence, are not Purchaser Entities (and are not, for the avoidance of doubt, Transferred Debtors).

1.1.472 “Representatives” means, with respect to any Person, such Person’s current and former principals, members, equityholders, managers, partners, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, experts, and other professionals.

1.1.473 “Required Consenting Global First Lien Creditors” has the meaning set forth in the RSA.

1.1.474 “Required Consenting Other First Lien Creditors” has the meaning set forth in the RSA.

1.1.475 “Required First Lien Backstop Commitment Parties” means the “Backstop Majority Parties” as defined in the First Lien Backstop Commitment Agreement.

1.1.476 “Required GUC Backstop Commitment Parties” means the “Backstop Majority Parties” as defined in the GUC Backstop Commitment Agreement.

1.1.477 “Resolution Stipulation” means the Stipulation Among the Debtors, Official Committee of Unsecured Creditors, Official Committee of Opioid Claimants, and Ad Hoc First Lien Group Regarding Resolution of Joint Standing Motion and Related Matters [Docket No. 1505], as may be amended from time to time.

[13]	For the avoidance of doubt, any individual serving in a position of Band D or higher shall be deemed to be serving in a senior-level employment position.
[14]

For the avoidance of doubt, if a director does not continue in the same position or one or more position(s) of similar seniority post-Effective Date, such individual shall not be a GUC Released Party or a Non-GUC Released Party under this clause (ii); provided, that, to the extent employed immediately prior to the Effective Date in a senior-level non-director position, such individual was offered employment by any of the Purchaser Entities.

1.1.478 “Restructuring Expenses” means, collectively, (a) in accordance with the RSA and, without duplication, pursuant to the Cash Collateral Order or the PSA, the reasonable and documented fees and out-of-pocket expenses and disbursements, in each case, incurred by (i) the Ad Hoc First Lien Group; (ii) the Ad Hoc Cross-Holder Group, in an amount not to exceed an aggregate of $7.5 million from and after March 24, 2023; (iii) the First Lien Notes Indenture Trustee; (iv) the Second Lien Notes Indenture Trustee, in an amount not to exceed an aggregate of $200,000 from and after March 24, 2023; (v) the First Lien Agent; (vi) the First Lien Collateral Trustee; and (vii) the Second Lien Collateral Trustee; (b) the Unsecured Noteholders Fees (but solely to the extent that no current or former member of the Ad Hoc Group of Unsecured Noteholders objects to this Plan or to Confirmation); (c) the Endo EC Professional Fees; and (d) the fees and expenses (including the reasonable and documented fees and expenses of one counsel) of (i) U.S. Bank Trust Company, National Association, in its capacity as Unsecured Notes Indenture Trustee, in an amount not to exceed an aggregate of $1 million; and (ii) UMB Bank, National Association, in its capacity as Unsecured Notes Indenture Trustee, in an amount not to exceed an aggregate of $1 million; provided, however, that, the foregoing clauses (i) and (ii) shall not be a cap on the fees and expenses, or limit in any way the rights or remedies, of the Unsecured Notes Indenture Trustees under the terms of the applicable Unsecured Notes Indentures, including such Unsecured Notes Indenture Trustees’ rights to exercise any Indenture Trustee Charging Lien. For the avoidance of doubt, neither the Debtors nor the Purchaser Entities shall be required to pay any amount to (1) the Second Lien Notes Indenture Trustee in excess of the amounts provided in the foregoing clause (a)(iv); or (2) the Unsecured Notes Indenture Trustees in excess of the amounts provided in the foregoing clauses (d)(i) and (d)(2), in each case, except to the extent such Indenture Trustee is acting as Disbursing Agent in accordance with this Plan.

1.1.479 “Restructuring Transactions” means all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan or any other document contemplated thereby, including, but not limited to, the transactions described in Section 5.11 of this Plan or as described in the Plan Supplement.

1.1.480 “Retained Causes of Action” means those Claims and Causes of Action included on a schedule to be filed with the Plan Supplement.

1.1.481 “Reverse Payment Claims” means any and all Claims against the Debtors (a) alleging that the Debtors are liable because a party was compensated for delaying its entry into or refraining from entering a market, or any similar theory of liability, including with respect to the following medications and/or their generic equivalents: Opana® ER, AndroGel®, Exforge®, Seroquel XR®, Xyrem®, Amitiza®, and Colcrys®; and (b) for which a Proof of Claim was filed by the General Bar Date (including, for the avoidance of doubt, any consolidated, “class,” or similar Proof of Claim submitted in accordance with the Bar Date Order).

1.1.482 “Reverse Payment Claims Trust” means the trust to be established as a Distribution Sub-Trust in accordance with the Reverse Payment Claims Trust Documents, whose beneficiaries are the holders of Reverse Payment Claims.

1.1.483 “Reverse Payment Claims Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Reverse Payment Claims Trust.

1.1.484 “Reverse Payment Claims Trust Consideration” means (a) $6.5 million in Cash from the GUC Trust Consideration; and (b) the right to receive 3.36% of the proceeds of the GUC Trust Litigation Consideration in accordance with the GUC Trust Documents, in each case, to be distributed by the GUC Trust to the Reverse Payment Claims Trust and used as set forth in the Reverse Payment Claims Trust Agreement, including for Distributions to holders of Allowed Reverse Payment Claims in accordance with the Reverse Payment Claims Trust Documents.

1.1.485 “Reverse Payment Claims Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Reverse Payment Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Reverse Payment Claims Trust. For the avoidance of doubt, the Reverse Payment Claims Trust Distribution Procedures may be contained in or included as part of the Reverse Payment Claims Trust Agreement.

1.1.486 “Reverse Payment Claims Trust Documents” means the GUC Trust Documents, the Reverse Payment Claims Trust Agreement, and/or the Reverse Payment Claims Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall each be acceptable to the Debtors and the Creditors’ Committee and reasonably acceptable to the Required Consenting Global First Lien Creditors; provided, that, once the Reverse Payment Claims Trust Documents are agreed to by the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee, any subsequent amendments or modifications to the Reverse Payment Claims Trust Documents shall be reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; provided, further, that, with respect to (a) any provisions in any of the Reverse Payment Claims Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed Reverse Payment Claim in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Creditors’ Committee; and (b) the allocation of the Reverse Payment Claims Trust Consideration, such allocation shall be acceptable to the Creditors’ Committee and reasonably acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Reverse Payment Claims Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the UCC Resolution Term Sheet, and shall be filed in accordance with the Distribution Sub-Trust Documents Approval Process.

1.1.487 “Reverse Payment Claims Trustee” means the Person identified as serving in such capacity in the Reverse Payment Claims Trust Agreement and any successors or replacements duly appointed in accordance with the Reverse Payment Claims Trust Documents.

1.1.488 “Rights Offering Documents” means the GUC Rights Offering Documents and the First Lien Rights Offering Documents.

1.1.489 “Rights Offering Order” means the order entered by the Bankruptcy Court approving the Rights Offerings and the Rights Offering Documents, as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.490 “Rights Offerings” means the GUC Rights Offering, the First Lien Rights Offering, and any other rights offerings or similar transactions, in each case, that is consented to by the Required Consenting Global First Lien Creditors, to be conducted in connection with this Plan or the implementation hereof.

1.1.491 “RSA” means the Restructuring Support Agreement, by and between the Debtors and the Consenting First Lien Creditors, dated as of August 16, 2022 [Docket No. 20], as subsequently amended by the First A&R RSA [Docket No. 1502], the Second A&R RSA [Docket No. 3482], and any future amended and/or restated versions thereof.

1.1.492 “Sale Process” means the marketing and sale process approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, including the “Sale” (as defined in the Bidding Procedures Order), and any and all transactions and documents contemplated by the foregoing.

1.1.493 “Schedule of Excluded Insurance Policies” means the schedule of Non-GUC Trust Insurance Policies that shall be filed with the Plan Supplement.

1.1.494 “Schedules” means, collectively, any schedules of Assets and liabilities and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree.

1.1.495 “Scheme” means the Scheme of Arrangement, which will implement certain terms of this Plan, to be proposed by Endo International plc pursuant to the Irish Companies Act, concurrently with this Plan and sanctioned by the Irish High Court on or about the Confirmation Date.

1.1.496 “Scheme Circular” means the scheme circular published by Endo International plc pursuant to section 452 of Part 9, Chapter 1 of the Irish Companies Act describing the terms of the Scheme.

1.1.497 “Search Firm” means a reputable search firm to be selected by the Nominating and Selection Committee.

1.1.498 “Second A&R RSA” means the Second Amended and Restated Restructuring Support Agreement filed with the Bankruptcy Court on December 28, 2023 [Docket No. 3482].

1.1.499 “Second Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee under that certain Second Lien Collateral Trust Agreement, dated as of June 16, 2020, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.500 “Second Lien Deficiency Claims” means any Second Lien Notes Claims, all of which shall constitute unsecured deficiency Claims pursuant to section 506(a) of the Bankruptcy Code.

1.1.501 “Second Lien Notes” means the 9.500% senior secured second lien notes due July 31, 2027, issued pursuant to the Second Lien Notes Indenture.

1.1.502 “Second Lien Notes Claims” means all Claims on account of the Second Lien Notes.

1.1.503 “Second Lien Notes Documents” means the Second Lien Notes Indenture, together with all other related documents, instruments, and agreements, in each case, as may be supplemented, amended, restated, or otherwise modified from time to time.

1.1.504 “Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2020, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the Second Lien Notes Indenture Trustee, together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, or otherwise modified from time to time.

1.1.505 “Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, as successor trustee to Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association), as indenture trustee under the Second Lien Notes Indenture.

1.1.506 “Secured” means, with respect to any Claim, that such Claim is (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by a Final Order of the Bankruptcy Court, to the extent of the value of the applicable creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to this Plan as a Secured Claim.

1.1.507 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

1.1.508 “Settling Co-Defendant Claims” means any and all Claims held by Settling Co-Defendants relating to Opioid-Related Activities other than a Generics Price Fixing Claim. For the avoidance of doubt, any Claim that satisfies this definition of “Settling Co-Defendant Claim” shall be considered a Settling Co-Defendant Claim, notwithstanding that such Claim otherwise satisfies the definition of another type of Claim.

1.1.509 “Settling Co-Defendant Surviving Claims and Causes of Action” means the DMP Surviving Pre-Closing Date Ordinary Course and/or Contract Claims (as defined in the DMP Stipulation) and any Claims arising under any DMP Contracts (as defined in the DMP Stipulation), in each case, as and to the extent set forth in the DMP Stipulation.

1.1.510 “Settling Co-Defendants” means those holders of Co-Defendant Claims listed on Exhibit A of the DMP Stipulation, as may be amended from time to time in accordance with the terms thereof, and any party who has signed a joinder thereto in accordance with the terms thereof.

1.1.511 “Silver Point” means Silver Point Capital L.P. or its Affiliates.

1.1.512 “Solicitation Directive” has the meaning set forth in the Disclosure Statement Order.

1.1.513 “Solicitation Procedures” means the solicitation procedures approved pursuant to the Disclosure Statement Order.

1.1.514 “Specified Avoidance Action” means any Avoidance Action asserted against a “governmental unit” (as defined in section 101(27) of the Bankruptcy Code) in connection with a settlement of an Opioid Claim.

1.1.515 “Specified Debtor Insurer Injunction” means the injunction provided in Section 10.10 of this Plan.

1.1.516 “Specified Debtor Insurers” means the insurers that issued and/or are party to the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies, which Specified Debtor Insurers shall be subject to the Specified Debtor Insurer Injunction.

1.1.517 “Specified Opioid Claimant Releasing Parties” means (a) the PPOC Trust; (b) each PPOC Sub-Trust; (c) each Present Private Opioid Claimant; (d) the Future PI Trust; (e) each Future PI Claimant; (f) the Canadian Provinces Trust; (g) each Canadian Province; (h) each Canadian First Nation; (i) each Canadian Municipality; and (j) each Public School District Creditor, in each case, that grants or is deemed to grant, as applicable, the Non-GUC Releases, solely in their respective capacities as such.

1.1.518 “Specified Pharmacies” means CVS Pharmacy, Inc.; CaremarkPCS Health, L.L.C.; CBS Caremark Part D Services, L.L.C.; Zinc Health Services L.L.C.; Walmart Inc., f/k/a Wal-Mart Stores, Inc.; Walgreen Co.; Walgreen Eastern Co.; and Walgreen Arizona Drug Co.

1.1.519 “Specified Pharmacies’ Defendant Claim Provisions” has the meaning of “DMP Opioid Reimbursement Claims” set forth in the DMP Stipulation.

1.1.520 “Specified Subsidiary Employees” means any and all employees, as of immediately prior to the Effective Date, of Endo US Holdings Luxembourg I S.à r.l., Endo India Holdings, LLC, Par Formulations Private Limited, Par Active Technologies Private Limited, Par Biosciences Private Limited, Operand Pharmaceuticals II Limited, Operand Pharmaceuticals III Limited, and Operand Pharmaceuticals HoldCo I Limited.

1.1.521 “Specified Trade Claims Order” means the Final Order (I) Authorizing Payment of Certain Prepetition Specified Trade Claims; (II) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers; and (III) Granting Related Relief [Docket No. 317], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.522 “State” means any of the 50 states of the United States of America or the District of Columbia, in each case, acting in its capacity as sovereign and in the public interest of its residents.

1.1.523 “State Allocation Table” means the allocation table setting forth the amounts of Distributions with respect to holders of Allowed State Opioid Claims, which shall be included in the Public Opioid Distribution Documents.

1.1.524 “State Opioid Claims” means any and all Opioid Claims held by (a) any State; and (b) any Territory; provided, that, for the avoidance of doubt, “State Opioid Claims” shall not include (i) Public School District Claims; or (ii) Local Government Opioid Claims.

1.1.525 “Statutory Fees” means all fees and charges assessed against the Estates pursuant to 28 U.S.C. §§ 1911-1930.

1.1.526 “Subordinated, Recharacterized, or Disallowed Claims” means any and all Claims (a) subject to subordination under sections 509(c) or 510 of the Bankruptcy Code; (b) recharacterized as equity by a Final Order of the Bankruptcy Court; or (c) as of the relevant time, Disallowed under section 502(e) of the Bankruptcy Code (subject, however, to section 502(j) of the Bankruptcy Code; provided, that, any Claim arising out of or relating to Opioid-Related Activities, Opioids, or Opioid Products, including any Co-Defendant Claim, that is Allowed under section 502(j) of the Bankruptcy Code following the Effective Date shall be subordinated in accordance with the foregoing clause (a) pursuant to Section 4.26(c) of this Plan).

1.1.527 “Supporting Governmental Entities” means (a) certain States, including the District of Columbia; (b) the Territories of Guam, Puerto Rico, and the U.S. Virgin Islands; and (c) any States or Territories which supported or subsequently support the Plan.

1.1.528 “Syndicated Exit Financing” means a new money debt financing that may be incurred by the Purchaser Obligors on the Effective Date, the terms of which shall be acceptable to the Required Consenting Global First Lien Creditors and reasonably acceptable to the Debtors, and the net proceeds of which shall, if consummated, be distributed to holders of Allowed First Lien Claims as provided in this Plan.

1.1.529 “Tax” or “Taxes” means (a) any and all taxes, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added (including GST/HST and QST), withholding, payroll, employment, social security, pension, fringe, fringe benefits, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, wealth, net wealth, net worth, or other taxes or charges, fees, duties, levies, tariffs, imposts, tolls, customs, or other assessments in the nature of a tax, imposed by any Governmental Authority, in each case, together with any interest, penalties, inflationary adjustments, additions to tax, fines, or other additional amounts imposed thereon, with respect thereto; (b) any and all liability for the payment of any items described in the foregoing clause (a) arising from or as a result of being (or having been, or ceasing to be) a member of a fiscal unit, affiliated, consolidated, combined, unitary, or other similar group or being included in any tax return related to such group; (c) any and all liability for the payment of any amounts as a result of any successor or transferee liability or otherwise by operation of law, in respect of any items described in the foregoing clauses (a) or (b); (d) any tax liability in the capacity of an agent or a representative assessee of the Debtors pursuant to the provisions of the Indian Income Tax Act, 1961; and (e) any and all liability for the payment of any items described in the foregoing clauses (a) or (b) as a result of, or with respect to, any express obligation to indemnify any other Person pursuant to any tax sharing, tax indemnity, or tax allocation agreement, or any other similar agreement or arrangement with respect to taxes, or other contract (other than a commercial leasing or financing agreement or other similar agreement, in each case, entered into in the ordinary course of business, that is not primarily related to taxes).

1.1.530 “Tax Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

1.1.531 “Territory” means any of the following territories of the United States of America: American Samoa, Guam, the Northern Mariana Islands, Puerto Rico, and the U.S. Virgin Islands, in each case, acting in such Territory’s capacity as sovereign and in the public interests of its residents.

1.1.532 “TPG Parties” means TPG Inc., TPG Capital, TPG Sky L.P., TPG Sky Co-Invest L.P, TPG Biotechnology Partners IV L.P., Park Street Investors L.P., and any applicable Affiliates, subsidiaries, managed funds, and immediate or mediate transferees of any consideration paid for Par Pharmaceutical Holdings, Inc., or other related Entities or Persons (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

1.1.533 “TPP” means third-party payor.

1.1.534 “TPP Claims” means any and all Present Private Opioid Claims against any of the Debtors that (a) arose before August 16, 2022; and (b) are held by Present Private Opioid Claimants that are TPPs (e.g., health insurers, employer-sponsored health plans, union health and welfare funds, or any other providers of health care benefits, and any third-party administrators), including any Claims based on the subrogation rights of holders thereof that are not held by a Governmental Authority; provided, that, notwithstanding the foregoing, Claims in respect of government plans which Claims are asserted through (i) a private TPP; or (ii) any carrier of a federal employee health benefits plan, in each case, are TPP Claims.

1.1.535 “TPP TAC” means the advisory committee tasked with overseeing the administration of the TPP Trust in consultation with the TPP Trustee.

1.1.536 “TPP Trust” means the trust to be established to (a) assume all liability for TPP Claims; (b) administer TPP Claims; (c) collect the TPP Trust Share; and (d) make Distributions to holders of Allowed TPP Claims, in each case, in accordance with the TPP Trust Documents.

1.1.537 “TPP Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the TPP Trust.

1.1.538 “TPP Trust Agreement Glossary” means the glossary of defined terms provided with respect to the TPP Trust Documents.

1.1.539 “TPP Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing of TPP Claims; and (b) the determination and payment of Distributions, if any, in each case, by the TPP Trust.

1.1.540 “TPP Trust Documents” means the PPOC Trust Documents, the TPP Trust Agreement, the TPP Trust Agreement Glossary, and the TPP Trust Distribution Procedures, each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise reasonably acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee; provided, that, with respect to any provisions in any of the TPP Trust Documents providing for an increase in the amount of any Distribution to be made to a holder of an Allowed TPP Claim in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases, such provisions shall be acceptable to the Debtors, the Required Consenting Global First Lien Creditors, and the Opioid Claimants’ Committee. The TPP Trust Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the OCC Resolution Term Sheet, and shall be filed with the Plan Supplement.

1.1.541 “TPP Trust Share” means a maximum aggregate amount of Cash equal to 28.8%15 of the PPOC Trust Consideration (subject to adjustment in accordance with the terms of the TPP Trust Documents) to be distributed by the PPOC Trust to the TPP Trust for Distributions to holders of Allowed TPP Claims.

[15]	The TPP Trust Share was initially 29.5%; however, to reach an accommodation during mediation, the percentage above was agreed to.

1.1.542 “TPP Trustee” means the Person identified as serving in such capacity in the Plan Supplement and any successors or replacements duly appointed in accordance with the TPP Trust Documents.

1.1.543 “Trading Liquidity Testing Period” means 30 days prior to the end of the OTC Period.

1.1.544 “Transaction Steps Order” means the Order Authorizing Certain Transaction Steps [Docket No. 3367], as may be amended from time to time and as entered by the Bankruptcy Court.

1.1.545 “Transfer Regulations” means any relevant local instrument implementing the Acquired Rights Directive 2001/23/EC, the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended), the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 of Ireland, and any other laws providing for automatic transfer or employer substitution (including, without limitation, Canadian Labor Laws), or that permit the transfer of employees without an offer of employment, and similar laws and regulations in jurisdictions where the Debtors have employees.

1.1.546 “Transferred Debtors” means, as of and following the Effective Date, any Debtors that are owned, directly or indirectly, by Purchaser Parent.

1.1.547 “Tribal Opioid Claims” means any and all Opioid Claims held by a Tribe.

1.1.548 “Tribal Opioid Consideration” means a maximum aggregate amount of $15 million in Cash (subject to adjustment in accordance with the Tribal Opioid Distribution Documents) to be distributed to holders of Allowed Tribal Opioid Claims and otherwise used in accordance with the Tribal Opioid Distribution Documents.

1.1.549 “Tribal Opioid Distribution Documents” means the Tribal Opioid Trust Agreement and the Tribal Opioid Trust Distribution Procedures (which may be contained in or included as part of the Tribal Opioid Trust Agreement), each as may be amended from time to time pursuant to the terms thereof, and including all schedules, exhibits, supplements, and any other attachments thereto, and which shall be otherwise acceptable to the Debtors and the Required Consenting Global First Lien Creditors. The Tribal Opioid Distribution Documents shall be drafted in accordance with this Plan, the Confirmation Order, and the Public/Tribal Term Sheet, and shall be filed with the Plan Supplement.

1.1.550 “Tribal Opioid Installment Payments” means the installment payments to be made pursuant to the Tribal Opioid Distribution Documents by the Debtors and/or Purchaser Parent, as applicable, to the Tribal Opioid Trust which, in the aggregate, constitutes the Tribal Opioid Consideration. The timing and amount of each Tribal Opioid Installment Payment shall be calculated in accordance with the Tribal Opioid Distribution Documents.

1.1.551 “Tribal Opioid Trust” means the trust to be established for the benefit of holders of Tribal Opioid Claims in accordance with the Public/Tribal Term Sheet, which trust will satisfy the requirements of Section 468B of the Tax Code and the QSF Regulations (as such may be modified or supplemented from time to time); provided, however, that, nothing contained in the Public/Tribal Term Sheet or this Plan shall be deemed to preclude the establishment of one or more trusts as determined to be reasonably necessary or appropriate to provide tax efficiency to the Tribal Opioid Trust (and all such trusts shall be included in this definition of Tribal Opioid Trust), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for the Debtors or the Post-Emergence Entities or any of their respective present or future Affiliates.

1.1.552 “Tribal Opioid Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the Tribal Opioid Trust.

1.1.553 “Tribal Opioid Trust Distribution Procedures” means the trust distribution procedures governing (a) the processing, including the Allowance or Disallowance, of Tribal Opioid Claims; and (b) the determination and payment of Distributions, if any, in each case, by the Tribal Opioid Trust. For the avoidance of doubt, the Tribal Opioid Trust Distribution Procedures may be contained in or included as part of the Tribal Opioid Trust Agreement.

1.1.554 “Tribal Opioid Trustee” means the Person identified as serving in such capacity in the Plan Supplement and any successors or replacements duly appointed in accordance with the Tribal Opioid Distribution Documents.

1.1.555 “Tribe” means any (a) American Indian or Alaska Native Tribe, band, nation, pueblo, village, or community that the U.S. Secretary of the Interior acknowledges as an Indian Tribe, as provided in the Federally Recognized Tribe List Act of 1994, 25 U.S.C. § 5130, and as periodically listed by the U.S. Secretary of the Interior in the Federal Register pursuant to 25 U.S.C. § 5131; or (b) “Tribal Organization” as defined in the Indian Self-Determination and Education Assistance Act of 1975, as amended, 25 U.S.C. § 5304(l).

1.1.556 “Trust Channeled Claims” means all GUC Trust Channeled Claims, State Opioid Claims, Tribal Opioid Claims, Present Private Opioid Claims (including, for the avoidance of doubt, PI Opioid Claims, NAS PI Claims, Hospital Opioid Claims, TPP Claims, and IERP II Claims), Future PI Claims, Canadian Provinces Claims, Other Opioid Claims, and EFBD Claims.

1.1.557 “Trust Documents” means the Public Opioid Distribution Documents, the Tribal Opioid Distribution Documents, the GUC Trust Documents, the Distribution Sub-Trust Documents, the PPOC Trust Documents, the PPOC Sub-Trust Documents, the Future PI Trust Documents, the Canadian Provinces Distribution Documents, the Other Opioid Claims Trust Documents, and the EFBD Claims Trust Documents.

1.1.558 “Trust Operating Expenses” means any and all costs, expenses, fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the applicable Trust, including in connection with the prosecution or settlement of any Claims or Causes of Action accruing to such Trust, working capital, all compensation, costs, and fees of the applicable Trustee and any professionals or advisors retained by such Trust, and any actual or potential indemnification obligations reasonably expected by such Trustee, but excluding the amounts of any Distributions to be paid on account of Allowed Trust Channeled Claims. For the avoidance of doubt, in the event of any inconsistency between this definition of “Trust Operating Expenses” and applicable definition in any Trust Document, the definition in the applicable Trust Document shall govern.

1.1.559 “Trustees” means the PPOC Trustee(s), the PI Trustee, the NAS PI Trustee, the Hospital Trustee, the IERP II Trustee, the TPP Trustee, the GUC Trustee, the Mesh Claims Trustee, the Generics Price Fixing Claims Trustee, the Ranitidine Claims Trustee, the Reverse Payment Claims Trustee, the Future PI Trustee, the Public Opioid Trustee, the Tribal Opioid Trustee, the Canadian Provinces Trustee, the Other Opioid Claims Trustee, the EFBD Claims Trustee, and any other trustee of any Trust duly appointed in accordance with the applicable Trust Documents.

1.1.560 “Trusts” means any and all trusts or sub-trusts established pursuant to this Plan, including the PPOC Trust, each PPOC Sub-Trust, the GUC Trust, each Distribution Sub-Trust, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, the Canadian Provinces Trust, the Other Opioid Claims Trust, and the EFBD Claims Trust. For the avoidance of doubt, “Trusts” shall not include the Opioid School District Recovery Trust.

1.1.561 “U.S. Government” means the federal government of the United States of America on behalf of the agencies that filed the U.S. Government Claims.

1.1.562 “U.S. Government Claims” means the IRS Prepetition Claims, the IRS Administrative Expense Claims, the DOJ Criminal Claim, the DOJ Civil Claim, the HHS CMS Opioid Claim, the HHS CMS Mesh/Ranitidine Claim, the HHS IHS Opioid Claim, and the VA Opioid Claim, as such Claims may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, but excluding the HHS Protective Claims.

1.1.563 “U.S. Government General Unsecured Claims” means the IRS Non-Priority Tax Claims, the DOJ Criminal Claim, the DOJ Civil Claim, the HHS CMS Opioid Claim, the HHS CMS Mesh/Ranitidine Claim, the HHS IHS Opioid Claim, and the VA Opioid Claim, as such Claims may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, but excluding the HHS Protective Claims and IRS Priority Tax Claims.

1.1.564 “U.S. Government Parties” means the U.S. Government and its departments, agencies, agents, and employees, in each case, in their respective capacities as such.

1.1.565 “U.S. Government Resolution” means the resolution reached with the U.S. Government resolving disputes among such parties with respect to the U.S. Government Claims, the terms of which shall be set forth in the U.S. Government Resolution Documents.

1.1.566 “U.S. Government Resolution Consideration” means the consideration set forth in the U.S. Government Resolution Documents.

1.1.567 “U.S. Government Resolution Documents” means the definitive documentation governing the U.S. Government Resolution and the implementation thereof.

1.1.568 “UCC Allocation” means the document setting forth the allocation of the GUC Trust Consideration among the GUC Trust and the Distribution Sub-Trusts, which (a) is an integral component of the UCC Resolution; (b) shall be filed with the Plan Supplement; and (c) shall be in form and substance acceptable to the Creditors’ Committee.

1.1.569 “UCC Resolution” means the resolution reached with the Creditors’ Committee resolving certain disputes set forth in the Resolution Stipulation, the terms of which are set forth in the UCC Resolution Term Sheet and the GUC Trust Documents.

1.1.570 “UCC Resolution Term Sheet” means the UCC Resolution Term Sheet attached as Exhibit 1 to the Resolution Stipulation, as may be amended from time to time.

1.1.571 “UCC Specified Subsidiaries” means Endo Ventures Unlimited Company (f/k/a Endo Ventures Limited), Endo Health Solutions Inc., Endo Pharmaceuticals Inc., Endo Generics Holdings, Inc., Par Pharmaceutical Companies, Inc., Par Pharmaceutical, Inc., Generics Bidco I, LLC, Vintage Pharmaceuticals, LLC, Par Sterile Products, LLC, Paladin Labs Inc., DAVA Pharmaceuticals, LLC, and Par Pharmaceutical Holdings, Inc.

1.1.572 “UK” means the United Kingdom.

1.1.573 “Underwriter” means an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.

1.1.574 “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 and 1123 of the Bankruptcy Code.

1.1.575 “Unimpaired” means not Impaired.

1.1.576 “United States” or “U.S.” means the United States of America.

1.1.577 “United States Trustee” or “U.S. Trustee” means the United States Trustee Program.

1.1.578 “Unsecured Noteholders Fees” means the fees and expenses of the advisors to the Ad Hoc Group of Unsecured Noteholders, in the amount of $950,000.

1.1.579 “Unsecured Notes” means the notes issued pursuant to the Unsecured Notes Indentures.

1.1.580 “Unsecured Notes Claims” means any and all Claims against the Debtors on account of any Unsecured Notes.

1.1.581 “Unsecured Notes Documents” means the Unsecured Notes Indentures, together with all other related documents, instruments, and agreements, in each case, as may be supplemented, amended, restated, or otherwise modified from time to time.

1.1.582 “Unsecured Notes Indenture Trustees” means (a) U.S. Bank Trust Company, National Association, in its capacity as successor indenture trustee to Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association) under (i) that certain Indenture, dated as of June 30, 2014; and (ii) that certain Indenture, dated as of June 16, 2020; and (b) UMB Bank, National Association, in its capacity as successor indenture trustee to (1) Computershare Trust Company, National Association (as successor trustee to Wells Fargo Bank, National Association) under that certain Indenture, dated as of January 27, 2015; and (2) U.S. Bank Trust Company, National Association, as successor trustee to Computershare Trust Company, National (as successor trustee to Wells Fargo Bank, National Association) under that certain Indenture, dated as of July 9, 2015.

1.1.583 “Unsecured Notes Indentures” means (a) that certain Indenture, dated as of June 30, 2014, for the 5.375% Senior Notes due 2023, by and among Endo Finance LLC and Endo Finco Inc., as issuers, each of the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee; (b) that certain Indenture, dated as of January 27, 2015, for the 6.00% Senior Notes due 2025, by and among Endo Designated Activity Company (formerly Endo Limited), Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and UMB Bank, National Association, as trustee; (c) that certain Indenture, dated as of July 9, 2015, for the 6.000% Senior Notes due 2023, by and among Endo Designated Activity Company (formerly Endo Limited), Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and UMB Bank, National Association, as trustee; and (d) that certain Indenture, dated as of June 16, 2020, for the 6.000% Senior Notes due 2028, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee.

1.1.584 “VA” means the United States Department of Veterans Affairs.

1.1.585 “VA Opioid Claim” means Claim No. 4186 (amending Claim No. 708), filed by the VA against the Debtors pursuant to MCRA to recover the reasonable value of medical care and treatment provided to veterans and other VA beneficiaries that are alleged to be a direct result of certain of the Debtors’ conduct, as such Claim may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.1.586 “VOI Opioid Products” means all current and future medications containing VOI Opioids approved by the FDA and listed by the DEA as Schedule II, III, or W pursuant to the CSA (including but not limited to buprenorphine, codeine, fentanyl, hydrocodone, hydromorphone, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, and tramadol). For the avoidance of doubt, “VOI Opioid Products” shall not include (a) methadone, buprenorphine, or other products with an FDA-approved label that lists the treatment of opioid or other substance use disorder, abuse, addiction, dependence or overdose as their “indications or usage,” insofar as the product is being used to treat opioid abuse, addiction, dependence or overdose; or (b) raw materials, immediate precursors, and/or APIs used in the manufacture or study of VOI Opioids or VOI Opioid Products, but only when such materials, immediate precursors, and/or APIs are sold or marketed exclusively to DEA-licensed manufacturers or DEA-licensed researchers.

1.1.587 “VOI Opioids” means all natural, semi-synthetic, or synthetic chemicals that interact with opioid receptors and act like opium; except, for the avoidance of doubt, does not include: (a) such chemicals used in products with an FDA-approved label that lists the treatment of opioid or other substance use disorder, abuse, addiction, dependence, or overdose as their “indications or usage”; or (b) the opioid antagonists naloxone or naltrexone.

1.1.588 “VOI Side Letter”16 means the document, if any, in connection with the Voluntary Opioid Operating Injunction to be filed with the Plan Supplement.

1.1.589 “VOI-Specific Debtors” means Endo Pharmaceuticals Inc., Par Pharmaceutical, Inc., and each of their parents, subsidiaries, predecessors, successors, joint ventures, divisions, assigns, officers, directors, agents, partners, principals, current employees, and Affiliates acting on behalf of Endo Pharmaceuticals Inc. or Par Pharmaceutical, Inc in the United States.

1.1.590 “VOI-Specific Post-Emergence Entities” means, as of and following the Effective Date, the VOI-Specific Debtors, as reorganized pursuant to and under this Plan, and any successors thereto.

1.1.591 “Voluntary Opioid Operating Injunction” means the operating injunction set forth in the Plan Supplement, the terms of which shall be substantially the same in form and substance as the Preliminary Operating Injunction, and shall be approved by, and enforced pursuant to, the Confirmation Order.

1.1.592 “Voting Deadline” means the deadline by which parties entitled to vote with respect to this Plan must submit their votes to accept or reject the Plan in accordance with the Disclosure Statement Order.

1.1.593 “Voting Representative” means a Firm representing holders of Claims in Classes 4(C), 4(D), 4(E), 4(F), 7(A), 7(B), 7(C), 7(D), and 7(E) who has returned a properly completed Solicitation Directive and elected to utilize the Non-Notes Master Ballot Solicitation Method (as such terms are defined in the Disclosure Statement Order).

[16]

The terms of the VOI Side Letter are contained in the Mutual Letter of Understanding between Endo (as defined in the VOI Side Letter), Purchaser Parent, the University of California, San Francisco, Johns Hopkins University, and the Commonwealth of Massachusetts, on behalf of the Participating States (as defined in the VOI Side Letter), which is filed with the Plan Supplement.

1.1.594 “ZS Associates Parties” means ZS Associates, Inc. and all of its Affiliates and subsidiaries (other than, for the avoidance of doubt, (a) with respect to the Non-GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are Non-GUC Released Parties; and (b) with respect to the GUC Releases, any directors (including any Persons in analogous roles under applicable law), officers, or employees of the Debtors that are GUC Released Parties).

Section 1.2 Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form, or on particular terms and conditions, means that the referenced document shall be substantially in that form and/or substantially on those terms and conditions; (c) unless otherwise specified, any reference to this Plan shall mean this Plan, including any amendments, modifications, and supplements hereto and as it may by subsequently amended, modified, and supplemented; (d) any reference in this Plan to an existing document or exhibit having been filed or to be filed shall mean that such document or exhibit, as it may thereafter be amended, modified, or supplemented; (e) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns unless otherwise provided in this Plan or the applicable Trust Documents; (f) unless otherwise specified, all references herein to “Sections,” “Exhibits,” and “Articles” are references to Sections, Exhibits, and Articles hereof or hereto; (g) unless otherwise stated, the words “herein,” “hereof” and “hereto” refer to this Plan in its entirety (and as may be amended, modified, or supplemented) rather than to a particular portion of this Plan; (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document created or entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and the Bankruptcy Rules; (i) unless otherwise specified, the words “include” and “including,” and any variations thereof, shall not be deemed to be terms of limitation and shall be deemed to be followed by the words “without limitation”; (j) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under applicable state limited liability company laws; (k) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall be deemed to include “Proofs of Interests,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (l) captions and headings of Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (m) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (n) to the extent there is any inconsistency between the terms of the Disclosure Statement and the terms of this Plan, this Plan shall control; (o) to the extent there is any inconsistency between the terms of this Plan and any exhibits hereto or any Plan Supplements or any documents contemplated hereby or thereby, including the PSA, this Plan shall control; provided, that, to the extent there is any inconsistency between the terms of this Plan and any Trust Document, the terms of the applicable Trust Document shall control; (p) to the extent there is any inconsistency between this Plan and the Confirmation Order, the

Confirmation Order shall control; (q) to the extent there is any inconsistency between this Plan and the U.S. Government Resolution Documents, the U.S. Government Resolution Documents shall control; (r) references to “shares,” “shareholders,” or “directors” shall also include “membership units,” “members,” “managers,” and/or “officers” or other functional equivalents, as applicable, as such terms are defined under the applicable state or non-U.S. corporate or comparable law, as applicable; (s) any immaterial effectuating provisions may be interpreted by the applicable Post-Emergence Entities in a manner that is consistent with the overall purpose and intent of this Plan, all without further order of the Bankruptcy Court; (t) references to docket numbers are references to the docket numbers of documents filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; (u) any consent, acceptance, or approval with respect to any party may be conveyed by counsel for the applicable party with such consent, acceptance, or approval rights, including by electronic mail; and (v) any rights of any Person or Entity with respect to the implementation and administration of this Plan are not, and shall not be construed to be, affirmative obligations of such Person or Entity to take (or refrain from taking) any action with respect thereto.

Section 1.3 Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 1.4 Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, and any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in such agreements, in which case the governing law of such agreement shall control); provided, that, corporate governance matters relating to the Debtors or the Post-Emergence Entities, as applicable, shall be governed by the laws of the state or other jurisdiction of incorporation or organization of the Debtors or the Post-Emergence Entities, as applicable.

Section 1.5 Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Section 1.6 Reference to the Debtors or the Post-Emergence Entities

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or to the Post-Emergence Entities shall mean the Debtors and the applicable Post-Emergence Entities, as applicable, to the extent the context requires.

Section 1.7 Controlling Document

(a) In the event of an inconsistency between this Plan and the Plan Supplement or any other instrument or document created or executed pursuant to this Plan, between this Plan and the Disclosure Statement, or between this Plan and the PSA, this Plan shall control; provided, that, in the event of any inconsistency between this Plan and any Trust Document, the applicable Trust Document shall control; provided, further, that, in the event of any inconsistency between the (i) DMP Stipulation and the DMP Stipulation Order; and (ii) the Plan, the Disclosure Statement, the Plan Supplement, or any other Plan Document (including, without limitation, the PSA and the Trust Documents), the DMP Stipulation and the DMP Stipulation Order shall control as to the subject matter of the DMP Stipulation.

(b) The provisions of this Plan, the PSA, and the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each and the DMP Stipulation and the DMP Stipulation Order shall be incorporated by reference into the Confirmation Order; provided, that, if there is determined to be any inconsistency between any provisions of this Plan and any provision of the Confirmation Order and such inconsistency cannot be reconciled, the provisions of the Confirmation Order shall govern and any such provisions of the Confirmation Order shall be deemed a modification of this Plan, solely to the extent of such inconsistency; provided, further, that, in the event of any inconsistency between (i) the DMP Stipulation and the DMP Stipulation Order; and (ii) the Confirmation Order (which shall incorporate the DMP Stipulation and the DMP Stipulation Order by reference), the DMP Stipulation and the DMP Stipulation Order shall control as to the subject matter of the DMP Stipulation; provided, that, the incorporation of the DMP Stipulation and the DMP Stipulation Order into the Confirmation Order shall not alter the scope of the discharge provided in Article X of this Plan; provided, further, that, any such discharge shall be consistent with all of the terms of the DMP Stipulation and the DMP Stipulation Order and shall not alter in any way the rights of the parties to the DMP Stipulation and the DMP Stipulation Order thereunder.

(c) In the event of an inconsistency between the U.S. Government Resolution Documents and this Plan, the U.S. Government Resolution Documents shall govern, and any party to the U.S. Government Resolution Documents may request that the Bankruptcy Court amend or approve an amendment of this Plan to conform to the U.S. Government Resolution Documents. In accordance with Section 11.2(f) of this Plan, the Debtors shall not enter into an amendment or request that the Bankruptcy Court approve an amendment to the U.S. Government Resolution Documents if, and to the extent that, such amendment would materially and adversely affect the constituencies or members of the Ad Hoc First Lien Group, the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, as applicable, without the consent of such affected parties (not to be unreasonably withheld).

(d) The principal purpose of the Plan Administrator Agreement is to aid in the implementation of this Plan and, therefore, the Plan Administrator Agreement incorporates and is subject to the provisions of this Plan and the Confirmation Order. In the event that the provisions of the Plan Administrator Agreement are found to be inconsistent with the provisions of the Plan or the Confirmation Order, the provisions of the Plan and the Confirmation Order shall control; provided, however, that, the Plan Administrator Agreement shall control over the Plan and the Confirmation Order as to any (i) general powers, rights, and obligations of the Plan Administrator; and (ii) all funding obligations of the Purchaser Entities (and the mechanics to provide such funding) to allow the Remaining Debtors to wind down, dissolve or liquidate the Remaining Debtors and their Non-Debtor Affiliates and/or to otherwise fully administer the Estates.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, IRS Administrative Expense Claims, Non-IRS Priority Tax Claims, and IRS Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III, and shall have the following treatment:

Section 2.1 Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim that is not a Fee Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Administrative Expense Claim, Cash equal to the unpaid portion of such Allowed Administrative Expense Claim on the latest of: (a) the Effective Date; (b) the first Business Day after the date that is 30 days after the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; (c) the date on which such Administrative Expense Claim becomes payable under any agreement with the Debtors or the applicable Post-Emergence Entities relating thereto; (d) in respect of liabilities incurred by the Debtors in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of business by the Debtors or the applicable Post-Emergence Entities, as applicable, consistent with the Debtors’ past practice; or (e) such other date as may be agreed upon between the holder of such Allowed Administrative Expense Claim and the Debtors or the applicable Post-Emergence Entities, as the case may be; provided, however, that, in order to receive payment of an Administrative Expense Claim, the holder thereof shall have filed and served a request for payment of such Administrative Expense Claim pursuant to the procedures specified in the Confirmation Order, and such Claim shall have become an Allowed Claim, other than with respect to a holder of: (i) an Administrative Expense Claim Allowed by a Final Order of the Bankruptcy Court on or before the Effective Date; or (ii) an Administrative Expense Claim that is (1) not Disputed; (2) arose in the ordinary course of business; and (3) was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim. Any request for payment of an Administrative Expense Claim pursuant to this Section 2.1 that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Debtors, the Post-Emergence Entities, or the Plan Administrator.

Section 2.2 Fee Claims

(a) Fee Claims Generally

Professionals or other Persons asserting Fee Claims for services rendered to the Debtors, the Committees, the FCR, or the Endo EC before the Effective Date must file and serve on the Debtors and/or the Post-Emergence Entities, and such other Persons who are designated by the applicable Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order, or any other applicable order of the Bankruptcy Court, an application for final Allowance of such Fee Claim no later than 30 days after the Effective Date. Objections to any Fee Claim must be filed and served on the Purchaser Entities, the Committees, the United States Trustee, and the Professional requesting Allowance of such Fee Claim no later than 45 days after the Effective Date. Following the Effective Date, payment of compensation to Professionals in satisfaction of any Fee Claims shall be paid out of the Professional Fee Escrow Account as soon as reasonably practicable following the Allowance of such Fee Claims by the Bankruptcy Court; provided, that, to the extent any Fee Claim is Allowed only with respect to a portion of such Fee Claims, only the Allowed portion of such Fee Claim shall be paid; provided, further, that, to the extent the funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Fee Claims owing to any Professional, such Professional shall hold an Allowed Administrative Expense Claim for the amount of any deficiency, which Allowed Administrative Expense Claim shall be satisfied by the Purchaser Entities. For the avoidance of doubt, (i) Fee Claims shall be subject to any limitations as agreed with the applicable Professional or other Person asserting such Fee Claims; and (ii) Allowed Fee Claims shall not be subject to Disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

(b) Professional Fee Escrow Account

No later than 10 Business Days prior to the Effective Date, the Debtors shall have deposited the Professional Fee Reserve Amounts, the estimates for which shall have been provided by the Professionals to the Debtors at least seven days prior to the date of such deposit by the Debtors; provided, that, none of the estimates provided by Professionals, the provision of the Professional Fee Reserve Amounts, nor the funding of the Professional Fee Escrow Account shall be considered an admission or limitation of any kind with respect to any Fee Claim. The Professional Fee Reserve Amounts in the Professional Fee Escrow Account shall be held in trust for Professionals and for no other party until all Allowed Fee Claims are paid in full, and such Professional Fee Reserve Amounts held in the Professional Fee Escrow Account shall not be considered property of the Debtors, their Estates, the Post-Emergence Entities, or the Plan Administrator; provided, that, after all Allowed Fee Claims have been paid in full, any amounts remaining in the Professional Fee Escrow Account shall revert to the Purchaser Entities and constitute property of the Purchaser Entities.

(c) Final Fee Statements

As soon as reasonably practicable after the Effective Date, the Plan Administrator shall prepare and file any final reports required by the Bankruptcy Court or the U.S. Trustee for the quarterly reporting period immediately following the Effective Date, including the quarterly fee statement for ordinary course professionals for such period, monthly operating reports, and the U.S. Trustee quarterly fee report. Other than any reports required pursuant to Bankruptcy Rule 2015(a)(5) or in connection with any Statutory Fees as required in Section 14.2, no further quarterly fee statements or reports shall be required upon such filing of such final reports.

(d) Post-Effective Date Professional Fees and Expenses

From and after the Effective Date, the Remaining Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses of the Professionals in the ordinary course of business (including as related to the implementation of this Plan, the Plan Settlements, the Plan Transaction, and the Restructuring Transactions, preparing, reviewing, and prosecuting or addressing any issues with respect to final fee applications), subject to any applicable fee caps as agreed with the applicable Professional. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331, section 363, and section 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after the Effective Date shall terminate, and the applicable Post-Emergence Entities and the Plan Administrator may employ and pay any professionals in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court.

Section 2.3 Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred prior to and including the Effective Date, to the extent not previously paid during the course of the Chapter 11 Cases, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter in accordance with, and subject to the terms of the Cash Collateral Order and the RSA, in each case, without any requirement to file a fee application or Administrative Expense Claim with the Bankruptcy Court or any requirement for Bankruptcy Court review or approval, which payments shall be final and not subject to disgorgement, turnover, recovery, avoidance, recharacterization, or any other similar Claim; provided, that, the Ad Hoc Cross-Holder Group, the First Lien Notes Indenture Trustee, the First Lien Agent, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustees, and the Ad Hoc Group of Unsecured Noteholders shall file a notice with the Bankruptcy Court setting forth their requested Restructuring Expenses. All Restructuring Expenses to be paid on the Effective Date shall be estimated in good faith, and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date; provided, however, that, such estimates shall not be considered an admission or limitation of any kind with respect to such Restructuring Expenses. Other than the payment of the Restructuring Expenses and Fee Claims, or as otherwise authorized by the Bankruptcy Court, no broker, finder, or investment banker engaged by or on behalf of any Debtor or Non-Debtor Affiliate shall be entitled to any brokerage, finder’s, or other fee or commission in connection with this Plan or the Restructuring Transactions. Following the Effective Date, any unpaid Restructuring Expenses incurred prior to and including the Effective Date shall be paid by the Purchaser Entities.

Section 2.4 IRS Administrative Expense Claims

Pursuant to and in accordance with the U.S. Government Resolution Documents, on the Effective Date, any and all IRS Administrative Expense Claims shall be deemed Allowed on the terms set forth in the U.S. Government Resolution Documents and holders of the IRS Administrative Expense Claims shall receive, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claims, the applicable U.S. Government Resolution Consideration.

Section 2.5 Non-IRS Priority Tax Claims

Except to the extent that a holder of an Allowed Non-IRS Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Non-IRS Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Non-IRS Priority Tax Claim: (a) Cash in an amount equal to such Allowed Non-IRS Priority Tax Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, to the extent such Claim is Allowed as of the Effective Date; (ii) the first Business Day after the date that is 30 days after the date such Non-IRS Priority Tax Claim becomes an Allowed Non-IRS Priority Tax Claim; and (iii) the date such Allowed Non-IRS Priority Tax Claim becomes due and payable in the ordinary course; or (b) an installment payment in Cash and the right to receive annual installment payments in Cash equal to an aggregate total value, calculated as of the Effective Date, of the Allowed amount of such Non-IRS Priority Tax Claim, over a period ending not later than five years after the Petition Date.

Section 2.6 IRS Priority Tax Claims

Pursuant to and in accordance with the U.S. Government Resolution Documents, on the Effective Date, the IRS Priority Tax Claims shall be deemed Allowed on the terms set forth in the U.S. Government Resolution Documents and holders of the IRS Priority Tax Claims shall receive, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claims, the applicable U.S. Government Resolution Consideration. The IRS Priority Tax Claims shall not be subject to reconsideration or subordination.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

Section 3.1 Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on this Plan and receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in such Class and such Claim or Interest has not been paid, released, withdrawn, or otherwise settled before the Effective Date.

Section 3.2 Grouping of Debtors for Convenience Only

Each Class of Claims or Interests will be deemed to contain sub-classes for each of the Debtors, to the extent applicable for voting and distribution purposes. To the extent there are no Allowed Claims or Interests in a Class with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided herein, to the extent a Claim may be asserted against more than one Debtor, the vote of the applicable holder of such Claim in connection with such Claim shall be counted as a vote of such Claim against each Debtor against which such Claim is asserted. The grouping of the Debtors in this manner shall not change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

Section 3.3 Summary of Classification

The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent such Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. The treatment with respect to each Class of Claims and Interests provided for in this Article III shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claims and Interests.

Class	Designation	Impairment	Entitled to Vote

1	Priority Non-Tax Claims	Unimpaired	No (conclusively presumed to accept)

2	Other Secured Claims	Unimpaired	No (conclusively presumed to accept)

3	First Lien Claims	Impaired	Yes

4(A)	Second Lien Deficiency and Unsecured Notes Claims	Impaired	Yes

4(B)	Other General Unsecured Claims	Impaired	Yes

4(C)	Mesh Claims	Impaired	Yes

4(D)	Ranitidine Claims	Impaired	Yes

4(E)	Generics Price Fixing Claims	Impaired	Yes

4(F)	Reverse Payment Claims	Impaired	Yes

Class	Designation	Impairment	Entitled to Vote

5	U.S. Government Claims	Impaired	Yes

6(A)	State Opioid Claims	Impaired	Yes

6(B)	Local Government Opioid Claims	Impaired	Yes

6(C)	Tribal Opioid Claims	Impaired	Yes

7(A)	PI Opioid Claims	Impaired	Yes

7(B)	NAS PI Claims	Impaired	Yes

7(C)	Hospital Opioid Claims	Impaired	Yes

7(D)	TPP Claims	Impaired	Yes

7(E)	IERP II Claims	Impaired	Yes

8	Public School District Claims	Impaired	Yes

9	Canadian Provinces Claims	Impaired	Yes

10	Settling Co-Defendant Claims	Impaired	Yes

11	Other Opioid Claims	Impaired	Yes

12	EFBD Claims	Impaired	Yes

13	Intercompany Claims	Impaired / Unimpaired	No (deemed to reject / conclusively presumed to accept)

14	Intercompany Interests	Impaired / Unimpaired	No (deemed to reject / conclusively presumed to accept)

15	Subordinated, Recharacterized, or Disallowed Claims	Impaired	No (deemed to reject)

16	Existing Equity Interests	Impaired	No (deemed to reject)

Section 3.4 Special Provision Governing Unimpaired Claims

Except as otherwise provided in this Plan, nothing under this Plan shall affect the Debtors’ rights in respect of any Claims that are Unimpaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are Unimpaired. Except as otherwise specifically provided in this Plan, nothing in this Plan shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired, and the Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator) shall have, retain, reserve, and be entitled to fully assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date as if the Chapter

11 Cases had not been commenced, and all of the Post-Emergence Entities’ legal and equitable rights with respect to any reinstated Claim or Claim that is Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

Section 3.5 Voting Classes

Classes 3, 4(A), 4(B), 4(C), 4(D), 4(E), 4(F), 5, 6(A), 6(B), 6(C), 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, 11, and 12 are Impaired under this Plan and are entitled to vote to accept or reject this Plan.

Section 3.6 Acceptance or Rejection of this Plan

(a) Acceptance by Certain Impaired Classes

An Impaired Class of Claims shall have accepted this Plan if the holders, including holders acting through a Voting Representative, of (i) at least two-thirds in amount of Claims actually voting in such Class have voted to accept this Plan; and (ii) more than one-half in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3, 4(A), 4(B), 4(C), 4(D), 4(E), 4(F), 5, 6(A), 6(B), 6(C), 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, 11, and 12 (or, if applicable, the Voting Representatives of such holders) shall receive Ballots containing detailed voting instructions. For the avoidance of doubt, pursuant to and except as otherwise provided in the Solicitation Procedures, each Claim in Classes 4(C), 4(D), 4(E), 4(F), 6(A), 6(B), 6(C), 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, 11, and 12 shall be accorded one vote and valued at $1.00 for voting purposes only, and not for purposes of Allowance or Distribution, such that Classes 4(C), 4(D), 4(E), 4(F), 6(A), 6(B), 6(C), 7(A), 7(B), 7(C), 7(D), 7(E), 8, 9, 10, 11, and 12 shall each be deemed to have accepted this Plan if the holders, including holders acting through a Voting Representative, of at least two-thirds in number of Claims actually voting in such Class have voted to accept this Plan.

(b) Presumed Acceptance of this Plan

Classes 1 and 2 are Unimpaired under this Plan and are therefore conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

(c) Presumed Acceptance / Deemed Rejection of this Plan

Holders of Claims and Interests in Classes 13 and 14 are either (i) Unimpaired and are therefore conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (ii) Impaired and not receiving any Distribution under this Plan and are therefore deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.

Section 3.7 Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.8 Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be presumed to have been accepted by the holders of such Claims in such Class.

Section 3.9 Cramdown

If any Class rejects or is deemed to reject this Plan, the Debtors may (a) seek Confirmation of this Plan under section 1129(b) of the Bankruptcy Code; or (b) amend or modify this Plan in accordance with Section 12.1 of this Plan, with the consent of the Required Consenting Global First Lien Creditors, to the extent that Confirmation under section 1129(b) of the Bankruptcy Code requires such amendment or modification.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

Section 4.1 Class 1 – Priority Non-Tax Claims

(a) Classification. Class 1 consists of all Priority Non-Tax Claims.

(b) Impairment and Voting. Class 1 is Unimpaired, and holders of Allowed Priority Non-Tax Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Priority Non-Tax Claims are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Allowed Priority Non-Tax Claims.

(c) Treatment. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, on the later of (i) the Effective Date; and (ii) the date that is 30 days after the date such Priority Non-Tax Claim becomes an Allowed Claim or, in each case, as soon as reasonably practicable thereafter, each holder of an Allowed Priority Non-Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Priority Non-Tax Claim, (1) Cash in an amount equal to such Allowed Priority Non-Tax Claim; or (2) such other treatment that shall render such claim Unimpaired under the Bankruptcy Code.

Section 4.2 Class 2 – Other Secured Claims

(a) Classification. Class 2 consists of Other Secured Claims.

(b) Impairment and Voting. Class 2 is Unimpaired, and holders of Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Other Secured Claims.

(c) Treatment. Except to the extent that a holder of an Allowed Other Secured Claim against the Debtors agrees to a less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, at the sole option of the Debtors or the applicable Post-Emergence Entities, as applicable: (i) Cash in an amount equal to such Claim, payable on the later of (1) the Effective Date; (2) the date that is a maximum of 30 days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim; or (3) such other date as agreed to by the Debtors or the applicable Post-Emergence Entities, as applicable, and such holder, or as soon after the applicable of the foregoing clauses (1), (2), or (3) as is reasonably practicable; (ii) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; or (iii) such other treatment rendering such holder’s Allowed Other Secured Claim Unimpaired under the Bankruptcy Code; provided, that, Other Secured Claims that arise in the ordinary course of the Debtors’ business and that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

Section 4.3 Class 3 – First Lien Claims

(a) Classification. Class 3 consists of all First Lien Claims.

(b) Impairment and Voting. Class 3 is Impaired, and holders of First Lien Claims are entitled to vote to accept or reject this Plan.

(c) Allowance. The First Lien Claims shall be deemed Allowed on the Effective Date in the following amounts, plus accrued and unpaid interest, fees, expenses, and other obligations arising, due, or owing under or in connection with the First Lien Credit Agreement and/or the First Lien Notes Indentures, as applicable, in each case, through and including the Petition Date:

First Lien Claim by Debt Instrument	Allowed Amounts (in USD)[17]
First Lien Credit Agreement	$2,252,200,000.00
First Lien Notes Indenture dated as of April 27, 2017, for the 5.875% Senior Secured Notes due 2024	$300,000,000.00
First Lien Notes Indenture dated as of March 28, 2019, for the 7.500% Senior Secured Notes due 2027	$2,015,479,000.00
First Lien Notes Indenture dated as of March 25, 2021, for the 6.125% Senior Secured Notes due 2029	$1,295,000,000.00

Total	$5,862,679,000.00

[17]	Amounts to be updated prior to the Confirmation Hearing.

(d) Treatment. Except to the extent that a holder of an Allowed First Lien Claim agrees to less favorable treatment, on the Effective Date, each holder of an Allowed First Lien Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, such holder’s pro rata share of:

(i) 96.30% of the Purchaser Equity (subject to dilution by any issuances of Purchaser Equity under or pursuant to (1) the Rights Offerings and the Backstop Commitment Agreements; and (2) the Management Incentive Plan);

(ii) (1) if the Exit Minimum Cash Sweep Trigger occurs, Cash from the Exit Minimum Cash Sweep; and/or (2) the net proceeds of the Syndicated Exit Financing, if any, after giving effect to the transactions occurring on the Effective Date; and/or (3) the New Takeback Debt;

(iii) the First Lien Accrued and Unpaid Adequate Protection Payments; and

(iv) the First Lien Subscription Rights.

Section 4.4 Class 4(A) – Second Lien Deficiency Claims and Unsecured Notes Claims

(a) Classification. Class 4(A) consists of all Second Lien Deficiency Claims and Unsecured Notes Claims.

(b) Impairment and Voting. Class 4(A) is Impaired, and holders of Second Lien Deficiency Claims and Unsecured Notes Claims are entitled to vote to accept or reject this Plan.

(c) Allowance of Second Lien Deficiency Claims. The Second Lien Deficiency Claims shall be deemed Allowed as an unsecured deficiency claim pursuant to section 506(a) of the Bankruptcy Code on the Effective Date in the amount of $989,239,405.00.

(d) Allowance of Unsecured Notes Claims. The Unsecured Notes Claims shall be deemed Allowed on the Effective Date in the following amounts:

Unsecured Notes Claim by Indenture	Allowed Amounts (in USD)
Unsecured Notes Indenture dated as of June 30, 2014, for the 5.375% Senior Notes due 2023	$6,155,358.65
Unsecured Notes Indenture dated as of January 27, 2015, for the 6.00% Senior Notes due 2025	$22,281,173.08
Unsecured Notes Indenture dated as of July 9, 2015, for the 6.000% Senior Notes due 2023	$56,736,474.67
Unsecured Notes Indenture dated as of June 16, 2020, for the 6.000% Senior Notes due 2028	$1,270,079,189.33

Total	$1,355,252,195.73

(e) Treatment. Except to the extent that a holder of a Second Lien Deficiency Claim or Unsecured Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Second Lien Deficiency Claims and Unsecured Notes Claims, the GUC Trust shall receive the GUC Trust Consideration in accordance with the GUC Trust Documents, and

(i) holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall receive GUC Subscription Rights; provided, that, the exercise of such GUC Subscription Rights shall be subject to the terms and conditions set forth in the GUC Rights Offering Documents; and

(ii) on the Effective Date, each Second Lien Deficiency Claim and each Unsecured Notes Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by, the GUC Trust and such Claim shall thereafter be asserted exclusively against the GUC Trust. The sole recourse of any holder of a Second Lien Deficiency Claim or an Unsecured Notes Claim on account thereof shall be to the GUC Trust and only in accordance with the terms, provisions, and procedures of the GUC Trust Documents, which shall provide that such Claims shall be Allowed in the amounts set forth above and administered by the GUC Trust and holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall receive:

(1) such holders’ applicable share of the GUC Trust Purchaser Equity; and

(2) such holders’ pro rata share of GUC Trust Class A Units.

(f) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the GUC Trust Documents shall provide for an additional payment by the GUC Trust to any holder of an Allowed Second Lien Deficiency Claim or Allowed Unsecured Notes Claim who is entitled to receive a Distribution from the GUC Trust and who grants or is deemed to grant, as applicable, the GUC Releases. Such additional payment from the GUC Trust shall be in exchange for such holder’s granting or being deemed to grant, as applicable, the GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to Section 4.4(e)(ii), by (ii) a multiplier of 4x. Notwithstanding the foregoing, this Section 4.4(f) shall not apply with respect to GUC Subscription Rights or any Purchaser Equity issued or distributed as a result of the exercise of GUC Subscription Rights as contemplated by Section 4.4(e)(i).

Section 4.5 Class 4(B) – Other General Unsecured Claims

(a) Classification. Class 4(B) consists of all Other General Unsecured Claims.

(b) Impairment and Voting. Class 4(B) is Impaired, and holders of Other General Unsecured Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of an Other General Unsecured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Other General Unsecured Claims, (i) the GUC Trust shall receive the GUC Trust Consideration in accordance with the GUC Trust Documents; and (ii) each Other General Unsecured Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust, and such Other General Unsecured Claim shall thereafter be asserted exclusively against the GUC Trust and treated solely in accordance with the terms, provisions, and procedures of the GUC Trust Documents, which shall provide that Other General Unsecured Claims shall be either Allowed and administered by the GUC Trust or otherwise Disallowed and released in full. Holders of Allowed Other General Unsecured Claims shall receive a recovery, if any, from the GUC Trust Consideration. The sole recourse of any holder of an Other General Unsecured Claim on account thereof shall be to the GUC Trust and only in accordance with the terms, provisions, and procedures of the GUC Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the GUC Trust Documents shall provide for an additional payment by the GUC Trust to any holder of an Allowed Other General Unsecured Claim who is entitled to receive a Distribution from the GUC Trust and who grants or is deemed to grant, as applicable, the GUC Releases. Such additional payment from the GUC Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the GUC Trust Documents, by (ii) a multiplier of 4x. Notwithstanding the foregoing, this Section 4.5(d) shall not apply with respect to GUC Subscription Rights or any Purchaser Equity issued or distributed as a result of the exercise of GUC Subscription Rights.

Section 4.6 Class 4(C) – Mesh Claims

(a) Classification. Class 4(C) consists of all Mesh Claims.

(b) Impairment and Voting. Class 4(C) is Impaired, and holders of Mesh Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Mesh Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Mesh Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Mesh Claims Trust Consideration, in accordance with the Mesh Claims Trust Documents; and (ii) each Mesh Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Mesh Claims shall be exclusively handled by the Mesh Claims Trust, which shall be funded with the Mesh Claims Trust Consideration in accordance with the Mesh Claims Trust Documents, and Mesh Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Mesh Claims Trust Documents, which shall provide that Mesh Claims shall be either Allowed and administered by the Mesh Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Mesh Claims shall receive a recovery, if any, from the Mesh Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Mesh Claim on account thereof shall be to the Mesh Claims Trust and only in accordance with the terms, provisions, and procedures of the Mesh Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Mesh Claims Trust Documents shall provide for an additional payment by the Mesh Claims Trust to any holder of an Allowed Mesh Claim who is entitled to receive a Distribution from the Mesh Claims Trust and who grants or is deemed to grant, as applicable, the GUC Releases. Such additional payment from the Mesh Claims Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Mesh Claims Trust Documents, by (ii) a multiplier of 4x.

Section 4.7 Class 4(D) – Ranitidine Claims

(a) Classification. Class 4(D) consists of all Ranitidine Claims.

(b) Impairment and Voting. Class 4(D) is Impaired, and holders of Ranitidine Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Ranitidine Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Ranitidine Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Ranitidine Claims Trust Consideration, in accordance with the Ranitidine Claims Trust Documents; and (ii) each Ranitidine Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Ranitidine Claims shall be exclusively handled by the Ranitidine Claims Trust, which shall be funded with the Ranitidine Claims Trust Consideration in accordance with the Ranitidine Claims Trust Documents, and Ranitidine Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Ranitidine Claims Trust Documents, which shall provide that Ranitidine Claims shall be either Allowed and administered by the Ranitidine Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Ranitidine Claims shall receive a recovery, if any, from the Ranitidine Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Ranitidine Claim on account thereof shall be to the Ranitidine Claims Trust and only in accordance with the terms, provisions, and procedures of the Ranitidine Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Ranitidine Claims Trust Documents shall provide for an additional payment by the Ranitidine Claims Trust to any holder of an Allowed Ranitidine Claim who is entitled to receive a Distribution from the Ranitidine Claims Trust and who grants or is deemed to grant, as applicable, the GUC Releases. Such additional payment from the Ranitidine Claims Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Ranitidine Claims Trust Documents, by (ii) a multiplier of 4x.

Section 4.8 Class 4(E) – Generics Price Fixing Claims

(a) Classification. Class 4(E) consists of all Generics Price Fixing Claims.

(b) Impairment and Voting. Class 4(E) is Impaired, and holders of Generics Price Fixing Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Generics Price Fixing Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Generics Price Fixing Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Generics Price Fixing Claims Trust Consideration, in accordance with the Generics Price Fixing Claims Trust Documents; and (ii) each Generics Price Fixing Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Generics Price Fixing Claims shall be exclusively handled by the Generics Price Fixing Claims Trust, which shall be funded with the Generics Price Fixing Claims Trust Consideration in accordance with the Generics Price Fixing Claims Trust Documents, and Generics Price Fixing Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Generics Price Fixing Claims Trust Documents, which shall provide that Generics Price Fixing Claims shall be either Allowed and administered by the Generics Price Fixing Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Generics Price Fixing Claims shall receive a recovery, if any, from the Generics Price Fixing Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Generics Price Fixing Claim on account thereof shall be to the Generics Price Fixing Claims Trust and only in accordance with the terms, provisions, and procedures of the Generics Price Fixing Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Generics Price Fixing Claims Trust Documents shall provide for an additional payment by the Generics Price Fixing Claims Trust to any holder of an Allowed Generics Price Fixing Claim who is entitled to receive a Distribution from the Generics Price Fixing Claims Trust and who grants or is deemed to grant, as applicable, the GUC Releases. Such additional payment from the Generics Price Fixing Claims Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Generics Price Fixing Claims Trust Documents, by (ii) a multiplier of 4x.

(i) Any holder of an Allowed Generics Price Fixing Claim (1) whose Generics Price Fixing Claim was included in an administrative class Proof of Claim filed in accordance with the Bar Date Order; and (2) that does not grant and is not deemed to have granted the GUC Releases by the Voting Deadline shall have the opportunity to grant the GUC Releases after the Voting Deadline in accordance with the Generics Price Fixing Claims Trust Documents, which shall establish a deadline and procedures providing such holders the opportunity to grant the GUC Releases and thereby become eligible to receive an additional payment in exchange therefor. For the avoidance of doubt, this Section 4.8(d)(i) shall not apply with respect to any holder of a Generics Price Fixing Claim that returned a Ballot prior to the Voting Deadline, and the amount of any Distribution and/or additional payment to be made to such holder shall be calculated based on whether such holder granted (or was deemed to have granted) the GUC Releases pursuant to such holder’s Ballot.

Section 4.9 Class 4(F) – Reverse Payment Claims

(a) Classification. Class 4(F) consists of all Reverse Payment Claims.

(b) Impairment and Voting. Class 4(F) is Impaired, and holders of Reverse Payment Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Reverse Payment Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Reverse Payment Claims, (i) the GUC Trust shall receive the GUC Trust Consideration, including the Reverse Payment Claims Trust Consideration, in accordance with the Reverse Payment Claims Trust Documents; and (ii) each Reverse Payment Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the GUC Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the GUC Trust. Reverse Payment Claims shall be exclusively handled by the Reverse Payment Claims Trust, which shall be funded with the Reverse Payment Claims Trust Consideration in accordance with the Reverse Payment Claims Trust Documents, and Reverse Payment Claims shall be treated solely in accordance with the terms, provisions, and procedures of the Reverse Payment Claims Trust Documents, which shall provide that Reverse Payment Claims shall be either Allowed and administered by the Reverse Payment Claims Trust or otherwise Disallowed and released in full. Holders of Allowed Reverse Payment Claims shall receive a recovery, if any, from the Reverse Payment Claims Trust Consideration and shall be entitled to no other asset of the GUC Trust. The sole recourse of any holder of a Reverse Payment Claim on account thereof shall be to the Reverse Payment Claims Trust and only in accordance with the terms, provisions, and procedures of the Reverse Payment Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting GUC Releases. The procedures governing Distributions set forth in the Reverse Payment Claims Trust Documents shall provide for an additional payment by the Reverse Payment Claims Trust to any holder of an Allowed Reverse Payment Claim who is entitled to receive a Distribution from the Reverse Payment Claims Trust and who grants or is deemed to grant, as applicable, the GUC Releases. Such additional payment from the Reverse Payment Claims Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Reverse Payment Claims Trust Documents, by (ii) a multiplier of 4x.

(i) Any holder of an Allowed Reverse Payment Claim (1) whose Reverse Payment Claim was included in an administrative class Proof of Claim filed in accordance with the Bar Date Order; and (2) that does not grant and is not deemed to have granted the GUC Releases by the Voting Deadline shall have the opportunity to grant the GUC Releases after the Voting Deadline in accordance with the Reverse Payment Claims Trust Documents, which shall establish a deadline and procedures providing such holders the opportunity to grant the GUC Releases and thereby become eligible to receive an additional payment in exchange therefor. For the avoidance of doubt, this Section 4.9(d)(i) shall not apply with respect to any holder of a Reverse Payment Claim that returned a Ballot prior to the Voting Deadline, and the amount of any Distribution and/or additional payment to be made to such holder shall be calculated based on whether such holder granted (or was deemed to have granted) the GUC Releases pursuant to such holder’s Ballot.

Section 4.10 Class 5 – U.S. Government General Unsecured Claims

(a) Classification. Class 5 consists of all U.S. Government General Unsecured Claims.

(b) Impairment and Voting. Class 5 is Impaired, and holders of U.S. Government General Unsecured Claims are entitled to vote to accept or reject this Plan.

(c) Allowance of U.S. Government Claims. The U.S. Government General Unsecured Claims shall be deemed Allowed as of the Effective Date on the terms set forth in the U.S. Government Resolution Documents. The Allowed U.S. Government General Unsecured Claims shall not be subject to reconsideration or subordination.

(d) Treatment. On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claims, the holders of the U.S. Government General Unsecured Claims shall receive the U.S. Government Resolution Consideration pursuant to and in accordance with the terms of the U.S. Government Resolution Documents.

Section 4.11 Class 6(A) – State Opioid Claims

(a) Classification. Class 6(A) consists of all State Opioid Claims.

(b) Impairment and Voting. Class 6(A) is Impaired, and holders of State Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a State Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the State Opioid Claims, (i) the Public Opioid Trust shall receive the Public Opioid Consideration in accordance with the Public Opioid Distribution Documents; and (ii) each State Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the Public Opioid Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the Public Opioid Trust. The sole recourse of any holder of a State Opioid Claim on account thereof shall be to the Public Opioid Trust and only in accordance with the terms, provisions, and procedures of the Public Opioid Distribution Documents, pursuant to which any holder of a State Opioid Claim that votes to accept this Plan shall be deemed to hold an Allowed State Opioid Claim and shall be eligible to participate in the Public Opioid Trust, in each case, in accordance with the Public Opioid Distribution Documents.

Section 4.12 Class 6(B) – Local Government Opioid Claims

(a) Classification. Class 6(B) consists of all Local Government Opioid Claims.

(b) Impairment and Voting. Class 6(B) is Impaired, and holders of Local Government Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claims, holders of Local Government Opioid Claims shall be eligible to receive distributions from their respective State in accordance with such State’s opioid abatement programs, subject to the laws and agreements of such State and such State’s opioid abatement programs. For the avoidance of doubt, the treatment provided with respect to this Class 6(B) shall not prevent any Local Government from participating in its respective State’s opioid abatement programs as provided by and in accordance with applicable State law and agreements, regardless of whether such Local Government filed a Local Government Opioid Claim and/or voted to accept or reject this Plan.

Section 4.13 Class 6(C) – Tribal Opioid Claims

(a) Classification. Class 6(C) consists of all Tribal Opioid Claims.

(b) Impairment and Voting. Class 6(C) is Impaired, and holders of Tribal Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Tribal Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Tribal Opioid Claims, (i) the Tribal Opioid Trust shall receive the Tribal Opioid Consideration in accordance with the Tribal Opioid Distribution Documents; and (ii) each Tribal Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the Tribal Opioid Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the Tribal Opioid Trust. The sole recourse of any holder of a Tribal Opioid Claim on account thereof shall be to the Tribal Opioid Trust and only in accordance with the terms, provisions, and procedures of the Tribal Opioid Distribution Documents, which shall provide that (1) such Claims shall be either Allowed and administered by the Tribal Opioid Trust or otherwise Disallowed and released in full; and (2) holders of Tribal Opioid Claims shall receive the applicable shares of the Tribal Opioid Consideration allocated to such holders as set forth in the Tribal Opioid Distribution Documents, in each case, in accordance with and subject to the terms of the Tribal Opioid Distribution Documents.

Section 4.14 Class 7(A) – PI Opioid Claims

(a) Classification. Class 7(A) consists of all PI Opioid Claims.

(b) Impairment and Voting. Class 7(A) is Impaired, and holders of PI Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a PI Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the PI Opioid Claims, (i) the PI Trust shall receive the PI Trust Share in accordance with the PI Trust Documents; and (ii) each PI Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the PI Trust, and all of the Debtors’ liability for such Claim shall be assumed by the PI Trust and such PI Opioid Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the PI Trust Documents. Holders of Allowed PI Opioid Claims shall receive a recovery, if any, from the PI Trust Share, in each case, in accordance with and subject to the terms of the PI Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the PI Trust Documents shall provide for an additional payment by the PI Trust to any holder of an Allowed PI Opioid Claim who is entitled to receive a Distribution from the PI Trust and who grants or is deemed to grant, as applicable, the Non-GUC Releases. Such additional payment from the PI Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the PI Trust Documents, by (ii) a multiplier of 4x.

Section 4.15 Class 7(B) – NAS PI Claims

(a) Classification. Class 7(B) consists of all NAS PI Claims.

(b) Impairment and Voting. Class 7(B) is Impaired, and holders of NAS PI Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a NAS PI Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the NAS PI Claims, (i) the NAS PI Trust shall receive the NAS PI Trust Share in accordance with the NAS PI Trust Documents; and (ii) each NAS PI Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the NAS PI Trust, and all of the Debtors’ liability for such Claim shall be assumed by the NAS PI Trust and such NAS PI Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the NAS PI Trust Documents. Holders of Allowed NAS PI Claims shall receive a recovery, if any, from the NAS PI Trust Share, in each case, in accordance with and subject to the terms of the NAS PI Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the NAS PI Trust Documents shall provide for an additional payment by the NAS PI Trust to any holder of an Allowed NAS PI Claim who is entitled to receive a Distribution from the NAS PI Trust and who grants or is deemed to grant, as applicable, the Non-GUC Releases. Such additional payment from the NAS PI Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the NAS PI Trust Documents, by (ii) a multiplier of 4x.

Section 4.16 Class 7(C) – Hospital Opioid Claims

(a) Classification. Class 7(C) consists of all Hospital Opioid Claims.

(b) Impairment and Voting. Class 7(C) is Impaired, and holders of Hospital Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Hospital Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Hospital Opioid Claims, (i) the Hospital Trust shall receive the Hospital Trust Share in accordance with the Hospital Trust Documents; and (ii) each Hospital Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the Hospital Trust, and all of the Debtors’ liability for such Claim shall be assumed by the Hospital Trust and such Hospital Opioid Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the Hospital Trust Documents. Holders of Allowed Hospital Opioid Claims shall receive a recovery, if any, from the Hospital Trust Share, in each case, in accordance with and subject to the terms of the Hospital Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the Hospital Trust Documents shall provide for an additional payment by the Hospital Trust to any holder of an Allowed Hospital Opioid Claim who is entitled to receive a Distribution from the Hospital Trust and who grants or is deemed to grant, as applicable, the Non-GUC Releases. Such additional payment from the Hospital Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Hospital Trust Documents, by (ii) a multiplier of 4x.

Section 4.17 Class 7(D) – TPP Claims

(a) Classification. Class 7(D) consists of all TPP Claims.

(b) Impairment and Voting. Class 7(D) is Impaired, and holders of TPP Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a TPP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the TPP Claims, (i) the TPP Trust shall receive the TPP Trust Share in accordance with the TPP Trust Documents; and (ii) each TPP Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the TPP Trust, and all of the Debtors’ liability for such Claim shall be assumed by the TPP Trust and such TPP Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the TPP Trust Documents. Holders of Allowed TPP Claims shall receive a recovery, if any, from the TPP Trust Share, in each case, in accordance with and subject to the terms of the TPP Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the TPP Trust Documents shall provide for an additional payment by the TPP Trust to any holder of an Allowed TPP Claim who is entitled to receive a Distribution from the TPP Trust and who grants or is deemed to grant, as applicable, the Non-GUC Releases. Such additional payment from the TPP Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the TPP Trust Documents, by (ii) a multiplier of 4x.

Section 4.18 Class 7(E) – IERP II Claims

(a) Classification. Class 7(E) consists of all IERP II Claims.

(b) Impairment and Voting. Class 7(E) is Impaired, and holders of IERP II Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of an IERP II Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the IERP II Claims, (i) the IERP Trust II shall receive the IERP Trust II Share in accordance with the IERP Trust II Documents; and (ii) each IERP II Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the PPOC Trust pursuant to Section 10.9 of this Plan and subsequently channeled to the IERP Trust II, and all of the Debtors’ liability for such Claim shall be assumed by the IERP Trust II and such IERP II Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the IERP Trust II Documents. Holders of Allowed IERP II Claims shall receive a recovery, if any, from the IERP Trust II Share, in each case, in accordance with and subject to the terms of the IERP Trust II Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the IERP Trust II Documents shall provide for an additional payment by the IERP Trust II to any holder of an Allowed IERP II Claim who is entitled to receive a Distribution from the IERP Trust II and who grants or is deemed to grant, as applicable, the Non-GUC Releases. Such additional payment from the IERP Trust II shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the IERP Trust II Documents, by (ii) a multiplier of 4x.

Section 4.19 Class 8 – Public School District Claims

(a) Classification. Class 8 consists of all Public School District Claims.

(b) Impairment and Voting. Class 8 is Impaired, and holders of Public School District Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. As of the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, all Allowed Public School District Claims, the Opioid School District Recovery Trust shall be funded with the Opioid School District Recovery Trust Consideration in accordance with the Opioid School District Recovery Trust Governing Documents.

Section 4.20 Class 9 – Canadian Provinces Claims

(a) Classification. Class 9 consists of all Canadian Provinces Claims.

(b) Impairment and Voting. Class 9 is Impaired, and holders of Canadian Provinces Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of a Canadian Provinces Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Canadian Provinces Claims, (i) the Canadian Provinces Trust shall receive the Canadian Provinces Consideration in accordance with the Canadian Provinces Distribution Documents, pursuant to which the aggregate amount of Canadian Provinces Consideration shall be subject to adjustment depending on the number of Canadian Provinces that grant or are deemed to grant, as applicable, the Non-GUC Releases; and (ii) each Canadian Provinces Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the Canadian Provinces Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the Canadian Provinces Trust. The sole recourse of any holder of a Canadian Provinces Claim on account thereof shall be to the Canadian Provinces Trust and only in accordance with the terms, provisions, and procedures of the Canadian Provinces Distribution Documents, which shall provide that (1) such Claims shall be either Allowed and administered by the Canadian Provinces Trust or otherwise Disallowed and released in full; and (2) the Canadian Provinces shall receive the applicable allocated portion of the Canadian Provinces Consideration set forth in the Canadian Provinces Term Sheet except as otherwise agreed between the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Provinces.

Section 4.21 Class 10 – Settling Co-Defendant Claims

(a) Classification. Class 10 consists of all Settling Co-Defendant Claims.

(b) Impairment and Voting. Class 10 is Impaired, and holders of Settling Co-Defendant Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. The DMP Stipulation and the DMP Stipulation Order are incorporated by reference into this Plan as though fully set forth herein. On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, each holder of a Settling Co-Defendant Claim shall receive the treatment set forth in the DMP Stipulation, pursuant to which such Settling Co-Defendant Claims shall be released or subordinated, as applicable, by the applicable Settling Co-Defendants subject to the other terms and conditions of the DMP Stipulation. Notwithstanding anything herein to the contrary, in the event of any inconsistency between any provision in this Plan relating to Settling Co-Defendant Claims and any provision in the DMP Stipulation, the DMP Stipulation shall govern; provided, that, notwithstanding anything herein or in the DMP Stipulation or the DMP Stipulation Order to the contrary, nothing in the DMP Stipulation or the DMP Stipulation Order shall affect the discharge provided in Article X of this Plan; provided, further, that, any such discharge shall be consistent with all of the terms of the DMP Stipulation and the DMP Stipulation Order and shall not alter in any way the rights of the parties to the DMP Stipulation and the DMP Stipulation Order thereunder.

Section 4.22 Class 11 – Other Opioid Claims

(a) Classification. Class 11 consists of all Other Opioid Claims.

(b) Impairment and Voting. Class 11 is Impaired, and holders of Other Opioid Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of an Other Opioid Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the Other Opioid Claims, (i) the Other Opioid Claims Trust shall receive the Other Opioid Claims Trust Consideration in accordance with the Other Opioid Claims Trust Documents; and (ii) each Other Opioid Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the Other Opioid Claims Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the Other Opioid Claims Trust and such Other Opioid Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the Other Opioid Claims Trust Documents. Holders of Allowed Other Opioid Claims shall receive a recovery, if any, from the Other Opioid Claims Trust Consideration, in each case, in accordance with and subject to the terms of the Other Opioid Claims Trust Documents.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the Other Opioid Claims Trust Documents shall provide for an additional payment by the Other Opioid Claims Trust to any holder of an Allowed Other Opioid Claim who is entitled to receive a Distribution from the Other Opioid

Claims Trust and who grants or is deemed to grant, as applicable, the Non-GUC Releases. Such additional payment from the Other Opioid Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Other Opioid Trust Documents, by (ii) a multiplier of 4x.

Section 4.23 Class 12 – EFBD Claims

(a) Classification. Class 12 consists of all EFBD Claims.

(b) Impairment and Voting. Class 12 is Impaired, and holders of EFBD Claims are entitled to vote to accept or reject this Plan.

(c) Treatment. Except to the extent that a holder of an EFBD Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for the EFBD Claims, (i) the EFBD Claims Trust shall receive the EFBD Claims Trust Consideration in accordance with the EFBD Claims Trust Documents; and (ii) each EFBD Claim shall automatically, and without further act, deed, or court order, be channeled exclusively to the EFBD Claims Trust pursuant to Section 10.9 of this Plan, and all of the Debtors’ liability for such Claim shall be assumed by the EFBD Claims Trust and such EFBD Claim shall be Allowed, Disallowed and released in full, or otherwise resolved, in each case, in accordance with the EFBD Claims Trust Documents. Holders of Allowed EFBD Claims shall receive a recovery, if any, from the EFBD Claims Trust Consideration, in each case, in accordance with and subject to the terms of the EFBD Claims Trust Documents; provided, that, the amount of any Distribution to a holder of an Allowed EFBD Claim on account of such Allowed EFBD Claim shall not exceed the amount of comparable Distributions provided by another Trust under this Plan to holders of similar Allowed Claims that were filed before the General Bar Date and channeled to such other Trust under this Plan; provided, further, that, the procedures for determining the maximum amount of any Distribution to be made by the EFBD Claims Trust shall be substantially similar to those provided in the Future PI Trust Distribution Procedures.

(d) Incremental Trust Distributions in Exchange for Granting Non-GUC Releases. The procedures governing Distributions set forth in the EFBD Claims Trust Documents shall provide for an additional payment by the EFBD Claims Trust to any holder of an Allowed EFBD Claim who is entitled to receive a Distribution from the EFBD Claims Trust and who grants or is deemed to grant, as applicable, the Non-GUC Releases. Such additional payment from the EFBD Claims Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases and shall be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the EFBD Claims Trust Documents, by (ii) a multiplier of 4x. For the avoidance of doubt, such additional amount shall in no event be greater than the additional amount provided to any holder of an Allowed Present Private Opioid Claim or an Allowed GUC Trust Channeled Claim, as applicable, who received an additional payment in exchange for granting or being deemed to grant, as applicable, the Non-GUC Releases or the GUC Releases, as applicable.

Section 4.24 Class 13 – Intercompany Claims

(a) Classification. Class 13 consists of all Intercompany Claims.

(b) Impairment and Voting. Intercompany Claims are either (i) Unimpaired, in which case the holders of such Intercompany Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (ii) Impaired and not receiving any Distribution under this Plan, in which case the holders of such Intercompany Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

(c) Treatment. On the Effective Date, each Intercompany Claim shall either be (i) reinstated; or (ii) settled or deemed automatically cancelled, extinguished, and discharged in the discretion of the Debtors, subject to the consent of the Required Consenting Global First Lien Creditors; provided, that, any Intercompany Claims of any Debtor (other than the Transferred Debtors) against any Purchaser Entity shall be cancelled, extinguished, and discharged.

Section 4.25 Class 14 – Intercompany Interests

(a) Classification. Class 14 consists of all Intercompany Interests.

(b) Impairment and Voting. Intercompany Interests are either (1) Unimpaired, in which case the holders of such Intercompany Interests are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code; or (2) Impaired and not receiving any Distribution under this Plan, in which case the holders of such Intercompany Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

(c) Treatment. On the Effective Date, each Intercompany Interest shall either be (i) transferred, directly or indirectly, to the applicable Purchaser Entities; (ii) reinstated; or (iii) deemed automatically cancelled, extinguished, and discharged, in each case, in the discretion of the Debtors, subject to the consent of the Required Consenting Global First Lien Creditors.

Section 4.26 Class 15 – Subordinated, Recharacterized, or Disallowed Claims

(a) Classification. Class 15 consists of all Subordinated, Recharacterized, or Disallowed Claims.

(b) Impairment and Voting. Class 15 is Impaired and not receiving any Distribution under this Plan. Therefore, holders of Subordinated, Recharacterized, or Disallowed Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

(c) Treatment. On the Effective Date, each Subordinated, Recharacterized or Disallowed Claim, shall be cancelled, extinguished, and discharged, and each holder thereof shall not receive or retain any property under this Plan on account of such Claim. To the extent that any Claim in this Class 15 arising out of or relating to Opioid-Related Activities or any Opioids or Opioid Products manufactured, marketed, or sold by the Debtors, including any Co-Defendant Claim, that is Disallowed pursuant to section 502(e) of the Bankruptcy Code is later Allowed in accordance with section 502(j) of the Bankruptcy Code, on the date of the Allowance of such Claim, such Claim shall automatically be subordinated pursuant to section 509(c) of the Bankruptcy Code and shall therefore be automatically deemed a Subordinated, Recharacterized, or Disallowed Claim and such Claim shall automatically be cancelled, extinguished, and discharged in accordance with this Section 4.26(c).

Section 4.27 Class 16 – Existing Equity Interests

(a) Classification. Class 16 consists of all Existing Equity Interests.

(b) Impairment and Voting. Class 16 is Impaired and not receiving any Distribution under this Plan. Therefore, holders of Existing Equity Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited.

(c) Treatment. On the Effective Date, each Existing Equity Interest, shall be cancelled, extinguished, and discharged, subject to applicable law, and each holder thereof shall not receive or retain any property under this Plan on account of such Existing Equity Interest.

ARTICLE V

MEANS FOR IMPLEMENTATION

Section 5.1 Cancellation of Securities and Agreements

(a) Except for the purpose of evidencing a right to a Distribution under this Plan and as otherwise specifically provided for in this Plan and subject in all respects to the Intercreditor Agreements (other than as provided herein), on the Effective Date, each Prepetition Document, each Second Lien Notes Document, Unsecured Notes Document, and any other indentures, notes, bonds, purchase rights, agreements, instruments, guarantees, certificates, warrants, options, puts, securities, pledges, and other documents, in each case, that relate to any Claim against or Interest in the Debtors and any rights of any holder in respect thereof, including, but not limited to, Existing Equity Interests, the First Lien Credit Agreement, the Indentures (and the Notes issued thereunder), and any indebtedness or obligations thereunder, shall be deemed, subject to applicable law, cancelled, discharged, and of no force or effect, without any need for any person, including, without limitation, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, any Indenture Trustee, or any holder of any First Lien Claim, Second Lien Notes Claims, or Unsecured Notes Claims to take further action with respect thereto, and the obligations of the Debtors, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, the Indenture Trustees, each other Prepetition Secured Party, and each other party to any of the foregoing documents or beneficiary thereunder shall be deemed fully satisfied, released, and discharged. For the avoidance of doubt, notwithstanding anything to the contrary herein, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Plan shall be deemed null and void and shall be of no force and effect.

(b) Notwithstanding such cancellation and discharge, the Intercreditor Agreements (including any amendments thereto, and in accordance with and subject to section 27(c) of the RSA, as further clarified by the last proviso in this Section 5.1(b)), the First Lien Credit Agreement, and the Indentures shall continue in effect solely for purposes of: (i) allowing holders of First Lien Claims, Second Lien Notes Claims, and Unsecured Notes Claims to receive Distributions under or in connection with this Plan, including under any Plan Document, as provided herein; (ii) enforcing the rights, claims, and interests of the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, the Indenture Trustees, and each other Prepetition Secured Party vis-à-vis any parties other than the Debtors and the Post-Emergence Entities, including any rights with respect to priority of payment and/or to exercise the Indenture Trustee Charging Liens against any Distributions (including, but not limited, to rights of the Indenture Trustees to assert the applicable Indenture Trustee Charging Lien against any Distributions to holders of Notes under the applicable Indentures); (iii) permitting the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, each other Prepetition Secured Party, and the Unsecured Notes Indenture Trustees to appear and be heard in the Chapter 11 Cases or in any proceedings in the Bankruptcy Court or any other court relating to the First Lien Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, and the Unsecured Notes Indentures, as applicable; (iv) preserving the rights of the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Agent, and the Indenture Trustees to compensation and indemnification as against any money or property distributable to holders under the First Lien Credit Agreement and the Indentures, as applicable; (v) enforcing any obligation owed to the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Trustee, and the Indenture Trustees under this Plan and any Plan Documents; and (vi) permitting the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the First Lien Trustee, and the Indenture Trustees to perform any function necessary to effectuate the foregoing or the making of any Distributions under or as required by this Plan; provided, that, the preceding proviso shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Debtors or the Post-Emergence Entities, except to the extent set forth in or provided for under this Plan; provided, further, that, (1) the cancellation hereunder shall not itself alter the obligations or rights among third parties other than the Debtors and the Post-Emergence Entities; and (2) the Confirmation Order shall provide that the holders of over 50% in amount of Prepetition First Lien Indebtedness agree (and the First Lien Collateral Trustee is deemed to have been directed by such holders), effective as of the earlier of (A) the closing of the Plan Transaction; and (B) the Effective Date, not to enforce, and to waive, any turnover, or payment over or transfer rights under the Intercreditor Agreement against any Prepetition Second Lien Secured Notes Party in respect of any GUC Trust Consideration provided to the GUC Trust (and to which any beneficiary of the GUC Trust or of any of the Distribution Sub-Trusts may be entitled on or after the earlier of (x) the closing of the Plan Transaction; and (y) the Effective Date), in each case, as contemplated by the UCC Resolution Term Sheet.

(c) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the First Lien Agent of its obligations pursuant to this Plan, the First Lien Agent and each of its respective agents shall be relieved of all further duties and responsibilities related to the First Lien Credit Agreement and each other Prepetition Document.

(d) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the First Lien Notes Indenture Trustee of its obligations pursuant to this Plan, the First Lien Notes Indenture Trustee and each of its respective agents shall be relieved of all further duties and responsibilities related to the First Lien Notes Indentures and each other Prepetition Document.

(e) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the First Lien Collateral Trustee and the Second Lien Collateral Trustee of their respective obligations pursuant to this Plan, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, and each of their respective agents shall be relieved of all further duties and responsibilities related to the Intercreditor Agreements and each Prepetition Document.

(f) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by the Second Lien Notes Indenture Trustee of its obligations pursuant to this Plan, the Second Lien Notes Indenture Trustee and each of its respective agents shall be relieved of all further duties and responsibilities related to the Second Lien Notes Indenture and each other Second Lien Notes Document.

(g) Except as otherwise set forth in this Section 5.1 or the PSA, subsequent to the performance by each of the Unsecured Notes Indenture Trustees of their respective obligations pursuant to this Plan, the Unsecured Notes Indenture Trustees and each of their respective agents shall be relieved of all further duties and responsibilities related to the Unsecured Note Indentures and each other Unsecured Notes Document, in each case, subject to the terms of the GUC Trust Agreement.

(h) In order to effectuate the liquidation and dissolution of Endo International plc and the extinguishment of each Existing Equity Interest pursuant thereto under the laws of Ireland: (i) Endo International plc will convene and hold the PLC EGM; and (ii) pursuant to this Plan, (1) in circumstances where Cede & Co. is the registered holder of an Existing Equity Interest, each applicable underlying beneficial holder of such Existing Equity Interest will be deemed to have instructed Cede & Co. to submit a Master Proxy to Endo International plc voting all of the Existing Equity Interests in favor of the PLC Liquidation Resolution; and (2) the Master Proxy will be executed by Cede & Co.

Section 5.2 Sources of Plan Distributions

(a) Distributions under this Plan shall be comprised of, as applicable, (i) Cash on hand; (ii) the Exit Financing or the proceeds thereof, as applicable; (iii) Purchaser Equity (including the net proceeds of the Rights Offerings); and (iv) the GUC Trust Litigation Consideration.

(b) All Cash necessary for the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator (on behalf of the Remaining Debtors) as applicable, to make payments or Distributions pursuant hereto shall be obtained from the following sources, as appropriate: (i) Cash on hand; (ii) the net proceeds of the Rights Offerings; and (iii) if applicable, the net proceeds from the Syndicated Exit Financing. Further, the Debtors or the Post-Emergence Entities (including the Plan Administrator on behalf of the Remaining Debtors), as the case may be, will be entitled to transfer funds among themselves as they determine to be necessary or appropriate to enable the applicable Post-Emergence Entities (and the Plan Administrator on behalf of the applicable Remaining Debtors) to satisfy any obligations under this Plan and the PSA. To the extent this Plan obligates the Remaining Debtors to make any payments or Distributions or take any other actions hereunder, the amount of any such payments or Distributions or the cost of taking such actions shall be funded solely by the Purchaser Entities.

(c) All Cash necessary for any of the Trusts to make payments or Distributions pursuant hereto and pursuant to the applicable Trust Documents shall be obtained from the sources set forth in, and in accordance with, the applicable Trust Documents, which sources may include, among others: (i) Cash funded by the Debtors and/or the Purchaser Entities, as applicable; (ii) insurance proceeds; (iii) proceeds of investments of Trust assets; and (iv) proceeds of the pursuit of any Claims or Causes of Action, in each case as applicable and in accordance with the applicable Trust Documents.

Section 5.3 Exit Financing

(a) Confirmation of this Plan shall be deemed to constitute authorization and approval by the Bankruptcy Court of (i) the Exit Financing and the Exit Financing Documents (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Debtors and the Purchaser Obligors in connection therewith, including the payment of all fees and expenses provided for therein); and (ii) the entry by the Debtors and the Purchaser Obligors into, and performance of their obligations under, the Exit Financing Documents (inclusive of such documents as may be reasonably required or appropriate to effectuate the foregoing). For the avoidance of doubt, any Exit Financing shall be issued under this Plan.

(b) As of the Effective Date, the Exit Financing Documents shall constitute legal, valid, binding, and authorized obligations of the Purchaser Obligors, enforceable in accordance with their terms. The financial accommodations set forth in the Exit Financing Documents (i) are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes; (ii) are reasonable; (iii) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever; and (iv) shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

(c) As of the Effective Date, all of the Liens and security interests to be granted under the Exit Financing Documents shall (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance therewith (including the priority set forth therein); (ii) be deemed to be or have been automatically perfected on the Effective Date; and (iii) shall not (1) be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever; and (2) shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Purchaser Obligors granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order; provided, that, perfection shall occur automatically on the Effective Date by virtue of the entry of the Confirmation Order.

(d) To the extent that the Exit Financing consists, in whole or in part, of New Takeback Debt, each Entity that receives New Takeback Debt shall be deemed, without further notice or action, to have agreed to be bound by the Exit Financing Documents in respect of the New Takeback Debt, as the same may be amended from time to time following the Effective Date and in accordance with their terms. Such Exit Financing Documents shall be binding on all Entities receiving New Takeback Debt (and their respective successors and assigns), whether received pursuant to the Plan or otherwise, and regardless of whether any such Entity executes or delivers a signature page to any applicable Exit Financing Document.

Section 5.4 Issuance of Purchaser Equity

(a) As of the Effective Date, (i) Purchaser Parent shall be authorized to issue, and shall issue, or shall cause to be issued, the Purchaser Equity; and (ii) the issuance of the Purchaser Equity in connection with the Rights Offerings and the Backstop Commitment Agreements shall be authorized, ratified, and confirmed in all respects, in each case, in accordance with the terms of this Plan and the Rights Offering Documents, in each case, without the need for further corporate or shareholder action. All of the Purchaser Equity issuable under this Plan (including under the Rights Offering Documents), when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

(b) Purchaser Parent shall issue or reserve for issuance a sufficient number of common stock or ordinary shares, as applicable, to effectuate all issuances of Purchaser Equity contemplated by the Plan, including the Rights Offerings and the Management Incentive Plan. Each holder of Purchaser Equity shall be deemed, without further notice or action, to have agreed to be bound by the Corporate Governance Documents, as the same may be amended from time to time following the Effective Date and in accordance with their terms. The Corporate Governance Documents shall be binding on all Entities receiving Purchaser Equity (and their respective successors and assigns), whether received pursuant to the Plan or otherwise and regardless of whether any such Entity executes or delivers a signature page to any Corporate Governance Document.

Section 5.5 Exemption from Securities Act Registration Requirements

(a) All Purchaser Equity issued under this Plan (including pursuant to the Rights Offerings and the Backstop Commitment Agreements) will be issued by Purchaser Parent (as “successor” to Endo International plc within the meaning of section 1145 of the Bankruptcy Code and not for any other purposes) without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) section 1145 of the Bankruptcy Code (except with respect to (1) any Entity that is an Underwriter; and (2) equity issued pursuant to the GUC Rights Offering); (ii) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D or Regulation S thereunder and similar exemptions under applicable State or local law (including with respect to any Entity that is an Underwriter); and/or (iii) if applicable, in the European Economic Area, pursuant to an exemption under Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (as amended or supplemented), and, in the United Kingdom, pursuant to an exemption under the retained European Union law version of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as it forms part of the United Kingdom’s domestic law pursuant to the European Union (Withdrawal) Act 2018, and/or generally, in compliance with any other applicable securities law in the United Kingdom (including the FSMA, as amended) and in the European Economic Area, as the case may be.

(b) Purchaser Equity issued in reliance upon section 1145 of the Bankruptcy Code (except with respect to any Entity that is an Underwriter) is exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. State or local law requiring registration for the offer or sale of securities and (i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” (as defined in Rule 144(a)(1) under the Securities Act) of any Purchaser Entity; (2) has not been such an “affiliate” within 90 days of such transfer; and (3) is not an Entity that is an Underwriter. Each of the recipients of Purchaser Equity issued pursuant to this Plan under section 1145 of the Bankruptcy Code shall make or shall have made a representation to the Purchaser Entities that it is not an Underwriter.

(c) To the extent any Purchaser Equity is issued in reliance on section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S thereunder, such Purchaser Equity will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only in a transaction registered, or exempt from registration, under the Securities Act and other applicable law. In that regard, each of the recipients of Purchaser Equity issued pursuant to this Plan has made customary representations (including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a “qualified institutional buyer” (as defined under Rule 144A promulgated under the Securities Act)) to the Purchaser Entities or the GUC Trust, as applicable.

Section 5.6 Rights Offerings

(a) First Lien Rights Offering

(i) Prior to the Effective Date, the First Lien Rights Offering shall be commenced pursuant to the First Lien Rights Offering Procedures. The Purchaser Equity offered pursuant to the First Lien Rights Offering shall have an aggregate investment amount equal to the First Lien ERO Amount and shall be offered at the First Lien ERO Enterprise Value. On the Effective Date, Purchaser Equity will be distributed to holders of First Lien Claims who validly exercised their First Lien Subscription Rights in accordance with the First Lien Rights Offering Procedures.

(ii) To facilitate the First Lien Rights Offering, the First Lien Backstop Commitment Parties have agreed to duly subscribe and pay for all Purchaser Equity issuable to such First Lien Backstop Commitment Parties in relation thereto in accordance with, and subject to, the terms and conditions of the First Lien Rights Offering Documents. Any obligation to make or pay any payments or premiums due under the First Lien Backstop Commitment Agreement (including the payment of the First Lien Backstop Commitment Premium) shall be satisfied by the applicable parties as set forth in the First Lien Rights Offering Documents.

(iii) As further set forth in the First Lien Backstop Commitment Agreement, assignments of backstop commitments by any First Lien Backstop Commitment Party (other than to an Affiliate of such First Lien Backstop Commitment Party) shall be subject to a right of first refusal in favor of the other First Lien Backstop Commitment Parties.

(b) GUC Rights Offering

(i) On June 20, 2023, the GUC Rights Offering was commenced.

(ii) Prior to the Effective Date, eligible holders of Second Lien Deficiency Claims and Unsecured Notes Claims who subscribed to the GUC Rights Offering shall have exercised their GUC Subscription Rights and, on or promptly following the Effective Date, such holders shall receive Purchaser Equity pursuant to and in accordance with the GUC Rights Offering Documents; provided, that, the subscription elections made as of the GUC Subscription Deadline shall be binding, subject to the limited withdrawal rights permitted pursuant to the GUC Rights Offering Supplement, on all holders of Second Lien Deficiency Claims and Unsecured Notes Claims and no new or additional elections shall be solicited or permitted in connection with this Plan or otherwise.

(iii) To facilitate the GUC Rights Offering, the GUC Backstop Commitment Parties have agreed to duly subscribe and pay for all Purchaser Equity issuable to such GUC Backstop Commitment Parties in accordance with, and subject to the terms and conditions set forth in, the GUC Rights Offering Documents. Any obligation to make or pay any payments or premiums due under the GUC Backstop Commitment Agreement (including the payment of the GUC Backstop Commitment Premium) shall be satisfied by the applicable parties as set forth in the GUC Rights Offering Documents.

(iv) Pursuant to and as further described in the GUC Backstop Commitment Agreement, assignments of backstop commitments by any GUC Backstop Commitment Party (other than to an Affiliate of such GUC Backstop Commitment Party) shall be subject to a right of first refusal in favor of the other GUC Backstop Commitment Parties.

(v) Holders of Second Lien Deficiency Claims and Unsecured Notes Claims shall not have any oversubscription or backstop rights with respect to the GUC Rights Offering.

Section 5.7 Plan Administration for Remaining Debtors

(a) Plan Administrator and Plan Administrator Agreement

As of and following the Effective Date, this Plan shall be implemented with respect to the Remaining Debtors through the appointment of a Plan Administrator pursuant to the Plan Administrator Agreement. The Plan Administrator and the Purchaser Entities shall agree on an initial amount to be funded by the Purchaser Entities under the Plan Administrator Agreement and in accordance with the Plan Administration Estimate, which initial amount may be adjusted as agreed between the Plan Administrator and the Purchaser Entities in accordance with the Plan Administrator Agreement and as reasonably necessary or appropriate for the Plan Administrator to implement the terms of this Plan and the Plan Administrator Agreement. The costs and expenses associated with such implementation shall be funded by the Purchaser Entities upon the reasonable request of the Plan Administrator; provided, that, any amounts allocated to the Remaining Debtors and/or the Plan Administrator to implement the terms of this Plan and the Plan Administrator Agreement shall be subject to a reversionary interest of the Purchaser Entities and shall automatically revert to the Purchaser Entities in accordance with the terms set forth in the Plan Administrator Agreement, including upon completion of all of the Plan Administrator’s obligations under this Plan and the Plan Administrator Agreement.

(i) Appointment of the Plan Administrator. On the Effective Date, the Plan Administrator shall be jointly appointed by the Debtors and the Required Consenting Global First Lien Creditors, in consultation with the Committees and the FCR.

(ii) Bonded. The Plan Administrator shall not be required to be bonded.

(iii) Plan Administrator Agreement. The Plan Administrator Agreement shall be executed and delivered by each of the Remaining Debtors and the Plan Administrator on the Effective Date.

(iv) Powers and Duties. As of the Effective Date, the Plan Administrator shall have the powers described in the Plan Administrator Agreement.

(v) Exculpation, Indemnification, and Liability Limitation. The Plan Administrator and all professionals retained by the Plan Administrator, in each case, solely in their respective capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Purchaser Entities or as otherwise agreed by the Plan Administrator and any other Person or Entity.

(vi) Payment Obligation. The Purchaser Entities shall be obligated to fund the Remaining Debtors with amounts necessary to satisfy the Remaining Debtors’ payment obligations under the Plan and the fees and expenses of the Plan Administrator and the Remaining Debtors under the Plan and the Plan Administrator Agreement, including any Persons or professionals retained by the Plan Administrator and/or the Remaining Debtors in accordance with the terms of this Plan and the Plan Administrator Agreement, as applicable; provided, that, the Plan Administrator shall be subject to, and shall operate in accordance with, the Plan Administrator Agreement; provided, further, that, amounts allocated to the initial Plan Administration Estimate will be funded by Cash retained in the Debtors’ bank accounts as of the Effective Date and, to the extent such Cash is insufficient to fund the initial Plan Administration Estimate, shall be supplemented by the Purchaser Entities in accordance with the Plan Administrator Agreement; provided, further, that, all remaining amounts held by the Plan Administrator on the date on which the Plan Administrator has completed its obligations pursuant to Section 5.7(d) shall automatically revert to the Purchaser Entities on such date.

(vii) Reversionary Interest of the Purchaser Entities. Any amounts received by the Plan Administrator from Entities other than the Purchaser Entities shall be allocated to the Purchaser Entities and shall automatically transfer to the Purchaser Entities on the first day of each calendar month.

(b) Obligations of the Remaining Debtors under this Plan

Any obligation of the Remaining Debtors under this Plan may be satisfied or undertaken by the Plan Administrator, acting on behalf of the Remaining Debtors.

(c) Governance of the Remaining Debtors

The Plan Administrator will, to the extent necessary and appropriate and in accordance with applicable law, govern the Remaining Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions of this Plan (and all certificates of formation, membership agreements, and related documents deemed amended by the Plan to permit and authorize the same).

(d) Administration of the Remaining Debtors

As of the Effective Date, the Plan Administrator shall be authorized and directed to take all corporate actions consistent with the Plan, any applicable order of the Bankruptcy Court, the Plan Administrator Agreement, and foreign laws necessary or desirable to wind down, dissolve, or liquidate the Remaining Debtors and any of their Non-Debtor Affiliates and, with the consent of the Purchaser Entities, which shall not be unreasonably withheld, to take any such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan and the Plan Administrator Agreement.

Section 5.8 Tax Matters

(a) To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to this Plan and the PSA shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, stamp act, real estate transfer tax, sales or use tax, mortgage recording tax, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to: (i) the creation of any mortgage, deed of trust, Lien, or other security interest; (ii) the making or assignment of any lease or sublease; (iii) any Restructuring Transaction authorized herein; or (iv) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan or the PSA, including: (1) any merger agreements; (2) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (3) deeds; or (4) assignments executed in connection with any transaction occurring under this Plan.

(b) Notwithstanding anything to the contrary in this Plan (other than Section 5.8(a)), the tax treatment of the Plan, the Plan Transaction and the Restructuring Transactions for all United States federal Tax purposes shall conform to the terms set forth in the U.S. Government Resolution Documents.

Section 5.9 Corporate Action

(a) As of the Effective Date, all actions and transactions contemplated by this Plan and the PSA shall be deemed authorized, approved, and, to the extent taken or implemented, as applicable, prior to the Effective Date, ratified without any requirement for further action by holders of Claims or Interests, or by the directors (including any Persons in any analogous roles under applicable law and, for the avoidance of doubt, the Plan Administrator), officers, or managers of the Debtors or any Post-Emergence Entity in all respects, including (i) the selection of the directors (including any Persons in any analogous roles under applicable law and, for the avoidance of doubt, the Plan Administrator), officers, and managers of the Post-Emergence Entities (whether occurring before, on, or after the Effective Date); (ii) the assumption, assumption and assignment, and rejection, as applicable, of Executory Contracts and Unexpired Leases; (iii) the execution of the Plan Documents (including but not limited to the Corporate Governance Documents, the Trust Documents (including the GUC Trust Cooperation Agreement), the Exit Financing Documents, the Rights Offering Documents, and the U.S. Government Resolution Documents); (iv) the issuance and Distribution of Purchaser Equity; (v) the implementation of the Plan Transaction and the Restructuring Transactions; and (vi) all other actions or transactions contemplated by or reasonably necessary or appropriate to promptly consummate the transactions contemplated by this Plan and the PSA, in each case, whether occurring prior to, on, or after the Effective Date; provided, that, with respect to any Foreign Debtors, prior to the Effective Date, the Debtors will undertake any necessary or advisable steps in order to select, appoint, and remove any directors (including any Persons in any analogous roles under applicable law and, for the avoidance of doubt, the Plan Administrator), officers, and managers, as applicable, of the Foreign Debtors, and the occurrence of the Effective Date shall serve as ratification of the appointment, selection, or removal of any directors (including any Persons in any analogous roles under applicable law and, for the avoidance of doubt, the Plan Administrator), officers, or managers of the applicable Post-Emergence Entities and any other actions taken in furtherance of the foregoing so that such actions are effective as of the Effective Date. All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Post-Emergence Entities, as applicable, and any corporate or limited liability company action required by the Debtors or the Post-Emergence Entities, as applicable, in connection with this Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the directors, managers, or officers of the Debtors or the Post-Emergence Entities, as applicable.

(b) On or before the Effective Date, as applicable, the appropriate officers of the Debtors and/or the Post-Emergence Entities, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan and the PSA) in the name of and on behalf of the Debtors and/or the Post-Emergence Entities, as applicable. The authorizations and approvals contemplated by this Section 5.9 shall be effective notwithstanding any requirements under non-bankruptcy law.

Section 5.10 Vesting of Assets in the Post-Emergence Entities

Except as otherwise provided in this Plan, the PSA, the Plan Supplement, or in any agreement, instrument, or other document incorporated herein or therein, on the Effective Date all property in each Debtor’s Estate, and all Causes of Action held by the Debtors or their Estates (except those released pursuant to Article X of this Plan, retained by the Remaining Debtors, or transferred to the GUC Trust pursuant to Section 5.20(b)(i)(2) of this Plan), shall vest in or be transferred to, as applicable, each applicable Post-Emergence Entity, free and clear of all Liens, Claims, charges, and other encumbrances to the fullest extent possible under the Bankruptcy Code, and none of the Post-Emergence Entities shall have any liability for such Liens, Claims, charges, or other encumbrances whatsoever (other than to the extent provided in the PSA). On and after the Effective Date, except as provided in this Plan, the Post-Emergence Entities (and, to the extent acting on behalf of the Remaining Debtors pursuant to this Plan or the Plan Administrator Agreement, the Plan Administrator) may operate their business and may (a) use, acquire, and dispose of property; (b) compromise or settle Claims, Interests, and Causes of Action; and (c) take any other action contemplated by this Plan, the PSA, the Plan Supplement, or the Confirmation Order, in each case, without Bankruptcy Court supervision or approval, and free of any Bankruptcy Code or Bankruptcy Rule restrictions.

Section 5.11 Restructuring Transactions

(a) The Plan Transaction shall be implemented in accordance with this Plan and the PSA. The Plan Transaction shall be effected through at least two mechanisms: (i) the Assets of the Debtors that become Remaining Debtors shall be sold and transferred directly to the applicable newly-formed Purchaser Entities; and (ii) the Interests in the Transferred Debtors and certain Non-Debtor Affiliates shall be sold, issued, and/or transferred, directly or indirectly, to and subsequently held by the applicable newly-formed Purchaser Entities such that the Transferred Debtors and the applicable Non-Debtor Affiliates shall, as of and following the Effective Date, be owned, directly or indirectly, by Purchaser Parent, in each case, free and clear of all Liens, Claims, charges, or other encumbrances (other than to the extent provided in the PSA) to the fullest extent possible under the Bankruptcy Code. As of the Confirmation Date, the Debtors shall be authorized and empowered to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any actions reasonably necessary or appropriate to consummate the Restructuring Transactions, the Plan, the Plan Transaction, the PSA, and any other transactions contemplated by the foregoing, including but not limited to any transaction steps authorized pursuant to prior orders of the Bankruptcy Court in furtherance of the Debtors’ restructuring for purposes of (i) streamlining their corporate structure; (ii) obtaining tax and other efficiencies; (iii) obtaining Regulatory Approvals; and (iv) implementing this Plan and the PSA in non-U.S. jurisdictions.

(b) In connection with the transaction steps contemplated in Section 5.11(a) and other transaction steps contemplated in furtherance of the implementation of this Plan and the Plan Transaction, the Debtors and the Post-Emergence Entities, and any other Persons (including the Plan Administrator) obligated to take any actions in furtherance of the implementation of this Plan, as applicable, are authorized and empowered to take all actions necessary and appropriate to consummate the Restructuring Transactions, including, without limitation: (i) the execution, delivery, implementation, and performance of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation on terms consistent with the terms of this Plan, the PSA, any prior orders of the Bankruptcy Court, and applicable law, including such documents required for, as a result of, or in connection with this Plan and/or the Scheme; (ii) the execution and delivery of the Exit Financing Documents, the Rights Offering Documents, the Trust Documents (including the GUC Trust Cooperation Agreement) and any related agreements or other documents on terms consistent with the terms of this Plan, any prior orders of the Bankruptcy Court, and applicable law; (iii) the transfer of the GUC Trust Litigation Consideration and the documents and information set forth in the GUC Trust Cooperation Agreement, as applicable; (iv) the Reconstruction Steps, as described in and in accordance with the Bidding Procedures Order; (v) the India Internal Reorganization; (vi) the execution and delivery of the PSA and any other documents contemplated thereby; (vii) the execution and delivery of instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan, the PSA, any prior orders of the Bankruptcy Court, and applicable law; (viii) the execution and filing of certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, dissolution, and amendments of the foregoing, including the Corporate Governance Documents, in accordance with this Plan and applicable law; (ix) the liquidation, dissolution, or wind-down of any of the Remaining Debtors; (x) the issuance of the Purchaser Equity; (xi) the implementation of the Plan in jurisdictions outside of the United States, including (1) seeking recognition of the Confirmation Order and/or such other orders of the Bankruptcy Court as may be necessary or desirable; (2) implementing the Plan in Ireland pursuant to the Scheme, including the solicitation of votes on the Scheme; and (3) initiating one or more parallel insolvency or other proceedings in jurisdictions outside the United States of America; (xii) the abandonment of assets; and (xiii) all other actions determined by the Debtors, the Post-Emergence Entities, and/or the Plan Administrator, as applicable, to be necessary or appropriate in furtherance of the Restructuring Transactions, the Plan, the Plan Transaction, the PSA, and any transactions contemplated by or in connection with the foregoing, including making filings or recordings that may be required by applicable law.

(c) In each case in which any Purchaser Entity specifically assumes or acquires any obligations of any Debtor, such Purchaser Entity shall perform such obligations of such Debtor pursuant to this Plan to satisfy the Allowed Claims against, or Allowed Interests in, such Debtor, except as provided in the PSA or in any contract, instrument, or other agreement or document effecting a disposition to such Purchaser Entity, which provides that another Entity shall perform such obligations.

Section 5.12 Effectuating Documents; Further Transactions

On and after the Effective Date, the applicable Post-Emergence Entities, the Plan Administrator, and the directors, officers, and managers of the applicable Post-Emergence Entities are authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, the PSA, and the securities issued pursuant to this Plan in the name of and on behalf of the applicable Post-Emergence Entities, including the transfer of documents, information, and privileges (to the extent set forth in the Resolution Stipulation and in accordance with the GUC Trust Cooperation Agreement), in each case, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to this Plan or the PSA.

Section 5.13 Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Section 5.20 of this Plan and the GUC Trust Documents, (a) the Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator) shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, whether arising before or after the Petition Date, and the Post-Emergence Entities’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, and the Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator) may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Post-Emergence Entities, subject to the payment of any amounts recovered by the Remaining Debtors to the Purchaser Entities pursuant to the PSA; (b) following the Effective Date, the Purchaser Entities shall retain and may enforce all rights to commence, prosecute, and/or settle any and all Causes of Action acquired pursuant to the Plan and the PSA; and (c) following the Effective Date, the GUC Trust shall retain and may enforce all rights to commence, pursue, and settle, as appropriate, any and all GUC Trust Litigation Claims, subject to, solely with respect to Claims and Causes of Action brought against any Excluded D&O Party, the Covenant Not To Collect. No Person may rely on the absence of a specific reference in this Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors, the Post-Emergence Entities, or the GUC Trust, as applicable, will not pursue any and all available Causes of Action against such Person. Except with respect to Causes of Action against any Person which Person was released by the Debtors or the Post-Emergence Entities on or before the

Effective Date (including pursuant to this Plan), the applicable Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator), expressly reserve all rights to prosecute any and all Retained Causes of Action against any Person, except as otherwise expressly provided in this Plan. The GUC Trust expressly reserves all rights to prosecute any and all GUC Trust Litigation Claims in accordance with and to the extent provided in the GUC Trust Documents and subject to the Covenant Not To Collect. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised, transferred (including to the GUC Trust), or settled in this Plan or a Final Order of the Bankruptcy Court, (i) the Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator) expressly reserve all Retained Causes of Action for later adjudication; and (ii) the GUC Trust expressly reserves all GUC Trust Litigation Claims for later adjudication, and therefore, in each case, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, Claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation of this Plan.

Section 5.14 Single Satisfaction of Claims

Holders of Allowed Claims other than Trust Channeled Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Holders of Allowed Trust Channeled Claims may assert such Claims solely against the applicable Trust and subject to Section 10.9 hereof, such Claims shall be entitled to recovery, if any, pursuant to and in accordance with the terms of the applicable Trust Documents. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under this Plan (including, for the avoidance of doubt, pursuant to the Trust Documents) by a holder of an Allowed Claim on account of such Allowed Claim exceed 100% of the underlying Allowed Claim.

Section 5.15 Corporate Governance Documents and Corporate Existence

(a) The Corporate Governance Documents of Purchaser Parent, which shall be filed with the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtors and acceptable to the Required Consenting Global First Lien Creditors, shall provide for, among other things, certain terms and designation rights with respect to the Purchaser Parent Board.

(b) Except as otherwise provided herein, in the Corporate Governance Documents, or elsewhere in the Plan Supplement, each of the Post-Emergence Entities shall continue to exist after the Effective Date as a separate corporate Entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Post-Emergence Entity is incorporated. After the Effective Date, each Post-Emergence Entity may amend and restate its corporate governance documents as permitted by the laws of its respective state, province, or country of formation and its respective charter and bylaws or limited liability company agreement, as applicable.

Section 5.16 Purchaser Parent Board of Directors

(a) Upon the Effective Date, the Purchaser Parent Board shall initially consist of the following seven Initial Directors:

(i) the chief executive officer of Purchaser Parent;

(ii) the Nominated Directors; and

(iii) after engagement by the Nominating and Selection Committee of the Search Firm, four directors to be (1) agreed upon by each member of the Nominating and Selection Committee; and (2) consented to by the Required Consenting Global First Lien Creditors; provided, that, in the event that each member of the Nominating and Selection Committee cannot agree upon the four directors; (A) two directors shall be (x) selected by members of the Nominating and Selection Committee holding more than 50% of the Prepetition First Lien Indebtedness then held by all members of the Nominating and Selection Committee; and (y) consented to by the Required Consenting Global First Lien Creditors; (B) one director shall be (x) selected by members of the Nominating and Selection Committee holding more than 50% of the Prepetition First Lien Indebtedness then held by all members of the Nominating and Selection Committee; and (y) consented to by Silver Point; and (C) one director shall be selected by the Required Consenting Other First Lien Creditors; provided, further, that, all directors must have been first identified as part of the selection process and vetted by the Search Firm.

(b) Other than the Nominated Directors, the Initial Directors shall serve until Purchaser Parent’s next annual meeting following the Effective Date, at which time such directors will be subject to re-election.

(c) GoldenTree shall have a right to designate the Nominated Directors for appointment to the Purchaser Parent Board until the earlier of (i) the first annual meeting of shareholders of the Purchaser Parent following a Listing Event at which the election of the directors of the Purchaser Parent Board is among the matters considered at such annual meeting; and (ii) GoldenTree’s ownership percentage of Purchaser Equity falling below 5%; provided, however, that, for the avoidance of doubt, only GoldenTree shall be entitled to request removal of its Nominated Directors and appointment of replacements for such Nominated Directors at any time until the earlier of the foregoing clauses (i) and (ii) and the Purchaser Parent Board and Purchaser Parent shall take all necessary action (subject to the Purchaser Parent Board’s fiduciary duties) to effectuate the same.

(d) The identities of the officers and members of the Purchaser Parent Board and the boards of each of the other Purchaser Entities, in each case, if known, shall be set forth in the Plan Supplement or announced at the Confirmation Hearing or filed with the Bankruptcy Court prior to the Effective Date in accordance with section 1129(a)(5) of the Bankruptcy Code.

Section 5.17 Management Incentive Plan

On the Effective Date, the Purchaser Parent Board will adopt the Management Incentive Plan, which will provide for the issuance of equity-based awards to management and other key employees of the Purchaser Entities up to the amount of the MIP Reserve. No later than 90 days after the Effective Date, the Purchaser Entities shall allocate 72.2% of the MIP Reserve under the Management Incentive Plan subject to terms (including, without limitation, performance metrics and vesting schedules) to be determined by the Purchaser Parent Board.

Section 5.18 Employee Matters

(a) With respect to any individuals employed by the Debtors immediately prior to the Effective Date, (i) all Specified Subsidiary Employees shall become, as of the Effective Date, employees of the applicable Purchaser Entities; (ii) all employment contracts of all Automatic Transfer Employees shall transfer by operation of law to the applicable Purchaser Entities under any applicable Transfer Regulations; and (iii) all Offer Employees shall be offered employment by the applicable Purchaser Entities. Each Specified Subsidiary Employee, Offer Employee (to the extent such Offer Employee accepts the offer of employment from the applicable Purchaser Entity), and Automatic Transfer Employee (that, if permitted by applicable Transfer Regulations, does not object to such transfer under the Transfer Regulations) shall be, as of and following the Effective Date, a Continuing Employee (such that, for the avoidance of doubt, any individuals employed by the Transferred Debtors as of immediately prior to the Effective Date, other than Automatic Transfer Employees who lawfully object to such transfer and Offer Employees who do not accept an offer of employment, shall be, as of and following the Effective Date, Continuing Employees). The Debtors shall terminate the employment of any Automatic Transfer Employee who objects to the transfer of their employment to the Purchaser Entities and all Offer Employees whether or not they accept such offers via transfer or otherwise, in each case, effective as of the Effective Date.

(b) Subject to the terms of the CBA, as applicable, the Purchaser Entities shall provide, for a period of one year, or such longer period as required by law, from and after the Effective Date, each Continuing Employee with: (i) a position, responsibilities, and a base salary or wage rate, as applicable, that is, in each case, no less favorable than the position, responsibilities, and the base salary or wage rate, as applicable, provided to such Continuing Employee by the applicable Debtor or Non-Debtor Affiliate as of immediately prior to the Effective Date; (ii) target short- and long-term incentive compensation levels and opportunities that are in each case no less favorable than such levels and opportunities that were most recently communicated in writing to the applicable Continuing Employee or used to determine any 2023 prepayments (including any such prepayments that were made in 2022 in respect of 2023 compensation); (iii) other compensation and benefits (excluding any one-time or special bonus payments that do not constitute target incentive compensation) that are no less favorable in the aggregate than the other compensation and benefits provided to such Continuing Employee as of immediately prior to the Effective Date; and (iv) recognition of all prior service with the Debtors and their Non-Debtor Affiliates, as applicable, for all purposes under the Continuing Employee Plans on the same basis as recognized by the applicable Debtors and Non-Debtor Affiliates as of immediately prior to the Effective Date, in each case, as set forth in the PSA.

(c) To the extent permitted by law or the CBA, all accrued and unused vacation and paid time off for each Continuing Employee accrued as of the Effective Date shall be transferred to or assumed by, as applicable, the applicable Purchaser Entities and such Purchaser Entities shall honor such accrued vacation and paid time off on the same basis as provided under the vacation policies of the applicable Debtors and Non-Debtor Affiliates in effect immediately prior to the Effective Date.

(d) The Debtors and their Non-Debtor Affiliates, as applicable, shall assume, assume and assign, or transfer, as applicable, to the Purchaser Entities, and the Purchaser Entities shall assume, as applicable, the Continuing Employee Plans and, as of the Effective Date, the Continuing Employee Plans and all related liabilities shall revest in and be fully enforceable by and/or against, as applicable, the Purchaser Entities, in each case, in accordance with the terms thereof and as set forth in the PSA.

(e) With respect to all Continuing Employees who are Insiders, including for purposes of disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, all then-effective employment agreements shall vest in or be transferred to, as applicable, and assumed by the applicable Purchaser Entities. If no employment agreement is then in effect for any Insider, then the applicable Purchaser Entities shall execute a new employment agreement with such Insider that provides for terms of employment, including a base salary, employee benefits, and severance protections to such Insider that is no less favorable than such Insider’s most recent employment agreement and arrangement with the Debtors as adjusted to reflect increases in base salary and target incentive levels or opportunities prior to the Effective Date. Additionally, on the Effective Date, the Purchaser Entities will include all Insiders in the short- and long-term incentive programs for 2024 with (i) target short- and long-term incentive levels and opportunities that are in each case no less favorable than such levels and opportunities that were most recently communicated in writing to the applicable Insider or used to determine any 2023 prepayments (including any such prepayments that were made in 2022 in respect of 2023 compensation); and (ii) eligibility for full-year 2024 incentives that are not pro-rated.

(f) On and after the Effective Date, the Purchaser Entities shall be liable for any and all liabilities, arising at any time, in any way attributable to the employment or service of current or former employees, directors (including any Persons in any analogous roles under applicable law), or consultants of the Debtors, including but not limited to, (i) any obligation to provide COBRA continuation coverage and other retiree benefits to any former employee of the Debtors and spouses and dependents of the foregoing; (ii) the assumption of and any liabilities relating to all health plan coverage obligations under Section 4980B of the Tax Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation section 54.4980B-9; (iii) all liabilities with respect to any Continuing Employee Plan and any funding arrangements relating thereto, in each case, in accordance with Section 2.3(a) of the PSA; (iv) all liabilities with respect to the employment of any Continuing Employees or the termination of employment of any (1) Automatic Transfer Employee who objects to the transfer of their employment; (2) Offer Employee who refuses an offer of employment from the Purchaser Entities; and (3) any Continuing Employee to the extent arising on or after the Effective Date; (v) all unpaid base wages and base salaries and other accrued compensation, employee expenses, and benefits in respect of any Continuing Employees; and (vi) all liabilities arising under the CBA or any collective bargaining laws or arrangements in relation to Continuing Employees in accordance with the terms thereof, in each case, other than (x) any liabilities relating to workers compensation claims for injuries or illnesses occurring prior to the Effective Date to the extent permitted by applicable law; or (y) Disputed Claims or liabilities relating thereto, in each case, in accordance with the PSA.

(g) Notwithstanding anything otherwise contained in this Plan or any of the Plan Documents, the Debtors shall assume the CBA, which constitutes an Executory Contract pursuant to sections 365(a) and 1123 of the Bankruptcy Code. The Cure Amounts, if any, related to the assumption of the CBA shall be satisfied in full by payment by the Debtors or the Purchaser Entities, as applicable, in the ordinary course, including all obligations arising under the CBA, including but not limited to grievances, grievance and other settlements, and arbitration awards, to the extent such obligations are valid and payable; provided, that, the Debtors’ and the Post-Emergence Entities’ rights, defenses, Claims, and counterclaims with respect to any such obligations are expressly preserved. Any Proofs of Claim filed or to be filed for amounts due under the CBA are deemed to be satisfied by the Debtors’ assumption of the CBA as set forth herein.

Section 5.19 Non-GUC Trust D&O Insurance Policies and Indemnification Obligations

(a) Notwithstanding anything herein to the contrary, as of the Effective Date, the Non-GUC Trust D&O Insurance Policies belonging to, owed to, or covering D&O Insured Persons shall be transferred to or automatically vest in, as applicable, the Purchaser Entities (subject to any rights of the D&O Insured Persons in such policies). The Non-GUC Trust D&O Insurance Policies (which, for the avoidance of doubt are not, and do not include, the GUC Trust D&O Insurance Policies) shall have a six-year extended reporting period that will run from the Effective Date.

(b) As of and following the Effective Date, the Purchaser Entities shall assume and be jointly and severally liable (i) for all Indemnification Obligations owed to any Indemnified Persons, which Indemnification Obligations shall (1) survive Confirmation of the Plan; (2) remain unaffected thereby; and (3) not be discharged under section 1141 of the Bankruptcy Code, in each case, irrespective of whether any indemnification or reimbursement is owed in connection with any event occurring before, on, or after the Petition Date, and each of the Purchaser Entities shall be jointly and severally liable with respect to such Indemnification Obligations; provided, that, the Purchaser Entities shall only assume Indemnification Obligations relating to the GUC Trust Litigation Consideration owed to any Indemnified Person solely to the extent of any defense costs (but not to satisfy any judgment or settlement); provided, further, that, notwithstanding any language in any applicable insurance policy mandating indemnification, all indemnification provided hereunder shall be excess over and will not contribute with all valid and collectible insurance, whenever purchased, whether such insurance is stated to be primary, contributing, excess, contingent or otherwise; and (ii) to pay, defend, discharge, indemnify, and hold harmless any directors (including any Persons in analogous roles under applicable law), managers, officers, employees, or agents of the Debtors or their Non-Debtor Affiliates from and against any and all liability to the extent arising out of, resulting from, or attributable to any non-action or action such parties or Entities take, cause to be taken, or cause to be done in relation to any consent, permit, or Regulatory Approvals, including, but not limited to, making or amending any filings, submissions, notices, communications or otherwise appearing before any governmental agency as required for any such consent, permit, or Regulatory Approval.

Section 5.20 Plan Settlements

(a) As further described in Article VI of this Plan, the Disclosure Statement, the provisions of this Plan (including the release and injunctive provisions contained in Article X of this Plan) and any other documents contemplated hereby, constitute a good faith compromise and settlement of Claims and controversies among the Debtors, the U.S. Government, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, the Canadian Provinces, the Public School District Creditors, certain other participants in the Mediation, and other parties in interest, which compromises and settlements are each (i) integrated with all other compromises and settlements contemplated in connection with the Plan; and (ii) necessary and integral to this Plan and the Plan Documents and the success of these Chapter 11 Cases. The description of any settlement, compromise, or resolution described in this Section 5.20 is qualified in its entirety to the applicable definitive documents pertaining thereto, which definitive documents shall, unless otherwise specified herein, be filed with the Plan Supplement.

(b) UCC Resolution

(i) GUC Trust. In accordance with the GUC Trust Documents, on or prior to the Effective Date, the Debtors shall establish the GUC Trust. On the Effective Date, all GUC Trust Channeled Claims shall be channeled to the GUC Trust pursuant to Section 10.9 of this Plan. The establishment of the GUC Trust and approval of the UCC Resolution are integral components of this Plan.

(1) GUC Trust Cash Consideration. On the Effective Date, the GUC Trust will receive the GUC Trust Cash Consideration, which shall be used to (A) fund the administration of the GUC Trust, including any costs associated with monetizing the GUC Trust Litigation Consideration; and (B) make Distributions to holders of Allowed Second Lien Deficiency Claims, Allowed Unsecured Notes Claims, and Allowed Other General Unsecured Claims in accordance with the GUC Trust Documents; and (C) distribute the Generics Price Fixing Claims Trust Consideration, the Mesh Claims Trust Consideration, the Ranitidine Claims Trust Consideration, and the Reverse Payment Claims Trust Consideration to the applicable Distribution Sub-Trusts, in each case, for further Distribution to holders of Distribution Sub-Trust Claims in accordance with the applicable Distribution Sub-Trust Documents.

(A)

The GUC Trust shall pay, from the GUC Trust Cash Consideration, the reasonable and documented expenses of each of the Unsecured Notes Indenture Trustees (including the reasonable and documented fees and expenses of counsel retained thereby) that, in each case, (x) are payable under the applicable Unsecured Notes Indentures; and (y) have not otherwise been paid, including pursuant to the UCC Resolution Term Sheet, and which shall be disclosed to beneficiaries of the GUC Trust as set forth in the GUC Trust Agreement.[18]

(2) GUC Trust Litigation Consideration. On the Effective Date, pursuant to this Plan and the GUC Trust Cooperation Agreement, the GUC Trust Litigation Consideration (including any associated privileges) shall be irrevocably transferred to and vest in the GUC Trust, free and clear of any and all Claims, Interests, Liens, other encumbrances, and liabilities of any kind, in each case, except as otherwise set forth in Section 10.10 of this Plan or in the GUC Trust Documents. From and after the Effective Date, the GUC Trust shall have the sole and exclusive right to pursue any GUC Trust Litigation Claims subject, in each case and solely with respect to GUC Trust Litigation Claims against the Excluded D&O Parties, to the Covenant Not To Collect. Other than as set forth herein, all Estate Claims and Causes of Action that are not transferred to the GUC Trust shall vest in and be owned by the applicable Purchaser Entities upon the Effective Date.

(A) In pursuing or enforcing any Claim, Cause of Action, right, or Interest, the GUC Trust and each Distribution Sub-Trust (if applicable) shall be entitled to the tolling provisions provided under section 108 of the Bankruptcy Code, and shall succeed to the Debtors’ Estates’ rights with respect to the time periods in which the GUC Trust Litigation Claims may be brought under section 546 of the Bankruptcy Code.

(B) To the extent any of the GUC Trust Litigation Consideration cannot be transferred to the GUC Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by the Bankruptcy Code, such GUC Trust Litigation Consideration shall be deemed to be retained by the applicable Post-Emergence Entities and the GUC Trust (as successor to the Estates with respect to the GUC Trust Litigation Claims) shall be deemed to have been designated as a representative of the Post-Emergence Entities, as applicable, to enforce and pursue such consideration on behalf of the Post-Emergence Entities to the extent and subject to the limitations set forth in this Plan and the GUC Trust Cooperation Agreement; provided, that, to the extent, as a result of the foregoing, the pursuit and enforcement of such Claims results in claims or counterclaims being asserted against any of the Post-Emergence Entities, their respective subsidiaries, or any of

[18]	For the avoidance of doubt, such payment shall be in addition to any amounts paid to the Unsecured Notes Indenture Trustees pursuant to Section 2.3 of this Plan.

their respective Affiliates, officers, directors (including any Persons in any analogous roles under applicable law), managers, members, employees, equityholders, agents, and representatives, the Post-Emergence Entities shall have the right, but not the obligation, to assume control of the defense against such claims or counterclaims, and the GUC Trust shall, to the fullest extent permitted by law, indemnify and hold harmless the foregoing Persons from and against any Claims suffered or incurred by any of them arising out of, resulting from, or relating to such claims or counterclaims; provided, further, that, nothing in this Section 5.20(b)(i)(2)(B) or in the GUC Trust Documents shall require any Remaining Debtor or Transferred Debtor to maintain its corporate (or similar) existence, or to prevent any Remaining Debtor or Transferred Debtor from winding down its operations, in each case, following the Effective Date. All recoveries made by the Post-Emergence Entities on behalf of the GUC Trust as a representative of the Post-Emergence Entities in accordance with this Section 5.20(b)(i)(2)(B) shall, subject to a right of setoff in favor of the Post-Emergence Entities with respect to the foregoing indemnity rights, be promptly and permanently transferred to the GUC Trust.

(C) The Confirmation Order shall provide (x) that such transfer of the GUC Trust Insurance Rights19 is authorized and enforceable under the Bankruptcy Code notwithstanding any state law or contractual provision; (y) that insurers party to the GUC Trust Insurance Policies had sufficient notice of the Chapter 11 Cases; and (z) the Allowed amount of any GUC Trust Channeled Claim is legally enforceable against the GUC Trust or the applicable Distribution Sub-Trust; provided, that, for the avoidance of doubt, the amount of any installment payments, initial payments, or payments based on payment percentages established under the GUC Trust Documents, as determined or as actually paid by the GUC Trust or the applicable Distribution Sub-Trust, are not the equivalent of the Allowed amount of any GUC Trust Channeled Claim.

(D) Any costs associated with monetizing the GUC Trust Litigation Consideration shall be paid solely from the GUC Trust Consideration.

[19]

The Debtors and the Purchaser Entities shall take reasonable steps to preserve the value of the insurance assets acquired by the Purchaser Entities that may apply to claims against the Excluded D&O Parties by the GUC Trust, including but not limited to the Purchaser Entities providing notice required by and in accordance with the terms of the applicable policy of any claim asserted against the Excluded D&O Parties by the GUC Trust and complying with all applicable policy terms and conditions.

(E) For the avoidance of doubt, (x) the transfer of the GUC Trust Litigation Consideration to the GUC Trust shall not impair the rights, if any, of any D&O Insured Person under any GUC Trust Insurance Policy, GUC Trust D&O Insurance Policy, or Non-GUC Trust Insurance Policy, as applicable; and (y) no Settling Co-Defendant Surviving Claims and Causes of Action shall be transferred to the GUC Trust or any other Trust under this Plan.

(3) GUC Trust Purchaser Equity. On the Effective Date, (x) 3.70% of the Purchaser Equity shall be distributed directly to holders of Allowed Second Lien Deficiency Claims and Unsecured Notes Claims in amounts equal to such holders’ pro rata shares of the GUC Trust Purchaser Equity; and (y) the Escrowed Equity shall be deposited with a third-party escrow agent acceptable to the Required Consenting Global First Lien Creditors and the Creditors’ Committee and shall be subject to an escrow agreement that shall be in form and substance acceptable to the Required Consenting Global First Lien Creditors and the Creditors’ Committee.

(A) In order to receive a Distribution of GUC Trust Purchaser Equity, holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall be required to tender their Second Lien Notes and Unsecured Notes, as applicable, through ATOP into a securities account to be established following the Effective Date, as to be noticed following entry of the Confirmation Order (provided, that, the Purchaser Entities and the Creditors’ Committee shall cooperate with respect to the such securities account and noticing). Second Lien Notes and Unsecured Notes tendered through ATOP will not be returned and will be subject to cancellation.

(B) The issuance of the GUC Trust Purchaser Equity and the Distribution thereof directly to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall, in each case, be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code in accordance with Section 5.5 of this Plan.

(C) The amount of the Escrowed Equity to be distributed to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall be determined in accordance with the Net Debt Equity Split Adjustment. Any Escrowed Equity not distributed to the GUC Trust and/or holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims pursuant to the Net Debt Equity Split Adjustment shall be returned to Purchaser Parent and cancelled.

(4) GUC Rights Offering. Each holder of an Allowed Second Lien Deficiency Claim or Allowed Unsecured Notes Claim that exercised such holder’s GUC Subscription Rights shall receive, on the Effective Date, Purchaser Equity pursuant to and in accordance with the terms of the GUC Rights Offering Documents.

(A) The GUC Rights Offering shall be backstopped by the GUC Backstop Commitment Parties pursuant to and in accordance with the GUC Backstop Commitment Agreement.

(5) Distribution Sub-Trust Consideration. On the Effective Date, or as soon thereafter as practicable, the GUC Trust shall pay the following amounts from the GUC Trust Cash Consideration to the Distribution Sub-Trusts, in each case, subject to the GUC Trust Documents and the applicable Distribution Sub-Trust Documents (provided, that, any remaining GUC Trust Cash Consideration shall be retained by the GUC Trust to be used for, among other things, payment of Trust Operating Expenses of the GUC Trust and Distributions to holders of GUC Trust Units, in each case, as set forth in the GUC Trust Documents):

(A) to the Generics Price Fixing Claims Trust, $16 million;

(B) to the Mesh Claims Trust, $2 million;

(C) to the Ranitidine Claims Trust, $200,000; and

(D) to the Reverse Payment Claims Trust, $6.5 million.

(6) Distribution of Proceeds of GUC Trust Litigation Consideration and GUC Trust Insurance Policies. As among the holders of Allowed GUC Trust Channeled Claims and the Distribution Sub-Trusts, the Cash proceeds of the GUC Trust Litigation Consideration and the GUC Trust Insurance Policies shall be allocated, net of Trust Operating Expenses of the GUC Trust and any other holdbacks set forth in the GUC Trust Documents, as follows, in each case, in accordance with the GUC Trust Documents and the Distribution Sub-Trust Documents, as applicable:

(A) 93.09% of the Cash proceeds of the GUC Trust Litigation Consideration to the holders of GUC Trust Class A Units;

(B) 1.80% of the Cash proceeds of the GUC Trust Litigation Consideration to the holders of GUC Trust Class B Units;

(C) (x) 1.75% of the Cash proceeds of the GUC Trust Litigation Consideration; and (y) 50% of the proceeds of certain products liability GUC Trust Insurance Policies allocable to liability for Mesh Claims, in each case, to the Mesh Claims Trust;

(D) 3.36% of the Cash proceeds of the GUC Trust Litigation Consideration to the Reverse Payment Claims Trust; and

(E) 20% of the proceeds of certain products liability GUC Trust Insurance Policies allocable to liability for Ranitidine Claims shall be allocated to the Ranitidine Claims Trust;

(F) provided, that, the GUC Trust will issue certain interests in the GUC Trust to the Purchaser Entities that will entitle the Purchaser Entities to up to 5% of the proceeds of the GUC Trust Litigation Consideration in excess of $100 million of the GUC Trust Litigation Consideration, up to a maximum aggregate amount of $2.2 million (excluding, for the avoidance of doubt, the 50% of proceeds of the products liability tower allocable to holders of Mesh Claims and the 20% of proceeds of the products liability tower allocable to holders of Ranitidine Claims).

(7) Administration of GUC Trust Channeled Claims. All Second Lien Deficiency Claims, Unsecured Notes Claims, and Other General Unsecured Claims will be administered, processed, and resolved pursuant to the GUC Trust Documents. The GUC Trust shall determine the Allowance or Disallowance of all Other General Unsecured Claims and the amounts of any Distributions to be provided to holders on account thereof. The determination by the GUC Trust of the Allowance or Disallowance of any Other General Unsecured Claim, and the amount of any Distribution on account thereof shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the GUC Trust Documents. The sole recourse of any holder of a (x) Second Lien Deficiency Claim, Unsecured Notes Claim, or Other General Unsecured Claim shall be to the GUC Trust and only in accordance with the terms, provisions, and procedures of the GUC Trust Documents; and (y) Distribution Sub-Trust Claim shall be to the applicable Distribution Sub-Trust and only in accordance with the terms, provisions, and procedures of the applicable Distribution Sub-Trust Documents.

(A) Subject to Section 4.4(f) of this Plan, the procedures governing Distributions set forth in the GUC Trust Documents shall provide for an additional payment by the GUC Trust to any holder of an Allowed Second Lien Deficiency Claim, Allowed Unsecured Notes Claim, or Allowed Other General Unsecured Claim who is entitled to receive a Distribution from the GUC Trust that grants or is deemed to grant, as applicable, the GUC Releases, which additional payment by the GUC Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the GUC Releases.

(B) On the Effective Date or as soon as reasonably practicable thereafter, the GUC Trust shall pay, from the GUC Trust Consideration, the reasonable and documented expenses of the Unsecured Notes Indenture Trustees not otherwise paid by the Purchaser Entities in accordance with the GUC Trust Documents. For the avoidance of doubt, any Distributions made to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims shall be subject to the applicable Indenture Trustee Charging Liens.

(C) The remaining GUC Trust Cash Consideration, subject to any adjustments and holdbacks set forth in the GUC Trust Documents, including an estimated $10 million for Trust Operating Expenses of the GUC Trust, shall be distributed on the applicable distribution dates set forth in the GUC Trust Documents to holders of GUC Trust Units, in accordance with the GUC Trust Agreement. As set forth in the GUC Trust Agreement, no more than $2 million of the GUC Trust Cash Consideration shall be distributed to holders of GUC Trust Class B Units.

(8) Dispute Resolution. With respect to any Other General Unsecured Claims that are disputed by the GUC Trust in accordance with the GUC Trust Documents, the GUC Trust shall reserve the amount of GUC Trust Class B Units that such disputed Other General Unsecured Claim would otherwise be entitled to on account of such disputed Other General Unsecured Claim into the GUC Trust Disputed Claims Reserve, from which the GUC Trust shall make future Distributions, if any, on account of such disputed Other General Unsecured Claims which are subsequently Allowed by the GUC Trust in accordance with the GUC Trust Documents.

(ii) Generics Price Fixing Claims Trust. The Generics Price Fixing Claims Trust shall be established in accordance with the Generics Price Fixing Claims Trust Documents.

(iii) Mesh Claims Trust. The Mesh Claims Trust shall be established in accordance with the Mesh Claims Trust Documents.

(iv) Ranitidine Claims Trust. The Ranitidine Claims Trust shall be established in accordance with the Ranitidine Claims Trust Documents.

(v) Reverse Payment Claims Trust. The Reverse Payment Claims Trust shall be established in accordance with the Reverse Payment Claims Trust Documents.

(vi) Distribution Sub-Trust Documents Approval Process. The Distribution Sub-Trust Documents shall be filed with the Bankruptcy Court on or prior to the date that is 14 days after the Confirmation Date. If no objections are filed to any Distribution Sub-Trust Document within 14 days of such Distribution Sub-Trust Document being filed, such Distribution Sub-Trust Document shall become effective. If any objection is filed to any Distribution Sub-Trust Document, the applicable party in interest (including the Creditors’ Committee and/or the GUC Trust, if and as applicable) may request a hearing in front of the Bankruptcy Court to resolve any such objection with respect to the applicable Distribution Sub-Trust Document.

(c) OCC Resolution

(i) PPOC Trust. In accordance with the terms of the OCC Resolution Term Sheet and pursuant to the PPOC Trust Documents, on or prior to the Effective Date, the Debtors shall establish the PPOC Trust. On the Effective Date, all Present Private Opioid Claims shall be channeled to the PPOC Trust in accordance with Section 10.9 of this Plan and subsequently, to the extent applicable, further channeled by the PPOC Trust to the applicable PPOC Sub-Trust.

(1) PPOC Trust Installment Payments. The channeling of the Present Private Opioid Claims to the PPOC Trust shall entitle the PPOC Trust to the aggregate payment of the PPOC Trust Consideration and the NAS Additional Amount as follows, in each case, subject to the PPOC Prepayment Option and pursuant to and in accordance with the terms of the PPOC Trust Documents:

(A) on the Effective Date, the PPOC Trust shall receive the first PPOC Trust Installment Payment in Cash in the amount of $30,233,333.34;

(B) on the first anniversary of the Effective Date, the PPOC Trust shall receive the second PPOC Trust Installment Payment in Cash in the amount of $29,733,333.33; and

(C) on the second anniversary of the Effective Date, the PPOC Trust shall receive the third PPOC Trust Installment Payment in Cash in the amount of $59,733,333.33.

(D) Any PPOC Trust Installment Payment not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the applicable due date until such date as such PPOC Trust Installment Payment has been paid in full.

(E) In the event any amount is received by the PPOC Trust pursuant to (x) the PPOC Prepayment Option; (y) any PPOC Change of Control Payment; or (z) any other payment required in accordance with the PPOC Trust Documents, such amount, net of any amounts funded to the PPOC Trust Operating Reserve and any other reductions set forth in the PPOC Trust Documents, shall be further distributed to the PPOC Sub-Trusts as promptly as practicable, in accordance with the PPOC Trust Distribution Procedures.

(2) PPOC Prepayment Option. During the 12-month period commencing on the Effective Date, Purchaser Parent shall have the right to exercise the PPOC Prepayment Option. In the event Purchaser Parent exercises the PPOC Prepayment Option, the PPOC Trust shall be entitled to receive the following payments, in each case, in accordance with the PPOC Trust Documents in lieu of any remaining PPOC Trust Installment Payments due pursuant to the preceding Section 5.20(c)(i)(1):

(A) in the event Purchaser Parent exercises the PPOC Prepayment Option on the Effective Date, on the Effective Date, the PPOC Trust shall receive payment in the amount of $89,700,000;

(B) in the event Purchaser Parent exercises the PPOC Prepayment Option after the Effective Date, but on or prior to the six-month anniversary of the Effective Date, on such date as Purchaser Parent exercises the PPOC Prepayment Option, the PPOC Trust shall receive payment in the amount of $95,800,000; and

(C) in the event Purchaser Parent exercises the PPOC Prepayment Option after the six-month anniversary of the Effective Date but prior to the first anniversary of the Effective Date, on such date as Purchaser Parent exercises the PPOC Prepayment Option, the PPOC Trust shall receive payment in the amount of $103,400,000.

(D) The amount of any payment made as a result of Purchaser Parent’s exercise of the PPOC Prepayment Option after the Effective Date shall be reduced by the amount of the first PPOC Trust Installment Payment, and shall not include the amount of the PPOC Trust Installment Payment that would have otherwise been due on the first anniversary of the Effective Date.

(E) In the event Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the Purchaser Entities, as applicable, shall fund $875,000 into an escrow account which shall be used solely by the PPOC Trust for litigation or enforcement costs necessary to enforce the terms of the PPOC Trust Documents and the PPOC Sub-Trust Documents against the Purchaser Entities.

(3) Dividend Payments. Upon the payment of a dividend by Purchaser Parent to holders of Purchaser Equity, Purchaser Parent shall make an equal payment in Cash to the PPOC Trust, which shall reduce the amount of the outstanding PPOC Trust Installment Payments on a dollar-per-dollar basis, which reduction shall be applied to the outstanding PPOC Trust Installment Payments in reverse chronological order. Any payment to be made under this Section 5.20(c)(i)(3) and not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the date such payment was due until the date such overdue payment is paid in full.

(4) PPOC Change of Control Payment. Upon a Change of Control of Purchaser Parent, to the extent Purchaser Parent has not exercised the PPOC Prepayment Option, Purchaser Parent must (x) make a PPOC Change of Control Payment; or (y) provide for the assumption of the obligation to make the PPOC Trust Installment Payments by a Qualified Successor. Any payment to be made under this Section 5.20(c)(i)(4) and not paid when due shall bear interest at a default rate of 12% per annum, compounding quarterly, from the date such payment was due until the date such overdue payment is paid in full.

(5) Prepayment of PPOC Trust Consideration Upon Prepayment of Public Opioid Consideration and/or Tribal Opioid Consideration. If, at any time, the Purchaser Entities prepay, substantially or in full, the amounts owing to the Public Opioid Trust or the Tribal Opioid Trust as of such date, the applicable Purchaser Entities shall, on the same date as the prepayment of the Public Opioid Trust or the Tribal Opioid Trust, as applicable, make a prepayment to the PPOC Trust (x) if such prepayment of the Public Opioid Trust or the Tribal Opioid Trust, as applicable, occurs on or before the first anniversary of the Effective Date, the amount that would be due if Purchaser Parent had exercised the PPOC Prepayment Option on such date; or (y) if such prepayment of the Public Opioid Trust or the Tribal Opioid Trust, as applicable, occurs after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date, the amount of the net present value of the third PPOC Trust Installment Payment (and any other outstanding remaining PPOC Trust Installment Payments that may become due pursuant to the terms of the PPOC Trust Documents), discounted at a discount rate of 12% per annum; provided, that, to the extent the Purchaser Entities prepay in full the amounts owing to the Public Opioid Trust or the Tribal Opioid Trust, as applicable, at a time when there are any overdue amounts of PPOC Trust Installment Payments then, in addition to the amounts described in the foregoing clauses (x) and (y), the Purchaser Entities shall immediately make a payment to the PPOC Trust of (a) such overdue amounts; and (b) default interest on such amounts at a rate of 12% per annum, compounding quarterly from the date such PPOC Trust Installment Payment was due until the date such overdue amounts are paid in full.

(A) As a result of the Mediation, the holders of State Opioid Claims were given the right to require prepayment of the Public Opioid Consideration on the Effective Date, which the Endo EC has informed the Debtors and the Ad Hoc First Lien Group will be exercised as set forth in Section 5.20(e) below. To the extent holders of State Opioid Claims exercise such prepayment right, the Purchaser Entities shall be required to exercise the PPOC Prepayment Option as of the Effective Date and, in accordance therewith, prepay the PPOC Trust Consideration in full in Cash on the Effective Date in the amount of the PPOC Prepayment Amount pursuant to Section 5.20(c)(i)(5) (and, for the avoidance of doubt, the NAS Additional Amount shall also be funded on the Effective Date).

(6) PPOC Trust Claim Shares. In consideration for the assumption by the PPOC Sub-Trusts of the Present Private Opioid Claims, the PPOC Trust shall issue the PPOC Trust Claim Shares to the applicable PPOC Sub-Trusts on the same date as each PPOC Trust Installment Payment is received or as soon as practicable thereafter, in each case, in accordance with the PPOC Trust Documents. The amounts of the PPOC Trust Claim Shares shall, to the extent applicable, be reduced in accordance with the PPOC Trust Documents. The PPOC Trust shall make Distributions in respect of the PPOC Trust Claim Shares, in each case, in accordance with the PPOC Trust Documents and the applicable PPOC Sub-Trust Documents, on the following payment schedule (provided, that, in the event of any conflict between the provisions of this Section 5.20(c)(i)(5) and the PI Trust Documents, the PI Trust Documents shall govern):

(A) On the Effective Date, or as soon thereafter as reasonably practicable, the PPOC Trust shall make an initial Distribution of the PPOC Trust Claim Shares from the first PPOC Trust Installment Payment or any other amount received in respect of the PPOC Prepayment Option to the PPOC Sub-Trusts, in each case, net of any amounts funded from the first PPOC Trust Installment Payment to the PPOC Trust Operating Reserve or otherwise applied pursuant to the PPOC Trust Documents.

(B) On the first anniversary of the Effective Date, or as soon thereafter as reasonably practicable, the PPOC Trust shall distribute the second PPOC Trust Installment Payment to the PPOC Sub-Trusts in amounts equal to the applicable PPOC Trust Claim Shares, net of any amounts funded from the applicable PPOC Trust Installment Payment to the PPOC Trust Operating Reserve or otherwise applied pursuant to the PPOC Trust Documents.

(C) On the second anniversary of the Effective Date, or as soon thereafter as reasonably practicable, the PPOC Trust shall distribute the third PPOC Trust Installment Payment to the PPOC Sub-Trusts in amounts equal to the applicable PPOC Trust Claim Shares, net of any amounts funded from the applicable PPOC Trust Installment Payment to the PPOC Trust Operating Reserve or otherwise applied pursuant to the PPOC Trust Documents.

(D) Each distribution of the PPOC Trust Claim Shares shall be made on a date that is not more than 10 Business Days after receipt by the PPOC Trust of any PPOC Trust Installment Payment.

(7) Administration of Present Private Opioid Claims and PPOC Trust Distribution Procedures. Pursuant to the PPOC Trust Distribution Procedures, (A) all PI Opioid Claims will be administered by the PI Trust and resolved in accordance with, and to the extent provided in, the PI Trust Distribution Procedures; (B) all NAS PI Claims will be administered by the NAS PI Trust and resolved in accordance with, and to the extent provided in, the NAS PI Trust Distribution Procedures; (C) all Hospital Opioid Claims will be administered by the Hospital Trust and resolved in accordance with, and to the extent provided in, the Hospital Trust Distribution Procedures; (D) all IERP II Claims will be administered by the IERP Trust II and resolved in accordance with, and to the extent provided in, the IERP Trust II Distribution Procedures; and (E) all TPP Claims will be administered by the TPP Trust and resolved in accordance with, and to the extent provided in, the TPP Trust Distribution Procedures.

(ii) PI Trust. The PI Trust shall be established as a PPOC Sub-Trust in accordance with the PI Trust Documents.

(1) PI Trust Share. The channeling of the PI Opioid Claims to the PI Trust shall entitle the PI Trust to the aggregate payment of the PI Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the PI Trust shall receive from the PPOC Trust an amount equal to (A) the PI Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the PPOC Trust and any other holdbacks as set forth in the PPOC Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(ii)(1) and the PI Trust Documents, the PI Trust Documents shall govern.

(2) Administration of PI Opioid Claims. All PI Opioid Claims will be administered, processed, and resolved pursuant to the PI Trust Documents, which shall provide that such Claims shall be Allowed and administered by the PI Trust or otherwise Disallowed and released in full. The PI Trust shall determine the amounts of any Distributions from the PI Trust Share to be made to holders of Allowed PI Opioid Claims. The determination by the PI Trust of the Allowance or Disallowance of any PI Opioid Claim and any Distributions to holders of Allowed PI Opioid Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the PI Trust Documents. The sole recourse of any holder of a PI Opioid Claim on account thereof shall be to the PI Trust and only in accordance with the terms, provisions, and procedures of the PI Trust Documents.

(A) The PI Trust shall make Distributions on account of Allowed PI Opioid Claims to holders of such Claims out of the PI Trust Share, net of any Trust Operating Expenses of the PI Trust and of any other holdbacks described in the PI Trust Documents, in each case, funded from the PI Trust Share. Any Distribution on account of any Allowed PI Opioid Claim shall be made in accordance with the PI Trust Documents.

(B) The procedures governing Distributions set forth in the PI Trust Documents shall provide for an additional payment by the PI Trust to any holder of an Allowed PI Opioid Claim who is entitled to receive a Distribution from the PI Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the PI Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants or is deemed to grant, as applicable, the Non-GUC Releases, which additional payment by the PI Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases.

(3) Appeals Process. If a holder of a PI Opioid Claim is dissatisfied with any determination made by the PI Trust with respect to such holder’s PI Opioid Claim, including the amount of any Distribution or lack thereof, such holder may appeal to a special master within 15 days of receiving notice of the relevant determination; provided, that, such special master shall review only the applicable appeal record and claim file in deciding such appeal. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(ii)(3) and the PI Trust Documents, the PI Trust Documents shall govern.

(iii) NAS PI Trust. The NAS PI Trust shall be established as a PPOC Sub-Trust in accordance with the NAS PI Trust Documents.

(1) NAS PI Trust Share. The channeling of the NAS PI Claims to the NAS PI Trust shall entitle the NAS PI Trust to the aggregate payment of the NAS PI Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the NAS PI Trust shall receive from the PPOC Trust an amount equal to (A) the NAS PI Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the PPOC Trust and any other holdbacks as set forth in the PPOC Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iii)(1) and the NAS PI Trust Documents, the NAS PI Trust Documents shall govern.

(2) Administration of NAS PI Claims. All NAS PI Claims will be administered, processed, and resolved pursuant to the NAS PI Trust Documents, which shall provide that such Claims shall be Allowed and administered by the NAS PI Trust or otherwise Disallowed and released in full. The NAS PI Trust shall determine the amounts of any Distributions from the NAS PI Trust Share to be made to holders of Allowed NAS PI Claims. The determination by the NAS PI Trust of the Allowance or Disallowance of any NAS PI Claim and any Distributions to holders of Allowed NAS PI Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the NAS PI Trust Documents. The sole recourse of any holder of a NAS PI Claim on account thereof shall be to the NAS PI Trust and only in accordance with the terms, provisions, and procedures of the NAS PI Trust Documents.

(A) The NAS PI Trust shall make Distributions on account of Allowed NAS PI Claims to holders of such Claims out of the NAS PI Trust Share, net of any Trust Operating Expenses of the NAS PI Trust and of any other holdbacks described in the NAS PI Trust Documents, in each case, funded from the NAS PI Trust Share. Any Distribution on account of any Allowed NAS PI Claim shall be made in accordance with the NAS PI Trust Documents.

(B) The NAS PI Trust Documents shall provide that NAS Monitoring Opioid Claims shall be Allowed in the amount of $0.00 and holders of such Claims shall not receive a Distribution on account thereof. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iii)(2)(B) and the NAS PI Trust Documents, the NAS PI Trust Documents shall govern.

(C) The procedures governing Distributions set forth in the NAS PI Trust Documents shall provide for an additional payment by the NAS PI Trust to any holder of an Allowed NAS PI Claim who is entitled to receive a Distribution from the NAS PI Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the NAS PI Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants or is deemed to grant, as applicable, the Non-GUC Releases, which additional payment by the NAS PI Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases.

(3) Appeals Process. If a holder of a NAS PI Claim is dissatisfied with any determination made by the NAS PI Trust with respect to such holder’s NAS PI Claim, including the amount of any Distribution or lack thereof, such holder may appeal to the NAS PI Trust within 14 days of receiving notice of the relevant determination. The NAS PI Trustee shall conduct a de novo review of such holder’s NAS PI Claim upon such appeal. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iii)(3) and the NAS PI Trust Documents, the NAS PI Trust Documents shall govern.

(iv) Hospital Trust. The Hospital Trust shall be established as a PPOC Sub-Trust in accordance with the Hospital Trust Documents.

(1) Hospital Trust Share. The channeling of the Hospital Opioid Claims to the Hospital Trust shall entitle the Hospital Trust to the aggregate payment of the Hospital Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the Hospital Trust shall receive from the PPOC Trust an amount equal to (A) the Hospital Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the PPOC Trust and any other holdbacks as set forth in the PPOC Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(iv)(1) and the Hospital Trust Documents, the Hospital Trust Documents shall govern.

(2) Administration of Hospital Opioid Claims. All Hospital Opioid Claims will be administered, processed, and resolved pursuant to the Hospital Trust Documents, which shall provide that such Claims shall be Allowed and administered by the Hospital Trust or otherwise Disallowed and released in full. The Hospital Trust shall determine the amounts of any Distributions from the Hospital Trust Share to be made to holders of

Allowed Hospital Opioid Claims. The determination by the Hospital Trust of the Allowance or Disallowance of any Hospital Opioid Claim and any Distributions to holders of Allowed Hospital Opioid Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the Hospital Trust Documents. The sole recourse of any holder of a Hospital Opioid Claim on account thereof shall be to the Hospital Trust and only in accordance with the terms, provisions, and procedures of the Hospital Trust Documents.

(A) The Hospital Trust shall make Distributions on account of Allowed Hospital Opioid Claims to holders of such Claims out of the Hospital Trust Share, net of any Trust Operating Expenses of the Hospital Trust and of any other holdbacks described in the Hospital Trust Documents, in each case, funded from the Hospital Trust Share. Any Distribution on account of any Allowed Hospital Opioid Claim shall be made in accordance with the Hospital Trust Documents.

(B) The procedures governing Distributions set forth in the Hospital Trust Documents shall provide for an additional payment by the Hospital Trust to any holder of an Allowed Hospital Opioid Claim who is entitled to receive a Distribution from the Hospital Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the Hospital Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants or is deemed to grant, as applicable, the Non-GUC Releases, which additional payment by the Hospital Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases.

(v) IERP Trust II. The IERP Trust II shall be established as a PPOC Sub-Trust in accordance with the IERP Trust II Documents.

(1) IERP Trust II Share. The channeling of the IERP II Claims to the IERP Trust II shall entitle the IERP Trust II to the aggregate payment of the IERP Trust II Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the IERP Trust II shall receive from the PPOC Trust an amount equal to (A) the IERP Trust II Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the PPOC Trust and any other holdbacks as set forth in the PPOC Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(v)(1) and the IERP Trust II Documents, the IERP Trust II Documents shall govern.

(2) Administration of IERP II Claims. All IERP II Claims will be administered, processed, and resolved pursuant to the IERP Trust II Documents, which shall provide that such Claims shall be Allowed and administered by the IERP Trust II or otherwise Disallowed and released in full. The IERP Trust II shall determine the amounts of any Distributions from the IERP Trust II Share to be made to holders of Allowed IERP II Claims. The determination by the IERP Trust II of the Allowance or Disallowance of any IERP II Claim and any Distributions to holders of Allowed IERP II Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the IERP Trust II Documents. The sole recourse of any holder of an IERP II Claim on account thereof shall be to the IERP Trust II and only in accordance with the terms, provisions, and procedures of the IERP Trust II Documents.

(A) The IERP Trust II shall make Distributions on account of Allowed IERP II Claims to holders of such Claims out of the IERP Trust II Share, net of any Trust Operating Expenses of the IERP Trust II and of any other holdbacks described in the IERP Trust II Documents, in each case, funded from the IERP Trust II Share. Any Distribution on account of any Allowed IERP II Claim shall be made in accordance with the IERP Trust II Documents.

(B) The procedures governing Distributions set forth in the IERP Trust II Documents shall provide for an additional payment by the IERP Trust II to any holder of an Allowed IERP II Claim who is entitled to receive a Distribution from the IERP Trust II, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the IERP Trust II Documents, by (ii) a multiplier of 4x, for any such holder that grants or is deemed to grant, as applicable, the Non-GUC Releases, which additional payment by the IERP Trust II shall be in exchange for such holder granting or being deemed to grant, as applicable, of the Non-GUC Releases.

(vi) TPP Trust. The TPP Trust shall be established as a PPOC Sub-Trust in accordance with the TPP Trust Documents.

(1) TPP Trust Share. The channeling of the TPP Claims to the TPP Trust shall entitle the TPP Trust to the aggregate payment of the TPP Trust Share. To the extent Purchaser Parent does not exercise the PPOC Prepayment Option, on the Effective Date, the first anniversary thereof, and the second anniversary thereof, or, in each case, as soon thereafter as reasonably practicable, the TPP Trust shall receive from the PPOC Trust an amount equal to (A) the TPP Trust Share, multiplied by (B) the applicable PPOC Trust Installment Payment, in each case, from the applicable PPOC Trust Installment Payment and net of any Trust Operating Expenses of the PPOC Trust and any other holdbacks as set forth in the PPOC Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(vi)(1) and the TPP Trust Documents, the TPP Trust Documents shall govern.

(2) Administration of TPP Claims. All TPP Claims will be administered, processed, and resolved pursuant to the TPP Trust Documents, which shall provide that such Claims shall be Allowed and administered by the TPP Trust or otherwise Disallowed and released in full. The TPP Trust shall determine the amounts of any Distributions from the TPP Trust Share to be made to holders of Allowed TPP Claims. The determination by the TPP Trust of the Allowance or Disallowance of any TPP Claim and any Distributions to holders of Allowed TPP Claims shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the TPP Trust Documents. The sole recourse of any holder of a TPP Claim on account thereof shall be to the TPP Trust and only in accordance with the terms, provisions, and procedures of the TPP Trust Documents.

(A) Notwithstanding anything to the contrary herein or otherwise, all grants (or deemed grants) by TPPs of Non-GUC Releases with respect to TPP Claims pursuant to this Plan (including pursuant to the Ballot) prior to the Effective Date shall be deemed conditional, and shall be resolved following the Effective Date in accordance with the following provisions:

1. Upon the channeling of TPP Claims to the TPP Trust, Persons or Entities that purported to file TPP Claims by the General Bar Date shall be provided with notice of the TPP Trust Claims Deadline (as defined in the TPP Trust Distribution Procedures) and access to the New TPP Claim Form (as defined in the TPP Trust Distribution Procedures), as set forth in the TPP Trust Distribution Procedures, to, among other things, confirm that they assert a TPP Claim and make a final election related to the Non-GUC Releases.

2. With respect to any Person or Entity that filed or was included in a TPP Claim by the General Bar Date, but fails to timely submit a completed New TPP Claim Form to the TPP Trust, such Person or Entity shall be deemed (a) not to be a holder of a TPP Claim or a Trust Channeled Claim on account of such asserted TPP Claim and any Opioid Claim previously asserted by such Person or Entity shall not be channeled to the TPP Trust; (b) not to be eligible to receive a Distribution from the PPOC Trust or the TPP Trust in respect of Opioid Claims; and (c) not to be a Non-GUC Releasing Party or to have granted any other Release contemplated by the Plan in respect of Opioid Claims.

3. With respect to any Person or Entity that filed or was included in a TPP Claim by the General Bar Date, and that granted or is deemed to have granted conditional Releases in respect of Opioid Claims in connection with the solicitation of the Plan, if such Person or Entity returns a New TPP Claim Form and either grants or does not “opt-out” of granting the Non-GUC Release on such New TPP Claim Form, such TPP’s grant of the Non-GUC Releases shall become final and unconditional.

4. Notwithstanding the foregoing, in the event any Person or Entity that purported to be a TPP is subsequently determined not to be a TPP, such Person or Entity shall be deemed (a) not to be a holder of a TPP Claim or a Trust Channeled Claim on account of any asserted TPP Claim and any Opioid Claim previously asserted by such Person or Entity shall not be channeled to the TPP Trust; (b) not to be eligible to receive a Distribution from the PPOC Trust or the TPP Trust in respect of Opioid Claims; and (c) not to be a Non-GUC Releasing Party or to have granted any other Release in respect of Opioid Claims contemplated by the Plan. Likewise, any Person or Entity that did not file and was not included in a TPP Claim by the General Bar Date shall be deemed (x) not to be a holder of a TPP Claim or a Trust Channeled Claim on account of any asserted TPP Claim and any Opioid Claim; (y) not to be eligible to receive a Distribution from the PPOC Trust or the TPP Trust in respect of Opioid Claims; and (z) not to be a Non-GUC Releasing Party or to have granted any other Release in respect of Opioid Claims contemplated by this Plan.

(B) The TPP Trust shall make Distributions on account of Allowed TPP Claims to holders of such Claims out of the TPP Trust Share, net of any Trust Operating Expenses of the TPP Trust and of any other holdbacks described in the TPP Trust Documents, in each case, funded from the TPP Trust Share. Any Distribution on account of any Allowed TPP Claim shall be made in accordance with the TPP Trust Documents.

(C) The procedures governing Distributions set forth in the TPP Trust Documents shall provide for an additional payment by the TPP Trust to any holder of an Allowed TPP Claim who is entitled to receive a Distribution from the TPP Trust, with such additional payment to be calculated by multiplying (i) the amount of any Distribution to be made to such holder pursuant to the TPP Trust Documents, by (ii) a multiplier of 4x, for any such holder that grants or is deemed to grant, as applicable, the Non-GUC Releases, which additional payment by the TPP Trust shall be in exchange for such holder granting or being deemed to grant, as applicable, the Non-GUC Releases.

(3) TPP Trust Claims Resolution Procedures. In accordance with the TPP Trust Documents, the TPP Trustee will post a claims register on the website for the TPP Trust showing the TPP Trustee’s initial determination with respect to the Allowance or Disallowance and amount of any TPP Claims with respect to which such a determination has been made. Any holder wishing to contest such initial determination must contact the TPP Trust in writing within 60 days from the date of posting of the applicable claims register and seek to consensually resolve any disputes. In the event a timely dispute with respect to a TPP Claim is resolved within such 60-day period, such resolution shall be binding upon the confirmation thereof, in writing, by (A) the holder of such TPP Claim or such holder’s authorized representative; and (B) the TPP Trustee or counsel to the TPP Trustee. In the event any timely dispute with respect to a TPP Claim is not resolved within such 60-day period, the TPP Trustee’s initial determination with respect to such TPP Claim shall be final and binding; provided, that, in the event such TPP Claim is asserted in the amount of $500,000 or more, the holder of such TPP Claim may notify the TPP Trustee within 15 days of the expiration of such 60-day period that such holder wishes to have the dispute referred to mediation; provided, further, that, in the event such dispute is referred to mediation, such TPP Claim shall be considered disputed and funds on account of such TPP Claim shall be reserved pending resolution of such dispute in accordance with the TPP Trust Documents. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(c)(vi)(3) and the TPP Trust Documents, the TPP Trust Documents shall govern.

(d) FCR Resolution

In accordance with the terms of the Future Trust Term Sheet and pursuant to the Future PI Trust Documents, on or prior to the Effective Date, the Debtors shall establish the Future PI Trust. The establishment of the Future PI Trust and the approval of the FCR Resolution are integral components of this Plan. Any Future PI Claim asserted on or following the Effective Date shall be channeled to the Future PI Trust in accordance with Section 10.9 of this Plan, and shall be Allowed or Disallowed and resolved solely in accordance with the terms, provisions, and procedures of the Future PI Trust Documents, which shall provide that Future PI Claims shall be

Allowed and administered by the Future PI Trust or otherwise Disallowed and released in full, in each case, in accordance with the Future PI Trust Distribution Procedures. The Future PI Trust shall terminate on the earlier of (x) the 10th anniversary of the Effective Date; and (y) the date on which no Future NAS PI Claims or Future Opioid PI Claims have been submitted to the Future PI Trust during any trailing 12-month period calculated from such date; provided, that, the start date of such 12-month period shall in no event be prior to the second anniversary of the Effective Date.

(i) Future PI Trust Consideration. The channeling of the Future PI Claims to the Future PI Trust shall entitle the Future PI Trust to the aggregate payment of the Future PI Trust Consideration.

(1) Future Opioid PI/NAS PI Trust Share. The Future PI Trust shall receive the Future Opioid PI/NAS PI Trust Share in accordance with the Future PI Trust Documents, which Future Opioid PI/NAS PI Trust Share shall be used to make Distributions to holders of Allowed Future Opioid PI Claims and Allowed Future NAS PI Claims in accordance with the Future Opioid PI Trust Distribution Procedures and the Future NAS PI Trust Distribution Procedures, as applicable, in each case, solely to the extent such holders are Non-GUC Releasing Parties. The Future PI Trust shall receive the Future Opioid PI/NAS PI Trust Share in the following installments in accordance with the Future PI Trust Documents:

(A) on the Effective Date and on the first, second, third, fourth, and fifth anniversaries thereof, Cash in the amount of $1.15 million;

(B) on the sixth, seventh, eighth, and ninth anniversaries of the Effective Date, Cash in an amount equal to the lesser of (x) $1.15 million; and (y) the amount (if any) necessary for the Future Opioid PI/NAS PI Trust Balance to equal (a) $3.5 million (together with any recoveries or investments from any source) in the years following the sixth and seventh anniversaries of the Effective Date; and (b) $2.35 million (together with any recoveries or investments from any source) in the years following the eighth and ninth anniversaries of the Effective Date; provided, that, the maximum amount of any such annual payment shall be $1.15 million; provided, further, that, the maximum aggregate amount of all payments described in Sections 5.20(d)(i)(1)(A) and (B) shall be $11.385 million.

(C) To the extent the Future Opioid PI/NAS PI Trust Balance exceeds (x) $3.5 million on the fifth, sixth, and seventh anniversaries of the Effective Date; and/or (y) $2.35 million on the eighth and ninth anniversaries of the Effective Date, as applicable, such excess amounts on such dates shall revert to the Purchaser Parent on such dates, as applicable.

(D) Upon the termination of the Future PI Trust, any remaining excess Future PI Trust Consideration shall revert to the Purchaser Entities.

(2) Future Mesh Trust Share. The Future PI Trust shall receive the Future Mesh Trust Share, which Future Mesh Trust Share shall be used to make Distributions to holders of Allowed Future Mesh Claims in accordance with the Future Mesh Trust Distribution Procedures solely to the extent such holders are Non-GUC Releasing Parties. The Future PI Trust shall receive the Future Mesh Trust Share in the following installments in accordance with the Future PI Trust Documents:

(A) on the Effective Date, Cash in the amount of $250,000; and

(B) on the first anniversary of the Effective Date, Cash in the amount of $245,000;

(C) provided, that, upon the earlier of (x) the fourth anniversary of the Effective Date; and (y) the date as of which no Future Mesh Claims have been submitted to the Future PI Trust during the trailing 12-month period calculated from such date (provided, that, the starting date of such trailing 12-month period shall in no event be prior to the first anniversary of the Effective Date) the Future Mesh Trust Balance as of such date shall revert to the Purchaser Entities.

(ii) Payment Owed Upon Change of Control. Upon a Change of Control of Purchaser Parent, if required by the Future PI Trustee, the Purchaser Entities must immediately make a payment to the Future PI Trust of Cash in an amount equal to the then-outstanding amount of the Future PI Trust Consideration, which may be paid at a price equal to the present value of such amounts, discounted at a discount rate of 12% per annum; provided, that, upon the termination of the Future PI Trust, any amounts paid in accordance with this Section 5.20(d)(ii) shall remain subject to the reversionary interest therein of the Purchaser Entities, as described in Section 5.20(d)(i) above, in accordance with the Future PI Trust Documents.

(iii) Administration of Future PI Claims. All Future PI Claims will be administered, processed, and resolved pursuant to the Future PI Trust Documents, which shall provide that such Claims shall be Allowed and administered by the Future PI Trust or otherwise Disallowed and released in full. The Future PI Trust shall determine the amounts of any Distributions from the Future Opioid PI/NAS PI Trust Share or the Future Mesh Trust Share, as applicable, to be provided to holders of Allowed Future PI Claims on account thereof; provided, that, the Future PI Trust Distribution Procedures shall require that any holder of an Allowed Future PI Claim grants the Non-GUC Releases in order to be eligible to receive a Distribution from the Future PI Trust on account of such Allowed Future PI Claim.

(1) The determination by the Future PI Trust of the Allowance or Disallowance of any Future PI Claim and any Distribution on account of any Allowed Future PI Claim shall not be subject to any challenge or review of any kind, by any court or Person, except as otherwise set forth in this Plan or the Future PI Trust Documents. Upon the channeling of any Future PI Claim in accordance with Section 10.9 of this Plan, the holder of such Future PI Claim shall be deemed to release such holder’s Future PI Claim against the Debtors and the Post-Emergence Entities; provided, that, notwithstanding the foregoing, no holder of an Allowed Future PI Claim that does not grant the Non-GUC Releases shall receive a Distribution from the Future PI Trust. The sole recourse of any holder of a Future PI Claim on account thereof shall be to the Future PI Trust and only in accordance with the terms, provisions, and procedures of the Future PI Trust Documents.

(2) The claims evaluation process of the Future PI Trust shall be subject to the right of the Purchaser Entities (subject to any applicable limitations imposed by HIPAA or any similar applicable State or other laws on the Future PI Trustee and/or the Purchaser Entities) to (A) audit the eligibility and award decisions of the Future PI Trust no more frequently than annually; and (B) pursue any available legal recourse in connection with any decisions alleged by the Purchaser Entities to be inconsistent with the terms of the Future PI Trust Documents; provided, that, the Purchaser Entities shall reimburse the Future PI Trust for any incremental costs incurred with respect to any such audit and/or legal challenges; and provided, further, that, the Future PI Trustee shall retain discretion to inquire into the veracity of any Claim submitted to the Future PI Trust.

(3) Administration of Future Opioid PI Claims. The Future PI Trust shall make Distributions from the Future Opioid PI/NAS PI Trust Share to holders of Allowed Future Opioid PI Claims, solely to the extent such holders are Non-GUC Releasing Parties, out of the Future Opioid PI/NAS PI Trust Share, net of any Trust Operating Expenses of the Future PI Trust and any other holdbacks described in the Future PI Trust Documents, in each case, from the Future Opioid PI/NAS PI Trust Share, in accordance with the Future Opioid PI Trust Distribution Procedures. The amounts of Distributions to holders of Allowed Future Opioid PI Claims on account of such Allowed Future Opioid PI Claims shall not exceed the amount of comparable Distributions provided by the PI Trust to holders of Allowed PI Opioid Claims on account thereof.

(4) Administration of Future NAS PI Claims. The Future PI Trust shall make Distributions from the Future Opioid PI/NAS PI Trust Share to holders of Allowed Future NAS PI Claims, solely to the extent such holders are Non-GUC Releasing Parties, out of the Future Opioid PI/NAS PI Trust Share, net of any Trust Operating Expenses of the Future PI Trust and any other holdbacks described in the Future PI Trust Documents, in each case, from the Future Opioid PI/NAS PI Trust Share, in accordance with the Future NAS PI Trust Distribution Procedures. The amounts of Distributions to holders of Allowed Future NAS PI Claims on account of such Allowed Future NAS PI Claims shall not exceed the amount of comparable Distributions provided by the NAS PI Trust to holders of Allowed NAS PI Claims on account thereof.

(5) Administration of Future Mesh Claims. The Future PI Trust shall make Distributions to holders of Allowed Future Mesh Claims, solely to the extent such holders are Non-GUC Releasing Parties, out of the Future Mesh Trust Share, net of any Trust Operating Expenses of the Future PI Trust and any other holdbacks described in the Future PI Trust Documents, in each case, from the Future Mesh Trust Share, in accordance with the Future Mesh Trust Distribution Procedures. The amounts of Distributions to holders of Allowed Future Mesh Claims on account of such Allowed Future Mesh Claims shall not exceed the amount of comparable Distributions provided by the Mesh Claims Trust to holders of Allowed Mesh Claims on account thereof.

(iv) Dispute Resolution. A holder of a Future PI Claim which disagrees with the ruling of the Future PI Trust with respect to the Allowance or Disallowance, Distribution on account of, or other resolution of such holder’s Future PI Claim, may file a lawsuit in the U.S. District Court for the Southern District of New York against the Future PI Trust. Any such lawsuit may be filed by such holder of such Future PI Claim in such holder’s own right and name, and not as a member or representative of a class, and no such lawsuit may be consolidated with any other lawsuit, and may only name the Future PI Trust as a defendant. If such holder of a Future PI Claim obtains a judgment on such holder’s Future PI Claim in the tort system which judgment becomes a final judgment, such final judgment shall be deemed an Allowed Future PI Claim and, thereafter, the Future PI Trust shall make a Distribution on account of such Allowed Future PI Claim in accordance with the applicable Future PI Trust Distribution Procedures. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 5.20(d)(iv) and the Future PI Trust Documents, the Future PI Trust Documents shall govern.

(e) Public Opioid Trust and Tribal Opioid Trust

(i) Public Opioid Trust. In accordance with the terms of this Plan and pursuant to this Plan and the Public Opioid Distribution Documents, on or prior to the Effective Date, the Debtors shall establish the Public Opioid Trust. On the Effective Date, all State Opioid Claims shall be channeled to the Public Opioid Trust in accordance with Section 10.9 of this Plan.

(1) Public Opioid Consideration and Prepayment Rights. Purchaser Parent and the holders of State Opioid Claims shall have the following prepayment rights:

(A) During the 18-month period commencing on the Effective Date, Purchaser Parent shall have the option to prepay in full the then-outstanding amount of the aggregate Public Opioid Consideration, at a price equal to the present value of the amounts to be prepaid (as of the date of prepayment), discounted at a rate of 12.75% per annum.

(B) As a result of the Mediation, the holders of State Opioid Claims (x) agreed to reduce the gross amount of the Public Opioid Consideration; and (y) were given the right to require prepayment of the Public Opioid Consideration on the Effective Date at a discount rate of 12.75% per annum, which the Endo EC has informed the Debtors and the Ad Hoc First Lien Group will be exercised. As a result of the exercise of such prepayment right, on the Effective Date, the Public Opioid Trust will receive the Public Opioid Consideration in the amount of $273,616,966.26 in Cash on the Effective Date.20

(2) Payment Owed Upon Change of Control. Solely to the extent the holders of State Opioid Claims do not exercise the prepayment right set forth in the foregoing Section 5.20(e)(i)(1), following the Effective Date, upon a Change of Control of Purchaser Parent, the Purchaser Entities must either (A) immediately make a payment to the Public Opioid Trust in an amount equal to the then-outstanding amount of the Public Opioid Installment Payments, which may be discounted at a discount rate of 12.75% per annum if such payment would be made within the 18-month period in which Purchaser Parent may exercise the prepayment option set forth in the foregoing Section 5.20(e)(i)(1)(A); or (B) provide for the assumption of the obligation to make any outstanding Public Opioid Installment Payments by a Qualified Successor.

(3) Dividend Payments. Solely to the extent the holders of State Opioid Claims do not exercise the prepayment right set forth in the foregoing Section 5.20(e)(i)(1), following the Effective Date, upon the payment of a dividend by Purchaser Parent to holders of Purchaser Equity, the Purchaser Entities shall make an equal payment in Cash to the Public Opioid Trust, which shall reduce the amount of any outstanding Public Opioid Installment Payments on a dollar-per-dollar basis, which reduction shall be applied to the latest payable Public Opioid Installment Payments still outstanding.

[20]

To the extent such prepayment right is not exercised, a revised schedule of Public Opioid Installment Payments shall be included in the Public Opioid Distribution Documents and filed with the Plan Supplement.

(4) Administration of State Opioid Claims. The Public Opioid Distribution Documents shall provide for, among other things, (x) Distributions to be made to holders of Allowed State Opioid Claims that are not Prior Settling States; and (y) distributions and/or grants to be made to Local Governments in accordance with any governing agreement with any State or other applicable State law, which Distributions, in each case, shall be made solely out of the Public Opioid Consideration. For the avoidance of doubt, no Prior Settling State may receive a Distribution from, or otherwise share in, the Public Opioid Consideration.

(A) All expenses related to any resolution or settlement with a Prior Settling State, including any attorneys’ fees for any Prior Settling State or a group thereof, shall be borne by the applicable Prior Settling State(s) and shall not be (x) an obligation of the Debtors or the Post-Emergence Entities; or (y) paid out of the Public Opioid Consideration.

(ii) Tribal Opioid Trust. In accordance with the terms of the Public/Tribal Term Sheet and pursuant to the Tribal Opioid Distribution Documents, on or prior to the Effective Date, the Debtors shall take all necessary steps to establish the Tribal Opioid Trust in accordance with this Plan and the Tribal Opioid Distribution Documents. On the Effective Date, all Tribal Opioid Claims shall be channeled to the Tribal Opioid Trust in accordance with Section 10.9 of this Plan.

(1) Tribal Opioid Installment Payments. The channeling of the Tribal Opioid Claims to the Tribal Opioid Trust shall entitle the Tribal Opioid Trust to the aggregate payment of the Tribal Opioid Consideration, which shall be paid in 11 equal installments (with the first Tribal Opioid Installment Payment being funded on the Effective Date and the subsequent 10 Tribal Opioid Installment Payments being funded on applicable anniversary of the Effective Date) pursuant to and in accordance with the terms of the Tribal Opioid Distribution Documents.

(2) Tribal Opioid Consideration and Prepayment Rights. Purchaser Parent and the holders of Tribal Opioid Claims shall have the following prepayment rights:

(A) During the 18-month period commencing on the Effective Date, Purchaser Parent shall have the option to prepay in full the then-outstanding amount of the aggregate Tribal Opioid Installment Payment, at a price equal to the present value of the amounts to be prepaid (as of the date of prepayment), discounted at a rate of 12% per annum. To the extent Purchaser Parent exercises the prepayment option described herein on a day other than the last day of the applicable month, the applicable prepayment amount shall be calculated as of such day.

(B) Holders of Tribal Opioid Claims were given the right to require prepayment of the Tribal Opioid Consideration on the Effective Date in the amount of $9 million, which the holders of Tribal Opioid Claims have informed the Debtors and the Ad Hoc First Lien Group will be exercised. As a result of the exercise of such prepayment right, on the Effective Date, the Tribal Opioid Trust will receive the Tribal Opioid Consideration in the amount of $9 million in Cash.

(f) Canadian Provinces Resolution

In accordance with the Canadian Provinces Distribution Documents, on or prior to the Effective Date, the Debtors shall establish the Canadian Provinces Trust. On the Effective Date, all Canadian Provinces Claims shall be channeled to the Canadian Provinces Trust pursuant to Section 10.9 of this Plan.

(i) Canadian Provinces Consideration. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Purchaser Entities, as applicable, shall make the first installment payment, in Cash, to the Canadian Provinces Trust. The Debtors or the Purchaser Entities, as applicable, shall fund the Canadian Provinces Trust with the Canadian Provinces Consideration, subject to adjustment pursuant to Section 5.20(f)(ii) and (iii) and in accordance with the Canadian Provinces Distribution Documents.

(1) The Canadian Provinces Consideration shall be distributed to the Canadian Provinces by the Canadian Provinces Trust as set forth in the Canadian Provinces Term Sheet, except as otherwise agreed by the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Provinces.

(2) The Canadian Provinces Consideration represents funds that are expected to be used by the Canadian Provinces for government programs and services aimed at assisting Canadians who suffer from opioid misuse or addiction disorder and any costs and expenses arising from or related to such programs and services, to the extent permitted by applicable law. Any costs for the administration of the Canadian Provinces Consideration shall be paid solely from the Canadian Provinces Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities.

(ii) Prepayment Option. As of and following the Effective Date, the Debtors or Purchaser Parent, as applicable, may elect to prepay in full or in part the then-outstanding amount of the Canadian Provinces Consideration at a discount rate of 12.75%. Illustrative prepayment amounts shall be set forth in the Canadian Provinces Distribution Documents; provided, that, such amounts are calculated based on the assumption that all Canadian Provinces holding Allowed Canadian Provinces Claims grant or are deemed to grant, as applicable, the Non-GUC Releases.

(1) In the event the foregoing prepayment option is exercised, (A) the Canadian Provinces Consideration shall be prepaid on the Effective Date in the amount of $4,271,499.42; and (B) the Canadian Provinces Trust shall not be established and such prepayment amount shall be funded directly to the Canadian Provinces for distribution in accordance with an agreed allocation schedule (including as may be set forth in a distribution agreement to be agreed upon by the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Provinces).

(iii) Administration of Canadian Provinces Claims. All Canadian Provinces Claims will be administered, processed, and resolved pursuant to the Canadian Provinces Distribution Documents. The Canadian Provinces Distribution Documents shall provide that the amount of any Distribution from the Canadian Provinces Consideration to any Canadian Province on account of an Allowed Canadian Provinces Claim shall be equal to such Canadian Province’s pro rata share of the Canadian Provinces Consideration, except as otherwise agreed by the Debtors, the Required Consenting First Lien Creditors, and the Canadian Provinces; provided, that, in accordance with the Canadian Provinces Term Sheet, the Canadian Provinces shall be required to grant or have been deemed to grant, as applicable, the Non-GUC Releases on or before the Confirmation Date in order to be eligible to receive a Distribution from the Canadian Provinces Consideration; provided, further, that, in the event any of the Canadian Provinces does not or is not deemed to grant the Non-GUC Releases, the aggregate amount of the Canadian Provinces Consideration shall be reduced by an amount equal to the pro rata share such Canadian Province would otherwise have been eligible to receive on account of such Allowed Canadian Provinces Claim if all Canadian Provinces had granted or been deemed to grant, as applicable, the Non-GUC Releases.

(g) Public School District Creditors Resolution

(i) Opioid School District Recovery Trust Consideration. On or prior to the Effective Date, the Debtors or the Purchaser Entities shall fund the Opioid School District Recovery Trust with the Opioid School District Recovery Trust Consideration. The Opioid School District Recovery Trust shall be funded (x) on the Effective Date in the amount of $1.5 million; and (y) with additional amounts each equal to $750,000 to be funded on each of the first and second anniversaries of the Effective Date; provided, that, the amounts specified in the foregoing clause (y) shall be reduced, in each case, by an amount equal to $750,000, multiplied by the percentage of U.S. public school districts that receive the opt out notice and so opt out.

(1) In accordance with the Opioid School District Recovery Trust Governing Documents, the Opioid School District Recovery Trust shall use the Opioid School District Recovery Trust Consideration to (A) provide grants and other funding to school districts participating in the Opioid School District Recovery Trust for the purpose of funding opioid abuse/misuse abatement or remediation programs; and (B) fund the fees, costs and expenses to administer and implement the foregoing.

(2) The fees, costs, and expenses of administering and implementing the foregoing terms and the terms of the Opioid School District Recovery Trust Governing Documents shall be paid solely from the Opioid School District Recovery Trust Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities.

(3) Notwithstanding anything to the contrary in the Opioid School District Recovery Trust Governing Documents, as of and following the date that the Opioid School District Recovery Trust is funded with the Opioid School District Recovery Trust Consideration, the Debtors and the Post-Emergence Entities shall have no further obligations with regard to the Opioid School District Recovery Trust and shall not be deemed to be parties to the Opioid School District Recovery Trust Governing Documents or “settlors” thereunder.

(ii) Prepayment Option. Purchaser Parent shall have the option to prepay in full the then-outstanding amount of the Opioid School District Recovery Trust Consideration at any time, in whole or in part, at a discount rate of 30.0% per annum.

(h) U.S. Government Resolution

Pursuant to Section 4.10 of this Plan, the U.S. Government shall receive the U.S. Government Resolution Consideration; the payment, terms, and manner of such Distribution shall be governed by the U.S. Government Resolution Documents. Other than the U.S. Government Resolution Consideration, no payment or Distribution shall be made by the Debtors or any Post-Emergence Entity on account of the U.S. Government Claims; provided, that, the Forfeiture (as defined in the U.S. Government Resolution Documents) shall be satisfied in full in accordance with the terms of the U.S. Government Resolution Documents.

Section 5.21 Public Disclosure Document Repository

(a)	Documents Subject to Public Disclosure; Information That May be Redacted; Redaction of Public Disclosure Documents

The VOI-Specific Debtors and/or the VOI-Specific Post-Emergence Entities, as applicable, shall provide the Public Disclosure Documents to the Endo EC in accordance with section VI.B of the Voluntary Opioid Operating Injunction. Notwithstanding the foregoing sentence, certain categories of information, as enumerated in section VI.C of the Voluntary Opioid Operating Injunction, are exempt from public disclosure. The process for redacting any such exempted Public Disclosure Documents shall be governed by section VI.D of the Voluntary Opioid Operating Injunction.

(b) Review of Trade Secret Redactions

The review and production of all assertions of trade secret protection by the VOI-Specific Post-Emergence Entities shall be governed by section VI.E of the Voluntary Opioid Operating Injunction.

(c) Public Disclosure through a Document Repository

(i) The Supporting Governmental Entities shall, in accordance with section VI.F of the Voluntary Opioid Operating Injunction, coordinate to publicly disclose all Public Disclosure Documents subject to disclosure under section VI of the Voluntary Opioid Operating Injunction through the Public Disclosure Document Repository.

(ii) The Supporting Governmental Entities shall coordinate to specify the terms of the Public Disclosure Document Repository’s use, protection, and preservation of the Public Disclosure Documents in accordance with section VI.F of the Voluntary Opioid Operating Injunction.

(d) Timeline for Production

The timeline for production of Public Disclosure Documents by the VOI-Specific Debtors and/or the VOI-Specific Post-Emergence Entities, as applicable, shall be governed by section VI.G of the Voluntary Opioid Operating Injunction. Such timeline may be extended by written agreement between the VOI-Specific Debtors and/or the VOI-Specific Post-Emergence Entities, as applicable, and the Supporting Governmental Entities.

(e) Costs

On the Effective Date or as soon as practicable thereafter, the Debtors or the applicable Purchaser Entities, as applicable, shall undertake to pay $2.75 million to help defray the costs and expenses of the Public Disclosure Document Repository in accordance with the Public Opioid Distribution Documents; provided, that, any costs in excess of $2.75 million shall be paid out of the Public Opioid Consideration or such other source(s) identified for such purpose. For the avoidance of doubt, the payment of $2.75 million with respect to the Public Disclosure Document Repository shall be in addition to the obligation of the VOI-Specific Debtors and/or the VOI-Specific Post-Emergence Entities, as applicable, to pay certain costs associated with their review of the Public Disclosure Documents, which costs, and any payment thereof, shall be governed by section VI.H of the Voluntary Operating Injunction.

Section 5.22 Monitor

Through the end of the Monitor Term, the Monitor shall have all of the duties, rights, powers, and responsibilities set forth in the Preliminary Operating Injunction and the Voluntary Opioid Operating Injunction. Upon the conclusion of the Monitor Term, neither the Debtors nor the Post-Emergence Entities shall be required to appoint or retain an independent monitor for purposes of reviewing the Purchaser Entities’ compliance with the Voluntary Opioid Operating Injunction.

ARTICLE VI

PLAN SETTLEMENTS AND TRUSTS

Section 6.1 Plan Settlements

(a) The provisions of this Plan (including the release and injunctive provisions contained in Article X of this Plan) and any other documents contemplated hereby, including the Plan Documents, constitute a good faith compromise and settlement of Claims and controversies among the Debtors, the U.S. Government, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, the Canadian Provinces, the Public School District Creditors, certain other participants in the Mediation, and other parties in interest, which compromise and settlement is necessary and integral to this Plan and the Plan Documents.

(b) The Plan Documents and the Plan Settlements constitute a good faith full and final comprehensive compromise and settlement of all Claims, Interests, and controversies described in this Plan based upon the unique facts and circumstances of these Chapter 11 Cases such that (i) none of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement and all Plan Documents, and any notes related to, and drafts of, such documents and materials) shall prejudice or be used in connection with or in opposition to, the Debtors’ pursuit of, or the Debtors’ ability to pursue, any alternative restructuring structure or transaction; and (ii) any obligation or forbearance by any party, in furtherance of such compromise and settlement shall be understood to be an obligation or forbearance solely in connection with this specific compromise and settlement and shall be inapplicable in the absence of such compromise and settlement. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of this Plan and the Plan Settlements under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that this Plan and the Plan Settlements are fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

(c) With respect to the Trusts and the Opioid School District Recovery Trust described in this Article VI, (i) to the extent applicable, any exculpation, limitation on liability, or similar provisions relating to the Trusts, the Trust Documents, the Opioid School District Recovery Trust, and the Opioid School District Recovery Trust Governing Documents shall not extend beyond the maximum exculpation, limitation on liability, or similar provisions permitted by applicable law and shall, in each case, be subject to Section 3806(e) of the DST Act; and (ii) notwithstanding anything to the contrary herein or in any Plan Document, (1) none of the Trustees nor any other trustee of the Trusts nor the Opioid School District Recovery Trust shall take or be permitted to take any action inconsistent with this Plan or the Confirmation Order; and (2) none of the Trust Documents nor the Opioid School District Recovery Trust Governing Documents shall amend, modify, or otherwise affect the injunctions issued under, or the Releases granted or deemed to have been granted, in each case pursuant to this Plan.

Section 6.2 GUC Trust

(a) Establishment and Purpose of the GUC Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the GUC Trust in accordance with this Plan and the GUC Trust Documents. The GUC Trust shall be established for the purposes described in this Plan and any other purposes more fully described in the GUC Trust Documents, and the GUC Trust and the Distribution Sub-Trusts shall be subject to the jurisdiction of the Bankruptcy Court. The GUC Trust shall be formed for purposes of, in each case, in accordance with this Plan and the GUC Trust Documents:

(i) receiving, collecting, holding, administering, liquidating, and distributing the assets of the GUC Trust for the benefit of the beneficiaries thereof;

(ii) providing for efficient, fair, and reasonable procedures for processing and making distributions, if any, to holders of GUC Trust Channeled Claims; and

(iii) making distributions to holders of Allowed GUC Trust Channeled Claims.

(b) Assumption of Liabilities

Except as set forth in this Plan and in the GUC Trust Documents, the GUC Trust shall have no liability for any prepetition or postpetition Claims, Causes of Action, or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates, or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date. For the avoidance of doubt, with respect to any Distribution Sub-Trust Claims subsequently channeled from the GUC Trust to a Distribution Sub-Trust pursuant to the GUC Trust Documents, such Distribution Sub-Trust shall assume all liability for the applicable Distribution Sub-Trust Claims. In furtherance of the foregoing, the GUC Trust, except as otherwise provided in this Plan or in the GUC Trust Documents, and subject to the Covenant Not To Collect, shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights regarding the GUC Trust Channeled Claims that the Debtors have, or would have had, under applicable law, but solely to the extent consistent with this Plan and the GUC Trust Documents; provided, that, no such cross-claims, defenses, offsets, recoupments, or other rights may be asserted against any Released Party; provided, further, that, all such defenses, cross-claims, offsets, and recoupments regarding any Distribution Sub-Trust Claim channeled to the GUC Trust and subsequently channeled to a Distribution Sub-Trust in accordance with the GUC Trust Documents shall be transferred, subject to the Covenant Not To Collect, to the applicable Distribution Sub-Trust, at which point, the GUC Trust shall no longer have such defenses, cross-claims, offsets, or recoupments regarding such Distribution Sub-Trust Claim.

(c) GUC Trustee

The GUC Trustee shall have and perform all of the duties, responsibilities, rights, and obligations of GUC Trustee set forth in the GUC Trust Documents. The GUC Trustee, in consultation with the GUC Trust Oversight Board, shall be expressly authorized to empower and undertake actions on behalf of the GUC Trust, without the need for any additional approvals, authorization, or consents, and without any further notice to or action, order, or approval of the Bankruptcy Court, in each case, in accordance with this Plan and the GUC Trust Documents.

(d) GUC Trust Oversight Board

The GUC Trust Oversight Board shall be responsible for exercising oversight over the activities of the GUC Trust and consulting with the GUC Trustee with respect to the GUC Trustee’s performance of its duties provided for in the GUC Trust Documents, which consultations shall occur at such times as specifically set forth in the GUC Trust Documents or otherwise at the request of the GUC Trust Oversight Board.

(e) Tax Matters

(i) The GUC Trust is intended to qualify as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) and the beneficiaries thereof are intended to qualify as the grantors and owners of the GUC Trust in accordance with Treasury Regulation Section 301.7701-4(d) and Tax Code Section 671, et seq. The primary purpose of the GUC Trust shall be to liquidate and distribute the assets thereof to the beneficiaries of the GUC Trust, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the GUC Trust as set forth in this Plan and the GUC Trust Documents.

(ii) The GUC Trust Disputed Claims Reserve is intended to qualify as a disputed ownership fund pursuant to Treasury Regulation Section 1.468B-9.

(iii) To the extent Section 162(f)(1) of the Tax Code would otherwise apply to payments to the GUC Trust or Distributions from the GUC Trust (or payments to or Distributions from the GUC Trust Disputed Claims Reserve), such payments or Distributions shall be treated as “restitution” within the meaning of Section 162(f)(2) of the Tax Code, solely to the extent Allowed by applicable law.

(f) Indemnification by the GUC Trust

The GUC Trustee, the members of the GUC Trust Oversight Board, and certain other professionals engaged by the GUC Trust as set forth in the GUC Trust Documents, each in their capacity as such, as the case may be, and any of such parties’ successors and assigns, shall be indemnified and held harmless, to the fullest extent permitted by law, by the GUC Trust, in each case, as and to the extent set forth in the GUC Trust Documents.

(g) Nonliability of GUC Trustee and Trust Professionals

Notwithstanding anything in the GUC Trust Documents to the contrary, to the maximum extent permitted by applicable law, none of the GUC Trustee, any member of the GUC Trust Oversight Board, the Creditors’ Committee or its members, the Second Lien Notes Indenture Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustees, nor certain other professionals engaged by the GUC Trust as set forth in the GUC Trust Documents, in each case, solely in their respective capacities as such, shall be liable to the GUC Trust or any beneficiary thereof for any Claim arising out of, or in connection with, the creation, operation, or termination of the GUC Trust, including actions taken or omitted in fulfillment of such parties’ duties with respect to the GUC Trust, nor shall such parties incur any responsibility or liability by reason of any error of law or of any matter or thing done or suffered or omitted to be done under this Plan or the GUC Trust Agreement, including any action taken in good faith reliance upon the advice of professionals retained by the GUC Trust, except as may be determined by Final Order to have arisen out of such party’s gross negligence, bad faith, or willful misconduct and subject to Section 3806(e) of the DST Act; provided, that, in no event will any such party be liable for punitive, exemplary, consequential, or special damages under any circumstances.

(h) Cooperation with the GUC Trust

Prior to the Effective Date, the Debtors shall (i) take reasonable actions as may be reasonably requested by the Creditors’ Committee to enable the GUC Trust to preserve, access, maximize, pursue, and settle, or otherwise obtain the full value of, the GUC Trust Insurance Rights, the GUC Trust D&O Insurance Policies, and the GUC Trust Litigation Consideration; and (ii) to the extent reasonably requested by the Creditors’ Committee, facilitate the delivery of documents and information, in each case, subject to the Debtors’ reasonable discretion with respect to the Debtors’ privileges, to enable the reconciliation of the GUC Trust Channeled Claims; provided, that, no actions taken pursuant to the foregoing clauses (i) or (ii) shall impair the rights, if any, of any D&O Insured Person under the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies. The receipt of privileges and privileged materials from the Debtors shall be without waiver in recognition of the joint/successorship interest in prosecuting Claims on behalf of the Debtors; provided, that, the delivery of any records and information, including copies of any relevant Proofs of Claim (and any related forms that have been filed or submitted) provided by the Debtors shall be subject to the Debtors’ reasonable discretion with respect to privilege. On and following the Effective Date, the applicable Purchaser Entities shall, inter alia, provide the GUC Trust with additional documents, information, and cooperation in accordance with and to the extent set forth in the GUC Trust Cooperation Agreement.

Section 6.3 Mesh Claims Trust

The Mesh Claims Trust shall be established in accordance with the Mesh Claims Trust Documents.

Section 6.4 Generics Price Fixing Claims Trust

The Generics Price Fixing Claims Trust shall be established in accordance with the Generics Price Fixing Claims Trust Documents.

Section 6.5 Ranitidine Claims Trust

The Ranitidine Claims Trust shall be established in accordance with the Ranitidine Claims Trust Documents.

Section 6.6 Reverse Payment Claims Trust

The Reverse Payment Claims Trust shall be established in accordance with the Reverse Payment Claims Trust Documents.

Section 6.7 PPOC Trust

(a) Establishment and Purpose of the PPOC Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the PPOC Trust in accordance with this Plan and the PPOC Trust Documents. The PPOC Trust shall be established for the purposes described in this Plan and any other purposes more fully described in the PPOC Trust Documents, and the PPOC Trust and each PPOC Sub-Trust shall be subject to the jurisdiction of the Bankruptcy Court. The PPOC Trust shall, in each case, in accordance with this Plan and the PPOC Trust Documents:

(i) hold, manage, sell, invest, and distribute the PPOC Trust Consideration for the benefit of the PPOC Sub-Trusts;

(ii) further channel all asserted Present Private Opioid Claims channeled to the PPOC Trust to the applicable PPOC Sub-Trusts;

(iii) make payments to the PPOC Sub-Trusts from time to time, to permit such PPOC Sub-Trusts to satisfy the Present Private Opioid Claims channeled to their applicable PPOC Sub-Trusts;

(iv) maintain a publicly available website to aid in communicating information to the PPOC Sub-Trusts and holders of Present Private Opioid Claims and in making the activities of the PPOC Trust as transparent as possible, if determined necessary or desirable by the PPOC Trustee(s);

(v) fund the PPOC Trust Operating Reserve to pay Trust Operating Expenses of the PPOC Trust; and

(vi) pay any and all administration and other expenses of the PPOC Trust.

(b) Assumption of Liabilities

Except as set forth in this Plan, the Confirmation Order, and the PPOC Trust Documents, the PPOC Trust shall have no liability for any prepetition or postpetition Claims, Causes of Action, or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates, or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date. In furtherance of the foregoing, the PPOC Trust, except as otherwise provided in this Plan, the Confirmation Order, or the PPOC Trust Documents, shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding the Present Private Opioid Claims that the Debtors have, or would have had, under applicable law, but solely to the extent consistent with this Plan, the Confirmation Order, and the PPOC Trust Documents; provided, that, no such cross-claims, defenses, offsets, recoupments, or other rights may be asserted against any Released Party; and provided, further, that, all such defenses, cross-claims, offsets, recoupments, and other rights regarding any Present Private Opioid Claim that is channeled to a PPOC Sub-Trust in accordance with the PPOC Trust Distribution Procedures shall be transferred to such PPOC Sub-Trust, at which point, the PPOC Trust shall no longer have such defenses, cross-claims, offsets, and recoupments regarding such Present Private Opioid Claim and the applicable PPOC Sub-Trust shall be liable for such Present Private Opioid Claims.

(c) Appointment and Acceptance of Initial PPOC Trustee(s)

There shall initially be one PPOC Trustee; provided, however, that, the PPOC Trustee, with the consent of the Trustees of the PPOC Sub-Trusts, may increase the number of PPOC Trustees to not more than five. The PPOC Trustee(s) shall have and perform all of the duties, responsibilities, rights, and obligations of the PPOC Trust set forth in the PPOC Trust Documents. The PPOC Trustee(s), subject to the terms and conditions of this Plan, the Confirmation Order, and the PPOC Trust Documents, shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements, and to take such actions as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan, the OCC Resolution Term Sheet, any agreement entered into in connection with the Resolution Stipulation, and the PPOC Trust Documents. Pursuant to the PPOC Trust Documents, the PPOC Trustee(s) shall have all powers necessary to accomplish the purposes of the PPOC Trust in accordance with the PPOC Trust Documents and this Plan. The PPOC Trustee(s) shall be responsible for all decisions and duties with respect to the PPOC Trust and its assets and shall, in all circumstances, and at all times, act in a fiduciary capacity for the benefit of and in the best interests of the PPOC Sub-Trusts, in furtherance of the purposes of the PPOC Trust.

(d) Obligations of the PPOC Fiduciaries

The PPOC Trustee(s) shall take into account the interests of, and owe fiduciary duties to, each of the PPOC Sub-Trusts in making all decisions on behalf of the PPOC Trust. In furtherance of the foregoing, (i) in the event Purchaser Parent fails to make any payment of PPOC Trust Consideration contemplated to be due and payable pursuant to the PPOC Trust Documents, the PPOC Trustee(s) will take into account the remaining rights of the holders of Present Private Opioid Claims in formulating and exercising appropriate remedies, but shall in all events, to the extent there are obligations remaining to the PPOC Sub-Trusts upon such default, seek to utilize all other available sources of assets to pay all outstanding amounts owed to the holders of Present Private Opioid Claims then-due or to be paid in the future until such outstanding amounts have been paid in full; and (ii) the PPOC Trust shall provide no less than 10 Business Days’ advance written notice (unless urgent circumstances require less notice) to each PPOC Sub-Trust of any material action proposed to be taken in respect of such payments, including the commencement or settlement of any litigation.

(e) PPOC Trust Operating Expenses

On and after the Effective Date, the PPOC Trust Operating Reserve shall be held in a single segregated account administered by the PPOC Trustee(s) to pay any and all PPOC Trust Operating Expenses. On the Effective Date, or as promptly as practicable thereafter, the PPOC Trustee(s) shall establish and fund the PPOC Trust Operating Reserve from a portion of the PPOC Trust Consideration received on, or promptly following, the Effective Date, in an amount determined by the PPOC Trustee(s) as necessary to satisfy and pay estimated future PPOC Trust Operating Expenses, and to be held and maintained by the PPOC Trustee(s). All PPOC Trust Operating Expenses shall be satisfied and paid from the PPOC Trust Operating Reserve. Periodically, until the dissolution of the PPOC Trust, the PPOC Trustee(s) shall replenish the PPOC Trust Operating Reserve from Cash held or received by the PPOC Trust to the extent deemed necessary by the PPOC Trustee(s) to satisfy and pay estimated future PPOC Trust Operating Expenses.

(f) Tax Matters

(i) The PPOC Trust and each PPOC Sub-Trust is intended to be treated as a QSF for U.S. federal income tax purposes, and, the PPOC Trust Consideration is intended to be treated as amounts transferred to a QSF by, or on behalf of, a “transferor” within the meaning of the QSF Regulations to resolve or satisfy a liability for which the QSF is established. The PPOC Trust shall be reported in a manner that is consistent with such tax treatment for U.S. federal tax purposes and, to the extent applicable, for state and local tax purposes, in each case, to the extent permitted by applicable law. Solely for U.S. federal income tax purposes, to the extent the PPOC Trust does not meet the requirements of Treasury Regulations Section 1.468B-1(c)(1) and -1(c)(3), the PPOC Trust Consideration and NAS Additional Amount shall be treated as owned by the “transferor” within the meaning of the QSF Regulations pursuant to Treasury Regulations Section 1.468B-1(j)(1); provided, that, the PPOC Trust and any PPOC Sub-Trusts shall be implemented with the objective of maximizing tax efficiency to the Post-Emergence Entities (including with respect to the availability, location, and timing of tax deductions), the PPOC Trust, any PPOC Sub-Trusts, and holders of Allowed Present Private Opioid Claims. To the extent that Section 162(f)(1) of the Tax Code would otherwise apply to payments to the PPOC Trust, such payments shall be treated as “restitution” within the meaning of Section 162(f)(2) of the Tax Code solely to the extent allowed by applicable law.

(ii) To the extent that the PPOC Trust Consideration and NAS Additional Amount is paid by or on behalf of a Non-U.S. Payor to the PPOC Trust (or, if applicable, the PPOC Sub-Trusts), any structuring, implementation, and Tax reporting for purposes of maximizing Tax efficiency to the Purchaser Entities shall be exclusively at the expense of the Purchaser Entities. For the avoidance of doubt, if the Purchaser Entities determine for the PPOC Trust Consideration and NAS Additional Amount to be paid to the PPOC Trust (or, if applicable, the PPOC Sub-Trusts) by a Non-U.S. Payor, the Purchaser Entities shall bear any (1) non-U.S. income, withholding, stamp, transfer, or any other taxes imposed by the applicable non-U.S. jurisdiction on such payment of the PPOC Trust Consideration and NAS Additional Amount to the PPOC Trust (or, if applicable, the PPOC Sub-Trusts); and (2) without duplication, any non-U.S. Tax reporting costs incurred by the PPOC Trust or PPOC Sub-Trusts that would not have been incurred but for the use of a Non-U.S. Payor.

(g) Indemnification by the PPOC Trust

The PPOC Trust shall indemnify and hold harmless the PPOC Trust Indemnified Parties, from and against and with respect to any and all liabilities, losses, damages, claims, costs, and expenses (other than taxes in the nature of income taxes imposed on compensation paid to the PPOC Trust Indemnified Parties), including, but not limited to, attorneys’ fees, arising out of, or due to the implementation or administration of the Resolution Stipulation or the PPOC Trust Documents, other than such PPOC Trust Indemnified Party’s willful misconduct, bad faith, gross negligence, or fraud, with respect to the implementation or administration of the Resolution Stipulation or the PPOC Trust Documents. To the extent that a PPOC Trust Indemnified Party asserts a claim for indemnification as provided above, (i) any payment on account of such claim shall be paid solely from the PPOC Trust Operating Reserve; and (ii) the legal fees and related costs incurred by counsel to such PPOC Trust Indemnified Party in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such PPOC Trust Indemnified Party (provided, that, such PPOC Trust Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such PPOC Trust Indemnified Party is not entitled to be indemnified therefor) solely out of the PPOC Trust Operating Reserve or any insurance purchased using the PPOC Trust Operating Reserve. These indemnification provisions, subject to the terms of the PPOC Trust Documents, shall remain available to, and the repayment obligation shall remain binding upon, any former PPOC Trust Indemnified Party or the estate of any deceased PPOC Trust Indemnified Party, as the case may be, and shall survive the termination of the PPOC Trust.

(h) Exculpation

To the maximum extent permitted by applicable law, the PPOC Trustee(s), the PPOC Trust Indemnified Parties, and the Delaware resident trustee appointed pursuant to the PPOC Trust Agreement shall not have or incur any liability for actions taken or omitted in his or their respective capacities as such, except with respect to those acts found by Final Order to be arising out of such Person’s willful misconduct, bad faith, gross negligence, or fraud and subject to Section 3806(e) of the DST Act, and shall be entitled to indemnification and reimbursement for reasonable fees and expenses (solely payable from the PPOC Trust Consideration) in defending any and all actions or inactions of such Persons in connection with any actions taken pursuant to this Plan, the PPOC Trust Documents, the OCC Resolution Term Sheet, or otherwise required by the foregoing, except for any actions or inactions found by Final Order to be arising out of such party’s willful misconduct, bad faith, gross negligence, or fraud.

(i) Covenants of Purchaser Parent

The PPOC Trust Documents shall include the following covenants to be made by Purchaser Parent for the benefit of the PPOC Trust and each of the PPOC Sub-Trusts, which covenants shall be the same (mutatis mutandis) as those included in the Public Opioid Distribution Documents pursuant to Section 6.14(e) of this Plan:

(i) (1) a limitation on permitted investments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants set forth in the OCC Resolution Term Sheet;

(ii) a maximum leverage ratio for Purchaser Parent equal to 5.0x;

(iii) (1) a limitation on restricted payments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants described in the OCC Resolution Term Sheet and applicable solely with respect to Allowed Present Private Opioid Claims; and

(iv) reporting requirements, which reporting requirements shall include the provision of periodic reporting materials and notices consistent with the reporting and notice requirements agreed in any documents governing new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing).

Section 6.8 PI Trust

(a) Establishment and Purpose of the PI Trust

On or before the Effective Date, the PI Trust shall be established in accordance with this Plan and the PI Trust Documents. The purpose of the PI Trust is to, in each case, in accordance with this Plan and pursuant to the PI Trust Documents:

(i) assume all of the Debtors’ liability for PI Opioid Claims;

(ii) collect distributions made on account of the PI Trust Share;

(iii) administer the PI Opioid Claims;

(iv) make distributions to holders of Allowed PI Opioid Claims in accordance with the PI Trust Documents; and

(v) carry out such other matters as are set forth in the PI Trust Documents, including preserving, holding, and managing the assets of the PI Trust for use in paying and satisfying Allowed PI Opioid Claims and using the PI Trust’s assets and income to pay any and all Trust Operating Expenses of the PI Trust in accordance with the PI Trust Documents.

(b) Assumption of Liabilities

The PI Trust shall expressly assume all liabilities and responsibility for all PI Opioid Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the PI Trust Documents, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the PI Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents) and this Plan; provided, however, that, the PI Trust shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) PI Trustee

The identity of the PI Trustee shall be disclosed in the Plan Supplement. The PI Trustee is and shall act as the fiduciary to the PI Trust in accordance with the provisions of the PI Trust Documents. The PI Trustee shall, at all times, administer the PI Trust and its assets in accordance with the PI Trust Documents. Subject to the PI Trust Documents, the PI Trustee shall have the power to take any and all actions that, in the judgment of the PI Trustee, are necessary or proper to fulfill the purposes of the PI Trust, including taking the following actions, in each case, pursuant to the PI Trust Documents:

(i) establishing an LRP and appointing and overseeing the actions of a lien resolution agent to carry out any such LRP;

(ii) (1) appointing, hiring, or engaging professionals to provide such legal, financial, accounting, investment, auditing, forecasting, claims administration, lien resolution, and other services as the business of the PI Trust requires, including hiring a financial advisor responsible for determining the available assets of the PI Trust and providing guidance with respect to the investment and accounting thereof; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the PI Trustee permit and as the PI Trustee, in the PI Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the PI Trust Documents; and (3) paying reasonable compensation to such professionals engaged by the PI Trust; and

(iii) selecting, engaging, and paying reasonable compensation to one or more appeals masters as set forth in the PI Trust Distribution Procedures;

(iv) provided, however, that, the PI Trustee shall give the PI Committee reasonably prompt notice of material acts taken or proposed to be taken as required by the PI Trust Documents. Further, the PI Trustee shall be required to consult with the PI Committee (1) on the general implementation and administration of the PI Trust; (2) on the general implementation and administration of the PI Trust Distribution Procedures; and (3) on such other matters as required by the PI Trust Documents.

(d) PI Committee

(i) The members of the PI Committee shall serve in a fiduciary capacity representing all holders of PI Opioid Claims. The PI Committee will work with the PI Trustee in establishing and monitoring any operating budgets with respect to the PI Trust. Except for the duties and obligations expressed in the PI Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the PI Committee.

(ii) The PI Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represented or advised the Ad Hoc Group of Personal Injury Victims in connection with the Chapter 11 Cases, in each case, as and to the extent set forth in the PI Trust Documents.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in any PI Trust Document, in the OCC Resolution Term Sheet, or in any document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the PI Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the PI Trust

The PI Trust shall indemnify and defend the PI Trustee, the members of the PI Committee, the Ad Hoc Group of Personal Injury Victims, and any professionals engaged by the PI Trust (including any appeals master(s)), in addition to such other parties as described in the PI Trust Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the PI Trust Documents or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the PI Trust.

(g) Nonliability of PI Trustee and PI Committee

To the maximum extent permitted by applicable law, the PI Trustee and the members of the PI Committee shall not be liable to the PI Trust, to any holder of a PI Opioid Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.9 NAS PI Trust

(a) Establishment and Purpose of the NAS PI Trust

On or before the Effective Date, the NAS PI Trust shall be established in accordance with this Plan and the NAS PI Trust Documents. The purpose of the NAS PI Trust is to, in each case, in accordance with this Plan and the NAS PI Trust Documents:

(i) assume all of the Debtors’ liability for NAS PI Claims;

(ii) collect distributions made on account of the NAS PI Trust Share;

(iii) administer the NAS PI Claims;

(iv) make distributions to holders of Allowed NAS PI Claims in accordance with the NAS PI Trust Documents; and

(v) carry out such other matters as are set forth in the NAS PI Trust Documents, including preserving, holding, and managing the assets of the NAS PI Trust for use in paying and satisfying Allowed NAS PI Claims and using the NAS PI Trust’s assets and income to pay any and all Trust Operating Expenses of the NAS PI Trust.

(b) Assumption of Liabilities

The NAS PI Trust shall expressly assume all liabilities and responsibility for all NAS PI Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the NAS PI Trust Documents, the NAS PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the NAS PI Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents) and this Plan; provided, however, that, the NAS PI Trust shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) NAS PI Trustee

The identity of the NAS PI Trustee shall be disclosed in the Plan Supplement. The NAS PI Trustee is and shall act as the fiduciary to the NAS PI Trust in accordance with the provisions of the NAS PI Trust Documents. The NAS PI Trustee shall, at all times, administer the NAS PI Trust and its assets in accordance with the NAS PI Trust Documents. Subject to the NAS PI Trust Documents, the NAS PI Trustee shall have the power to take any and all actions that, in the judgment of the NAS PI Trustee, are necessary or proper to fulfill the purposes of the NAS PI Trust, including taking the following actions, in each case, pursuant to the NAS PI Trust Documents:

(i) establishing an LRP and appointing and overseeing the actions of a lien resolution agent to carry out the LRP;

(ii) (1) appointing, hiring, or engaging such professionals to provide such legal, financial, accounting, investment, auditing, forecasting, claims administration, lien resolution, and other services as the business of the NAS PI Trust requires, including hiring a financial advisor responsible for determining the available assets of the NAS PI Trust and providing oversight and guidance with respect to the investment and accounting thereof; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the NAS PI Trustee permit and as the NAS PI Trustee, in the NAS PI Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the NAS PI Trust Documents; and (3) paying reasonable compensation to such professionals engaged by the NAS PI Trust; and

(iii) selecting, engaging, and paying reasonable compensation to one or more appeals masters as set forth in the NAS PI Trust Distribution Procedures;

(iv) provided, however, that, the NAS PI Trustee shall give the NAS Committee reasonably prompt notice of material acts taken or proposed to be taken as required by the NAS PI Trust Documents. Further, the NAS PI Trustee shall be required to consult with the NAS Committee (1) on the general implementation and administration of the NAS PI Trust; (2) on the general implementation and administration of the NAS PI Trust Distribution Procedures; and (3) on such other matters as required by the NAS PI Trust Documents.

(v) The NAS PI Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represented or advised the Ad Hoc Committee of NAS Children in connection with the Chapter 11 Cases, in each case, as and to the extent set forth in the NAS PI Trust Documents.

(d) NAS Committee

The members of the NAS Committee shall serve in a fiduciary capacity representing all holders of NAS PI Claims. The NAS Committee will work with the NAS PI Trustee in establishing and monitoring any operating budgets with respect to the NAS PI Trust. Except for the duties and obligations expressed in the NAS PI Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the NAS Committee.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in the NAS PI Trust Distribution Procedures, in the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the NAS PI Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the NAS PI Trust

The NAS PI Trust shall indemnify and defend the NAS PI Trustee, the members of the NAS Committee, the Ad Hoc Committee of NAS Children, and any professionals engaged by the NAS PI Trust (including any appeals master(s)), in addition to such other parties as described in the NAS PI Trust Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the NAS PI Trust Documents or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the NAS PI Trust.

(g) Nonliability of PI Trustee and PI Committee

To the maximum extent permitted by applicable law, the NAS PI Trustee and the members of the NAS Committee shall not be liable to the NAS PI Trust, to any holder of a NAS PI Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.10 Hospital Trust

(a) Establishment and Purpose of the Hospital Trust

On or before the Effective Date, the Hospital Trust shall be established in accordance with this Plan and the Hospital Trust Documents. The purpose of the Hospital Trust is to, in each case, in accordance with this Plan and the Hospital Trust Documents:

(i) assume all of the Debtors’ liability for Hospital Opioid Claims;

(ii) collect distributions made on account of the Hospital Trust Share;

(iii) administer the Hospital Opioid Claims;

(iv) make distributions to holders of Allowed Hospital Opioid Claims for authorized opioid abatement purposes in accordance with the Hospital Trust Documents; and

(v) carry out such other matters as are set forth in the Hospital Trust Documents, including preserving, holding, and managing the assets of the Hospital Trust for use in paying and satisfying Allowed Hospital Opioid Claims and using the Hospital Trust’s assets and income to pay any and all Trust Operating Expenses of the Hospital Trust.

(b) Assumption of Liabilities

The Hospital Trust shall expressly assume all liabilities and responsibility for all Hospital Opioid Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the Hospital Trust Documents, the Hospital Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the Hospital Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents) and this Plan; provided, however, that, the Hospital Trust shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) Hospital Trustee

The identity of the Hospital Trustee shall be disclosed in the Plan Supplement. The Hospital Trustee is and shall act as the fiduciary to the Hospital Trust in accordance with the provisions of the Hospital Trust Documents. The Hospital Trustee shall, at all times, administer the Hospital Trust and its assets in accordance with the Hospital Trust Documents. Subject to the Hospital Trust Documents, the Hospital Trustee shall have the power to take any and all actions that, in the judgment of the Hospital Trustee, are necessary or proper to fulfill the purposes of the Hospital Trust, including taking the following actions, in each case, pursuant to the Hospital Trust Documents:

(i) (1) appointing, hiring, or engaging such professionals to provide such legal, financial, accounting, investment, auditing, forecasting, and other services as the business of the Hospital Trust requires; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the Hospital Trustee permit and as the Hospital Trustee, in the Hospital Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the Hospital Trust Documents; and (3) paying reasonable compensation to such professionals engaged by the Hospital Trust; and

(ii) auditing compliance with the authorized abatement purposes set forth in the Hospital Trust Documents governing the use of any Distributions made on account of Allowed Hospital Opioid Claims.

(iii) provided, however, that, the Hospital Trustee shall give the Hospital TAC prompt notice of material acts taken or proposed to be taken as required by the Hospital Trust Documents. Further, the Hospital Trustee shall be required to consult with the Hospital TAC (1) on the general implementation and administration of the Hospital Trust; (2) on the general implementation and administration of the Hospital Trust Distribution Procedures; and (3) on such other matters as required by the Hospital Trust Documents.

(iv) The Hospital Trustee shall, in accordance with the Hospital Trust Documents, pay or reimburse, as applicable, the attorneys’ fees and costs of the Ad Hoc Group of Hospitals from the Hospital Trust Share.

(d) Hospital TAC

The members of the Hospital TAC shall serve in a fiduciary capacity representing all holders of Hospital Opioid Claims. The Hospital TAC will work with the Hospital Trustee in establishing and monitoring any operating budgets with respect to the Hospital Trust. Except for the duties and obligations expressed in the Hospital Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Hospital TAC.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in the Hospital Trust Distribution Procedures, in the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the Hospital Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the Hospital Trust

The Hospital Trust shall indemnify and defend the Hospital Trustee, the members of the Hospital TAC, and any professionals engaged by the Hospital Trust, in addition to such other parties as described in the Hospital Trust Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the Hospital Trust Documents or in connection with activities undertaken by them in connection with the formation, establishment, or funding of the Hospital Trust.

(g) Nonliability of Hospital Trustee and Hospital TAC

To the maximum extent permitted by applicable law, the Hospital Trustee and the members of the Hospital TAC shall not be liable to the Hospital Trust, to any holder of a Hospital Opioid Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.11 IERP Trust II

(a) Establishment and Purpose of the IERP Trust II

On or before the Effective Date, the IERP Trust II shall be established in accordance with this Plan and the IERP Trust II Documents. The purpose of the IERP Trust II is to, in each case, in accordance with this Plan and pursuant to the IERP Trust II Documents:

(i) assume all of the Debtors’ liability for IERP II Claims;

(ii) collect distributions made on account of the IERP Trust II Share;

(iii) administer the IERP II Claims;

(iv) make distributions to holders of Allowed IERP II Claims for authorized opioid abatement purposes in accordance with the IERP Trust II Documents; and

(v) carry out such other matters as are set forth in the IERP Trust II Documents, including preserving, holding, and managing the assets of the IERP Trust II for use in paying and satisfying Allowed IERP II Claims and using the IERP Trust II’s assets and income to pay any and all Trust Operating Expenses of the IERP Trust II.

(b) Assumption of Liabilities

The IERP Trust II shall expressly assume all liabilities and responsibility for all IERP II Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the IERP Trust II Documents, the IERP Trust II shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the IERP Trust II Documents (which include, for the avoidance of doubt, the PPOC Trust Documents) and this Plan; provided, however, that, the IERP Trust II shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) IERP II Trustee

The IERP II Trustee is and shall act as the fiduciary to the IERP Trust II in accordance with the provisions of the IERP Trust II Documents. The IERP II Trustee shall, at all times, administer the IERP Trust II and its assets in accordance with the IERP Trust II Documents. Subject to the IERP Trust II Documents, the IERP II Trustee shall have the power to take any and all actions that, in the judgment of the IERP II Trustee, are necessary or proper to fulfill the purposes of the IERP Trust II, including taking the following actions, in each case, pursuant to the IERP Trust II Documents:

(i) (1) appointing, hiring, or engaging such professionals to provide such legal, financial, accounting, investment, auditing, forecasting, claims administration, lien resolution, and other services as the business of the IERP Trust II requires; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the IERP II Trustee permit and as the IERP II Trustee, in the IERP II Trustee’s discretion, deems advisable or necessary in order to carry out the terms of the IERP Trust II Documents; and (3) paying reasonable compensation to such professionals engaged by the IERP Trust II;

(ii) implementing certain approved opioid abatement programs with unused assets of the IERP Trust II; and

(iii) auditing compliance with the authorized abatement purposes set forth in the IERP Trust II Documents governing the use of any Distributions made on account of Allowed IERP II Claims;

(iv) provided, however, that, the IERP II Trustee shall give the IERP Trust II Advisory Committee prompt notice of material acts taken or proposed to be taken as required by the IERP Trust II Documents. Further, the IERP II Trustee shall be required to consult with the IERP Trust II Advisory Committee (1) on the general implementation and administration of the IERP Trust II; (2) on the general implementation and administration of the IERP Trust II Distribution Procedures; and (3) on such other matters as required by the IERP Trust II Documents.

(v) The IERP II Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represent or represented, or advise or advised, the IERP II Trustee in connection with the establishment of the IERP Trust II, the preparation of the IERP Trust II Documents, and the Chapter 11 Cases, in each case, whether incurred prior to or following the appointment of the IERP II Trustee.

(d) IERP Trust II Advisory Committee

The members of the IERP Trust II Advisory Committee shall serve in a fiduciary capacity representing all holders of IERP II Claims. The IERP Trust II Advisory Committee will work with the IERP II Trustee in establishing and monitoring any operating budgets with respect to the IERP Trust II. Except for the duties and obligations expressed in the IERP Trust II Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the IERP Trust II Advisory Committee.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision herein, in the IERP Trust II Distribution Procedures, in the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby shall be construed or implemented in a manner that would cause the IERP Trust II to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the IERP Trust II

The IERP Trust II shall indemnify and defend the IERP II Trustee, the members of the IERP Trust II Advisory Committee, and such other parties as set forth in the IERP Trust II Documents, against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the IERP Trust II Documents.

(g) Nonliability of IERP II Trustee and IERP Trust II Advisory Committee

To the maximum extent permitted by applicable law, the IERP II Trustee and the members of the IERP Trust II Advisory Committee shall not be liable to the IERP Trust II, to any holder of an IERP II Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.12 TPP Trust

(a) Establishment and Purpose of the TPP Trust

On or before the Effective Date, the TPP Trust shall be established in accordance with this Plan and the TPP Trust Documents. The purpose of the TPP Trust is to, in each case, in accordance with this Plan and pursuant to the TPP Trust Documents:

(i) assume all of the Debtors’ liability for TPP Claims;

(ii) hold, manage, and invest all funds and other assets received by the TPP Trust for the benefit of the beneficiaries of the TPP Trust;

(iii) administer, process, resolve, and liquidate all TPP Claims in accordance with the TPP Trust Distribution Procedures, including making distributions to holders of Allowed TPP Claims; and

(iv) carry out such other matters as are set forth in the TPP Trust Documents, including establishing such funds, reserves, and accounts within the TPP Trust as the TPP Trustee deems useful in carrying out the purpose of the TPP Trust, including holding an operating reserve and using such operating reserve to pay any and all Trust Operating Expenses of the TPP Trust.

(b) Assumption of Liabilities

The TPP Trust shall expressly assume all liabilities and responsibility for all TPP Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith. Except as otherwise provided in this Plan, the Confirmation Order, or the TPP Trust Documents, the TPP Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that the Debtors or the Post-Emergence Entities have or would have had under applicable law, but solely to the extent consistent with the TPP Trust Documents (which include, for the avoidance of doubt, the PPOC Trust Documents) and this Plan; provided, however, that, the TPP Trust shall not assert such cross-claims, defenses, or rights against any Released Party.

(c) TPP Trustee

The TPP Trustee is and shall act as the fiduciary to the TPP Trust in accordance with the provisions of the TPP Trust Documents. The TPP Trustee shall, at all times, administer the TPP Trust and its assets in accordance with the TPP Trust Documents. Subject to the TPP Trust Documents, the TPP Trustee shall have the power to take any and all actions that, in the judgment of the TPP Trustee, are necessary or proper to fulfill the purposes of the TPP Trust, including taking the following actions, in each case, pursuant to the TPP Trust Documents:

(i) in the event that holders of TPP Claims elect to resolve claims they hold against those with personal injury opioid claims through an LRP, exercise any and all rights and responsibilities of the TPP Trust pursuant to any agreement governing such LRP (which agreement has been consented to by the TPP Trustee on behalf of the TPP Trust);

(ii) (1) engaging such professionals as the TPP Trust and/or the TPP Trustee requires, including the TPP Trustee’s firms or Affiliates, professionals previously employed by the Debtors, and representatives of holders of TPP Claims; (2) delegating to such professionals such powers and authorities as the fiduciary duties of the TPP Trustee permit and as the TPP Trustee in its discretion, deems advisable or necessary; or (3) engaging such professionals to advise and assist the TPP Trustee, in order to carry out the terms of the TPP Trust and the TPP Trust Documents;

(iii) entering into such other arrangements with third parties as the TPP Trustee deems useful in carrying out the purposes of the TPP Trust; and

(iv) creating sub-trusts or title vehicles; provided, that, the TPP Trustee shall not create a sub-trust or title vehicle that would cause the TPP Trust to fail to qualify as a QSF within the meaning of the QSF Regulations;

(v) provided, however, that, the TPP Trustee shall be required to consult with the TPP TAC (1) on the general implementation and administration of the TPP Trust; (2) on the general implementation and administration of the TPP Trust Distribution Procedures; and (3) on such other matters as required by the TPP Trust Documents.

(vi) The TPP Trustee shall pay or reimburse, as applicable, the compensation, costs, and fees of the professionals that represented or advised holders of TPP Claims in connection with and to the extent relating to the preparation of the TPP Trust Documents and the establishment of the TPP Trust, in each case, as and to the extent provided in the TPP Trust Documents.

(d) TPP TAC

The members of the TPP TAC shall serve in a fiduciary capacity representing all holders of TPP Claims. The TPP TAC shall work with the TPP Trustee with respect to establishing and monitoring any operating budgets with respect to the TPP Trust. Except for the duties and obligations expressed in the TPP Trust Documents and the documents referenced therein, there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the TPP TAC.

(e) Tax Matters

Notwithstanding anything to the contrary herein, no provision in the TPP Trust Agreement, the TPP Trust Distribution Procedures, the OCC Resolution Term Sheet, or in any other document contemplated hereby or thereby, shall be construed or implemented in a manner that would cause the TPP Trust to fail to qualify as a QSF under the QSF Regulations.

(f) Indemnification by the TPP Trust

The TPP Trust shall indemnify and reimburse the TPP Trustee, the members of the TPP TAC, any professionals engaged by the TPP Trust, and any other parties set forth in the TPP Trust Documents against any and all liabilities, expenses, claims, damages, or losses incurred by such Persons in the performance of their respective duties under the TPP Trust Documents or in connection with activities undertaken by them in connection with the formation, establishment, or funding of the TPP Trust.

(g) Nonliability of TPP Trustee and TPP TAC

To the maximum extent permitted by applicable law, the TPP Trustee and the members of the TPP TAC shall not be liable to the TPP Trust, to any holder of a TPP Claim, or to any other Person, except those acts found by Final Order to be arising out of the TPP Trustee’s or the TPP TAC member’s, as applicable, willful misconduct, gross negligence or fraud and subject to Section 3806(e) of the DST Act.

Section 6.13 Future PI Trust

(a) Establishment and Purpose of the Future PI Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the Future PI Trust in accordance with this Plan and the Future PI Trust Documents. The purpose of the Future PI Trust is to, in each case, in accordance with this Plan and the Future PI Trust Documents:

(i) assume all of the Debtors’ liability for Future PI Claims;

(ii) administer the Future PI Claims;

(iii) make distributions to holders of Allowed Future PI Claims in accordance with the Future PI Trust Documents; and

(iv) carry out such other matters as are set forth in the Future PI Trust Documents, including preserving, holding, and managing the assets of the Future PI Trust for use in paying and satisfying Allowed Future PI Claims and using the Future PI Trust’s assets and income to pay any and all Trust Operating Expenses of the Future PI Trust in accordance with the Future PI Trust Documents.

(b) Assumption of Liabilities

The Future PI Trust shall expressly assume all liabilities and responsibility for all Future PI Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith.

(c) Future PI Trustee

The Future PI Trustee shall act as the fiduciary to the Future PI Trust in accordance with the provisions of the Future PI Trust Documents. The Future PI Trustee shall, at all times, administer the Future PI Trust and its assets in accordance with the Future PI Trust Documents.

(d) FCR

(i) The FCR shall serve in a fiduciary capacity representing the interests of Future PI Claimants. The FCR shall have no fiduciary obligations or duties to any party other than Future PI Claimants.

(ii) The FCR will work with the Future PI Trustee in establishing and monitoring any operating budgets with respect to the Future PI Trust. Except for the duties and obligations expressed in the Future PI Trust Documents and the documents referenced therein, the FCR shall have no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity with respect to the Future PI Trust.

(e) Indemnification by the Future PI Trust

The Future PI Trust shall indemnify and defend the Future PI Trust Indemnified Parties in the performance of their respective duties to the fullest extent that a statutory trust organized under the laws of the State of Delaware as permitted by Section 3817 of the DST Act (after the application of Section 8.13 thereof) is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their respective duties under the Future PI Trust Documents or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the Future PI Trust.

(f) Nonliability of Future PI Trustee and FCR

To the maximum extent permitted by applicable law, the Future PI Trustee and the FCR shall not be liable to the Future PI Trust, to any holder of a Future PI Claim, or to any other Person, except for any act or omission by such party that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing within the meaning of Section 3806(e) of the DST Act.

Section 6.14 Other Opioid Claims Trust

(a) Establishment and Purpose of the Other Opioid Claims Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the Other Opioid Claims Trust in accordance with this Plan and the Other Opioid Claims Trust Documents. The purpose of the Other Opioid Claims Trust is to, in each case, in accordance with this Plan and the Other Opioid Claims Trust Documents:

(i) assume all of the Debtors’ liability for Other Opioid Claims;

(ii) administer the Other Opioid Claims;

(iii) make distributions to holders of Allowed Other Opioid Claims in accordance with the Other Opioid Claims Trust Documents; and

(iv) carry out such other matters as are set forth in the Other Opioid Claims Trust Documents, including preserving, holding, and managing the assets of the Other Opioid Claims Trust for use in paying and satisfying Allowed Other Opioid Claims and using the Other Opioid Claims Trust’s assets and income to pay any and all Trust Operating Expenses of the Other Opioid Claims Trust in accordance with the Oher Opioid Claims Trust Documents.

(b) Assumption of Liabilities

The Other Opioid Claims Trust shall expressly assume all liabilities and responsibility for all Other Opioid Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith.

(c) Administration of Other Opioid Claims

Holders of Allowed Other Opioid Claims shall receive a Distribution, if any, from the Other Opioid Claims Trust in accordance with the Other Opioid Claims Trust Distribution Procedures, which, as applied to each Other Opioid Claim, shall be substantially similar to the trust distribution procedures applied by the other Trusts under this Plan with respect to similar Opioid Claims held by similarly situated creditors; provided, that, the amount of any Distribution to a holder of an Allowed Other Opioid Claim on account of such Allowed Other Opioid Claim shall not exceed the amount of comparable Distributions provided by another Trust under this Plan to holders of similar Allowed Claims that were channeled to such other Trust under this Plan.

Section 6.15 EFBD Claims Trust

(a) Establishment and Purpose of the EFBD Claims Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the EFBD Claims Trust in accordance with this Plan and the EFBD Claims Trust Documents. The purpose of the EFBD Claims Trust is to, in each case, in accordance with this Plan and the EFBD Claims Trust Documents:

(i) assume all of the Debtors’ liability for EFBD Claims;

(ii) administer the EFBD Claims;

(iii) make distributions to holders of Allowed EFBD Claims in accordance with the EFBD Claims Trust Documents; and

(iv) carry out such other matters as are set forth in the EFBD Claims Trust Documents, including preserving, holding, and managing the assets of the EFBD Claims Trust for use in paying and satisfying Allowed EFBD Claims and using the EFBD Claims Trust’s assets and income to pay any and all Trust Operating Expenses of the EFBD Claims Trust in accordance with the EFBD Claims Trust Documents.

(b) Assumption of Liabilities

The EFBD Claims Trust shall expressly assume all liabilities and responsibility for all EFBD Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith.

(c) Administration of EFBD Claims

(i) The EFBD Claims Trust Distribution Procedures governing the processing and administration of the applicable EFBD Claims shall be substantially similar to the trust distribution procedures governing the administration of comparable Trust Channeled Claims under this Plan.

(ii) Holders of Allowed EFBD Claims shall receive a Distribution, if any, from the EFBD Claims Trust in accordance with the EFBD Claims Trust Distribution Procedures, which, as applied to each EFBD Claim, shall be substantially similar to the trust distribution procedures applied by the other Trusts under this Plan with respect to similar Trust Channeled Claims filed by the General Bar Date; provided, that, the amount of any Distribution to a holder of an Allowed EFBD Claim on account of such Allowed EFBD Claim shall not exceed the amount of comparable Distributions provided by another Trust under this Plan to holders of similar Allowed Claims that were filed before the General Bar Date and channeled to such other Trust under this Plan; provided, further, that, the procedures for determining the maximum amount of any Distribution to be made by the EFBD Claims Trust shall be substantially similar to those provided in the Future PI Trust Distribution Procedures.

Section 6.16 Public Opioid Trust

(a) Establishment and Purpose of the Public Opioid Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the Public Opioid Trust in accordance with this Plan and the Public Opioid Distribution Documents. The purpose of the Public Opioid Trust is to, in each case, in accordance with this Plan and pursuant to the Public Opioid Distribution Documents:

(i) assume all of the Debtors’ liability for State Opioid Claims;

(ii) hold, manage, and invest all funds and other assets received by the Public Opioid Trust for the benefit of the beneficiaries of the Public Opioid Trust;

(iii) administer, process, resolve, and liquidate all State Opioid Claims in accordance with the Public Opioid Distribution Documents, including making distributions to holders of Allowed State Opioid Claims; and

(iv) carry out such other matters as are set forth in the Public Opioid Distribution Documents, including establishing such funds, reserves, and accounts within the Public Opioid Trust as the Trustee deems useful in carrying out the purpose of the Public Opioid Trust, including holding an operating reserve and using such operating reserve to pay any and all Trust Operating Expenses of the Public Opioid Trust.

(b) Assumption of Liabilities

The Public Opioid Trust shall expressly assume all liabilities and responsibility for all State Opioid Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith.

(c) Tax Matters

The Public Opioid Trust shall at all times satisfy the requirements of Section 468B of the Tax Code and the QSF Regulations (as such may be modified or supplemented from time to time). The Public Opioid Trust may be treated as a QSF for tax purposes and payments to the Public Opioid Trust may constitute “restitution” within the meaning of Section 162(f) of the Tax Code and shall be treated as such to the extent allowed by applicable law.

(d) Participation in the Public Opioid Trust

(i) Holders of State Opioid Claims that vote to accept the Plan shall participate in the Public Opioid Trust, subject to the terms and conditions of the Public Opioid Distribution Documents.

(ii) Any Prior Settling State shall have the opportunity, on or before the Effective Date, subject to acceptance by the Debtors and the approval of the Bankruptcy Court, to permanently and irrevocably return to the Debtors’ Estates an amount equal to (1) the funds received by such Prior Settling State from the Debtors prior to the Petition Date on account of settling such Prior Settling State’s Opioid Claims as such Claims existed prior to the Petition Date, less (2)(A) an amount equal to the Public Opioid Consideration, multiplied by (B) the allocation percentage for such Prior Settling State set forth in the State Allocation Table. The remaining funds may be retained by the applicable Prior Settling State in full satisfaction of such Prior Settling State’s Opioid Claims (and of the obligation of the Public Opioid Trust to make a Distribution to such Prior Settling State), which Prior Settling State’s Opioid Claims shall be released and discharged. In accordance with the Confirmation Order, such Prior Settling State shall receive a full and complete release for any Claim for the return of settlement funds under chapter 5 of the Bankruptcy Code or otherwise.

(e) Public Opioid Trust Operating Reserves and Expenses

(i) In accordance with the Public Opioid Distribution Documents, the Public Opioid Trust shall establish reserves for professional fees of (1) States, in the amount of 4.5% of the Public Opioid Consideration to be allocated to States in accordance with the State Allocation Table; and (2) Local Governments, in the amount of 5.5% of the Public Opioid Consideration to be allocated to Local Governments pursuant to Opioid MDL Docket No. 4428 (clarified by Opioid MDL Docket No. 4503) and Opioid MDL Docket No. 5100 of the Opioid MDL, pursuant to which any amount allocated to Local Governments in accordance with this clause (2) shall be administered under the jurisdiction of the court presiding over the Opioid MDL. Any payments made pursuant to this Section 6.16(d)(i) shall be funded solely from the Public Opioid Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities.

(ii) All Trust Operating Expenses of the Public Opioid Trust and any expenses of the Public Opioid Trustee, any professionals retained thereby, the reimbursement of any plaintiffs’ attorneys’ fees and costs, and any attorneys’ fees and costs, other than the Endo EC Professional Fees, incurred by any holder of a State Opioid Claim or a group of such holders shall be paid solely from the Public Opioid Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities, in each case, subject to and in accordance with the Public Opioid Distribution Documents.

(f) Covenants of Purchaser Parent

The Public Opioid Distribution Documents shall include the following covenants to be made by Purchaser Parent (provided, that, no covenants or similar limitations or restrictions on the Purchaser Entities other than the following shall be included in the Public Opioid Distribution Documents):

(i) (1) a limitation on permitted investments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants set forth in the Public/Tribal Term Sheet;

(ii) a maximum leverage ratio for Purchaser Parent equal to 5.0x;

(iii) (1) a limitation on restricted payments by Purchaser Parent, which limitation shall be consistent with the terms agreed in any new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing); plus (2) a customary level of incremental cushion, consistent with the covenants set forth in the Public/Tribal Term Sheet and applicable solely with respect to Allowed State Opioid Claims; and

(iv) reporting requirements, which reporting requirements shall include the provision of periodic reporting materials and notices consistent with the reporting and notice requirements agreed in any documents governing new money indebtedness raised or deemed incurred on or around the Effective Date (including the Exit Financing).

Section 6.17 Tribal Opioid Trust

(a) Establishment and Purpose of the Tribal Opioid Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the Tribal Opioid Trust in accordance with this Plan and the Tribal Opioid Distribution Documents. The purpose of the Tribal Opioid Trust is to, in each case, in accordance with this Plan and pursuant to the Tribal Opioid Distribution Documents:

(i) assume all of the Debtors’ liability for Tribal Opioid Claims;

(ii) hold, manage, and invest all funds and other assets received by the Tribal Opioid Trust for the benefit of the beneficiaries of the Tribal Opioid Trust;

(iii) administer, process, resolve, and liquidate all Tribal Opioid Claims in accordance with the Tribal Opioid Distribution Documents, including making distributions to holders of Allowed Tribal Opioid Claims; and

(iv) carry out such other matters as are set forth in the Tribal Opioid Distribution Documents, including establishing such funds, reserves, and accounts within the Tribal Opioid Trust as the Trustee deems useful in carrying out the purpose of the Tribal Opioid Trust, including holding an operating reserve and using such operating reserve to pay any and all Trust Operating Expenses of the Tribal Opioid Trust.

(b) Assumption of Liabilities

The Tribal Opioid Trust shall expressly assume all liabilities and responsibility for all Tribal Opioid Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith.

(c) Tax Matters

The Tribal Opioid Trust shall at all times satisfy the requirements of Section 468B of the Tax Code and the QSF Regulations (as such may be modified or supplemented from time to time). The Tribal Opioid Trust may be treated as a QSF for tax purposes and payments to the Tribal Opioid Trust may constitute “restitution” within the meaning of Section 162(f) of the Tax Code and shall be treated as such to the extent allowed by applicable law.

(d) Tribal Opioid Trust Operating Expenses

All Trust Operating Expenses of the Tribal Opioid Trust and any expenses of the Tribal Opioid Trustee, any professionals retained thereby, the reimbursement of any plaintiffs’ attorneys’ fees and costs, and any attorneys’ fees and costs incurred by any holder of a Tribal Opioid Claim or a group of such holders shall, subject to and in accordance with the Tribal Opioid Distribution Documents, be paid solely from the Tribal Opioid Consideration and shall not be an obligation of the Debtors or the Post-Emergence Entities.

Section 6.18 Canadian Provinces Trust

(a) Establishment and Purpose of the Canadian Provinces Trust

On or before the Effective Date, the Debtors shall take all necessary steps to establish the Canadian Provinces Trust in accordance with this Plan and the Canadian Provinces Distribution Documents. The purpose of the Canadian Provinces Trust is to, in each case, in accordance with this Plan and pursuant to the Canadian Provinces Distribution Documents:

(i)	assume all of the Debtors’ liability for the Canadian Provinces Claims;

(ii)	receive and administer the Canadian Provinces Consideration;

(iii)	make or cause to be made Distributions on account of Allowed Canadian Provinces Claims; and

(iv)	carry out such other matters as are set forth in the Canadian Provinces Distribution Documents.

(b) Assumption of Liabilities

The Canadian Provinces Trust shall expressly assume all liabilities and responsibility for all Canadian Provinces Claims, and none of the Debtors nor the Post-Emergence Entities shall have any further financial or other responsibility or liability therefor or in connection therewith.

(c) Tax Matters

(i) The Canadian Provinces Trust may be treated as a QSF for tax purposes and shall be treated as such to the extent permitted by applicable law. Payments to the Canadian Provinces Trust may constitute “restitution” within the meaning of Section 162(f) of the Tax Code and shall be treated as such for U.S. federal income tax purposes to the extent allowed by applicable law.

(ii) The Canadian Provinces Trust shall be implemented with the objective of maximizing tax efficiency to the Debtors and the Post-Emergence Entities to the extent practicable, including with respect to the availability, location, and timing of tax deductions. The Debtors and the Required Consenting Global First Lien Creditors will cooperate in good faith to implement the Canadian Provinces Trust and structure the flow of the Canadian Provinces Consideration thereto in a tax-efficient manner.

(d) Support

Pursuant to the Canadian Provinces Term Sheet, the Canadian Provinces shall (i) confirm on the record at the Confirmation Hearing that they do not oppose Confirmation of this Plan and that the Canadian Provinces Objection is fully resolved; (ii) support the entry of the Confirmation Order; provided, that, the Confirmation Order reflects the terms of the Canadian Provinces Term Sheet or such other terms agreed by the Debtors, the Required Consenting Global First Lien Creditors, and the Canadian Provinces; (iii) support the entry of the Canadian Plan Recognition Order, including by confirming on the record at the hearing of the Canadian Court that they do not oppose the entry of the Canadian Plan Recognition Order; provided, however, that, the Confirmation Order shall reflect the language set forth in the Canadian Provinces Term Sheet as agreed by the Debtors, Purchaser Parent, and the Canadian Provinces.

Section 6.19 U.S. Government Resolution

(a) Resolution of U.S. Government Claims

The U.S. Government Claims shall be resolved pursuant to and in accordance with the U.S. Government Resolution Documents.

(b) [RESERVED]

(c) Agreements with DHHS Secretary

Several of the Debtors are parties to the various following agreements with the DHHS Secretary under which the Debtors owe rebates to third parties:

(i) The MCGDP Agreement is established under 42 U.S.C. §§ 1395w-114A, 1395w-153 and is required should manufacturers wish to have coverage for their products under Medicare Part D. Under the MCGDP Agreement, manufacturers agree to reimburse Medicare Part D plan sponsors for certain coverage gap discounts the plans provide to Medicare beneficiaries in the Part D coverage gap. CMS requires that a new entity that seeks to assume an MCGDP Agreement, rather than enroll as a new enrollee, must enter into a novation agreement with CMS with respect to the transfer of such agreement. The Debtors that have entered into MCGDP Agreements with the DHHS Secretary are as follows: (1) Par Pharmaceuticals, Inc.; and (2) Endo Pharmaceuticals, Inc.;

(ii) The Medicaid Drug Rebate Program, established under section 1927 of the Social Security Act, requires manufacturers to enter into NDRAs with the DHHS Secretary for the coverage and payment of a manufacturer’s covered outpatient drugs. Under the Medicaid Drug Rebate Program, if a manufacturer has entered into and has in effect an NDRA, Medicaid covers and pays for all of the drugs of that manufacturer dispensed and paid for under the State plan, and in return, manufacturers pay applicable rebates to the States. The Debtors that have NDRAs with the DHHS Secretary are as follows: (1) Par Pharmaceuticals, Inc.; and (2) Endo Pharmaceuticals, Inc.;

(iii) Certain of the Debtors also have PPAs with the DHHS Secretary. Section 340B of the Public Health Service Act, 42 U.S.C. § 256b, requires pharmaceutical manufacturers to enter into a PPA with the DHHS Secretary in exchange for having their drugs covered by Medicaid and Medicaid Part B. Under the PPAs, manufacturers agree to charge a price for covered outpatient drugs that will not exceed the average manufacturer price decreased by a rebate percentage. The Debtors that have PPAs are as follows: (1) Endo Pharmaceuticals, Inc.; (2) Par Pharmaceuticals, Inc.; (3) Anchen Pharmaceuticals, Inc.; (4) Dava Pharmaceuticals, LLC; and (5) Par Sterile Products, LLC; and

(iv) The MCGDP Agreements, the NDRAs, and the PPAs identified above provide that, in the event of a transfer of ownership, such agreements are automatically assigned to a new owner and all terms and conditions of such agreements remain in effect as to a new owner. Accordingly, notwithstanding anything contained in this Plan or the Confirmation Order which may be to the contrary, the Debtors shall assume such agreements pursuant to section 365 of the Bankruptcy Code and, should there be a change of ownership, upon the Effective Date, the MCGDP Agreements, the NDRAs, and the PPAs identified above shall be assigned to any Purchaser Entity that is taking over a Debtor’s business, subject to, in the case of the MCGDP Agreements, the applicable Debtor, CMS, and Purchaser Entity executing a novation agreement that is acceptable to CMS. The applicable Purchaser Entity, as the new owner, will assume the obligations of any Debtor that is a party under any such agreements from and after the Effective Date, and will fully perform all the duties and responsibilities that exist under such agreements in accordance with their terms, including the payment of discounts owed to Part D plan sponsors or payment of rebates owed to States and wholesalers for quarters prior to the Effective Date. For the avoidance of doubt, the applicable Purchaser Entity shall be liable for any outstanding rebates or discounts owed to third parties (and any applicable interest thereon), whether arising after or up to and including the Effective Date, as well as any penalties associated with noncompliance by any Debtor associated with any MCGDP Agreements, NDRAs, and PPAs identified above for which the applicable Purchaser Entity is accepting assignment, whether arising after or up to and including the Effective Date.

(v) Notwithstanding anything to the contrary herein, nothing in this Plan, the Confirmation Order, the U.S. Government Resolution Documents, or any other Plan Document shall bind the U.S. Government in any application of statutory, or associated regulatory, authority grounded in the Medicaid Program or in section 1115 of Title 11 of the Social Security Act. The U.S. Government is neither enjoined nor in any way prejudiced in seeking recovery of any funds owed to the U.S. Government under the Medicaid Program.

Section 6.20 Opioid School District Recovery Trust

(a) Tax Matters

The Debtors and the Public School District Creditors intend that the Opioid School District Recovery Trust Consideration will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Tax Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a Governmental Authority, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Tax Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of the Opioid School District Recovery Trust Consideration, and such tax characterization shall not be construed to be dispositive for any non-tax purpose.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 7.1 Assumption and Rejection of Executory Contracts and Unexpired Leases

(a) Except as otherwise provided herein, in the PSA, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of and subject to the occurrence of the Effective Date, all Executory Contracts and Unexpired Leases to which any of the Debtors are parties shall be deemed assumed or assumed and assigned, as applicable, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court; (ii) had previously expired or terminated pursuant to its own terms or by agreement of the parties thereto; (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date; or (iv) is identified for rejection on the Rejection Schedule. On the Effective Date, all such Executory Contracts and Unexpired Leases that are assumed pursuant to this Section 7.1(a) shall be assumed or assumed and assigned in accordance with the following clauses (i) through (vi):

(i)	All assumed Executory Contracts and Unexpired Leases that are held by a Debtor entity incorporated in the United States shall be assigned to Endo USA, Inc.;

(ii)	All assumed Executory Contracts and Unexpired Leases that are held by a Debtor entity incorporated in Canada shall be assigned to Paladin Pharma, Inc.;

(iii)	All assumed Executory Contracts and Unexpired Leases that are held by the Debtor entity Endo Ventures Unlimited shall be assigned to Endo Operations Limited;

(iv)	All assumed Executory Contracts and Unexpired Leases that are held by the Debtor entity Endo Global Biologics Unlimited shall be assigned to Endo Biologics Limited;

(v)

All assumed Executory Contracts and Unexpired Leases that are held by any of the Debtor entities Endo U.S. Holdings Luxembourg I S.a.r.l., Endo Operations Limited, or Endo Biologics Limited shall not be assigned;

(vi)

Any assumed Executory Contracts and Unexpired Leases that are held by a Debtor entity that is not covered by any of the foregoing clauses (i) through (v) shall be assigned on an ad hoc basis to the most appropriate Purchaser Entity or, where applicable, to the Purchaser Entity listed as the assignee in the last mailed notice of assumption or supplemental notice of assumption or assignment.

(b) Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval by the Bankruptcy Court of the assumptions and/or rejections of such Executory Contracts or Unexpired Leases as set forth in this Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code, and the Confirmation Order shall include a finding by the Bankruptcy Court that the Purchaser Entities have provided adequate assurance of future performance with respect to any Executory Contracts and Unexpired Leases assumed or assumed and assigned, as applicable, under this Plan. Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed or assumed and assigned, as applicable, pursuant to this Plan or by Bankruptcy Court order shall revest in or be transferred to, as applicable, and be fully enforceable by the applicable Purchaser Entities in accordance with its terms, except as such terms may have been modified herein or by such order. Notwithstanding anything to the contrary in this Plan, the Debtors or the Post-Emergence Entities, as applicable, reserve the right to alter, amend, modify, or supplement the Rejection Schedule at any time before the Effective Date. After the Effective Date, none of the Post-Emergence Entities (nor the Plan Administrator on behalf of the Remaining Debtors) shall require the approval of the Bankruptcy Court before terminating, amending, or modifying any contracts, leases, or other agreements.

(c) Except as expressly set forth herein and in the PSA, all assumed or assumed and assigned, as applicable, Executory Contracts and Unexpired Leases shall remain in full force and effect for the benefit of the Purchaser Entities, and shall be enforceable by the Purchaser Entities in accordance with their terms, notwithstanding any provision in such assumed or assumed and assigned, as applicable, Executory Contract or Unexpired Lease that prohibits, restricts, or conditions such assumption or assumption and assignment. To the maximum extent permitted by applicable law, any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned, as applicable, under this Plan or the PSA that purports to declare a breach or default based in whole or in part on commencement or continuance of these Chapter 11 Cases or any successor cases is hereby deemed unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned, as applicable, pursuant to this Plan or the PSA (including, without limitation, any “change of control” provision) that restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Purchaser Entities’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by this Plan and the PSA will not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any default-related rights with respect thereto.

Section 7.2 Rejection Damages Claims

(a) In the event that the Debtors’ rejection of an Executory Contract or Unexpired Lease hereunder results in damages to a counterparty to such Executory Contract or Unexpired Lease, unless such counterparty files a Proof of Claim for any Rejection Damages Claims with the Bankruptcy Court and serves such Proof of Claim upon counsel for the Debtors, the Post-Emergence Entities (including the Plan Administrator on behalf of the Remaining Debtors), and the GUC Trustee, as applicable, by the date that is, as applicable, (i) 45 days after the filing and service of the notice of the occurrence of the Effective Date; or (ii) if such Executory Contract or Unexpired Lease is subject to a pending motion seeking to reject such Executory Contract or Unexpired Lease, 30 days after the date the Bankruptcy Court enters a Final Order approving such rejection, such Rejection Damages Claims shall be forever barred and shall not be enforceable against the Debtors, their respective Estates, the Post-Emergence Entities, or the GUC Trust, as applicable, or any of their respective properties or interests in property as agent, successor, or assign, in each case, without the need for any objection by the Debtors or the applicable Post-Emergence Entities or for any further notice to, or action, order, or approval of, the Bankruptcy Court.

(b) All Allowed Rejection Damages Claims shall constitute Other General Unsecured Claims and shall be treated in accordance with Section 4.5 of this Plan; provided, however, that, any Claim or portion thereof arising from the rejection of an Executory Contract or Unexpired Lease with a counterparty that is a Settling Co-Defendant or that otherwise satisfies the definition of a Settling Co-Defendant Claim shall be treated as a Settling Co-Defendant Claim and shall be governed by and treated in accordance with the terms of the DMP Stipulation, notwithstanding that such Claim (or portion thereof) would otherwise satisfy the definition of a Rejection Damages Claim; provided, further, that, any Claim or portion thereof arising from the rejection of an Executory Contract or Unexpired Lease that satisfies the definition of a Subordinated, Recharacterized, or Disallowed Claim shall be treated as a Subordinated, Recharacterized, or Disallowed Claim, notwithstanding that such Claim (or portion thereof) would otherwise satisfy the definition of a Rejection Damages Claim, and such Claim shall be treated as a Subordinated, Recharacterized, or Disallowed Claim in accordance with Section 4.26 of this Plan.

Section 7.3 Determination of Assumption and Assignment Disputes and Deemed Consent to Assumption

(a) Pursuant to the Assumption and Assignment Procedures, the Debtors served the Cure Notice to all counterparties to any Executory Contracts and Unexpired Leases, which Cure Notice (i) notified the applicable counterparties to such Executory Contracts and Unexpired Leases of the proposed assumption; (ii) provided the applicable Cure Amounts, if any; (iii) described the proposed amendment of certain Executory Contracts and releases of certain Causes of Action and other rights of recovery; (iv) described the procedures for filing objections to the proposed assumption or assumption and assignment of such Executory Contracts and Unexpired Leases; (v) described the procedures for filing objections to the proposed Cure Amounts with respect to such Executory Contracts and Unexpired Leases; and (vi) explained the process by which related disputes will be resolved by the Bankruptcy Court. If no Cure Objection was timely received by the Cure Objection Deadline, (1) the non-Debtor counterparty to the Executory Contract or

Unexpired Lease assumed or assumed and assigned, as applicable, under this Plan shall be deemed to have consented to the assumption or assumption and assignment, as applicable, of the applicable Executory Contract or Unexpired Lease, including any amendments to such Executory Contracts or Unexpired Leases for the release of certain Causes of Action and other rights of recovery in accordance with the Assumption and Assignment Procedures, and shall be forever barred from asserting any objection with regard to such assumption or assumption and assignment; and (2)(A) the Cure Notice and the Assumption and Assignment Procedures shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or Unexpired Lease or other document; and (B) the non-Debtor counterparty to an applicable Executory Contract or Unexpired Lease shall be deemed to have consented to the prepetition Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating to prepetition arrearages against the Debtors or the Post-Emergence Entities, or any of their property. For the avoidance of doubt, the assumption of an Executory Contract or Unexpired Lease shall not preclude the counterparty to such assumed, or assumed and assigned, Executory Contract or Unexpired Lease from seeking an Administrative Expense Claim for postpetition arrearages. The provisions of this Article VII are subject to the DMP Stipulation and the DMP Stipulation Order.

(b) Except as otherwise provided in this Plan, the PSA, or the DMP Stipulation, any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed or assumed and assigned, as applicable, under this Plan or the PSA is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by payment of the applicable Cure Amounts. Except as otherwise set forth herein or in the PSA, the Cure Amounts with respect to each of the Executory Contracts or Unexpired Leases assumed or assumed and assigned, as applicable, under this Plan and pursuant to the PSA is designated by the Debtors as (i) set forth on the Cure Notice; or (ii) with respect to any Executory Contracts or Unexpired Leases for which no Cure Amount is included in the Cure Notice or the Cure Notice otherwise indicates there is no Cure Amount therefore, $0.00, subject to the determination of a different Cure Amount pursuant to the Assumption and Assignment Procedures, this Plan, the PSA, in any applicable Cure Notices, and, with respect to any contract to which the non-Debtor counterparty is a Settling Co-Defendant, the terms of the DMP Stipulation. Except with respect to Executory Contracts and Unexpired Leases for which the Cure Amount is $0.00, payment of the Cure Amount shall be satisfied by the Purchaser Entities or their assignee, if any, by payment of such Cure Amount in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court. If there is a dispute regarding (1) the nature or amount of any Cure; (2) the ability of the Purchaser Entities to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned, as applicable; or (3) any other matter pertaining to the assumption of the Executory Contract or Unexpired Lease, Cure shall occur (A) following the entry of a Final Order of the Bankruptcy Court resolving such dispute and approving such assumption; or (B) as otherwise provided pursuant to the Cure Notice or subsequent Final Orders of the Bankruptcy Court amending such procedures. Any previously timely filed but unresolved Cure Objection or a timely filed Adequate Assurance Objection shall be heard by the Bankruptcy Court at the Confirmation Hearing, or at a later hearing on a date to be scheduled by the Debtors in their discretion.

(c) The Debtors may designate, in consultation with the Required Consenting Global First Lien Creditors and in accordance with the PSA, additional Executory Contracts and Unexpired Leases for assumption or assumption and assignment, as applicable, until five Business Days prior to the Effective Date, and the Debtors shall file and serve as soon as reasonably practicable a notice of such designation on each of the affected counterparties and their counsel of record, if any, indicating (i) that the Debtors intend to assume or assume and assign to the Purchaser Entities such counterparty’s Executory Contract or Unexpired Lease; and (ii) the corresponding Cure Amount. Such affected counterparties shall have until the date that is seven days after the date of filing and service of such notice of designation to object to the assumption and/or the proposed Cure Amount.

(d) The Debtors may add, in consultation with the Required Consenting Global First Lien Creditors and in accordance with the PSA, additional Executory Contracts or Unexpired Leases to the Rejection Schedule until five Business Days prior to the Effective Date, and the Debtors shall file and serve as soon as reasonably practicable a notice on each of the affected counterparties and their counsel of record, if any, indicating that the Debtors no longer intend to assume such counterparty’s Executory Contract or Unexpired Lease, as applicable, and such Executory Contract or Unexpired Lease shall be deemed rejected pursuant to section 365 of the Bankruptcy Code as of the Effective Date. Such affected counterparties shall have until the date that is seven days after the date of filing and service of such notice of designation to object to the rejection.

(e) The Debtors may designate, in consultation with the Required Consenting Global First Lien Creditors and in accordance with the PSA, any Executory Contract or Unexpired Lease which has been previously set forth in a Cure Notice for assignment until five days prior to the Effective Date, and the Debtors shall file and serve as soon as reasonably practicable a notice of such proposed assignment on each of the affected counterparties and their counsel of record, if any. Such affected counterparties shall have until the date that is seven days after the date of filing and service of such notice of designation to file an Adequate Assurance Objection.

Section 7.4 Amendment of Contract and Releases

To the extent a Cure Objection to the amendments and releases described in this Section 7.4 was not timely filed and properly served on the Debtors with respect to the applicable Executory Contract in accordance with the Assumption and Assignment Procedures as set forth in the Cure Notice and the terms of this Article VII, the Effective Date shall constitute (a) an amendment to each such Executory Contract or Unexpired Lease as necessary to render null and void any and all terms or provisions thereof solely to the extent such terms or provisions create an obligation of any Debtor (or any assignee or successor thereof) or any of the Debtor Insurance Policies, or give rise to a right in favor of any non-Debtor for the indemnification or reimbursement of any Entities for costs, losses, damages, fees, expenses or any other amounts whatsoever relating to or arising from any actual or potential opioid-related litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to, or in any manner arising from, in whole or in part, the Opioid-Related Activities or other conduct prior to the Effective Date; and (b) an agreement by each counterparty to release the Debtors (and any assignee thereof or successor thereto) and all insurers under any of the Debtor Insurance Policies from any and all Indemnity or Reimbursement Causes of Action to the extent relating to any conduct occurring prior to the Effective Date. As of the Effective Date, the following arising under or related to any assumed or assumed and assigned, as applicable, Executory Contract or Unexpired Lease shall be released and discharged with no consideration on account thereof: (i) any Indemnity or Reimbursement Causes of Action that either (1) is or could be asserted against any Debtor, including, without limitation, any Indemnity or Reimbursement Cause of Action that would otherwise be a Cure Objection; or (2) seeks to recover from any property of any Debtor, the Estates, or any Debtor Insurance Policy; and (ii) any Indemnity or Reimbursement Cause of Action that seeks to recover, directly or indirectly, any costs, losses, damages, fees, expenses or any other amounts whatsoever, actually or potentially imposed upon the holder of such Indemnity or Reimbursement Cause of Action, in each case, relating to or arising from any actual or potential litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to, or in any manner arising from, in whole or in part, Opioid-Related Activities or otherwise relating to Opioids or Opioid Products (including, without limitation, any such Indemnity or Reimbursement Causes of Action asserted by any manufacturer, distributor, pharmacy, pharmacy-benefit manager, group purchasing organization or physician or other counterparty). For the avoidance of doubt, unless otherwise agreed by the applicable counterparty to any assumed or assumed and assigned, as applicable, Executory Contract or Unexpired Lease, the foregoing shall not release or otherwise modify any term or provision of such applicable Executory Contract or Unexpired Lease to the extent of any indemnification or reimbursement rights accruing after the Effective Date for conduct occurring after the Effective Date. For the avoidance of doubt, nothing in this Section 7.4 shall apply to the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies.

Section 7.5 Contracts With Settling Co-Defendant

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, all contracts with any non-Debtor counterparty that is a Settling Co-Defendant shall be treated in accordance with and governed by the DMP Stipulation and, for the avoidance of doubt, Section 7.4 of this Plan shall not apply with respect to any such contracts, including any such contracts that are Executory Contracts.

Section 7.6 Pharmacy Agreements

Notwithstanding the proposed Cure Amounts set forth in any Cure Notice served on the Specified Pharmacies (including, without limitation, [Docket Nos. 1876 and 2392]), as of and following the Effective Date, the Purchaser Entities shall, in accordance with the Specified Pharmacies’ contracts with the Debtors and other ordinary course trade obligations, honor and continue to pay in the ordinary course of business all defaults and actual pecuniary losses sustained by the Specified Pharmacies (whether incurred prior to or after the Petition Date) resulting from the Debtors’ liabilities related to rebates, product returns, recalls, chargebacks, coupons, discounts, failure to supply Claims, post-audit charges, marketing allowances, co-ops, and similar obligations, in each case, to the extent incurred in the ordinary course of business. For the avoidance of doubt, this Section 7.6 shall not impact the treatment of the Specified Pharmacies’ Defendant Claim Provisions and, in the event of any inconsistency between the provisions of this Section 7.6 and the terms of the Specified Pharmacies’ Defendant Claim Provisions, the Specified Pharmacies’ Defendant Claim Provisions as set forth in the DMP Stipulation and the DMP Stipulation Order shall govern. For the avoidance of doubt, the Claims subordinated pursuant to the Pharmacy Joinder Page [Docket No. 2547] shall be discharged pursuant to Section 10.7 of this Plan.

Section 7.7 Non-GUC Trust Insurance Policies and GUC Trust D&O Insurance Policies

(a) Notwithstanding anything herein to the contrary, as of the Effective Date, (i) to the extent any GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies are not Executory Contracts, such GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies, including the Non-GUC Trust D&O Insurance Policies belonging to, owed to, or covering D&O Insured Persons, shall automatically vest in or be transferred to, as applicable, the Purchaser Entities (subject to any rights of the D&O Insured Persons in such policies); or (ii) to the extent any GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies are Executory Contracts, the Debtors shall assume all of the GUC Trust D&O Insurance Policies and Non-GUC Trust Insurance Policies, including the Non-GUC Trust D&O Insurance Policies, pursuant to sections 365(a) and 1123 of the Bankruptcy Code and shall assign or transfer, as applicable, such policies to the Purchaser Entities, in each case, if necessary with respect to the continuance thereof in full force. The Non-GUC Trust D&O Insurance Policies have a six-year extended reporting period that will run from the Effective Date. This Section 7.7(a) shall not apply with respect to the GUC Trust D&O Insurance Claims or GUC Trust Insurance Rights, which shall, in each case, be transferred to and vest in the GUC Trust pursuant to section 1123 of the Bankruptcy Code in accordance with this Plan and the GUC Trust Documents.

(b) Entry of the Confirmation Order shall (i) constitute the Bankruptcy Court’s approval of (1) the Debtors’ foregoing assumption or assumption and assignment or transfer, as applicable, to the Purchaser Entities, of each of the Non-GUC Trust Insurance Policies (including the Non-GUC Trust D&O Insurance Policies) and the GUC Trust D&O Insurance Policies to the extent such Non-GUC Trust Insurance Policies and GUC Trust D&O Insurance Policies are Executory Contracts; and (2) the vesting of each of the Non-GUC Trust Insurance Policies (including the Non-GUC Trust D&O Insurance Policies) and GUC Trust D&O Insurance Policies in the Purchaser Entities to the extent such Non-GUC Trust Insurance Policies and GUC Trust D&O Insurance Policies are not Executory Contracts; and (ii) include findings of the Bankruptcy Court with respect to the transfer and preservation of value of the GUC Trust Insurance Rights and GUC Trust Insurance Policies, as applicable.

Section 7.8 Reservation of Rights

(a) None of the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejection Schedule, the assumption or assumption and assignment of any Executory Contract or Unexpired Lease, nor anything contained in this Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Post-Emergence Entity has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease, as applicable, at the time of assumption or rejection, the Debtors or Purchaser Entities, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

(b) Except as otherwise explicitly provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, counter-claims, Causes of Action, or any other rights of the Debtors or the Post-Emergence Entities, as applicable, under any contract or lease, whether or not such contract or lease is an Executory Contract or Unexpired Lease.

(c) Except as otherwise explicitly provided in this Plan, nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Post-Emergence Entities under any contract or lease, whether or not such contract or lease is an Executory Contract or Unexpired Lease.

Section 7.9 Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed or assumed and assigned, as applicable, by such Debtor, will be performed by such Debtor, the applicable Purchaser Entity, or an assignee of the foregoing, as applicable, in the ordinary course of business. Accordingly, such contracts and leases (including any assumed or assumed and assigned, as applicable, Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Section 7.10 Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned, as applicable, shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease and any other documents or agreements related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by any of the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VIII

DISTRIBUTIONS

Section 8.1 Distributions Generally

(a) Except as otherwise provided in this Plan, Distributions under this Plan shall be made only to holders of Allowed Claims (provided, that, Trust Channeled Claims shall be Allowed in accordance with the applicable Trust Documents).

(b) Except as otherwise provided in this Plan, Distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the applicable Disbursing Agent: (i) to the signatory set forth on any Proof of Claim filed by such holder or other representative identified therein (or at the last known address(es) of such holder if no Proof of Claim is filed or if the Debtors have not been notified in writing of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Debtors or the applicable Disbursing Agent after the date of any related Proof of Claim was filed; (iii) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the applicable Disbursing Agent has not received a written notice of a change of address; (iv) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf; (v) at the addresses reflected in the Debtors’ books and records; or (vi) as set forth in the applicable Trust Documents (provided, that, nothing in the Trust Documents shall impose any additional obligations on the Debtors or the Post-Emergence Entities with respect to obtaining or providing the addresses or similar information, or otherwise making or facilitating Distributions, with respect to holders of Trust Channeled Claims except, with respect to the Purchaser Entities, as set forth in Section 6.2(h) of this Plan); provided, that, any Allowed Administrative Expense Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, or assumed by the Debtors prior to the Effective Date, shall be paid or performed in the ordinary course of business by the applicable Post-Emergence Entity.

(c) Notwithstanding any provision of this Plan to the contrary, Distributions to holders of Allowed Notes Claims shall be made to or at the direction of the applicable Indenture Trustee as Disbursing Agent (to the extent such Indenture Trustee is a Disbursing Agent) in accordance with this Plan and the applicable debt documents, except, with respect to Distributions to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims, as set forth in the GUC Trust Documents. The Indenture Trustees shall not incur any liability whatsoever on account of any Distributions under this Plan except for gross negligence or willful misconduct.

(i) All Distributions to be made to holders of Allowed First Lien Notes Claims shall be distributed through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), and the First Lien Notes Indenture Trustee will be entitled to recognize and deal for all purposes under this Plan with the holders of First Lien Notes to the extent consistent with the customary practices of DTC to the extent the Distributions are “DTC-eligible,” and as provided for under the Indentures. Distributions to holders of Allowed First Lien Notes Claims that are not “DTC-eligible” shall be made by, or at the direction of, the First Lien Notes Indenture Trustee.

(ii) Distributions to be made to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims may be made through the facilities of DTC, and the Second Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustees may transfer or direct the transfer of such Distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), and will be entitled to recognize and deal for all purposes under this Plan and the GUC Trust Documents with the holders of Second Lien Notes and Unsecured Notes, as applicable, to the extent consistent with the customary practices of DTC and the terms of the GUC Trust Documents. Such Distributions shall be subject in all respects to the rights of the Second Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustees to assert the applicable Indenture Trustee Charging Lien.

(d) Notwithstanding any provision in this Plan or otherwise to the contrary, Distributions to holders of Trust Channeled Claims that are not Notes Claims shall be governed by, and made in accordance with, the applicable Trust Documents.

(e) Notwithstanding any provision in this Plan to the contrary, Distributions to holders of Allowed First Lien Credit Agreement Claims shall be made to or at the direction of the First Lien Agent. The First Lien Agent (i) shall be deemed a “Disbursing Agent” for purposes of making Distributions to holders of Allowed First Lien Credit Agreement Claims in accordance with the terms and conditions of this Plan and the applicable debt documents; (ii) may transfer or direct the transfer of such Distributions directly in accordance with customary and/or past practice (including with respect to any disbursements made during the pendency of the Chapter 11 Cases pursuant to the Cash Collateral Order); and (iii) will be entitled to recognize and deal with, for all purposes under this Plan, holders of First Lien Claims, to the extent consistent with the customary and/or past practices; provided, that, the First Lien Agent shall not incur any liability whatsoever on account of any Distributions under this Plan except for those acts or omissions of the First Lien Agent arising out of the First Lien Agent’s gross negligence or willful misconduct.

(f) Except with respect to any Indenture Trustee Charging Lien, Distributions under this Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the Distributions in the manner set forth in this Plan. None of the Debtors, the Post-Emergence Entities, nor the applicable Disbursing Agent shall incur any liability whatsoever on account of any Distributions under this Plan except for gross negligence, willful misconduct, or intentional fraud.

Section 8.2 Distribution Record Date

On the applicable Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests and the Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after such Distribution Record Date; provided, however, that, this Section 8.2 shall not apply with respect to any Trust Channeled Claims that are not Notes Claims, the holders of which shall receive Distributions in accordance with the provisions of the applicable

Trust Documents. In addition, with respect to payment of any Cure Amounts or assumption disputes, the Debtors, the Post-Emergence Entities, and the Disbursing Agent shall not have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the close of business on the applicable Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

Section 8.3 Date of Distributions

Except (a) with respect to Trust Channeled Claims; and (b) as otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim shall receive the full amount of the Distributions that this Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, Distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof. Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends, or accruals on the Distributions provided for herein, regardless of whether such Distributions are delivered on or at any time after the Effective Date.

Section 8.4 Fractional Shares and Cash Distributions

Notwithstanding any other provision of this Plan to the contrary, the Debtors, the Post-Emergence Entities and/or any Disbursing Agent shall not be required to make Distributions of fractional shares of Purchaser Equity (and no Cash shall be distributed in lieu of such fractional amounts) or Distributions or payments of fractions of dollars. When any Distribution that would otherwise result in the issuance of Purchaser Equity under this Plan, including pursuant to the terms of the Rights Offerings, that is not a whole number, the Purchaser Equity subject to such Distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than one-half shall be rounded to the next higher whole number; and (b) fractions less than one-half shall be rounded to the next lower whole number. The total number of authorized shares of Purchaser Equity to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding. For Distribution purposes (including rounding), DTC will be treated as a single holder. Whenever any payment of Cash of a fraction of a dollar pursuant to this Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down. For the avoidance of doubt, this Section 8.4 shall not apply with respect to Distributions on account of Trust Channeled Claims, which shall be governed by the terms of the applicable Trust Documents.

Section 8.5 Disbursing Agent

Except as otherwise provided herein, all Distributions under this Plan to be made on the Effective Date shall be made by (a) the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable, as Disbursing Agent; or (b) such other Person designated by the Debtors or the Post-Emergence Entities, as applicable, as Disbursing Agent; provided, that, notwithstanding any provision of this Plan to the contrary, Distributions to (i) holders of First Lien Credit Agreement Claims shall be made to or at the direction of the First Lien Agent; and (ii) holders of First Lien Notes Claims shall be made to or at the direction of the First Lien Notes Indenture Trustee. As set forth herein, to the extent any Indenture Trustee makes any Distribution under this Plan, including with respect to holders of Second Lien Deficiency Claims and Unsecured Notes Claims, such Indenture Trustee shall be deemed a Disbursing Agent for purposes of this Plan in accordance with the Plan and the applicable Indentures subject, in each case, to the rights of the applicable Indenture Trustees to exercise the applicable Indenture Trustee Charging Lien (if applicable). The Disbursing Agent (including the First Lien Agent and any of the Indenture Trustees acting in such capacity) shall not be required to give a bond or other security in connection with the performance of any obligations under this Plan.

Section 8.6 Rights and Powers of the Disbursing Agent

Each Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to any responsibilities arising hereunder with respect to making Distributions; and (d) exercise such other powers (i) as may be vested in the applicable Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date), pursuant to this Plan; or (ii) as deemed by the applicable Disbursing Agent to be necessary and proper to implement the provisions hereof.

Section 8.7 Expenses of Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of Purchaser Parent (to the extent the Purchaser Entities are not the applicable Disbursing Agent), any reasonable and documented fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable documented attorneys’ fees and expenses) on or after the Effective Date (including the First Lien Agent and any Indenture Trustee acting in such capacity) shall be paid in Cash by the Purchaser Entities. This Section 8.7 shall not apply to post-Effective Date expenses of any Trustee or any Person(s) retained by such Trustees, which shall be governed by the applicable Trust Documents.

Section 8.8 Distributions on Account of Claims Allowed After the Effective Date

(a) Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

(b) Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in this Plan and except as may be agreed to by the Debtors or the applicable Post-Emergence Entities (as applicable), on the one hand, and the holder of a Disputed Claim, on the other hand, no partial payments and no partial Distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement, stipulation, or Final Order. For the avoidance of doubt, this Section 8.8 shall not apply with respect to Trust Channeled Claims, and any disputes with respect to any Trust Channeled Claims shall be governed by the applicable Trust Documents.

Section 8.9 Undeliverable or Unclaimed Distributions

(a) In the event that any Distribution to any holder is returned as undeliverable or unclaimed and remains payable, no Distribution to such holder shall be made unless and until such holder entitled thereto accepts such Distribution, at which time such Distribution shall be made as soon as practicable after such Distribution has become deliverable to or has been claimed by such holder without interest; provided, however, that, such Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Purchaser Entities (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property shall be discharged and forever barred. The Post-Emergence Entities and the Disbursing Agent (if other than the Purchaser Entities) shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

(b) A Distribution shall be deemed unclaimed if a holder has not: (i) accepted a particular Distribution or, in the case of Distributions made by check, negotiated such check; (ii) given notice to the Purchaser Entities of an intent to accept a particular Distribution; (iii) responded to requests made by the Debtors or the Purchaser Entities, as applicable, for information necessary to facilitate a particular Distribution (including, but not limited to, the provision of the appropriate tax form (Form W-9 or, if applicable, Form W-8)) within the time periods specified herein; or (iv) taken any other action necessary to facilitate such Distribution.

(c) For the avoidance of doubt, this Section 8.9 shall not apply with respect to any Distribution on account of a Trust Channeled Claim, and the treatment of any unclaimed Distributions on account of Trust Channeled Claims shall be governed by the applicable Trust Documents.

Section 8.10 Withholding and Reporting Requirements

In connection with this Plan and all instruments issued in connection therewith, any Person issuing any instrument or making any Distribution or payment in connection therewith shall comply with all applicable withholding, remittance, and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding or reporting requirements.

Section 8.11 Setoffs

Except as set forth herein, and except with respect to Distributions to the Trusts, the Debtors and the Post-Emergence Entities may set off from the Distributions called for under this Plan on account of any Allowed Claim, an amount equal to any Claims, rights, and Causes of Action of any nature that the Debtors or the Post-Emergence Entities may hold against the holder of any such Allowed Claim. Neither the failure to effect such a setoff nor the Allowance of any Claim under this Plan shall constitute a waiver or release by the Debtors or the Post-Emergence Entities of any such Claims, rights, or Causes of Action that the Debtors or the Post-Emergence Entities may possess against any such holder, except as specifically provided herein. In no event shall any holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Post-Emergence Entities, as applicable, unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. For the avoidance of doubt, (a) this Section 8.11 shall not apply with respect to any Distribution from a Trust on account of any Trust Channeled Claim, which shall be governed by the applicable Trust Documents; and (b) nothing herein shall impact the Settling Co-Defendants’ Defensive Rights pursuant to the DMP Stipulation (including section 6 thereof) and the DMP Order.

Section 8.12 Recoupment

In no event shall any holder of a Claim or Interest be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Post-Emergence Entities (including any Claim, right, or Cause of Action assigned to the GUC Trust), as applicable, unless such holder has actually performed such recoupment and provided notice thereof in writing to the Debtors on or before the Effective Date, notwithstanding any indication in any Proof of Claim asserting such Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

Section 8.13 Reimbursement or Contribution

If a Claim for reimbursement or contribution of an Entity is Disallowed by the Bankruptcy Court pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed, notwithstanding section 502(j) of the Bankruptcy Code, unless, prior to the Effective Date (a) such Claim has been adjudicated as noncontingent; or (b)(i) the relevant holder of such Claim has filed a noncontingent Proof of Claim on account of such Claim; and (ii) the Bankruptcy Court has entered a Final Order determining such Claim as no longer contingent.

Section 8.14 Claims Paid or Payable by Third Parties

(a) Claims Paid by Third Parties

Other than Distributions to the Trusts as otherwise set forth herein, the Debtors or the applicable Post-Emergence Entities, as applicable, shall reduce in part or in full a Claim to the extent that the holder of such Claim receives payment in part or in full on account of such Claim from a party other than the Debtors or Purchaser Entities. To the extent a holder of a Claim receives a distribution on account of such Claim from a party other than the Debtors or the Purchaser Entities, such holder shall, within two weeks of receipt thereof, repay or return the amount of such Distribution to the applicable Purchaser Entity, to the extent the holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such Distribution under this Plan. For the avoidance of doubt, this Section 8.14(a) shall not apply with respect to Distributions made to the Trusts.

(b) Insurance Claims

Solely with respect to Non-GUC Trust Insurance Policies, to the extent that one or more of the Debtors’ insurers satisfies in full or in part a Claim, immediately upon such insurers’ satisfaction thereof, such Claim may be expunged or reduced, as appropriate, without an objection to the Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Policies

Solely with respect to Non-GUC Trust Insurance Policies, to the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim, except as otherwise provided in this Plan, Distributions to holders of such Allowed Claims shall be made in accordance with the provisions of any applicable Non-GUC Trust Insurance Policy; provided, however, that, no such Distribution shall affect the GUC Trust Insurance Rights or the rights provided to the GUC Trust in connection with the GUC Trust Litigation Consideration. Except as provided in Article X of this Plan, nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers. For the avoidance of doubt, this Section 8.14 shall not apply to GUC Trust Insurance Policies, GUC Trust D&O Insurance Policies, or Trust Channeled Claims.

Section 8.15 Allocations of Distributions Between Principal and Unpaid Interest

Except as otherwise required by law, distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

Section 8.16 No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the PSA, the Cash Collateral Order, the Confirmation Order, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to sections 506(b) and 511 of the Bankruptcy Code), (a) postpetition interest shall not accrue or be paid on any Claims; and (b) no holder of any Claim or Interest shall be entitled to interest accruing on or after the Petition Date with respect to any Claim.

Section 8.17 Means of Cash Payment

Payments of Cash made pursuant to this Plan and the PSA shall (a) be in United States dollars; and (b) be made, at the option of the Disbursing Agent, by checks drawn on or wire transfers from an account at a domestic bank selected by the applicable Disbursing Agent. Cash payments with respect to non-U.S. Persons may be made in such funds and by such means as are necessary or customary in the applicable non-U.S. jurisdiction, in each case, at the option of the applicable Disbursing Agent.

Section 8.18 No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive any Distribution on account of such Allowed Claim (including amounts received by such holder from other sources) in an amount excess of the Allowed amount of such Claim.

ARTICLE IX

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

Section 9.1 Objections to Claims

From and after the Effective Date, the Post-Emergence Entities (and the Plan Administrator on behalf of the Remaining Debtors) shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to any Administrative Expense Claims, Non-IRS Priority Tax Claims, and Priority Non-Tax Claims as permitted under this Plan, and the applicable Post-Emergence Entities (or the Plan Administrator on behalf of the applicable Remaining Debtors) may settle or compromise any Disputed Administrative Expense Claim, Disputed Non-IRS Priority Tax Claim, or Disputed Priority Non Tax Claim without approval of the Bankruptcy Court. The Trustees, on behalf of their respective Trusts, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to any of their respective Trust Channeled Claims as permitted under this Plan and the applicable Trust Documents, and the Trustees may settle or compromise any of their respective Trust Channeled Claims that are Disputed without approval of the Bankruptcy Court and in accordance with the applicable Trust Documents. On and after the Effective Date, each of the Debtors, the Post-Emergence Entities, and the Trusts, as applicable, shall have and retain any and all rights and defenses with respect to any Claim immediately before the Effective Date, except with respect to any Claim that is Allowed. Any objection to Claims shall be served and filed on or before the Claims Objection Deadline, as such deadline may be extended from time to time.

Section 9.2 Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall be an Allowed Claim unless and until such Claim is deemed Allowed pursuant to this Plan, the Trust Documents (as applicable), or a Final Order, including the Confirmation Order (when it becomes a Final Order), Allowing such Claim.

Section 9.3 Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the applicable Disbursing Agent shall provide to the holder of such Allowed Claim the Distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim. For the avoidance of doubt, the foregoing shall not apply with respect to Trust Channeled Claims and any disputes with respect to any such Trust Channeled Claims, and the timing of any Distributions by any Trust on account of Allowed Trust Channeled Claims, shall be determined pursuant to the applicable Trust Documents.

Section 9.4 Estimation of Claims

The Debtors, the Post-Emergence Entities, and the Plan Administrator (on behalf of the Remaining Debtors), as applicable, may (a) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court; and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Person, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors, the Post-Emergence Entities, or the Plan Administrator (on behalf of the Remaining Debtors) as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in this Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. For the avoidance of doubt, this Section 9.4 shall not apply with respect to Trust Channeled Claims, which may be estimated and Allowed in the applicable amounts pursuant to the applicable Trust Documents and shall not be subject to estimation by the Debtors or the Post-Emergence Entities.

Section 9.5 Amendments to Claims

On or after the Confirmation Date, except as provided in this Plan or the Confirmation Order, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court and the applicable Post-Emergence Entities, the Plan Administrator (on behalf of the applicable Remaining Debtors), or the Trustees, as applicable.

Section 9.6 Deadline to File Objections to Claims

Objections to Claims, if any, shall be filed no later than the Claims Objection Deadline; provided, however, that, Trust Channeled Claims shall be Allowed or Disallowed in accordance with the applicable Trust Documents.

Section 9.7 Dispute and Disallowance of Certain Co-Defendant Claims

All Co-Defendant Claims that are not (a) Settling Co-Defendant Claims; or (b) Other General Unsecured Claims shall be deemed Disallowed pursuant to section 502(e) of the Bankruptcy Code. To the extent that any Co-Defendant Claim that is not a Settling Co-Defendant Claim is subsequently Allowed pursuant to section 502(j) of the Bankruptcy Code, such Allowed Co-Defendant Claim shall be subordinated pursuant to section 502(c) of the Bankruptcy Code and treated hereunder as a Subordinated, Recharacterized, or Disallowed Claim notwithstanding whether or not such Allowed Co-Defendant Claim would otherwise meet the definition of another type of Claim hereunder.

ARTICLE X

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

Section 10.1 Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good faith compromise of (a) all Released Claims; and (b) all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any Distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of this Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Post-Emergence Entities may compromise and settle Claims against them and Causes of Action against other Persons.

Section 10.2 Debtor Releases

(a) Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the Debtors, their Estates, and the Post-Emergence Entities are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor Released Party from any and all Released Claims. Notwithstanding anything herein to the contrary, the Debtor Releases do not release any post-Effective Date obligations of any Person or Entity under this Plan, any Plan Document, the Plan Transaction, any Restructuring Transaction, or any document, instrument, or agreement executed to implement this Plan and the Plan Transaction, and shall not result in a release, waiver, or discharge of any Indemnification Obligations assumed by the Purchaser Entities as set forth in this Plan; provided, however, that, nothing in this Section 10.2 shall be construed to release (i) the GUC Trust Litigation Claims; or (ii) any Person or Entity from a claim for intentional fraud or willful misconduct, in each case, as determined by a Final Order.

(b) Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Debtor Released Parties, including, without limitation, the Debtor Released Parties’ contributions to facilitating the Debtors’ restructuring and the implementation of this Plan; (ii) a good faith settlement and compromise of the Released Claims; (iii) in the best interests of the Debtors, their Estates, and all holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, their Estates, or the Post-Emergence Entities asserting any Released Claim.

(c) In addition to the foregoing Debtor Releases, the Debtors shall release the applicable Claims against the Settling Co-Defendants set forth in, and in accordance with the terms of, the mutual releases by the Debtors, their Estates, and the Post-Emergence Entities, on the one hand, and the Settling Co-Defendants, on the other hand, in each case, as set forth in the DMP Stipulation. For the avoidance of doubt, any Releases with respect to Settling Co-Defendants shall be subject to the terms of the DMP Stipulation.

Section 10.3 Non-GUC Releases

(a) Notwithstanding anything contained in this Plan to the contrary, as of the Effective Date, and to the fullest extent allowed by applicable law, each Non-GUC Releasing Party is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Non-GUC Released Party from any and all Released Claims. For the avoidance of doubt, no Non-GUC Releasing Party shall release any Excluded Party (including, solely with respect to any Non-GUC Release granted by any Specified Opioid Claimant Releasing Party, any Additional Opioid Excluded Parties).

(b) For the avoidance of doubt and without limitation of the foregoing, each holder of a State Opioid Claim and each holder of a Tribal Opioid Claim that (i) is a governmental unit (as defined in section 101(27) of the Bankruptcy Code) or a Tribe; and (ii) grants or is deemed to grant, as applicable, the Non-GUC Releases shall, in each case, be deemed to have released all Released Claims that have been asserted or are, or have been, assertible by (1) such governmental unit (as defined in section 101(27) of the Bankruptcy Code) or Tribe in its own right, in its parens patriae or sovereign enforcement capacity, or on behalf, or in the name, of another Person; or (2) any other governmental official, employee, agent, or Representative acting or purporting to act in a parens patriae, sovereign enforcement, or quasi-sovereign enforcement capacity, or any other capacity, on behalf of such governmental unit (as defined in section 101(27) of the Bankruptcy Code) or Tribe.

(c) Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the Non-GUC Releasing Parties are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Non-GUC Released Party from any and all Released Claims. Notwithstanding anything herein to the contrary, the Non-GUC Releases do not release (i) any Excluded Party; (ii) any post-Effective Date obligations of any Person or Entity under this Plan, any Plan Document, the Plan Transaction, any Restructuring Transaction, or any document, instrument, or agreement executed to implement this Plan and the Plan Transaction, and shall not result in a release, waiver, or discharge of any Indemnification Obligations assumed by the Purchaser Entities as set forth in this Plan; (iii) any GUC Trust Litigation Claim; (iv) any Person or Entity from a claim for intentional fraud or willful misconduct as determined by a Final Order; (v) with respect to the States, (1) any Regulatory Approval process required by the States (including their respective State agencies) in connection with the Plan Transaction; (2) any criminal action or criminal proceeding arising under a criminal provision of any State statute or law by a governmental entity that has authority to bring a criminal action or proceeding or to adjudicate a Person’s guilt or to set a convicted Person’s punishment; or (3) any Claims or Causes of Action against (x) any Excluded Party; or (y) any party identified in clauses (j) or (l) of the definition of “Non-GUC Released Parties,” in their capacities as such (and, solely with respect to such parties, any party identified in clauses (m) or (n) of the definition of “Non-GUC Released Parties”); provided, that, for the avoidance of doubt, the States shall not release any VOI-Specific Post-Emergence Entities of any Claims or Causes of Action relating to such entities’ (A) compliance with the Voluntary Opioid Operating Injunction; and (B) acts occurring after the Effective Date; and (vi) with respect to the Canadian Provinces, (1) any Regulatory Approval

process required by the Canadian Provinces (including their respective agencies) in connection with the Plan Transaction; (2) any criminal action or criminal proceeding arising under a criminal provision of any statute or law by a Governmental Authority that has authority to bring a criminal action or proceeding or to adjudicate a person’s guilt or to set a convicted person’s punishment; (3) any Claims or Causes of Action against any Excluded Party; or (4) the ability of each of the Canadian Provinces to legislate, regulate, or administer and enforce federal, provincial, or territorial legislation (including regulations) such as the Criminal Code, Food and Drugs Act, and the Controlled Drugs and Substances Act (provided, that, such activity does not seek to recover civil damages, civil restitution, or other relief of the kind that was sought or could have been sought in the Canadian Provinces Class Action or in the Canadian Provinces McKinsey Action).

(d) Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Non-GUC Releases and, further, shall constitute the Bankruptcy Court’s finding that the Non-GUC Releases are: (i) essential to the Confirmation of this Plan; (ii) consensually given in exchange for the good and valuable consideration provided by the Non-GUC Released Parties, including, without limitation, the Non-GUC Released Parties’ contributions to facilitating the restructuring and implementation of this Plan and the Plan Transaction; (iii) a good faith settlement and compromise of the Released Claims; (iv) in the best interests of the Debtors and their Estates; (v) fair, equitable, and reasonable; (vi) given and made after due notice and opportunity for hearing; and (vii) a bar to any of the Non-GUC Releasing Parties asserting any Released Claim.

Section 10.4 GUC Releases

(a) Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the GUC Releasing Parties are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each GUC Released Party from any and all Released Claims. Notwithstanding anything herein to the contrary, (i) the GUC Releases do not release any (1) post-Effective Date obligations of any Person or Entity under this Plan, any Plan Document, the Plan Transaction, any Restructuring Transaction, or any document, instrument, or agreement executed to implement this Plan and the Plan Transaction, and shall not result in a release, waiver, or discharge of any Indemnification Obligations assumed by the Purchaser Entities as set forth in this Plan; (2) GUC Trust Litigation Claim; or (3) Person or Entity from a claim for intentional fraud or willful misconduct as determined by a Final Order; (ii) none of the GUC Releasing Parties release or shall be deemed to release any GUC Trust Litigation Claim (and such Claims and Causes of Action are preserved, in each case, subject to the Covenant Not To Collect); and (iii) the Covenant Not To Collect shall be binding on any transferee, successor, or assign in connection with any transfer, pledge, sale, hypothecation, assignment, or other disposal of Claims solely against the Excluded D&O Parties, and the failure of any recipient of any Claims solely against any Excluded D&O Party to agree to such covenant shall render any such transfer, pledge, sale, hypothecation, assignment, or other disposal of Claims void ab initio. The Excluded D&O Parties are third-party beneficiaries with rights of enforcement with respect to the Covenant Not To Collect. For the avoidance of doubt, no GUC Releasing Party shall release or be deemed to release any GUC Trust Litigation Claims.

(b) Upon granting or being deemed to grant, as applicable, the GUC Releases, the GUC Releasing Parties shall be deemed to covenant (the “Covenant Not To Collect”) that (i) any recovery by the GUC Trust or any other GUC Releasing Party on account of any Claim or Cause of Action, direct or indirect, against an Excluded D&O Party including, in each case, by way of settlement or judgment, shall be satisfied solely by and to the extent of the proceeds of the GUC Trust D&O Insurance Policies; (ii) any party, including any GUC Trustee or Trustee of a Distribution Sub-Trust and all other GUC Releasing Parties, seeking to execute, garnish, or otherwise attempt to collect on any settlement of or judgment on account of Claims or Causes of Action against Excluded D&O Parties shall do so solely upon available insurance coverage, if any, from the GUC Trust D&O Insurance Policies; and (iii) the GUC Releasing Parties shall not otherwise attempt to collect, directly or indirectly, from the personal assets of any Excluded D&O Party. The Covenant Not To Collect shall be binding on any transferee, successor, or assign in connection with any transfer, pledge, sale, hypothecation, assignment, or other disposal of Claims or Causes of Action against the Excluded D&O Parties and, in connection with any such transfer, the failure of a transferee to agree to the Covenant Not To Collect shall render such transfer void ab initio. Each of the Excluded D&O Parties are express third-party beneficiaries of this Covenant Not To Collect.

(c) Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the GUC Releases and, further, shall constitute the Bankruptcy Court’s finding that the GUC Releases are: (i) in exchange for the good and valuable consideration provided by the GUC Released Parties, including, without limitation, the GUC Released Parties’ contributions to facilitating the Debtors’ restructuring and the implementation of this Plan; (ii) a good faith settlement and compromise of the Released Claims; (iii) in the best interests of the Debtors, their Estates, and all holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any GUC Releasing Party asserting any Released Claim.

Section 10.5 Effect of Releases

(a) Holders of Trust Channeled Claims shall have the option to grant or opt out of granting, as applicable, the Non-GUC Releases or the GUC Releases, as applicable.

(b) In addition to the amount of any Distribution to be provided by a Trust to a holder of an Allowed Trust Channeled Claim (other than a (i) Canadian Provinces Claim; (ii) State Opioid Claim; or (iii) Tribal Opioid Claim) that is a Non-GUC Releasing Party or a GUC Releasing Party, as applicable, such Non-GUC Releasing Party or GUC Releasing Party, as applicable, shall receive an additional payment in exchange for granting or being deemed to grant, as applicable, the Non-GUC Releases or the GUC Releases, as applicable.

Section 10.6 Exculpation

(a) Notwithstanding anything contained in this Plan to the contrary, and to the maximum extent permitted by applicable law, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Exculpated Claim, except for gross negligence, intentional fraud, or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law). For the avoidance of doubt, this exculpation shall be in addition to, and not in limitation of, the Releases and all other releases, indemnities (including the Indemnification Obligations), exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability. For the avoidance of doubt, the Debtors, their Estates, and the Post-Emergence Entities are not (i) exculpating any (1) Excluded Party; (2) TPG Party; (3) Insurance Advisor Party; (4) Additional Advisor Excluded Party; or (5) Additional Third-Party Excluded Party; or (ii) releasing any GUC Trust Litigation Claims.

(b) The Exculpated Parties have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws and provisions of the Bankruptcy Code with regard to the solicitation of votes on, and Distribution of consideration (including securities) pursuant to, this Plan and, therefore, are not, and on account of such Distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such Distributions made pursuant to this Plan, including, in each case, any Distribution made by any Trust in accordance with this Plan and the applicable Trust Documents. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any claim relating to any post-Effective Date obligations of any Person under this Plan, any Restructuring Transaction, the Plan Transaction, or any Plan Document or other document, instrument, or agreement executed to implement this Plan.

Section 10.7 Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Distributions, rights, and treatment that are provided in this Plan shall be in full and final satisfaction, settlement, release, and discharge to the fullest extent permitted by section 1141 of the Bankruptcy Code, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against the Debtors or the Debtors’ Estates or any of their Assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such Claim, debt, right, or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; (c) the holder of such a Claim or Interest has voted to accept this Plan; or (d) the holder of such Claim or Interest has voted or failed to vote to accept or reject this Plan. All Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code. All Entities shall be precluded from asserting any Claims against the Debtors, their Estates, the Post-Emergence Entities, their respective successors and assigns, and their respective Assets and properties, and any other Claims or Interests based upon any documents, instruments, or any act of omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The Confirmation Order shall be a judicial determination (i) of the discharge of all Claims and Interests, subject to the Effective Date; and (ii) that no Claims shall be excepted from discharge under section 1141(d)(6) of the Bankruptcy Code.

Section 10.8 Plan Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN, THE PLAN SUPPLEMENT, ANY OTHER PLAN DOCUMENT, OR ANY OTHER RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THIS PLAN, ALL PERSONS WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO Article X OF THIS PLAN, DISCHARGED PURSUANT TO SECTION 10.7 OF THIS PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION 10.6 OF THIS PLAN, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST THE RELEASED PARTIES, INCLUDING, FOR THE AVOIDANCE OF DOUBT, IN EACH CASE, THE DEBTORS, THEIR ESTATES, THE POST-EMERGENCE ENTITIES, AND ANY OF THEIR ASSETS, AND THE EXCULPATED PARTIES, AS APPLICABLE: (A) COMMENCING OR CONTINUING IN ANY MANNER OR IN ANY PLACE ANY ACTION, EMPLOYMENT OF PROCESS, OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (C) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATES OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (D) ASSERTING A SETOFF, RIGHT OF SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY, OR OBLIGATION DUE TO THE DEBTORS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS, EXCEPT AS SET FORTH IN SECTION 10.9 OF THIS PLAN. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS Section 10.8 SHALL NOT ENJOIN THE GUC TRUST’S PURSUIT OF ANY GUC TRUST LITIGATION CLAIMS.

Section 10.9 Channeling Injunction

(a) In order to preserve and promote the resolutions contemplated by and provided for in this Plan and to supplement, where necessary, the injunctive effect of the Plan Injunction and the releases set forth in Article X of this Plan, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, upon the channeling of the Trust Channeled Claims, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Trust Channeled Claim shall be (x) deemed to release any Trust Channeled Claims held by such Persons against the Debtors and the Post-Emergence Entities; and (y) permanently and forever stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction, recovery or judgment of any form from or against any of the Debtors or Post-Emergence Entities, as applicable, with respect to any Trust Channeled Claim, including:

(i) commencing, conducting, or continuing, in any manner, whether directly or indirectly, any suit, action, or other proceeding, in each case, of any kind, character or nature, in any forum in any jurisdiction with respect to any Trust Channeled Claims, against or affecting any of the Debtors or the Post-Emergence Entities, as applicable, or any property or interests in property of any of the Debtors or the Post-Emergence Entities, as applicable, with respect to any Trust Channeled Claims;

(ii) enforcing, levying, attaching, collecting, or otherwise recovering, by any means or in any manner, either directly or indirectly, any judgment, award, decree, or other order against any of the Debtors or the Post-Emergence Entities, as applicable, with respect to any Trust Channeled Claims;

(iii) creating, perfecting, or enforcing, by any means or in any manner, whether directly or indirectly, any Lien of any kind against any of the Debtors or the Post-Emergence Entities, as applicable, or the property of any of the Debtors or the Post-Emergence Entities, as applicable, in each case, with respect to any Trust Channeled Claims;

(iv) asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind, whether directly or indirectly, in respect of any obligation due to any of the Debtors or Post-Emergence Entities, as applicable, or against the property of any of the Debtors or the Post-Emergence Entities, as applicable, in each case, with respect to Trust Channeled Claims; and

(v) taking any act, by any means or in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of this Plan or any Plan Document (including, for the avoidance of doubt, any Trust Document) with respect to any Trust Channeled Claims.

(b) Notwithstanding anything to the contrary in this Section 10.9 or the Confirmation Order, this Channeling Injunction shall not stay, restrain, bar, or enjoin:

(i) the rights of holders of Trust Channeled Claims to the treatment afforded to them under this Plan and the Plan Documents, including the rights of holders of Trust Channeled Claims to assert such Trust Channeled Claims solely in accordance with this Plan and the Trust Documents;

(ii) the rights of Persons to assert any Claim, debt, litigation, or liability for payment of Trust Operating Expenses against the applicable Trust;

(iii) the rights of any Person to assert any Claim, Cause of Action, debt, or litigation against any Excluded Party;

(iv) the rights of the GUC Trust to assert any GUC Trust Litigation Claims against any GUC Excluded Party, subject to the Covenant Not To Collect;

(v) the rights of the GUC Trust to pursue and enforce any GUC Trust Litigation Claims, including the GUC Trust Insurance Rights;

(vi) the Distribution Sub-Trusts from enforcing their respective rights against the GUC Trust under this Plan and the GUC Trust Documents;

(vii) the PPOC Trust from enforcing its rights against the Purchaser Entities under this Plan and the PPOC Trust Documents;

(viii) the PPOC Sub-Trusts from enforcing their respective rights against the PPOC Trust under this Plan and the PPOC Trust Documents; or

(ix) the Future PI Trust from enforcing its rights against the Purchaser Entities under this Plan and the Future PI Trust Documents.

(c) There can be no modification, dissolution, or termination of the Channeling Injunction, which shall be a permanent injunction, and nothing in this Plan or any Plan Document (including, for the avoidance of doubt, any Trust Document) shall be construed in any way to limit the scope, enforceability, or effectiveness of the Channeling Injunction issued in connection with this Plan. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that this Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

(d) In the event that any Person takes any action that a Released Party or Exculpated Party, as applicable, believes violates the releases provided herein or the Channeling Injunction as it applies to any Released Party or Exculpated Party, as applicable, such Released Party or Exculpated Party, as applicable, shall be entitled to make an emergency application to the Bankruptcy Court for relief, and may proceed by contested matter rather than by adversary proceeding. The Bankruptcy Court shall have jurisdiction and authority to enter Final Orders in connection with any dispute over whether an action violates the releases provided herein or the Channeling Injunction. Upon determining that such a violation has occurred, the Bankruptcy Court, in its discretion, may award any appropriate relief against such violating Person.

Section 10.10 Specified Debtor Insurer Injunction

(a) Terms

In accordance with section 105(a) of the Bankruptcy Code, on the Effective Date, all persons that have held or asserted, that hold or assert, or that may in the future hold or assert any Claim based on, arising out of, attributable to, or in any way connected with any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy (but not, for the avoidance of doubt, any Non-GUC Trust D&O Insurance Policy) shall be permanently enjoined from taking any action for purposes of directly or indirectly collecting, recovering, or receiving payment on account of any such Claim, whether sounding in tort, contract, warranty, or any other theory of law, equity, or admiralty, including:

(i) commencing, conducting, or continuing, in any manner, any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, (1) on account of any Claim based on, arising under, or attributable to a GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy; or (2) on account of any rights of any Person under a “direct action” statute to proceed directly against any Specified Debtor Insurer;

(ii) enforcing, attaching, levying, collecting, or otherwise recovering, by any manner or means, any judgment, award, decree, or other order against any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, on account of any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy;

(iii) creating, perfecting, or enforcing, in any manner, any Lien of any kind against any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, on account of any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy;

(iv) asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind, whether directly or indirectly, against any obligation due to any Specified Debtor Insurer, or against the property of any Specified Debtor Insurer, on account of any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy; and

(v) taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of this Plan applicable to any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy.

(b) Reservations

Notwithstanding anything to the contrary in Section 10.10(a), the provisions of this Specified Debtor Insurer Injunction:

(i) shall not (1) preclude the GUC Trust from pursuing any Claim based on, arising under, or attributable to any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy, or any other Claim that may exist under any GUC Trust Insurance Policy or GUC Trust D&O Insurance Policy against any Specified Debtor Insurer; or (2) enjoin the rights of the GUC Trust to prosecute any action based on or arising from the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies or the rights of the GUC Trust to assert any Claim, debt, obligation, Cause of Action for liability for payment against a Specified Debtor Insurer based on or arising from the GUC Trust Insurance Policies, in all cases, including GUC Trust Litigation Claims;

(ii) are not issued for the benefit of any Specified Debtor Insurer, and no such insurer is a third-party beneficiary of this Specified Debtor Insurer Injunction; provided, that, this Specified Debtor Insurer Injunction shall not enjoin, impair or affect any Claims between or among unsettled Specified Debtor Insurers or any claims for reinsurance under reinsurance contracts or claims under retrocessional contracts between or among Specified Debtor Insurers, whether settled or unsettled;

(iii) shall not apply to any D&O Insured Person with respect to such D&O Insured Person’s coverage under any GUC Trust D&O Insurance Policy; and

(iv) shall be subject in all respects to the terms of the DMP Stipulation.

(c) For the avoidance of doubt, this Section 10.10 shall not apply with respect to any Non-GUC Trust Insurance Policy, including any Non-GUC Trust D&O Insurance Policy, and no amendment to, or modification of, nor any proposed amendment to nor modification of, the Specified Debtor Insurer Injunction shall adversely impact (i) any Non-GUC Trust Insurance Policy; or (ii) the rights of any D&O Insured Person with respect to such D&O Insured Person’s coverage under any Debtor Insurance Policy (including, for the avoidance of doubt, the GUC Trust Insurance Policies, the GUC Trust D&O Insurance Policies, and the Non-GUC Trust Insurance Policies).

(d) The GUC Trust shall have the sole and exclusive authority at any time, upon written notice to any insurer under any of the GUC Trust Insurance Policies or GUC Trust D&O Insurance Policies, to terminate, reduce or limit the scope of this Specified Debtor Insurer Injunction with respect to any Specified Debtor Insurer; provided, however, that, no modification shall affect the rights of any D&O Insured Person with respect to such D&O Insured Person’s coverage under any Debtor Insurance Policy (including, for the avoidance of doubt, the GUC Trust Insurance Policies, the GUC Trust D&O Insurance Policies, and the Non-GUC Trust Insurance Policies).

(e) Any right, Claim or Cause of Action that a Specified Debtor Insurer may have been entitled to assert against any settling Specified Debtor Insurer but for this Specified Debtor Insurer Injunction, if any such right, Claim or Cause of Action exists under applicable non-bankruptcy law, shall become a right, Claim or Cause of Action solely as a setoff claim against the GUC Trust and not against or in the name of the settling Specified Debtor Insurer in question. Any such right, Claim or Cause of Action to which a Specified Debtor Insurer may be entitled shall be solely in the form of a setoff against any recovery of the GUC Trust from that settling Specified Debtor Insurer, and under no circumstances shall that Specified Debtor Insurer receive an affirmative recovery of funds from the GUC Trust or any settling Specified Debtor Insurer for such right, Claim or cause of action. In determining the amount of any setoff, the GUC Trust may assert any legal or equitable rights the settling Specified Debtor Insurer would have had with respect to any right, Claim or Cause of Action.

Section 10.11 Voluntary Opioid Operating Injunction

(a) From and after the date of entry of the Confirmation Order approving the Voluntary Opioid Operating Injunction, the business operations of the VOI-Specific Debtors and/or VOI-Specific Post-Emergence Entities, as applicable, and the business operations of any successors of either of the foregoing, in each case, relating solely to the manufacture and sale of VOI Opioid Products in the States and Territories shall be subject to the terms of the Voluntary Opioid Operating Injunction.

(b) The VOI-Specific Debtors and VOI-Specific Post-Emergence Entities, as applicable, consent to the entry of a final judgment or consent order on the Effective Date effectuating all of the provisions of the Voluntary Opioid Operating Injunction in the state court in each of the Supporting Governmental Entities.

(c) After the Effective Date, the Voluntary Opioid Operating Injunction will be enforceable in the state court in each of the Supporting Governmental Entities. The VOI-Specific Debtors and VOI-Specific Post-Emergence Entities agree that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with the Chapter 11 Cases or Confirmation.

Section 10.12 Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 10.13 Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to or in connection with this Plan or any Plan Document, on the Effective Date and concurrently with the applicable Distributions made pursuant to this Plan and, in the case of any Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all guarantees, mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests against any property of the Estates shall be fully released and discharged, and all of the rights, titles, and interests of any holder of such guarantees, mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests shall revert to the applicable Post-Emergence Entities and their successors and assigns. For the avoidance of doubt, all guarantees, mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

Section 10.14 Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective Distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto (including as set forth in any of the Intercreditor Agreements), whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors, the applicable Post-Emergence Entities, the Plan Administrator (on behalf of the applicable Remaining Debtors), and the Trustees, as applicable, reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. This Plan constitutes the agreement of the Consenting First Lien Creditors, which agreement shall be effective as of the Effective Date, not to enforce, and to waive, any turnover, payment over, or transfer rights under the Intercreditor Agreements against any Prepetition Second Lien Secured Notes Parties (as defined in the Cash Collateral Order) in respect of any consideration to be received by such parties hereunder.

Section 10.15 DMP Stipulation

Each of the provisions in this Article X are subject to the terms of the DMP Stipulation and the DMP Stipulation Order. The incorporation of the DMP Stipulation and the DMP Stipulation Order into this Plan and the Confirmation Order shall not alter the scope of the discharge under this Plan; provided, that, any such discharge shall be consistent with all of the terms of the DMP Stipulation and the DMP Stipulation Order and, for the avoidance of doubt, the releases, discharges, and injunctions in this Plan with respect to holders of Settling Co-Defendant Claims shall not alter in any way the rights of the parties to the DMP Stipulation thereunder or under the DMP Stipulation Order. Notwithstanding anything to the contrary contained in this Plan or in any other Plan Document, Settling Co-Defendant Surviving Claims and Causes of Action shall not be considered Trust Channeled Claims and shall not be channeled to any Trust under this Plan. Pursuant to paragraph 3 of the DMP Stipulation, the Debtors are not transferring, assigning, or allocating any Causes of Action or Claims that are the subject of the releases set forth in the DMP Stipulation to any Person, including the Trusts created under this Plan, and all such Causes of Action or Claims shall be released as set forth in the DMP Stipulation and are not part of the GUC Trust Litigation Consideration; provided, however, that, the Estate Surviving Pre-Closing Date Ordinary Course And/Or Contract Claims may be transferred to a Purchaser Entity.

Section 10.16 U.S. Government Parties Provisions

(a) As to the U.S. Government Parties, nothing in this Plan or the Confirmation Order shall limit or expand the scope of discharge, release, or injunction to which the Debtors or the Post-Emergence Entities are entitled to under the Bankruptcy Code, if any, subject in all respects to the U.S. Government Resolution Documents, including the releases therein. The discharge, release, and injunction provisions contained in this Plan and the Confirmation Order are not intended, and shall not be construed, to bar the U.S. Government Parties from, subsequent to the Confirmation Order, pursuing any police or regulatory action except as otherwise set forth in the U.S. Government Resolution Documents; provided, however, that, the foregoing sentence shall not (i) limit the scope of the discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code; or (ii) diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code.

(b) Notwithstanding anything contained in this Plan or the Confirmation Order to the contrary, but subject in all respects to the U.S. Government Resolution Documents, nothing in this Plan or the Confirmation Order shall discharge, release, impair, or otherwise preclude: (i) any liability to the U.S. Government Parties that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (ii) any Claim of the U.S. Government Parties arising on or after the Effective Date; (iii) any valid right of setoff or recoupment of the U.S. Government Parties against any of the Debtors; or (iv) any liability of the Debtors or the Post-Emergence Entities under police or regulatory statutes or regulations to the U.S. Government Parties as the owner, lessor, lessee, or operator of property that such entity owns, operates, or leases after the Effective Date. Nor shall anything in this Plan or the Confirmation Order: (1) enjoin or otherwise bar the U.S. Government Parties from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (2) divest any court, commission, or tribunal of jurisdiction to determine whether any liabilities asserted by the U.S. Government Parties are discharged or otherwise barred by the Confirmation Order, this Plan, or the Bankruptcy Code. For the avoidance of doubt, nothing in this Plan or the Confirmation Order shall limit the releases contained in the U.S. Government Resolution Documents.

(c) Moreover, subject to the U.S. Government Resolution Documents, nothing in this Plan or the Confirmation Order shall release or exculpate any non-Debtor, including any Released Parties and/or Exculpated Parties, from any liability to the U.S. Government Parties, including but not limited to any liabilities arising under the Tax Code, the environmental laws, or the criminal laws against the Released Parties and/or Exculpated Parties, nor shall anything in this Confirmation Order or this Plan enjoin the U.S. Government Parties from bringing any claim, suit, action, or other proceeding against any non-Debtor for any liability whatsoever, subject in all respects to the U.S. Government Resolution Documents; provided, however, that, nothing in this Section 10.16(c) shall (i) limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code, or (ii) diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code.

ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION OF THIS PLAN AND THE EFFECTIVE DATE

Section 11.1 Conditions Precedent to Confirmation of This Plan

The following are conditions precedent to Confirmation of this Plan:

(a) the Confirmation Order, the Scheme, and this Plan shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors and reasonably acceptable to the U.S. Government, the Endo EC, the Creditors’ Committee, the Opioid Claimants’ Committee, and the FCR; provided, that, with respect to any provisions (i) regarding the implementation of the OCC Resolution, the UCC Resolution, and the FCR Resolution; or (ii) materially and adversely affecting (or, solely with respect to the Confirmation Order, adversely affecting) the constituencies or members of the Opioid Claimants’ Committee, the Creditors’ Committee, or the FCR, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, or the FCR, as applicable; provided, further, that, (1) the Confirmation Order shall include a finding by the Bankruptcy Court that the sale of Assets to the Purchaser Entities pursuant to the PSA shall be free and clear of all Claims, Interests, Liens, encumbrances, or liabilities of any kind, including rights or Claims based on successor or transferee liabilities, in each case, other than to the extent provided in the PSA; and (2) the Confirmation Order shall incorporate the DMP Stipulation and the DMP Stipulation Order by reference;

(b) the RSA and the PSA shall be in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(c) the Cash Collateral Order shall be in full force and effect and shall not have been terminated;

(d) the Disclosure Statement Order (in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the Committees and the FCR) shall have been entered and shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(e) the Rights Offering Order shall have been entered in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors and, with respect to any provisions (i) regarding the implementation of the GUC Rights Offering; or (ii) to the extent such provisions adversely affect the rights of the constituencies or members of the Creditors’ Committee in respect of the GUC Rights Offering, the Creditors’ Committee; and

(f) the Scheme Circular and the Plan Supplement, including all schedules, documents, supplements, and exhibits thereto, shall (i) have been filed in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors; provided, that, with respect to any provisions that materially and adversely affect the constituencies or members of the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, as applicable; provided, further, that, notwithstanding anything in this Section 11.1(f), the consent rights set forth in the definitions of the applicable Trust Documents shall govern solely with respect to such Trust Documents; (ii) be consistent in all material respects with the UCC Resolution, the OCC Resolution, the FCR Resolution, and the Public Opioid Distribution Documents; and (iii) be consistent in all material respects with the RSA.

Section 11.2 Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date of this Plan:

(a) the Confirmation Order, which shall be in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors, and reasonably acceptable to the U.S. Government, the Endo EC, the Opioid Claimants’ Committee, the Creditors’ Committee, and the FCR, (provided, that, with respect to any provisions (i) regarding the implementation of the OCC Resolution, the UCC Resolution, and the FCR Resolution; or (ii) adversely affecting the constituencies or members of the Opioid Claimants’ Committee, Creditors’ Committee, the FCR, or the Endo EC, such provisions shall be in form and substance acceptable to the Opioid Claimants’ Committee, the Creditors’ Committee, the FCR, or the Endo EC, as applicable), shall have been entered by the Bankruptcy Court and shall be a Final Order and shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code;

(b) the Cash Collateral Order shall be in full force and effect and shall not have been terminated;

(c) the Scheme shall have been sanctioned by the Irish High Court;

(d) solely as it relates to the occurrence of the Effective Date in respect of the Canadian Debtors, the Canadian Plan Recognition Order shall have been granted by the Canadian Court, which Canadian Plan Recognition Order shall be (i) in form and substance acceptable to the Debtors and the Required Consenting Global First Lien Creditors; and (ii) a Final Order;

(e) the Debtors and the applicable Purchaser Entities shall have obtained all authorizations under any applicable law, consents, Regulatory Approvals, rulings, or documents that are necessary to implement and effectuate this Plan, including the Plan Transaction and any transactions contemplated hereby or by the PSA, including (i) any authorizations required under applicable antitrust law; and (ii) the sale of Assets to the Purchaser Entities pursuant to the PSA free and clear of all Claims, Interests, Liens, encumbrances, or liabilities of any kind (other than to the extent provided in the PSA). With respect to the Indian Subsidiaries, such “authorization” shall include the acknowledgement of filing of notice with the Competition Commission of India to the extent the “green channel” procedure is applicable in connection with the transfer of all membership interests of certain Debtors to certain Non-Debtor Affiliates and the transfer of all issued share capital or membership interests, as applicable, of certain Non-Debtor Affiliates, in each case, pursuant to the PSA, or, in all other cases, the approval of the Competition Commission of India in connection with the transactions contemplated hereby or by the PSA;

(f) the final version of this Plan and the Plan Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits thereto, shall be consistent with the RSA and acceptable to the Debtors and the Required Consenting Global First Lien Creditors; provided, that, with respect to any such documents not separately defined herein, any provisions in such documents that materially and adversely affect the constituencies or members of the Committees, the FCR, and the Endo EC, as applicable, shall be reasonably acceptable to the Committees, the FCR, or the Endo EC, as applicable; provided, further, that, notwithstanding anything in this Section 11.2(f), the consent rights set forth in the definitions of the applicable Trust Documents shall govern solely with respect to such Trust Documents;

(g) the Debtors shall have paid in full (i) all Fee Claims, subject to any applicable fee limitations, to the extent relating to prior periods through the Effective Date and approved by the Bankruptcy Court; and (ii) the Restructuring Expenses;

(h) no later than 10 Business Days prior to the Effective Date, the Debtors shall have deposited the Professional Fee Reserve Amounts in the Professional Fee Escrow Account;

(i) the RSA shall be in full force and effect and shall not have been previously terminated by the Debtors or the Ad Hoc First Lien Group in accordance with its terms and the Debtors and the Post-Emergence Entities, as applicable, shall have approved of or accepted any definitive documents contemplated by this Plan or any Plan Documents (including the Plan Supplement and the PSA) in accordance with their respective consent rights under the RSA;

(j) all conditions precedent to the consummation of the PSA (other than the occurrence of the Effective Date) shall have been satisfied or waived by the party or parties entitled to waive such conditions in accordance with the terms of the PSA;

(k) the PSA shall be in full force and effect and binding on all parties thereto and the execution of the Ancillary Agreements (as defined in the PSA) shall have occurred;

(l) the closing of the Plan Transaction pursuant to the PSA shall have occurred or shall be contemplated to occur simultaneously with the occurrence of the Effective Date;

(m) all actions, documents, certificates, and agreements necessary to implement this Plan, including the Plan Transaction, shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Authorities in accordance with applicable laws;

(n) the Trusts shall have been created by the execution of the applicable Trust Documents;

(o) (i) the U.S. Government Resolution Documents shall (1) have been or be deemed to be executed and delivered, and any conditions precedent to the effectiveness thereof shall have been satisfied or waived in accordance with the terms thereof; and (2) be in full force and effect and binding upon the applicable parties as set forth therein; and (ii) the U.S. District Court for the Eastern District of Michigan shall have accepted the Plea Agreement attached as Exhibit B to the Notice of Filing of Agreements with United States Department of Justice [Docket No. 3756] and shall have imposed a sentence consistent with the Agreed Disposition (as defined therein);

(p) the Exit Financing Documents shall (i) have been (or deemed to be) executed and delivered, and any conditions precedent to effectiveness therein have been satisfied or waived in accordance therewith; and (ii) be in full force and effect and binding upon the Purchaser Obligors and any other relevant parties as set forth in the Exit Financing Documents; and

(q) unless waived or terminated in accordance with the terms thereof or of this Plan, (i) the Rights Offering Order shall have been entered and be in full force and effect; (ii) the applicable Rights Offering Documents shall have been or shall be deemed to be executed and delivered, and any conditions precedent to the effectiveness thereof as set forth therein shall have been satisfied or waived in accordance therewith; and (iii) all applicable payments, premiums, and fees due under the Rights Offering Documents (including the Backstop Premiums) shall have been paid or shall be paid contemporaneously with the occurrence of the Effective Date, in each case, in full, in Cash or in Purchaser Equity, as applicable.

Section 11.3 Waiver of Conditions Precedent

(a) Each of the conditions precedent to Confirmation of this Plan and to the Effective Date set forth in this Article XI, other than the condition precedent set specified in Section 11.2(c), may be waived without leave or order of the Bankruptcy Court if waived in writing by the Debtors with the consent of (i) the Required Consenting Global First Lien Creditors; (ii) the Opioid Claimants’ Committee, solely with respect to (1) any conditions set forth in the PPOC Trust Documents; and (2) any items set forth in this Plan which are not documents, which require the consent of the Opioid Claimants’ Committee; (iii) the Creditors’ Committee, solely with respect to (1) any conditions set forth in the GUC Trust Documents; and (2) any items set forth in this Plan which are not documents, which require the consent of the Creditors’ Committee; and (iv) the FCR, solely with respect to (1) any conditions set forth in the Future PI Trust Documents; and (2) any items set forth in this Plan which are not documents, which require the consent of the or the FCR, in each case, without leave of or order of the Bankruptcy Court; provided, however, that, Section 11.2(g) and (h) may not be waived. The conditions precedent specified in Section 11.2(c) may be waived in writing by the Required Consenting Global First Lien Creditors in their sole, absolute, and unfettered discretion. If any such condition precedent is waived pursuant to this Section 11.3 and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge this Plan in any court. If this Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtors or Debtor for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

Section 11.4 Effect of Failure of a Condition

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan, any Plan Document, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any holders of Claims, or any other Person; (c) prejudice or be used in connection with or in opposition to the Debtors’ pursuit of, or the Debtors’ ability to pursue, any alternative restructuring structure or transaction; or (d) constitute a factual or legal admission, acknowledgment, offer, or undertaking by the Debtors, any holders, or any other Person in any respect.

ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

Section 12.1 Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify this Plan (with the consent of the Required Consenting Global First Lien Creditors) as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in the RSA, section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and any restrictions on modifications set forth in this Plan or the Plan Documents, without additional disclosure pursuant to section 1125 of the Bankruptcy Code (except as otherwise ordered by the Bankruptcy Court), the Debtors expressly reserve their rights to alter, amend, or modify materially this Plan with respect to the Debtors one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, the Confirmation Order, or any other Plan Documents in such matters as may be necessary to carry out the purposes and intent of this Plan; provided, that, such modification or amendment shall be reasonably acceptable to (a) the Creditors’ Committee, solely to the extent such modification or amendment materially and adversely affects (or, solely with respect to the Confirmation Order, adversely affects) (i) the Creditors’ Committee; (ii) the members or constituents thereof; (iii) holders of GUC Trust Channeled Claims; or (iv) the GUC Trust Consideration; (b) the Opioid Claimants’ Committee, solely to the extent such modification or amendment materially and adversely affects (or, solely with respect to the Confirmation Order, adversely affects) (i) the Opioid Claimants’ Committee; (ii) the members or constituents thereof; (iii) holders of Present Private Opioid Claims; or (iv) the PPOC Trust Consideration; (c) the FCR, solely to the extent such modification or amendment materially and adversely affects (or, solely with respect to the Confirmation Order, adversely affects) (i) the FCR; (ii) the constituents thereof; (iii) holders of Future PI Claims; or (iv) the Future PI Trust Consideration; and (d) the Endo EC, solely to the extent such modification or amendment materially and adversely affects (or, solely with respect to the Confirmation Order, adversely affects) the treatment of holders of State Opioid Claims. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court. The Ad Hoc First Lien Group, the Committees, and the FCR shall be provided notice (in advance, to the extent reasonably practicable) of all modifications to this Plan.

Section 12.2 Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure pursuant to section 1125 of the Bankruptcy Code or re-solicitation under Bankruptcy Rule 3019.

Section 12.3 Revocation or Withdrawal of This Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if Confirmation or the occurrence of the Effective Date as to such Debtor does not occur, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement, resolution, or compromise embodied in this Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests and including with respect to Trust Channeled Claims), assumption or rejection of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall, in each case, be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor, any holders of Claims, or any other Person; (iii) prejudice or be used in connection with or in opposition to such Debtor’s pursuit of, or such Debtor’s ability to pursue, any alternative restructuring structure or transaction; or (iv) constitute a factual or legal admission, acknowledgment, offer, or undertaking by such Debtor, any holders, or any other Person in any respect; provided, that, any Restructuring Expenses paid as of the applicable date of revocation or withdrawal of this Plan, as applicable, shall not be subject to disgorgement or repayment other than pursuant to an order of the Bankruptcy Court.

ARTICLE XIII

RETENTION OF JURISDICTION

Section 13.1 Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except as otherwise provided herein or as required by applicable federal law, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1124 of the Bankruptcy Code, including jurisdiction to:

(a) Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or Allowance of Claims; provided, that, with respect to Trust Channeled Claims, the foregoing shall be subject, in each case, to the provisions of the applicable Trust Documents;

(b) decide and resolve all matters related to the Fee Claims;

(c) resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtors are party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Claims based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, Claims based on Cure Amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned, as applicable, including, for the avoidance of doubt, any contract with a non-Debtor counterparty which counterparty is a Co-Defendant or a Settling Co-Defendant (in each case, subject to the terms of this Plan); and (iii) any dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease, as applicable;

(d) ensure that Distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of this Plan;

(e) adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor (including, without limitation, Endo Ventures Unlimited Company v. Taiwan Liposome Company, Ltd. (Adv. Proc. No. 23-07031 (JLG))) that may be pending on the Effective Date;

(f) adjudicate, decide, or resolve any and all matters related to any Cause of Action, including, with respect to the GUC Trust Litigation Consideration and GUC Trust Channeled Claims, to the extent set forth in the GUC Trust Documents;

(g) adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h) resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551, and 553 of the Bankruptcy Code;

(i) resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any Person’s obligations incurred in connection with this Plan;

(j) issue injunctions, enter, and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of this Plan, including enforcing the Plan Injunction, the Channeling Injunction, and any other injunction issued pursuant to this Plan and the Confirmation Order;

(k) enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Confirmation Order, and any agreements and documents in connection with or contemplated by this Plan, the Confirmation Order, the PSA, and the Disclosure Statement;

(l) enter and enforce any order providing for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(m) resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications, and other provisions contained in this Plan and any other Plan Document and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(n) resolve any cases, controversies, suits, disputes, Claims, or Causes of Action with respect to the repayment or return of any Distribution and/or the recovery of any additional amounts owed by any holder of a Claim or Interest for amounts not timely paid;

(o) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(p) adjudicate any and all disputes arising from or relating to Distributions under this Plan; provided, that, any disputes arising from or relating to Distributions by a Trust shall be resolved and/or adjudicated pursuant to the applicable Trust Documents;

(q) adjudicate, decide, or resolve any and all disputes related to the Rights Offerings, the Backstop Commitment Agreements, the Exit Financing, the Trusts (except as provided in the Trust Documents), and any of the documents governing or contemplated by each of the foregoing;

(r) consider any modifications of this Plan to (i) remedy any defect or omission; or (ii) reconcile any inconsistency in this Plan and any order of the Bankruptcy Court (including the Confirmation Order or the Disclosure Statement);

(s) determine requests for payment of Claims and Interests entitled to priority under section 507 of the Bankruptcy Code;

(t) recover all Assets of the Debtors and property of the Estates, wherever located;

(u) enter a final decree closing each of the Chapter 11 Cases;

(v) resolve any dispute concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any applicable Bar Date, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(w) subject to the U.S. Government Resolution Documents, hear and determine matters concerning state, local, and federal Taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; provided, that, the Bankruptcy Court shall not have jurisdiction over the determination of the Tax liabilities of any Person other than the Debtors;

(x) enforce all orders previously entered by the Bankruptcy Court;

(y) hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(z) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, and any other Plan Document, including disputes arising under agreements, documents, or instruments executed in connection with the foregoing; and

(aa) determine any other matters that may arise in connection with or relating to the Plan, the PSA, the Disclosure Statement, the Confirmation Order, any other Plan Document, or any other agreement or document created in connection with the foregoing or contemplated hereby or by any of the foregoing.

(bb) All of the foregoing applies following the Effective Date; provided, that, from the Confirmation Date through the Effective Date, in addition to the foregoing, the Bankruptcy Court shall retain jurisdiction with respect to all other matters of this Plan that were subject to its jurisdiction prior to the Confirmation Date; provided, further, that, following the Effective Date, (i) the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement or other definitive documents that include jurisdictional, forum selection, and/or dispute resolution clauses referring disputes thereunder to a court other than the Bankruptcy Court, and any disputes concerning such documents shall be governed in accordance with the applicable provisions thereof; (ii) the Bankruptcy Court shall not retain jurisdiction over matters arising out of or relating to each of the Exit Financing Documents, the Voluntary Opioid Operating Injunction, and the Corporate Governance Documents, which shall each be governed by the respective jurisdictional provisions therein or applicable thereto; (iii) in the event the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction, or is otherwise without jurisdiction over any matter arising in, arising under, or relating to the Chapter 11 Cases, including the matters set forth in this Article XIII, the provisions of this Article XIII shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 Immediate Binding Effect

Subject to Article XI of this Plan, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of this Plan, the Plan Supplement, and all other Plan Documents shall be immediately effective and enforceable and deemed binding upon the Debtors, their Estates, the Post-Emergence Entities, the Trusts, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under this Plan and whether holders of such Claims or Interests have accepted or are presumed to have accepted or rejected or deemed to reject this Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Person acquiring property under this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases.

Section 14.2 Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors or the applicable Post-Emergence Entities. On and after the Effective Date, the applicable Post-Emergence Entities shall pay any and all Statutory Fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor or Post-Emergence Entity, as applicable, shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s, or Post-Emergence Entity’s, as applicable, Chapter 11 Case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

Section 14.3 Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

Section 14.4 Additional Documents

On or before the Effective Date and subject to the terms of this Plan, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors, the Post-Emergence Entities, and the Plan Administrator (on behalf of the Remaining Debtors), as applicable, the Trusts, all holders of Claims or Interests, and all other parties in interest in the Chapter 11 Cases shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

Section 14.5 Reservation of Rights

This Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of this Plan, the Plan Supplement, any other Plan Document, any statement or provision contained in this Plan, nor any action taken or not taken by any Debtor with respect to this Plan, the Disclosure Statement, the Plan Supplement, or any other Plan Document shall be or shall be deemed to be a factual or legal admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

Section 14.6 Successors and Assigns

The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each such Person.

Section 14.7 No Successor Liability

Except as otherwise expressly provided in this Plan, the PSA, or the Confirmation Order, each of the Remaining Debtors, the Purchaser Entities, and the Trusts (other than the GUC Trust solely for purposes of pursuing the GUC Trust Litigation Claims), (a) does not, and shall not be deemed to, assume, agree to perform, pay, or otherwise assume any responsibility for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the Debtors’ operations or Assets prior to the Effective Date; (b) is not, shall not be, and shall not be deemed to be, a successor to the Debtors by reason of any theory of law or equity, or responsible for the knowledge or conduct of any Debtor prior to the Effective Date; and (c) shall not have any successor or transferee liability of any kind or character.

Section 14.8 Service of Documents

(a) All pleadings, notices, requests, or other documents required by this Plan to be served or delivered shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

If to the Debtors:

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355-60179

Attention:	Matthew Maletta (Maletta.Matthew@endo.com)
Brian Morrissey (Morrissey.Brian@endo.com)

– and –

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Paul D. Leake (paul.leake@skadden.com)
Lisa Laukitis (lisa.laukitis@skadden.com)
Shana A. Elberg (shana.elberg@skadden.com)
Evan A. Hill (evan.hill@skadden.com)

If to the Ad Hoc First Lien Group:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:	Scott Greenberg (SGreenberg@gibsondunn.com)
Michael J. Cohen (MCohen@gibsondunn.com)
Joshua K. Brody (JBrody@gibsondunn.com)
Christina M. Brown (christina.brown@gibsondunn.com)

If to the Creditors’ Committee:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:	Kenneth H. Eckstein (keckstein@kramerlevin.com)
Rachael L. Ringer (rringer@kramerlevin.com)
David E. Blabey, Jr. (dblabey@kramerlevin.com)
Megan M. Wasson (mwasson@kramerlevin.com)

If to the Opioid Claimants’ Committee:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention:	Cullen D. Speckhart, Esq. (cspeckhart@cooley.com)
Summer M. McKee, Esq. (smckee@cooley.com)

– and –

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Tel: (212) 872-1000

Attention:	Arik Preis (apreis@akingump.com)
Mitchell P. Hurley (mhurley@akingump.com)
Theodore James Salwen (jsalwen@akingump.com)
Brooks Barker (bbarker@akingump.com)

2001 K Street NW

Washington, DC 20006

Attention:	Kate Doorley (kdoorley@akingump.com)

If to the FCR:

Frankel Wyron LLP

2101 L St., NW

Suite 300

Washington, D.C., 20037

Attention:	Roger Frankel, Esq. (rfrankel@frankelwyron.com)
Richard H. Wyron, Esq. (rwyron@frankelwyron.com)

– and –

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attention:	James L. Patton, Jr., Esq. (jpatton@ycst.com)
Robert Brady, Esq. (rbrady@ycst.com)
Edmon Morton, Esq. (emorton@ycst.com)

If to the Endo EC:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019

Attention:	Andrew Troop (andrew.troop@pillsburylaw.com)
Hugh McDonald (hugh.mcdonald@pillsburylaw.com)
Andrew Alfano (andrew.alfano@pillsburylaw.com)

(b) After the Effective Date, any pleading, notice, or other document required by this Plan or any Plan Document to be served or delivered to the Debtors or the Post-Emergence Entities shall be served in accordance with the notice of the entry of the Confirmation Order and the notice of the occurrence of the Effective Date, which shall be filed by the applicable Post-Emergence Entities in the Chapter 11 Cases on or as soon as reasonably practicable following the Effective Date.

(c) After the Effective Date, the applicable Post-Emergence Entities and the Plan Administrator (on behalf of the Remaining Debtors) may, in their sole discretion, notify Persons that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Persons must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the applicable Post-Emergence Entities are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

Section 14.9 Entire Agreement

On the Effective Date, this Plan, the Plan Supplement, the Confirmation Order, the other Plan Documents, and all documents contemplated by each of the foregoing, shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

Section 14.10 Severability of Plan Provisions

If, before Confirmation of this Plan, any term or provision of this Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void, or unenforceable, the Bankruptcy Court or such other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination of, and shall provide that, each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section 14.10, is (a) valid and enforceable pursuant to its terms; (b) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the applicable Post-Emergence Entities (as the case may be) and the Required Consenting Global First Lien Creditors; and (c) nonseverable and mutually dependent.

Section 14.11 Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in this Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available (a) at the Bankruptcy Court’s website at https://ecf.deb.uscourts.gov; or (b) on the Debtors’ case website at https://restructuring.ra.kroll.com/Endo.

Section 14.12 Waiver or Estoppel

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, the RSA, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Section 14.13 Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors (including any Persons in any analogous roles under applicable law), advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Plan securities offered and sold under this Plan, and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan.

Section 14.14 Conflicts

Except as set forth in this Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in this Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing) conflicts with or is in any way inconsistent with any provision of this Plan, this Plan shall govern and control; provided, that, in the event of any conflict or inconsistency between the terms of this Plan and any Trust Documents, the terms of the applicable Trust Document shall control. To the extent that any provision of this Plan or the Plan Supplement conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

Section 14.15 Dissolution of the Committees; Termination of FCR Appointment

(a) On the Effective Date, the Committees shall dissolve, and each of the members thereof and each Professional retained thereby shall be released and discharged from all rights, duties, responsibilities, and obligations arising from, or related to, the Debtors, their membership on such Committee, this Plan, or the Chapter 11 Cases; provided, that, following the Effective Date, the Committees shall continue in existence and have standing and a right to be heard for the following limited purposes: (i) with respect to any matters concerning any Fee Claims held or asserted by any Professional retained by the Committees; and (ii) any appeals of the Confirmation Order or other appeals to which the Committees are a party. For the avoidance of doubt, any amounts owed to any Professional retained by the Committees incurred pursuant to this Section 14.15(a) shall be paid by the Purchaser Entities; provided, however, that, any amounts incurred for the preparation and filing of any final fee applications shall be paid up to a maximum amount to be reasonably agreed in good faith (and which shall be based on all of the relevant facts and circumstances), between the Purchaser Entities and the applicable Committee prior to the Confirmation Hearing.

(b) On the Effective Date, the FCR’s pre-Effective Date appointment pursuant to the FCR Order shall terminate, the FCR and each Professional retained by the FCR shall be released and discharged from all rights, duties, responsibilities, and obligations arising from, or related to, the Debtors, this Plan, or the Chapter 11 Cases; provided, however, that, following the Effective Date, the FCR shall have standing and a right to be heard for the following limited purposes: (i) with respect to any matters concerning any Fee Claims held or asserted by any Professionals retained by the FCR; and (ii) any appeals (1) of the Confirmation Order; or (2) to which the FCR is a party. For the avoidance of doubt, any amounts owed to any Professional retained by the FCR incurred pursuant to this Section 14.15(b) shall be paid by the Purchaser Entities; provided, however, that, any amounts incurred for the preparation and filing of any final fee applications shall be paid up to a maximum amount to be reasonably agreed in good faith (and which shall be based on all of the relevant facts and circumstances), between the Purchaser Entities and the FCR prior to the Confirmation Hearing.

Section 14.16 Committee Pre-Effective Date Budgets

Beginning November 1, 2023, (a) the Opioid Claimants’ Committee’s hourly professionals shall be subject to the aggregate budget as set forth in the OCC Resolution Term Sheet; and (b) the Creditors’ Committee’s hourly professionals shall be subject to the aggregate budget as agreed by the Creditors’ Committee and the Required Consenting Global First Lien Creditors.

Dated: March 18, 2024

ENDO INTERNATIONAL PLC
on behalf of itself and its Debtor affiliates

/s/ Mark Bradley
Name:	Mark Bradley
Title:	Chief Financial Officer

[Signature Page to Joint Chapter 11 Plan of Reorganization]

Exhibit A

PSA

[TO COME]